  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1998

                                               REGISTRATION NO. 333--59377
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                         U.S. XPRESS ENTERPRISES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         NEVADA                      4213                    62-1378182
                               (PRIMARY STANDARD          (I.R.S. EMPLOYER
(STATE OF INCORPORATION)          INDUSTRIAL           IDENTIFICATION NUMBER)
                              CLASSIFICATION CODE
                                   NUMBERS)

                           2931 SOUTH MARKET STREET
                         CHATTANOOGA, TENNESSEE 37410
                                (423) 697-7377
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 RAY M. HARLIN
                            CHIEF FINANCIAL OFFICER
                         U.S. XPRESS ENTERPRISES, INC.
                           2931 SOUTH MARKET STREET
                         CHATTANOOGA, TENNESSEE 37410
                                (423) 697-7377
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:

         HUGH F. SHARBER, ESQ.                 RICHARD G. BROWN, ESQ.
          MILLER & MARTIN LLP            PARR WADDOUPS BROWN GEE & LOVELESS,
        1000 VOLUNTEER BUILDING                         P.C.
          832 GEORGIA AVENUE                     185 S. STATE STREET
         CHATTANOOGA, TN 37402                       SUITE 1300
            (423) 785-8212                    SALT LAKE CITY, UT 84147
                                                   (801) 532-7840
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As promptly as practicable after the effective date of this Registration Statement, which relates to the merger of PST Vans, Inc. with and into a subsidiary of U.S. Xpress Enterprises, Inc.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

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

                                PST VANS, INC.
                             1901 WEST 2100 SOUTH
                          SALT LAKE CITY, UTAH 84119
                                (801) 975-2500

                                                             July 30, 1998

Dear PST Stockholder:

  As most of you are aware, PST Vans, Inc. ("PST") has entered into an Agreement and Plan of Merger dated as of July 7, 1998, (the "Merger Agreement"), among U.S. Xpress Enterprises, Inc. ("Enterprises"), PST Acquisition Corp., a wholly owned subsidiary of Enterprises ("Merger Sub"), and PST, pursuant to which PST will be merged with and into Merger Sub upon the terms and subject to the conditions of the Merger Agreement (the "Merger"). Merger Sub will be the surviving corporation in the Merger (the "Surviving Corporation") and, following the Merger, will succeed to and assume all the rights and obligations of PST.

  As described in the enclosed Proxy Statement/Prospectus, at an Annual Meeting of Stockholders to be held on August 28, 1998, you will be asked to consider and vote upon the approval and adoption of the Merger Agreement. Pursuant to the Merger Agreement, each share of PST's common stock, $0.001 par value (the "PST Common Stock"), issued and outstanding shall be converted into the right to receive (i) 0.2381 shares of Enterprises Class A Common Stock, $0.01 par value per share (the "Enterprises Common Stock) plus (ii) $2.71 in cash.

  Your Board has received an opinion of Morgan Keegan & Company, Inc., PST's financial advisor, that, as of the date of such opinion, the merger consideration to be received by holders of PST Common Stock pursuant to the Merger Agreement was fair to such holders. Such opinion was provided for the information and assistance of the PST Board in connection with the transaction contemplated by the Merger Agreement and does not constitute a recommendation as to how any holder of shares of PST Common Stock should vote with respect to such transaction. The full text of the written opinion of Morgan Keegan, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex III to the enclosed Proxy Statement/Prospectus. Holders of shares of PST Common Stock are urged to read such opinion in its entirety.

  The approval and adoption of the Merger Agreement requires the affirmative vote of holders of at least two- thirds of the outstanding shares of PST Common Stock. AFTER CAREFUL CONSIDERATION, YOUR BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT, HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, PST AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF PST COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Pursuant to voting agreements with Enterprises, the two largest stockholders of PST (who have the right to vote approximately 51% of the outstanding shares of PST Common Stock and one of whom is also a PST director and officer) have agreed, among other things, to vote (or cause to be voted) their shares of PST Common Stock in favor of approval and adoption of the Merger Agreement. Enterprises presently holds approximately 4.8% of the outstanding shares of PST Common Stock.

  Stockholders are urged to review carefully the information contained in the enclosed Proxy Statement/ Prospectus prior to deciding how to vote their shares at the Annual Meeting. Because the information in the attached Proxy Statement/Prospectus includes the information to be furnished in an annual report, a separate annual report has not been furnished.

  All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, please complete, sign and date the accompanying proxy card and return it promptly in the enclosed postage-prepaid envelope. Failure to return a properly executed proxy card or to vote at the Annual Meeting would have the same effect as a vote against the Merger Agreement and the Merger.

                                          Sincerely,

                                                  /s/ Kenneth R. Norton
                                                    KENNETH R. NORTON
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                PST VANS, INC.
                             1901 WEST 2100 SOUTH
                          SALT LAKE CITY, UTAH 84119

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON AUGUST 28, 1998

  The annual meeting of Stockholders (the "Annual Meeting") of PST Vans, Inc., a Utah corporation ("PST"), will be held at Little America Hotel & Towers, Uintah Room, 500 South Main Street, Salt Lake City, Utah 84101 on Friday, August 28, 1998 at 9:00 a.m., local time, to consider and act upon the following matters:

  1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 7, 1998 (the "Merger Agreement"), among U.S. Xpress Enterprises, Inc., a Nevada Corporation ("Enterprises"), PST Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of Enterprises ("Merger Sub"), and PST, providing among other things for the merger of PST with and into Merger Sub, which will be the surviving corporation and, following the Merger, will succeed to and assume all of the rights and obligations of PST (the "Merger"). Pursuant to the Merger, as explained more fully in the accompanying Proxy Statement/Prospectus, each outstanding share of PST common stock will be converted into the right to receive 0.2381 shares of Enterprises Class A Common Stock, $.01 par value per share (the "Enterprises Common Stock") plus $2.71 in cash. The number of whole shares of Enterprises Common Stock to be received by each PST stockholder will depend on the number of shares of PST Common Stock held by the stockholder. No fractional shares of Enterprises Common Stock will be issued and cash will be paid in lieu of fractional shares;

     A copy of the Merger Agreement is attached as Annex I to the accompanying Proxy Statement/ Prospectus. PST Stockholders will be entitled to assert dissenters' rights in respect of the Merger in accordance with Section 16-10a-1301, et seq. of the Utah Revised Business Corporation Act, a copy of which section is attached as Annex IV to the accompanying Proxy Statement/Prospectus;

  2. To elect two members of the PST Board of Directors to serve until consummation of the Merger (or, if the Merger is not consummated, for a three-year term expiring at PST's 2001 annual meeting of stockholders or until their successors have been elected and qualified);

  3. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the year ending December 31, 1998 (or until consummation of the Merger); and

  4. To vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

  Stockholders of record at the close of business on July 29, 1998, will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

                                            By Order of the Board of Directors

Salt Lake City, Utah

July 30, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................   1
SUMMARY.....................................................................   3
  ANNUAL MEETING............................................................   3
  VOTE REQUIRED.............................................................   3
  THE MERGER................................................................   4
  MARKET PRICE DATA.........................................................   9
  SUMMARY FINANCIAL AND OPERATING DATA......................................   9
THE ANNUAL MEETING..........................................................  18
  ANNUAL MEETING............................................................  18
  RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED.......................  18
  PROXIES; PROXY SOLICITATION...............................................  19
THE MERGER..................................................................  21
  BACKGROUND OF THE MERGER..................................................  21
  RECOMMENDATION OF THE PST BOARD AND REASONS FOR THE MERGER................  22
  OPINION OF FINANCIAL ADVISOR..............................................  24
  EFFECTIVE TIME............................................................  27
  MERGER CONSIDERATION......................................................  27
  EXCHANGE PROCEDURES.......................................................  28
  NASDAQ NATIONAL MARKET SYSTEM LISTING.....................................  29
  EXPENSES; TERMINATION FEE.................................................  29
  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.................................  30
  REGULATORY APPROVALS REQUIRED.............................................  32
  INTERESTS OF CERTAIN PERSONS IN THE MERGER................................  32
  DISSENTERS' RIGHTS........................................................  33
  ACCOUNTING TREATMENT......................................................  35
  RESALE OF ENTERPRISES COMMON STOCK........................................  36
THE MERGER AGREEMENT........................................................  36
  THE MERGER................................................................  36
  REPRESENTATIONS AND WARRANTIES............................................  36
  BUSINESS OF PST PENDING THE EFFECTIVE TIME OF THE MERGER..................  38
  ADDITIONAL AGREEMENTS.....................................................  39
  CONDITIONS TO THE CONSUMMATION OF THE MERGER..............................  41
  NO SOLICITATION...........................................................  42
  TERMINATION, AMENDMENT AND WAIVER.........................................  42
  THE VOTING AGREEMENTS.....................................................  43
  NONCOMPETITION AND CONSULTING AGREEMENT...................................  45
MANAGEMENT AND OPERATIONS AFTER THE MERGER..................................  45
  DIRECTORS AND OFFICERS....................................................  45
COMPARATIVE STOCK PRICES AND DIVIDENDS......................................  45
BUSINESS OF U.S.XPRESS ENTERPRISES, INC.....................................  46
BUSINESS OF PST VANS, INC...................................................  46
  BUSINESS..................................................................  46
  PROPERTIES................................................................  52

  LEGAL PROCEEDINGS........................................................  52
  SELECTED FINANCIAL AND OPERATING DATA....................................  54
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
   OF OPERATIONS...........................................................  55
LEGAL MATTERS..............................................................  83
EXPERTS....................................................................  84
INDEX TO FINANCIAL STATEMENTS.............................................. F-1
ANNEXES
  ANNEX I, AGREEMENT AND PLAN OF MERGER
  ANNEX II, VOTING AGREEMENTS
  ANNEX III, OPINION OF MORGAN KEEGAN & COMPANY, INC.
  ANNEX IV, PART 13 OF THE UTAH REVISED BUSINESS CORPORATION ACT
  ANNEX V, TAX OPINION OF PARR WADDOUPS BROWN GEE & LOVELESS, P.C.

                                PST VANS, INC.
                             1901 WEST 2100 SOUTH
                          SALT LAKE CITY, UTAH 84119

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS

                              JULY 30, 1998

                         U.S. XPRESS ENTERPRISES, INC.

                                  PROSPECTUS
                    UP TO 1,100,000 SHARES OF COMMON STOCK

  This combined Proxy Statement and Prospectus ("Proxy Statement/Prospectus") is being furnished to the stockholders of PST Vans, Inc. ("PST" or the "Company") in connection with the solicitation of proxies by the Board of Directors of PST (the "PST Board") for use at the annual meeting of stockholders of PST to be held on August 28, 1998 at 9:00 a.m., local time, at Little America Hotel & Towers, Uintah Room, 500 South Main Street, Salt Lake City, Utah 84101, including any adjournments or postponements thereof (the "Annual Meeting").

  The primary purpose of the Annual Meeting is for holders of common stock of PST, par value $0.001 per share ("PST Common Stock"), to consider and vote upon the approval and adoption of the Agreement and Plan of Merger dated as of July 7, 1998, (the "Merger Agreement"), among U.S. Xpress Enterprises, Inc. ("Enterprises"), PST Acquisition Corp., a wholly owned subsidiary of Enterprises ("Merger Sub"), and PST providing for the merger of PST with and into Merger Sub upon the terms and subject to the conditions of the Merger Agreement (the "Merger"). Merger Sub will be the surviving corporation in the Merger (the "Surviving Corporation") and, following the Merger, will succeed to and assume all the rights and obligations of PST. At the Annual Meeting, stockholders of PST also will consider and vote upon: (i) the election of two directors to serve until consummation of the Merger (or, if the Merger is not consummated, for a three-year term expiring at PST's 2001 annual meeting of stockholders or until their successors have been elected and qualified), and
(ii) the ratification of the appointment of Arthur Andersen LLP as independent public accountants for the year ending December 31, 1998 (or until consummation of the Merger).

  Pursuant to the Merger Agreement, each share of PST Common Stock, issued and outstanding shall be converted into the right to receive (i) 0.2381 shares of Enterprises Class A Common Stock, $0.01 par value per share (the "Enterprises Common Stock") plus (ii) $2.71 in cash. The number of whole shares of Enterprises Common Stock to be received by each PST stockholder as part of the Merger Consideration will depend on the number of shares of PST Common Stock held by the stockholder. No fractional shares of Enterprises Class A Common Stock will be issued and cash will be paid in lieu of fractional shares. See "SUMMARY--The Merger--Certain Considerations". There will be tax consequences to holders of PST Common Stock and each such holder is urged to consult his or her tax advisors for explanation of the tax consequences resulting from the Merger. See "Summary--The Merger--Certain Federal Income Tax Considerations."

  THE PST BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT, HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, PST AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF PST COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  This Proxy Statement/Prospectus also serves as a prospectus of Enterprises under the Securities Act of 1933, as amended (the "Securities Act"), relating to up to 1,100,000 shares of Enterprises Common Stock issuable in connection with the Merger.

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of PST on or about July 31, 1998.
                                ---------------
  SEE "RISK FACTORS" BEGINNING ON PAGE   FOR A DISCUSSION OF CERTAIN FACTORS
WHICH SHOULD BE CONSIDERED IN CONNECTION WITH THE ACQUISITION OF ENTERPRISES COMMON STOCK PURSUANT TO THE MERGER.

  THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ---------------
  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PST, ENTERPRISES OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

  NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF ENTERPRISES OR PST SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                                ---------------

      The date of this Proxy Statement/Prospectus is July 30, 1998.

                             AVAILABLE INFORMATION

  Enterprises and PST are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, Enterprises and PST file proxy statements, reports and other information with the Securities and Exchange Commission (the "SEC"). This filed material can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The filed material also is available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." Copies of such material also can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, NW Washington, D.C. 20006.

  Enterprises has filed a Registration Statement on Form S-4 (the "Registration Statement") with the SEC under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Enterprises Common Stock to be issued upon consummation of the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement are available from the SEC, upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by Enterprises with the SEC are incorporated by reference in this Proxy Statement/Prospectus: (i) Enterprises' Transition Report on Form 10-K for the nine month period ended December 31, 1997, (ii) Enterprises' Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, (iii) Enterprises' Current Reports on (a) Form 8-K dated January 29, 1998 (filed February 13, 1998) and (b) Form 8-K/A dated April 14, 1998 (filed April 14, 1998) and (iv) the description of Enterprises Common Stock set forth in Enterprises' registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

  A COPY OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH WILL BE PROVIDED BY FIRST-CLASS MAIL WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON. WITH RESPECT TO ENTERPRISES DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO MR. RAY M. HARLIN, U.S.XPRESS ENTERPRISES, INC., CHIEF FINANCIAL OFFICER, 2931 SOUTH MARKET STREET, CHATTANOOGA, TENNESSEE 37410 (TELEPHONE (423) 697-7377).

  All reports filed by Enterprises and all definitive proxy or information statements filed by Enterprises pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement.

  All information contained in this Proxy Statement/Prospectus relating to Enterprises has been supplied by Enterprises, and all information relating to PST has been supplied by PST.

                          FORWARD-LOOKING STATEMENTS

  This Proxy Statement/Prospectus, including the information incorporated by reference herein, information included in, or incorporated by reference from, future filings by Enterprises with the Commission, as well as information contained in written material, press releases and oral statements issued by or on behalf of Enterprises or PST, contains, or may contain, certain statements that may be deemed to be "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Such "forward looking statements" include information relating to, among other matters, analysis, including the opinion from the independent financial advisor to PST's Board of Directors as to the fairness from a financial point of view of the Merger Consideration to the PST Stockholders, based on forecasts of future results and estimates of amounts not yet determinable, and other items. Such forward-looking statements also relate to Enterprises' and PST's future prospects, developments and business strategies for their operations and synergies that are possible from the Merger. These forward-looking statements are identified by their use of terms and phrases, such as "expect", "estimate", "project", "believe", and similar terms and phrases. Such forward-looking statements are contained in various sections of this Proxy Statement/Prospectus and in the documents incorporated herein by reference. These statements are based on certain assumptions and analyses made by Enterprises or PST in light of their experience and perception of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances, and involve risks and uncertainties that may cause actual future activities and results of operations to be materially different from that suggested or described in this Proxy Statement/Prospectus. These risks include, but are not limited to, the risks described in the section entitled "Risk Factors". Investors are cautioned that any such statements are not guarantees of future performance. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary from those expected, estimated or projected.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement/Prospectus, in the attached annexes and in the documents incorporated herein by reference. PST stockholders are urged to read carefully this Proxy Statement/Prospectus and the attached annexes in their entirety.

ANNUAL MEETING

  This Proxy Statement/Prospectus is being furnished to PST stockholders in connection with the solicitation of proxies by the PST Board for use at the Annual Meeting to be held on August 28, 1998 at 9:00 a.m., local time, at Little America Hotel & Towers, Uintah Room, 500 South Main Street, Salt Lake City, Utah 84101. Only holders of record of PST Common Stock at the close of business on July 29, 1998 (the "Record Date"), will be entitled to notice of, and to vote at, the Annual Meeting. At the Annual Meeting, holders of PST Common Stock will be asked to consider and vote upon the approval and adoption of the Merger Agreement, a copy of which is attached as Annex I to this Proxy Statement/Prospectus, pursuant to which PST will be merged with and into Merger Sub. Merger Sub will be the Surviving Corporation in the Merger and, following the Merger, will succeed to and assume all the rights and obligations of PST. At the Annual Meeting, stockholders of PST also will consider and vote upon:
(i) the election of two directors to serve until consummation of the Merger (or, if the Merger is not consummated, for a three-year term expiring at PST's 2001 annual meeting of stockholders or until their successors have been elected and qualified) and (ii) the ratification of the appointment of Arthur Andersen LLP as independent public accountants for the year ending December 31, 1998 (or until consummation of the Merger). See "THE ANNUAL MEETING--Annual Meeting."

VOTE REQUIRED

  The close of business on July 29, 1998 has been fixed as the Record Date for determining the holders of PST Common Stock who are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 4,269,482 shares of PST Common Stock outstanding, of which 2,258,379 shares (approximately 53% of the outstanding shares of PST Common Stock) were beneficially owned by directors and executive officers of PST and their affiliates. The holders of record of shares of PST Common Stock on the Record Date are entitled to one vote per share of PST Common Stock on each matter submitted to a vote at the Annual Meeting. However, Kenneth R. Norton, Chairman and Chief Executive Officer of PST, currently owns 42,700 shares of PST Common Stock which are "control shares" under the Utah Revised Business Corporation Act ("URBCA") and are not currently entitled to vote. The presence in person or by proxy of the holders of shares representing a majority of the shares of PST Common Stock issued and outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The bylaws of PST require the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of PST Common Stock for approval and adoption of the Merger Agreement ("Stockholder Approval"). An abstention from voting or a broker non-vote (an indication by a broker that it does not have discretionary authority to vote on a particular matter), while counting for purposes of determining the presence of a quorum, will have the practical effect of a vote against approval and adoption of the Merger Agreement, since a vote to abstain or a broker non-vote represents one fewer vote in favor of such approval and adoption. Directors are elected by a plurality of the votes cast (e.g., the two
(2) director nominees receiving the highest number of votes cast by holders of PST Common Stock at the Annual Meeting will be elected). Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. The ratification of the selection of an independent public accountant and any other matter presented for approval by the stockholders will be approved, in accordance with the URBCA, if the votes cast in favor of a matter exceed the votes cast opposing such matter. As a result, abstentions and broker non-votes will not affect the outcome of these matters. See "THE ANNUAL MEETING--Record Date; Shares Entitled to Vote; Vote Required."

  Pursuant to the terms of Voting Agreements dated as of July 7, 1998 (the "Voting Agreements") between Enterprises and Kenneth R. Norton (who is a PST director and officer and the largest holder of PST Common Stock), and between Enterprises and The Bank of New York, Mr. Norton and the Bank of New York have agreed (in their capacities as stockholders), among other things, to vote (or cause to be voted) the shares of PST Common Stock which they are entitled to vote at the Annual Meeting, without limiting any such stockholders' right to vote such shares on other matters that may be submitted to a stockholder vote,
(i) in favor of approval and adoption of the Merger Agreement, approval of the Merger and the approval of the other transactions contemplated by the Merger Agreement and (ii) against any transaction that would frustrate the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement. On the Record Date, Mr. Norton was entitled to vote 1,404,073 shares (approximately 33% of the outstanding shares) of PST Common Stock entitled to be voted and the Bank of New York was entitled to vote 774,000 shares (approximately 18% of the outstanding shares) of PST Common Stock. The general effect of the Voting Agreements is to increase the likelihood that Stockholder Approval will be obtained. Enterprises held on the Record Date 206,800 shares (approximately 4.8% of the outstanding shares) of PST Common Stock and intends to vote these shares in favor of the approval and adoption of the Merger Agreement. Enterprises, Mr. Kenneth R. Norton and the Bank of New York were entitled to vote in the aggregate on the Record Date approximately 55.8% of the outstanding shares of PST Common Stock. Consequently, it is anticipated that Stockholder Approval will be obtained if holders of additional shares of PST Common Stock representing approximately 11% of the outstanding shares of PST Common Stock vote in favor of approval and adoption of the Merger Agreement. Additionally, subject to the requirements of the HSR Act discussed herein under "THE MERGER--Regulatory Approvals Required," Enterprises may elect to purchase additional shares of PST Common Stock in open market transactions from time to time between the date of this Proxy Statement/Prospectus and the Record Date for the Annual Meeting. See "THE MERGER--Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT--The Voting Agreements."

  No approval by stockholders of Enterprises is required to effect the Merger.

THE MERGER

  The Parties. Enterprises, a Nevada corporation, provides transportation and logistics services in the United States, Canada and Mexico. Enterprises is one of the ten largest truck load carriers in the United States. It is a leader in the adoption of proven new technologies as a means of reducing costs and providing better service to its customers.

  The principal executive offices of Enterprises are located at 2931 South Market Street, Chattanooga, Tennessee 37410. The telephone number is (423) 697-7377.

  Merger Sub, a Nevada corporation, is a wholly owned subsidiary of Enterprises formed solely for the purposes of the Merger.

  PST Vans, Inc., a Utah corporation, is a truck load carrier focused on serving three markets in the United States: transcontinental, intrawest and midwest-southeast. The Company operates a fleet of standardized, modern tractors and 53-foot dry van trailers and focuses its marketing efforts on serving as a core carrier for high volume, service-sensitive customers.

  PST's principal executive office is located at 1901 West 2100 South, Salt Lake City, Utah 84119, and its telephone number is (801) 975-2500.

  Merger Consideration. At the Effective Time (as defined in the Merger Agreement), each share of PST's Common Stock, $.001 par value (the "PST Common Stock"), issued and outstanding immediately prior to the Effective Time (other than any shares of such stock held by Enterprises or PST (or by subsidiaries of either), which shall be canceled, and other than Dissenting Shares, if any, as defined in the Merger Agreement) will be converted into the right to receive
(i) 0.2381 shares of Enterprises Class A Common Stock, $0.01 par value per share (the "Enterprises Common Stock") plus (ii) $2.71 in cash.

  No fraction of a share of Enterprises Common Stock will be issued. Each holder of PST Common Stock who would otherwise be entitled to receive a fractional share of Enterprises Common Stock will instead receive cash in an amount equal to the fractional part of a share multiplied by the average Closing Price of Enterprises Common Stock on the Nasdaq National Market for the twenty (20) trading day period ending on the day prior to the Closing Date (the "20-Day Average Price"). All cash payments will be rounded to the nearest cent.

  The exchange agent for the payment of the Merger Consideration in connection with the Merger (the "Exchange Agent") will be BankBoston, N.A. SEE "THE MERGER--EXCHANGE PROCEDURES" AND "THE MERGER--MERGER CONSIDERATION."

  Certain Considerations. In considering whether to vote in favor of the adoption of the Merger Agreement, PST stockholders should consider that under the terms of the Merger Agreement, each share of PST Common Stock will be exchanged for Merger Consideration consisting of 0.2381 shares of Enterprises Common Stock and $2.71 in cash. On July 7, 1998, the date on which the Merger Agreement was signed and the ratio fixing the Merger Consideration was determined, the Closing Price per share of the Enterprises Common Stock on the Nasdaq National Market was $16.875. Because the exchange ratio determining the Merger Consideration is fixed, the interest of PST stockholders in Enterprises will not change even though the price of the Enterprises Common Stock at the time of the Merger may differ from the price of the Enterprises Common Stock on July 7, 1998. In particular, PST stockholders will not receive a greater interest in Enterprises if Enterprises Common Stock at the time of the Merger is less than $16.875. The price of the Enterprises Common Stock could be different at the time of the Merger from the price of the Enterprises Common Stock on July 7, 1998 as a result of changes in the business, operations or prospects of Enterprises, regulatory considerations, general market and economic considerations and other factors. PST stockholders are urged to obtain current market quotations for shares of the Enterprises Common Stock and PST Common Stock.

  Subject to the satisfaction of the conditions to the obligations of each party to consummate the Merger set forth in the Merger Agreement, Enterprises and PST intend to consummate the Merger as soon as practicable following the Annual Meeting. Although Enterprises and PST have no reason to believe that the Effective Time will not occur promptly after the Annual Meeting, there can be no assurance as to when the Merger will be consummated. If, for example, PST and/or Enterprises receive requests for additional information from the Antitrust Division of the United States Department of Justice (the "Antitrust Division") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (see "OTHER MATTERS--Regulatory Approvals Required"), the consummation of the Merger could be delayed. Because the Effective Time may occur at a later date than the date of the Annual Meeting, there can be no assurance that the price of the Enterprises Common Stock on the date of the Annual Meeting will be indicative of the price of the Enterprises Common Stock at the Effective Time.

  Certain Federal Income Tax Considerations. A stockholder of PST generally will recognize capital gain on the cash portion of the Merger Consideration equal to the lesser of (i) the amount of cash received, or (ii) the excess of the total value of the Merger Consideration received over the stockholder's tax basis in the shares of PST Common Stock surrendered. See "THE MERGER--Certain Federal Income Tax Considerations" for a more detailed description of the above matters and information with respect to the applicability of the foregoing to certain taxpayers subject to special treatment. ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

  Recommendation of the PST Board and Reasons for the Merger. THE PST BOARD HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, PST STOCKHOLDERS. ACCORDINGLY, THE PST BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF PST VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. In reaching its decision to approve the Merger Agreement and recommend the Merger, the PST Board considered a number of factors. See "THE MERGER--Background of the Merger" and "THE MERGER--Recommendation of the PST Board and Reasons for the Merger." For a discussion of the interests that certain directors and executive officers of PST have with respect to the Merger that are different from, or in addition to, the interests of stockholders of PST generally, see "THE MERGER--Interests of Certain Persons in the Merger." Such interests, together with other relevant factors, were considered by the PST Board in making its recommendation and approving the Merger Agreement. See "THE MERGER--Background of the Merger" and "THE MERGER--Recommendation of the PST Board and Reasons for the Merger." Under the Merger Agreement, Enterprises has the right to terminate the Merger Agreement should the PST Board withdraw (or modify in any manner adverse to Enterprises) its approval or recommendation of the Merger and the Merger Agreement at any time prior to Closing. Additionally, the Merger Agreement provides that the PST Board shall not approve, accept or recommend any offer from any Third Party with respect to any other merger, consolidation or sale of substantially all of the assets of PST that will treat Enterprises or shares of PST Common Stock owned by Enterprises any less favorably than the other stockholders of PST and the shares of PST Common Stock held by such stockholders. See "THE MERGER AGREEMENT--Business of PST Pending the Effective Time of the Merger" and "THE MERGER AGREEMENT--Termination, Amendment and Waiver."

  Opinion of Financial Advisor. On June 16, 1998, Morgan Keegan & Company, Inc. ("Morgan Keegan") delivered its oral opinion to the PST Board that, as of such date, the Merger Consideration to be received by holders of PST Common Stock pursuant to the Merger Agreement was fair to such stockholders. Morgan Keegan subsequently confirmed its oral opinion by delivery of a written opinion dated July 27, 1998.

  The full text of the written opinion of Morgan Keegan dated as of the date of this Proxy Statement/Prospectus, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex III and is incorporated herein by reference. HOLDERS OF SHARES OF PST COMMON STOCK ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. See "THE MERGER--Opinion of Financial Advisor."

  Interests of Certain Persons in the Merger. As of the Record Date, directors and executive officers of PST and their affiliated entities owned (i) 2,258,379 shares of PST Common Stock, for which they will receive the same consideration as other PST stockholders and (ii) unexercised options to acquire 196,500 shares of PST Common Stock, which they will be permitted to exercise in full (should they elect to do so) simultaneously with the Merger, reflecting accelerated vesting of any presently unvested installments of such options as described below under "PST STOCK OPTIONS." See "THE MERGER--Interests of Certain Persons in the Merger." Pursuant to the terms of the Voting Agreements between Enterprises and Kenneth R. Norton (who is a PST Director and Officer and the largest holder of PST Common Stock), and between Enterprises and The Bank of New York, Mr. Norton and The Bank of New York have agreed to vote their shares of PST Common Stock in favor of approval and adoption of the Merger Agreement, approval of the Merger and the approval of other transactions contemplated by the Merger Agreement and against any transaction that would frustrate the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement. See "THE MERGER AGREEMENT--The Voting Agreements." Pursuant to the terms of a noncompetition and consulting agreement between Mr. Norton and Enterprises (the "Noncompetition and Consulting Agreement"), Mr. Norton will provide certain consulting services for Enterprises and agree not to compete with Enterprises for a period of five (5) years after the Closing Date. See "THE MERGER AGREEMENT--The Noncompetition and Consulting Agreement."

  PST Stock Options. Under the terms of the Merger Agreement, all options to purchase PST Common Stock outstanding as of the date of the Merger Agreement, whether vested or unvested, will be deemed immediately vested and exercisable in full at the Effective Time of the Merger. Upon the exercise of any option to purchase PST Common Stock, the holder thereof will receive the Merger Consideration. The transmittal materials to be forwarded by the Exchange Agent to holders of PST Common Stock and/or options to purchase such stock following the Effective Time will contain instructions with respect to the exercise of such options in exchange for the Merger Consideration in accordance with all of the other original terms of such options. Any option to purchase PST Common Stock which is not exercised within six (6) months of the Effective Time of the Merger will be deemed null and void and will not thereafter be exercisable.

  Dissenters' Rights. Holders of record of PST Common Stock who comply with the applicable statutory procedures summarized in "THE MERGER--Dissenters' Rights" may be entitled to appraisal rights under Section 16-10a-1302 of the URBCA. PST and Enterprises reserve the right to challenge any assertion by any stockholder of PST that appraisal rights under Section 16-10a-1302 are applicable to the Merger. A holder of PST Common Stock electing to demand such an appraisal must deliver to PST, before the date of the Annual Meeting and in accordance with the procedures described herein, a written demand for appraisal of such holder's shares of PST Common Stock. See "THE MERGER--Dissenters' Rights."

  Regulatory Approvals Required. Consummation of the Merger is subject to the expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Both Enterprises and PST filed notification and report forms under the HSR Act by July 17, 1998. Unless extended by a request for additional information or unless early termination is granted, the waiting period under the HSR Act will expire at 11:59 P.M. Eastern Time on August 16, 1998. See "THE MERGER-- Regulatory Approvals Required."

  Conditions To The Merger. The obligations of Enterprises and PST to consummate the Merger are subject to various conditions, including, without limitation, obtaining Stockholder Approval and regulatory approvals, receipt of written confirmation (as of the Closing) of Morgan Keegan's opinion that the Merger Consideration to be received by holders of PST Common Stock pursuant to the Merger Agreement is fair to such stockholders, and the absence of any injunction or other legal restraint preventing the consummation of the Merger. See "THE MERGER AGREEMENT--Conditions to the Consummation of the Merger."

  No Solicitation. Under the Merger Agreement, PST has agreed that it will not initiate, solicit or encourage any proposal or offer to acquire all or any substantial part of the business and properties or capital stock of PST. However, PST may furnish information to a corporation, person or other entity (a "Third Party") which expresses interest in making an offer or proposal to acquire PST and which, in the opinion of PST, has the financial ability to consummate such an acquisition, as long as PST has not initiated the offer or proposal and has not solicited or encouraged the Third Party to make such an offer. After receiving such an expression of interest, PST may negotiate with and enter into an appropriate agreement with the Third Party if the PST Board believes in good faith, after consultation with its financial advisor, that the actions may result in a superior financial transaction for the PST stockholders and if outside counsel to PST provides a written opinion to the PST Board to the effect that the failure to furnish such information, or to negotiate or enter into appropriate agreements with the Third Party could subject PST's directors to a substantial risk of liability for breach of their fiduciary duties or for failure to conform to the requirements of the securities laws. See "THE MERGER AGREEMENT--No Solicitation."

  Termination. The Merger Agreement may be terminated, and the Merger contemplated thereby may be abandoned, at any time prior to the Effective Time, whether before or after receipt of Stockholder Approval, (i) by mutual written consent of Enterprises and PST; (ii) by either Enterprises or PST, (a) if the Merger is not consummated by October 31, 1998 (the "Termination Date"), (b) if Stockholder Approval is not obtained at the Annual Meeting, or (c) if certain legal restraints or prohibitions are in effect resulting from any suit, action or proceeding by any court of competent jurisdiction; (iii) by Enterprises, if
(a) the PST Board withdraws or modifies in a manner adverse to Enterprises its approval or recommendation of the Merger or the Merger Agreement, (b) there are certain breaches of, or inaccuracies contained in, the representations, warranties, covenants or agreements of PST and such breaches or inaccuracies (in the case of a covenant or agreement) are not cured within fifteen (15) business days following receipt of a notice of such breach or (in the case of a representation or warranty) by their nature cannot be cured prior to the Termination Date (unless such breaches or inaccuracies have not had or would not reasonably be expected to have a "PST Material Adverse Effect" as defined in the Merger Agreement); or (c) a PST Material Adverse Effect has occurred; or (iv) by PST if (a) there are certain breaches of, or inaccuracies contained in, the representations, warranties, covenants or agreements of Enterprises and such breaches or inaccuracies (in the case of a covenant or agreement) are not cured within fifteen (15) business days following receipt of a notice of such breach or (in the case of a representation or warranty) by their nature cannot be cured prior to the Termination Date (unless such breaches or inaccuracies have not had or would not reasonably be expected to have a material adverse effect on the business of Enterprises taken as a whole) or (b) in accordance with certain provisions, the PST Board authorizes PST to enter into an agreement with a Third Party with respect to a merger of PST or the sale of substantially all of the assets of PST or recommends approval of a tender offer or other form of business combination. See "THE MERGER AGREEMENT--Termination, Amendment and Waiver."

  Expenses; Termination Fee. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such expenses. However, if the Merger Agreement is terminated pursuant to the approval by the PST Board of a competing transaction under the circumstances described above pertaining to a Third Party offer, then PST must pay to Enterprises a termination fee of $3,000,000 (the "Termination Fee") plus Enterprises' actual out of pocket expenses relating to the Merger and the Merger Agreement (including, but not limited to fees and expenses of counsel and accountants and financial advisors), subject to a limit on such expenses of $500,000. Additionally, PST may become obligated to pay Enterprises' actual out-of-pocket expenses (up to $500,000) if the Merger Agreement is terminated due to other prescribed circumstances involving the withdrawal or modification of the PST Board's approval of the Merger Agreement or certain breaches of the covenants, agreements, representations and warranties of PST contained in the Merger Agreement, and Enterprises may become obligated to pay PST's actual out-of-pocket expenses (up to $500,000) if Enterprises wrongfully refuses to close the transactions contemplated by the Merger Agreement (excluding any refusal to close due to the failure of any condition to Enterprises' obligations to close). See "THE MERGER--Expenses; Termination Fee."

  Accounting Treatment. The Merger will be treated as a "purchase" for financial reporting and accounting purposes, in accordance with generally accepted accounting principles. After the Merger, the results of operations of PST will be included in the consolidated financial statements of Enterprises. The purchase price (i.e., the aggregate Merger Consideration) will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of PST acquired will be recorded as goodwill and other intangible assets. Such allocations will be made based upon valuations and other studies that have not yet been finalized.

MARKET PRICE DATA

  Enterprises Common Stock (symbol: XPRSA) and PST Common Stock (symbol: PSTV) are both quoted on the Nasdaq National Market.

  The following table sets forth the last reported sales prices per share of PST Common Stock and Enterprises Common Stock on the Nasdaq National Market on July 6, 1998, the last trading day before announcement of the Merger Agreement, and on July 29, 1998, the last trading day prior to the date of this Proxy Statement/Prospectus:

                                       PST COMMON STOCK ENTERPRISES COMMON STOCK
                                       ---------------- ------------------------
   July 6 , 1998......................      $6.125               $16.75
   July 29, 1998......................       6.063                15.50

SUMMARY FINANCIAL AND OPERATING DATA

  The following summary financial and operating data is being provided to assist in analyzing the financial aspects of the Merger. The summary financial data for Enterprises as of March 31, 1995, 1996 and 1997 and December 31, 1997 and for the periods then ended have been derived from Enterprises' audited consolidated financial statements. The summary financial and operating data for Enterprises as of December 31, 1996 and March 31, 1997 and 1998 and for the periods then ended are unaudited. The results of the three months ended March 31, 1998 are not necessarily indicative of the results expected for the full year. The summary financial data for PST has been derived from PST's audited financial statements as of December 31, 1995, 1996 and 1997 and the years then ended. The summary financial and operating data for PST as of March 31, 1997 and 1998 and for the three-month periods then ended are unaudited. The results of the three months ended March 31, 1998 are not necessarily indicative of the results expected for the full year. The information is only a summary. The information should be read in conjunction with the historical financial statements and accompanying notes contained in the annual, quarterly and other reports filed by Enterprises and PST with the SEC and those included elsewhere in this Proxy Statement/Prospectus.

                         U.S. XPRESS ENTERPRISES, INC.

                      SUMMARY FINANCIAL AND OPERATING DATA

                                                       NINE MONTHS ENDED   THREE MONTHS ENDED
                            YEAR ENDED MARCH 31,         DECEMBER 31,           MARCH 31,
                         ----------------------------  ------------------  --------------------
                           1995      1996      1997      1996    1997 (4)    1997       1998
                         --------  --------  --------  --------  --------  ---------  ---------
                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
INCOME STATEMENT DATA
 (1)
 Operating revenue:
  U.S. Xpress........... $236,552  $261,533  $307,928  $228,484  $290,800  $  79,447  $ 109,563
  CSI/Crown.............   23,915    47,817    65,845    51,158    57,645     14,685     15,760
  Intercompany..........   (6,136)   (9,653)  (10,954)   (8,386)   (6,173)    (2,569)    (1,414)
                         --------  --------  --------  --------  --------  ---------  ---------
  Consolidated.......... $254,331  $299,697  $362,819  $271,256  $342,272  $  91,563  $ 123,909
                         ========  ========  ========  ========  ========  =========  =========
 Income from
  operations............ $ 18,159  $  5,251  $ 19,716  $ 14,736  $ 26,126  $   4,980  $   7,229
 Income before taxes.... $ 13,557  $     75  $ 14,236  $ 10,627  $ 21,983  $   3,606  $   5,475
 Net income............. $  8,263  $     94  $  7,878  $  5,708  $ 13,191  $   2,167  $   3,282
 Earnings per share--
  basic................. $   0.77  $   0.01  $   0.65  $   0.47  $   0.98  $    0.18  $    0.22
 Weighted average number
  of shares
  outstanding--basic....   10,705    12,003    12,082    12,081    13,467     12,085     15,037
 Earnings per share--
  diluted............... $   0.76  $   0.01  $   0.65  $   0.47  $   0.97  $    0.18  $    0.22
 Weighted average number
  of shares
  outstanding--
  diluted...............   10,806    12,076    12,168    12,151    13,582     12,204     15,159
TRUCKLOAD OPERATING DATA (2)
 Total revenue miles
  (in thousands)........  204,804   222,496   261,596   194,324   241,541     67,272     90,523
 Tractors at end of
  period................    1,721     1,975     2,246     2,214     2,839      2,246      3,276
 Average number of
  tractors..............    1,613     1,848     2,111     2,091     2,615      2,218      3,186
 Trailers at end of
  period................    3,643     4,396     5,520     5,331     5,875      5,520      7,067
 Average revenue per
  mile.................. $   1.14  $   1.14  $   1.15  $   1.16  $   1.16  $    1.14  $    1.17
 Average revenue per
  tractor per week...... $  2,807  $  2,646  $  2,761  $  2,794  $  2,734  $   2,664  $   2,560
BALANCE SHEET DATA
 Working capital........ $ 10,786  $ 19,606  $ 33,829  $ 23,097  $ 44,813  $  33,829  $  66,035
 Total assets........... $146,070  $177,821  $178,084  $183,479  $233,777  $ 178,084  $ 315,680
 Long-term debt, net of
  current maturities.... $ 46,157  $ 61,789  $ 59,318  $ 65,509  $ 52,120  $  59,318  $ 125,079
 Stockholders' equity
  (3)................... $ 54,082  $ 55,086  $ 63,162  $ 60,990  $128,493  $  63,162  $ 132,114

--------

(1) Includes the results of operations of the following acquired businesses from dates of acquisition: Victory Express, Inc. from February 1998; JTI, Inc. from May 1997; acquired operations of Rosedale Transport, Inc. from April 1997; the air freight service operations of Michael Lima Transportation from July 1996; and CSI/Reeves, Inc. from August 1995. The Company's 50% acquisition of Hall Systems in March 1994 was accounted for under the equity method until the remaining 50% of Hall Systems was acquired in October 1995.
(2) Average revenue per mile is net of fuel surcharges. Tractor and trailer data includes owned and leased equipment.
(3) Reflects the sale by Enterprises of 2,500,000 shares of Class A Common Stock in fiscal 1995 and 2,885,000 shares of Class A Common Stock in the 1997 transition period.
(4) Effective December 31, 1997, Enterprises changed its year-end to December 31 from March 31. As a result, the transition period ended December 31, 1997 is a nine-month period.

                                 PST VANS, INC.

                      SUMMARY FINANCIAL AND OPERATING DATA

                                                          THREE MONTHS ENDED
                             YEAR ENDED DECEMBER 31,           MARCH 31,
                            ----------------------------  --------------------
                            1995 (1)    1996      1997      1997       1998
                            --------  --------  --------  ---------  ---------
                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND
                                           OPERATING DATA)
STATEMENTS OF OPERATIONS
 DATA:
Revenues..................  $164,794  $147,419  $143,737  $  34,523  $  35,706
                            --------  --------  --------  ---------  ---------
Costs and expenses:
  Salaries, wages and ben-
   efits..................    45,208    43,848    44,360     10,866     10,062
  Purchased transporta-
   tion...................    41,281    32,393    25,578      6,833      8,488
  Fuel and fuel taxes.....    21,245    20,555    22,533      5,374      4,577
  Revenue equipment lease
   expense................    12,224     8,022     7,576      1,843        935
  Maintenance.............     8,822     7,491     8,663      1,827      2,554
  Insurance and claims....     9,315    11,942    11,384      2,871      2,167
  General supplies and ex-
   penses.................     5,996     5,558     5,930      1,261      1,519
  Taxes and licenses......     3,445     3,309     2,776        719        711
  Communications and util-
   ities..................     3,562     3,430     2,802        895        491
  Depreciation and amorti-
   zation.................     8,804    13,175    11,911      3,032      2,847
  (Gain) loss on sale of
   equipment..............      (151)   (1,614)       13        (54)       (53)
  Amortization of good-
   will...................       272       272       272         68         68
                            --------  --------  --------  ---------  ---------
    Total costs and ex-
     penses...............   160,023   148,381   143,798     35,535     34,366
                            --------  --------  --------  ---------  ---------
Operating income (loss)...     4,771      (962)      (61)    (1,012)     1,340
Other income (expense):
  Interest expense........    (4,283)   (5,080)   (4,360)    (1,126)    (1,134)
  Other, net..............       147       182       105         29         18
                            --------  --------  --------  ---------  ---------
Income (loss) before pro-
 vision for income taxes..       635    (5,860)   (4,316)    (2,109)       224
Provision for income tax-
 es.......................       251       --        --         --         --
                            --------  --------  --------  ---------  ---------
Net income (loss).........  $    384  $ (5,860) $ (4,316) $  (2,109) $     224
                            ========  ========  ========  =========  =========
Net income (loss) per
 common share--basic and
 diluted..................  $    .10  $  (1.39) $  (1.02) $   (0.50) $    0.05
                            ========  ========  ========  =========  =========
Weighted average shares
 outstanding--basic.......     3,950     4,212     4,233      4,227      4,253
                            ========  ========  ========  =========  =========
Weighted average shares
 outstanding--diluted.....     3,950     4,212     4,233      4,227      4,340
                            ========  ========  ========  =========  =========

                                                         THREE MONTHS ENDED
                           YEAR ENDED DECEMBER 31,            MARCH 31,
                          ----------------------------   --------------------
                          1995(1)    1996       1997       1997       1998
                          --------  -------   --------   ---------  ---------
OPERATING DATA:
Average revenue per
 tractor per week.......  $  2,363  $ 2,297   $  2,408   $   2,339  $   2,550
Average miles per trip..     1,133    1,204      1,181       1,197      1,308
Average revenue per to-
 tal mile...............  $  1.062  $ 1.053   $  1.065   $   1.057  $   1.071
Empty miles percentage..       9.0%     9.2%       8.8%       8.85%      8.97%
Average number of trac-
 tors during the year:
  Company-operated......       911      915        888         887        746
  Independent contrac-
   tor..................       430      322        257         284        364
    Total tractors......     1,341    1,237      1,145       1,171      1,111
Average number of trail-
 ers during the year....     2,713    2,931      2,501       2,678      2,557
Pre-tax margin (loss)...       0.4%    (4.0)%     (3.0)%       0.6%      (6.1)%
BALANCE SHEET DATA:
Working capital (defi-
 cit)...................  $  2,935  $(9,157)  $(23,431)  $ (23,430) $ (21,095)
Total assets............  $108,882  $90,260   $ 79,476   $  85,681  $  83,371
Long-term and
 capitalized lease
 obligations, net of
 current portion........  $ 55,687  $34,894   $ 14,739   $  32,465  $  22,137
Stockholders' equity....  $ 27,605  $21,772   $ 17,511   $  19,691  $  17,770

--------


(1) From 1989 through 1993, PST incurred substantial net losses (before extraordinary gains). In June 1993, after PST was unsuccessful in voluntarily restructuring its existing indebtedness, PST filed for protection under Chapter 11 of the United States Bankruptcy Code in order to improve its capital structure and reduce its debt service requirements and overall indebtedness. PST's Plan of Reorganization was confirmed in February 1994 and significantly improved PST's capital structure by reducing the Company's debt and lowering lease and interest payments. In March 1995, PST paid the remaining balance owing to its unsecured creditors under the Plan of Reorganization with the exception of a few contested unsecured claims. PST is still making payment on its priority tax claims in accordance with its Plan of Reorganization.

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited summary pro forma Income Statement and Other Financial Data give effect to the Merger as it if had been consummated on January 1, 1997. The Pro Forma Balance Sheet Data gives effect to the Merger as if it had been consummated on March 31, 1998. The Pro Forma Financial Information does not purport to represent what Enterprises' results of operations or financial position actually would have been had the Merger described herein in fact been consummated on the dates indicated or to project the results of operations of financial positions for any future period or date. The Pro Forma Financial Information is based upon currently available information and certain assumptions that Enterprises' management believes are reasonable and should be read in conjunction with the section of this Proxy Statement/Prospectus entitled "Unaudited Pro Forma Financial Information" and financial statements and the notes thereto included elsewhere in this document or incorporated herein by reference.

                                               PRO FORMA         PRO FORMA
                                              YEAR ENDED     THREE MONTHS ENDED
                                           DECEMBER 31, 1997   MARCH 31, 1998
                                           ----------------- ------------------
                                             (IN THOUSANDS, EXCEPT PER SHARE
                                                          DATA)
INCOME STATEMENT DATA:
 Operating Revenue........................     $642,823           $159,615
 Income from operations...................     $ 35,922           $  8,537
 Net income...............................     $ 12,819           $  3,423
OTHER FINANCIAL DATA:
 Earnings per share--basic................     $   0.90           $   0.21
 Weighted average number of shares
  outstanding--basic......................       14,226             16,137
 Earnings per share--diluted..............     $   0.89           $   0.21
 Weighted average number of shares
  outstanding--diluted....................       14,336             16,259
                                                               MARCH 31, 1998
                                                             ------------------
BALANCE SHEET DATA:
 Total assets...............................................      $407,650
 Long-term debt, net of current maturities..................      $191,807
 Stockholders' equity.......................................      $150,682

                                 RISK FACTORS

  In addition to the other information contained in this Proxy
Statement/Prospectus, the following factors with respect to Enterprises should be carefully considered by PST Stockholders in evaluating whether to approve the Merger Agreement and the Merger.

UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS AND ACHIEVING COST REDUCTIONS

  The consolidation of the functions and the integration of departments, systems and procedures of PST and Enterprises resulting from the Merger present significant management challenges. There can be no assurance that such actions will be successfully accomplished as rapidly as currently expected. Moreover, although the primary purpose of such actions will be to realize cost reductions and other operational efficiencies, there can be no assurance of the extent to which cost reductions and efficiencies will be achieved. Additionally, there can be no assurance that after the Merger, the Company will retain all of its customers, drivers or owner/operators.

ECONOMIC FACTORS

  The trucking industry has historically been highly cyclical as a result of various economic factors, such as excess capacity in the industry, the availability of qualified drivers, changes in fuel prices and the supply of fuel, increases in fuel or energy taxes, interest rate fluctuations, insurance costs, fluctuations in the resale value of revenue equipment, economic recessions and downturns in customers' business cycles and shipping requirements. Enterprises has little or no control over these economic factors. Significant increases or rapid fluctuations in fuel or other operating costs and interest rates, to the extent not offset by increases in freight rates, would reduce Enterprises' profitability. Economic recessions or downturns in customers' business cycles also could have a materially adverse effect on the operating results of Enterprises.

AVAILABILITY OF DRIVERS

  Competition for drivers is intense within the trucking industry, and Enterprises periodically experiences difficulties in attracting and retaining qualified drivers. There can be no assurance that Enterprises' operations will not be affected by a shortage of qualified drivers in the future which could result in temporary under-utilization of revenue equipment, difficulty in meeting shipper demands and increased compensation levels for drivers. Difficulty in attracting or retaining qualified drivers could require Enterprises to limit its growth and could have a materially adverse effect on Enterprises' operations.

OWNER/OPERATORS

  During the last several years, PST has utilized owner/operators who, through a contract with PST, supply one or more tractors and drivers for PST use. Owner/operators are compensated on the basis of a fixed rate per mile and are responsible for all expenses of operating a tractor, including wages, benefits, fuel, maintenance, highway use taxes and debt service. The contract between the owner/operators and PST generally is terminable by either party upon short notice. PST's use of tractors supplied by owner/operators was approximately 21% at December 31, 1997, approximately 36% at March 31, 1998 and approximately 30% at June 30, 1998. PST expects the number of tractors provided by owner/operators to increase relative to the number of PST-operated tractors during 1998. There can be no assurance that PST will retain any or all of its owner/operators after the Merger.

COMPETITION

  The trucking industry is highly competitive and fragmented and includes numerous regional, interregional and national truckload carriers, none of which dominates the market. Enterprises also competes with logistics providers and alternative forms of surface transportation, such as intermodal transportation, railroads and air freight carriers, particularly in the longer haul segments of its business. Historically, this competition has created downward pressure on the truckload industry's pricing structure. Competition for the freight transported by

Enterprises is based on service, efficiency, the ability to meet shipping deadlines and freight rates. Prolonged weakness in the freight markets or downward pressure on freight rates could adversely affect Enterprises' results of operations or financial condition. Some truckload carriers and many railroad companies have greater financial resources, operate more equipment and transport more freight than Enterprises.

RISKS RELATED TO ENTERPRISES' GROWTH STRATEGY

  Enterprises' growth strategy includes the acquisition and deployment of additional revenue equipment and the expansion and development of its national operations and of its regional operations beyond the Midwestern, Western and Southeastern United States. These expanded operations will require the commitment of additional revenue equipment and personnel, as well as management resources, for future development.

  Enterprises' strategy for continued growth also includes the continued acquisition of small and medium-sized transportation companies. Enterprises will face competition from various transportation companies or other third parties for future acquisition opportunities. There can be no assurance that Enterprises can successfully acquire additional companies in the future. Any future acquisitions by Enterprises are likely to result in additional debt and amortization of goodwill and intangible assets, which could adversely affect Enterprises' profitability, or could involve the potentially dilutive issuance of additional equity securities. In addition, acquisitions involve numerous risks, including difficulties in assimilating the acquired company's operations, the diversion of management's attention from other business concerns, risks of entering markets in which Enterprises has little or no direct experience and the potential loss of customers, key employees and drivers of the acquired company, any of which could have a materially adverse effect on Enterprises' business and operating results. Enterprises does not have any commitments with respect to any other acquisitions as of the date of this Proxy Statement/Prospectus.

SEASONALITY

  In the trucking industry, revenue generally shows a seasonal pattern as customers reduce shipments during and after the winter holiday season and its inherent weather variations. While Enterprises has reduced the seasonality of its business by obtaining new customers with more balanced shipping patterns, Enterprises' operating expenses have historically been higher in the winter months, due primarily to decreased fuel efficiency and increased maintenance costs for revenue equipment in colder weather.

ACQUISITION OF REVENUE EQUIPMENT

  Enterprises' growth is dependent, in part, on its ability to acquire and deploy additional revenue equipment on a timely basis. Delays in the availability of equipment could occur due to a number of factors beyond Enterprises' control, including equipment and supply shortages and work stoppages at the equipment supplier. Any delay or interruption in the availability of equipment in the future could have a materially adverse effect on Enterprises' operations and could force it to curtail its plans for growth. Currently, Freightliner and Wabash supply all of Enterprises' requirements for tractors and trailers, respectively.

CAPITAL REQUIREMENTS

  The trucking industry is capital intensive. Enterprises depends on operating leases, lines of credit, secured equipment financing and cash flows from operations to finance the expansion and maintenance of its modern and cost-efficient revenue equipment and facilities. If Enterprises were unable in the future to enter into acceptable operating or capital lease arrangements, raise additional equity or borrow sufficient funds, it would be forced to limit its growth and operate its revenue equipment for longer periods, which could adversely affect Enterprises' operating results.

FUEL

  Fuel is one of Enterprises' largest operating expenses. Fuel prices tend to fluctuate, and Enterprises hedges against such fluctuations only on a limited basis. Any increase in fuel taxes or in fuel prices, to the extent not offset by freight rate increases or fuel surcharges to customers, or any interruption in the supply of fuel, could have a materially adverse effect on Enterprises' operating results because Enterprises bears the risk of changes in operating costs. Generally, Enterprises has historically been able to offset significant increases in fuel prices through fuel surcharges to its customers, but there can be no assurance that Enterprises will be able to do so in the future. More than half of Enterprises' business volume provides for fuel surcharges at negotiated levels.

REGULATION

  Enterprises is regulated by the United States Department of Transportation ("DOT") and by various state agencies. These regulatory authorities exercise broad powers, generally governing activities such as authorization to engage in motor carrier operations, safety, financial reporting, and certain mergers, consolidations and acquisitions. The trucking industry is subject to possible regulatory and legislative changes (such as increasingly stringent environmental regulations or limits on vehicle weight and size) that may affect the economics of the industry by requiring changes in operating practices or by affecting the cost of providing truckload services. In addition, Enterprises' operations are subject to various environmental laws and regulations dealing with underground fuel storage tanks, the transportation and handling of hazardous materials and discharge of stormwater. If Enterprises were to be involved in a spill or accident involving hazardous substances or if Enterprises were found to be in violation of applicable laws or regulations, Enterprises' business and operating results could be materially adversely affected.

DEPENDENCE ON CERTAIN CUSTOMERS

  For the nine-months ended December, 1997, Enterprises' 25, 10 and 5 largest customers accounted for 34.7%, 21.9% and 15.1% of revenues, respectively. Enterprises does not have long-term contractual relationships with its customers, and there can be no assurance that Enterprises' relationships with its largest customers will continue. A reduction in or termination of services provided by Enterprises to one or more large customers could have a materially adverse effect on Enterprises' business and operating results.

CLAIMS EXPOSURE; INSURANCE

  Prior to December 31, 1996, Enterprises was self-insured for personal injury and property damage in the amount of $500,000 per occurrence and could become subject to one or more as yet unasserted claims as a result of accidents which occurred prior to that date, which, if decided adversely to Enterprises, could have a materially adverse effect on Enterprises' operating results. Enterprises' effective insurance costs also could increase significantly as a result of adverse claims experience or as a result of general increases in insurance premiums.

  Prior to July 1, 1995, PST was self-insured for personal injury and property damage in an amount of up to $500,000 per occurrence and for the twelve month period ended July 1, 1996, PST was self-insured for personal injury and property damage in the amount of $50,000 per occurrence. If a claim is asserted as a result of an accident that is decided adversely to PST, it could have a materially adverse effect on PST's operating results. PST's effective insurance costs also could increase significantly as a result of adverse claims experience or as a result of general increases in insurance premiums.


RELIANCE ON AGENTS AND INDEPENDENT CONTRACTORS

  PST relies upon the services of independent commissioned agents to market its transportation services, to act as intermediaries with its customers, and to recruit independent contractors. Contracts with agents and independent contractors are, in most cases, terminable upon short notice by either party. Although PST believes its relationships with agents and independent contractors are good, there can be no assurance that the post-merger company will continue to be successful in retaining its agents and independent contractors or that agents and independent contractors who terminate their contracts can be replaced by equally qualified persons. Furthermore, since the agents have the primary relationship with customers and the day-to-day relationship with the independent contractors, it can be expected that some customers and independent contractors will terminate their relationship with PST whenever an agent terminates his relationship with PST.

DEPENDENCE ON MANAGEMENT

  The success of Enterprises is highly dependent on the continued services of Enterprises' senior management team, particularly Max L. Fuller and Patrick E. Quinn, Enterprises' Co-Chairmen of the Board, neither of whom has an employment agreement with Enterprises. The loss of either or both of their services could have a materially adverse effect on Enterprises. In addition, Enterprises' continued growth depends on its ability to attract and retain skilled management and other employees. There can be no assurance that Enterprises will be able to attract and retain additional qualified management or other employees in the future.

VOTING RIGHTS OF CLASS A AND CLASS B COMMON STOCK; VOTING CONTROL BY PRINCIPAL STOCKHOLDERS

  The voting rights of the Enterprises Common Stock (which is its Class A Common Stock) are limited by Enterprises' Amended and Restated Articles of Incorporation ("Restated Articles"). On all matters with respect to which Enterprises' stockholders have a right to vote, including the election of directors, each share of Enterprises Common Stock is entitled to one vote, while each share of Class B Common Stock is entitled to two votes. Except as otherwise required by law or expressly provided in the Restated Articles, the Enterprises Common Stock and Class B Common Stock vote together as a single class. Class B Common Stock can be converted into shares of Enterprises Common Stock on a share-for-share basis at the election of the holder and will be automatically converted to shares of Enterprises Common Stock upon transfer, except certain transfers among existing holders of Class B Common Stock and their respective immediate family members.

  As of the date of the Proxy Statement/Prospectus, Messrs. Fuller and Quinn own approximately 38.4% of the outstanding shares of Enterprises' Common Stock and all of the outstanding shares of Enterprises' Class B Common Stock, which together represent approximately 59.1% of the total voting power of both classes of Common Stock. It is anticipated that, following consummation of the Merger (assuming the issuance of an additional 1,000,000 shares of Enterprises Common Stock), Messrs. Fuller and Quinn will continue to own approximately 35.5% of the outstanding shares of Enterprises Common Stock and all of the outstanding shares of Enterprises' Class B Common Stock, representing approximately 56.0% of the total voting power of both classes of such stock. As long as Messrs. Fuller and Quinn control a majority of the voting stock of Enterprises, they will be able, acting together, to elect the entire Board of Directors of Enterprises and to determine the outcome of all matters involving a stockholder vote.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  This Proxy Statement/Prospectus including the information incorporated by reference herein, information included in, or incorporated by reference from, future filings by Enterprises or PST with the Commission, as well as information contained in written material, press releases and oral statements issued by or on behalf of Enterprises or PST, contains, or may contain, certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such "forward-looking statements" include information relating to, among other matters, analysis, including opinions from independent financial advisers to PST's Board of Directors as to the fairness from a financial point of view of the Merger Consideration to the PST Stockholders, based on forecasts of future results and estimates of amounts not yet determinable, and other items. Such forward-looking statements also relate to Enterprises' and PST's future prospects, developments and business strategies for their operations and synergies that are possible from the Merger. These forward-looking statements are identified by their use of terms and phrases, such as "expect", "estimate", "project", "believe", and similar terms and phrases. Such forward-looking statements are contained in various sections of this Proxy Statement/Prospectus and in the documents incorporated herein by reference. These statements are based on certain assumptions and analyses made by Enterprises or PST in light of their experience and perception of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances, and involve risks and uncertainties that may cause actual future activities and results of operations to be materially different from that suggested or described in this Proxy Statement/Prospectus. These risks include, but are not limited to, the risks described in the section entitled "Risk Factors". Investors are cautioned that any such statements are not guarantees of future performance. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary from those expected, estimated or projected.

                              THE ANNUAL MEETING

ANNUAL MEETING

  This Proxy Statement/Prospectus is being furnished to PST stockholders in connection with the solicitation of proxies by the PST Board for use at the Annual Meeting to be held on August 28, 1998 at 9:00 a.m., local time, at Little America Hotel & Towers, Uintah Room, 500 South Main Street, Salt Lake City, Utah 84101. Only holders of record of PST Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. At the Annual Meeting, holders of PST Common Stock will be asked to consider and vote upon the approval and adoption of the Merger Agreement, a copy of which is attached as Annex I to this Proxy Statement/Prospectus, pursuant to which PST will be merged with and into Merger Sub. Merger Sub will be the Surviving Corporation in the Merger and, following the Merger, will succeed to and assume all the rights and obligations of PST. Holders of PST Common Stock also will consider and vote upon: (i) the election of two directors to serve until consummation of the Merger (or, if the Merger is not consummated, for a three-year term expiring at PST's 2001 annual meeting of stockholders or until their successors have been elected and qualified), and (ii) the ratification of the appointment of Arthur Andersen LLP as independent public accountants for the year ending December 31, 1998 (or until consummation of the Merger), and will transact such other business as may properly come before the Annual Meeting.

  THE PST BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT, HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, PST AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF PST COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  The Enterprises Board of Directors (the "Enterprises Board") has approved the Merger and the issuance of Enterprises Common Stock in the Merger. Enterprises, as the sole stockholder of Merger Sub, and the Board of Directors of Merger Sub have each approved the Merger Agreement. No approval by stockholders of Enterprises is required to effect the Merger.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

  The close of business on July 29, 1998 has been fixed as the Record Date for determining the holders of PST Common Stock who are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 4,269,482 shares of PST Common Stock outstanding, of which 2,258,379 shares (approximately 53% of the outstanding shares of PST Common Stock) were beneficially owned by directors and executive officers of PST and their affiliates. The holders of record of shares of PST Common Stock on the Record Date are entitled to one vote per share of PST Common Stock on each matter submitted to a vote at the Annual Meeting. However, Mr. Norton currently owns 42,700 shares of PST Common Stock which are "control shares" under the URBCA and are not currently entitled to vote. Consequently, directors and officers of PST and their affiliates effectively may exercise voting rights with respect to approximately 52% of the outstanding shares of PST Common Stock at the Annual Meeting. The presence in person or by proxy of the holders of shares representing a majority of the shares of PST Common Stock issued and outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the PST bylaws, the affirmative vote of holders of two-thirds of the outstanding shares of PST Common Stock is required for Stockholder Approval. An abstention from voting or a broker non-vote, while counting for purposes of determining the presence of a quorum, will have the practical effect of a vote against approval and adoption of the Merger Agreement, since a vote to abstain or a broker non-vote represents one fewer vote in favor of such approval and adoption. A "broker non-vote" occurs when brokers who hold shares in street name for customers who are the beneficial owners of such shares do not vote such customers' shares because the customers have failed to give the broker specific instructions concerning the voting of the customers' shares with respect to a matter on which the broker is not permitted to exercise voting discretion under applicable SEC and National Association of Securities Dealers ("NASD") rules.

  Directors are elected by a plurality of the votes cast (e.g., the two (2) director nominees receiving the highest number of votes cast by holders of PST Common Stock at the Annual Meeting will be elected). Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. The ratification of the selection of an independent public accountant and any other matter presented for approval by the stockholders will be approved, in accordance with the URBCA, if the votes cast in favor of a matter exceed the votes cast opposing such matter. As a result, abstentions and broker non-votes will not affect the outcome of these matters.

  Pursuant to the terms of the Voting Agreement between Enterprises and Mr. Kenneth R. Norton (who is a PST director and officer and who is the largest holder of PST Common Stock) and the Voting Agreement between Enterprises and the Bank of New York, Mr. Norton and the Bank of New York have agreed (in their capacities as stockholders), among other things, to vote (or cause to be voted) their shares of PST Common Stock, without limiting such stockholders' right to vote such shares on other matters that may be submitted to a stockholder vote, (i) in favor of approval and adoption of the Merger Agreement, approval of the Merger and the approval of the other transactions contemplated by the Merger Agreement and (ii) against any transaction that would frustrate the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement. See "THE MERGER--Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT--The Voting Agreements."

  On the Record Date, Mr. Norton held 1,446,773 shares (approximately 34% of the outstanding shares) of PST Common Stock, including the 42,700 shares which Mr. Norton will not be able to vote on the approval of the Merger Agreement because they are deemed "control shares" under the URBCA as described above. Excluding such shares, on the Record Date, Mr. Norton held 1,404,073 shares (approximately 33% of the outstanding shares) of PST Common Stock entitled to be voted at the Annual Meeting. The Bank of New York held 774,000 shares of PST Common Stock (approximately 18% of the outstanding shares) on the Record Date. The general effect of the Voting Agreements is to increase the likelihood that Stockholder Approval will be obtained at the Annual Meeting. Enterprises held on the Record Date 206,800 shares of PST Common Stock (approximately 4.8% of the outstanding shares), which Enterprises intends to vote in favor of the approval and adoption of the Merger Agreement. Enterprises, Mr. Kenneth R. Norton and the Bank of New York held in the aggregate on the Record Date approximately 55.8% of the outstanding shares of PST Common Stock entitled to vote on the approval and adoption of the Merger Agreement (excluding the 42,700 shares which Mr. Norton owns but will be unable to vote as discussed above.) Consequently, it is anticipated that Stockholder Approval will be obtained if holders of additional shares of PST Common Stock representing approximately 11% of the outstanding shares of such stock vote in favor of the approval and adoption of the Merger Agreement. Additionally, subject to the requirements of the HSR Act discussed herein under "THE MERGER--Regulatory Approvals Required," Enterprises may elect to purchase additional shares of PST Common Stock in open market transactions from time to time between the date of this Proxy Statement and the Record Date for the Annual Meeting. To the extent that Enterprises elects to purchase any such additional shares, the number of shares which must be voted in favor of the approval and adoption of the Merger Agreement by shareholders other than Enterprises, Kenneth R. Norton and the Bank of New York in order for the Merger to be approved will be reduced.

PROXIES; PROXY SOLICITATION

  Shares of PST Common Stock represented by properly executed proxies received at or prior to the Annual Meeting that have not been revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. Shares of PST Common Stock represented by properly executed proxies for which no instruction is given will be voted FOR approval and adoption of the Merger Agreement, FOR the election of the Board of Directors' two director nominees and FOR the ratification of the appointment by the Board of Directors of Arthur Andersen LLP to serve as independent public accountants of the Company for the year ending December 31, 1998 (or until consummation of the Merger). PST stockholders are requested to complete, sign and return promptly the enclosed proxy card in the enclosed postage-prepaid envelope to ensure that their shares are voted at the Annual Meeting. A PST stockholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date with respect to the same shares, by delivering to the Secretary of PST a written notice of revocation bearing a later date than the proxy being revoked, or by attending the Annual Meeting and voting such shares in person. Mere attendance at the Annual Meeting will not in and of itself revoke a proxy. If a PST stockholder is not the registered direct holder of his or her shares, such stockholder must obtain appropriate documentation from the registered holder in order to be able to vote the shares in person.

  If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other manner at a previous meeting.

  In addition to solicitation by mail, directors, officers and employees of PST may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of PST will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of PST Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

                        PROPOSAL TO APPROVE THE MERGER

                               (PROPOSAL NO. 1)

                                  THE MERGER

BACKGROUND OF THE MERGER

  During 1997 PST received inquiries from time to time from trucking companies interested in business or strategic combinations, none of which were pursued because of the PST Board's belief that the expressions of interest were unsatisfactory from a financial standpoint.

  On January 12, 1998, Kenneth R. Norton, Chairman and Chief Executive Officer of PST, spoke by telephone with David R. Parker, President of JTI, a division of Enterprises, and inquired into whether PST might have an interest in considering a transaction with Enterprises. A meeting to pursue the inquiry was scheduled for February 18, 1998 in Salt Lake City, Utah.

  On February 18, 1998, Messrs. Norton and Parker met in Salt Lake City and discussed strategic benefits of a combination of PST and Enterprises, including geographic and equipment synergies, consolidation opportunities and customer expansion and service opportunities. Mr. Parker toured PST's facilities in Salt Lake City and was given verbal information concerning PST's operating plans. At the request of Mr. Parker, Mr. Norton agreed to compile preliminary written information relating to PST, which was subsequently furnished to Mr. Parker.

  At a truckload carrier conference in March 1998 Mr. Norton and Robert D. Hill, President and Chief Operating Officer of PST, met with Messrs. Patrick
E. Quinn, Co-Chairman and President of Enterprises, Parker, Max L. Fuller, Co-Chairman and Vice-President of Enterprises, and Ray M. Harlin, Vice President and Chief Financial Officer of Enterprises. In advance of the meeting, Mr. Norton had sent to Enterprises some preliminary information regarding PST. There was a general discussion about a possible transaction but terms and structure were not formally addressed.

  In late April 1998 Messrs. Norton and Hill met with Messrs. Quinn, Fuller and Harlin at a transportation industry analysts conference. The discussions, although informal and preliminary, turned more to specific terms, including a range for the proposed purchase price and the form of the consideration. The representatives for Enterprises agreed to visit with PST representatives at PST's offices to learn more about PST.

  In mid-May 1998 Mr. Harlin and E. William Lusk, Jr., Executive Vice President of Marketing of Enterprises, and William K. Farris, Executive Vice President of Operations of Enterprises, met at the corporate offices of PST with Messrs. Norton and Hill of PST to discuss PST and its business operations. At this time the discussions began to focus on specific terms, such as the price and structure of the transaction. Following this meeting there were telephone conferences among many of the same representatives in which the price and other proposed terms of the transaction were discussed. Mr. Norton of PST and Messrs. Quinn, Fuller and Harlin of Enterprises had a subsequent telephone conference in which the purchase price and form of the consideration were discussed. In a telephone conference on May 26, 1998, representatives of PST and Enterprises expressed approval of certain terms of the transaction and agreed to set forth these terms in an agreement in principle. At separate meetings of the Board of Directors of Enterprises and PST on May 29, 1998 and May 30, 1998, respectively, an Agreement in Principle for the Merger was approved. The Agreement in Principle was executed on behalf of PST and Enterprises on June 1, 1998 and a press release was issued by each of PST and Enterprises announcing the execution of the Agreement in Principle.

  After the execution of the Agreement in Principle representatives of Enterprises conducted additional due diligence investigations of PST and counsel for both parties worked to prepare the Merger Agreement. During June 1998 the Board of PST met on several occasions to discuss the status of negotiations and to respond to issues. The Board of Directors of both PST and Enterprises were informed of the status of the negotiations and were provided with and reviewed drafts of the definitive Merger Agreement during the weeks of June 9 and June 26, 1998. At the PST Board Meeting held June 16, 1998, Morgan Keegan reviewed its preliminary valuation analysis, and orally indicated that the Merger Consideration was fair from a financial point of view to the PST stockholders.

  During the week of June 22, 1998, Enterprises proposed alternatives to the Merger Consideration including a $7.00 per share minimum offer payable in cash, at the option of Enterprises, if the average price of Enterprises Common Stock, based on the twenty trading days prior to the Closing Date was less than $19.00 per share, or, alternatively, an all cash offer of $7.28 per share with elimination of any minimum trading price for Enterprises Common Stock. At a meeting of the PST Board on June 26, 1998, the Board determined that the tax benefit of a stock exchange and the opportunity for PST's stockholders to acquire ownership of Enterprises Common Stock were of greater value than an all cash offer. The PST Board authorized execution and delivery of the definitive Merger Agreement at the June 26, 1998 meeting.

  On July 1, 1998 Enterprises informed PST that, after substantially completing due diligence with respect to the Merger, it desired to fix the Merger Consideration at 1,100,000 shares of Enterprises Common Stock and $12,500,000 in cash because the fixed valuation better represented the relative value of the two companies.

  After considering all of the reasons discussed in "Recommendation of the PST Board of Directors and Reasons for the Merger," the PST Board concluded that the Merger was in the best interests of the stockholders of PST and unanimously approved entering into the Merger Agreement with the changes proposed by Enterprises on July 1, 1998. As a result, PST and Enterprises entered into the Merger Agreement on July 7, 1998.

RECOMMENDATION OF THE PST BOARD AND REASONS FOR THE MERGER

  THE PST BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT, HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, PST AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF PST COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  The terms of the Merger Agreement are the result of arms-length negotiations between representatives of PST and Enterprises. The PST Board's decision to approve the Merger and the Merger Agreement was based in significant part upon the PST Board's view that a business combination with Enterprises offered the best alternative to its stockholders. In reaching this conclusion, the PST Board of Directors gave significant attention to the detailed financial analysis contained in the fairness opinion which it received from Morgan Keegan, financial advisor to PST, and to Morgan Keegan's conclusion presented therein that, as of the date of such opinion, the Merger Consideration to be received by PST's stockholders pursuant to the Merger Agreement was fair to such stockholders from a financial point of view. (See "THE MERGER--Opinion of Financial Advisor" below for a discussion of the financial analyses and methods applied by Morgan Keegan in rendering its fairness opinion.)

  In considering the Merger with Enterprises the Board of Directors focused on the rapid growth of Enterprises, including through successful acquisitions, and the market share growth of Enterprises in its markets. The Board concluded, among other things, that a business combination with Enterprises should broaden PST's customer base, enhance driver recruitment and loyalty and permit consolidation of equipment, facilities and technologies.

  The Board also considered that because of PST's limited financial resources and operating losses in recent periods, PST has greater exposure to industry downturns and, in particular, does not presently have access to needed capital on acceptable terms which would be required to replace an aging fleet which, if not replaced, will result in prohibitively high maintenance expense in the future.

  Finally, the Board noted significant benefits to be realized by PST's stockholders, customers and drivers as a result of a combination with Enterprises. Specifically, the Board noted the opportunity for the stockholders to participate in ownership of Enterprises Common Stock on a partially tax deferred basis, the potential for improved and enhanced service to customers, the opportunity to reduce costs through consolidation, the potential improvement in driver retention and the opportunity to upgrade equipment.

  In addition to the foregoing, the PST Board identified several other potential strategic benefits of the Merger that the PST Board believes will contribute to the success of the Merger. The PST Board believes that many of these benefits are unique to a combination with Enterprises. These potential benefits include:

    (i) the opportunity for PST to leverage Enterprises' significantly greater financial resources;

    (ii) the potential to provide broader and more complete transportation services;

    (iii) the potential realization of synergies and cost savings associated with combining facilities and the underlying technologies of PST and Enterprises; and

    (iv) the opportunity to market PST's and Enterprises' services to a larger base of customers.

  PST further evaluated the merits of a transaction which offers its stockholders a combination of cash and shares of Enterprises Common Stock in a partially tax-free reorganization and the opportunity to participate in the potential growth in the value of the combined companies. With respect to Enterprises' Common Stock, PST also concluded that it represents a more liquid investment than PST Common Stock and is followed by a much greater number of stock analysts.

  In the course of its deliberations, the PST Board reviewed a number of other factors relevant to the Merger. In particular, the PST Board considered, among other things: (i) the proposed terms of the Merger and the Merger Agreement,
(ii) the likelihood of realizing superior benefits through alternative business strategies; (iii) the likelihood of consummating a business combination with a third party that would yield value to PST's stockholders in excess of the value that PST's stockholders would receive in the Merger; (iv) PST's right under the Merger Agreement to terminate the Merger Agreement in the event that it receives a takeover proposal superior to the Merger; (v) information concerning Enterprises' and PST's respective businesses, historical financial performances, operations and products, including public SEC and analysts' reports and the due diligence reports from PST's management;
(vi) an analysis of trading prices for PST Common Stock as compared to certain other transportation and logistics companies; and (vii) the compatibility of the management and businesses of PST and Enterprises.

  The PST Board also considered certain risks arising in connection with the Merger, including (i) the potential disruption of PST's business that might result from employee and customer uncertainty and lack of focus following announcement of the Merger and in connection with integrating the operations of PST and Enterprises; (ii) the possibility that the Merger might not be consummated; (iii) the effects of the public announcement of the Merger on PST's sales and operating results and its ability to attract and retain key management, marketing and driver personnel; (iv) the risk that the announcement of the Merger could result in decisions by customers to cancel or delay use of PST's services; and (v) the risk that the other benefits sought to be achieved by the Merger will not be achieved. In the view of the PST Board, these considerations were not sufficient, either individually or in the aggregate, to outweigh the advantages of the Merger.

  The foregoing discussion of the information and factors considered by the PST Board is not intended to be exhaustive but is believed to include all material factors considered by the PST Board. In view of the wide variety of factors, both positive and negative, considered by the PST Board, the PST Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above, the PST Board continues to believe that the Merger is in the best interests of PST and its stockholders and continues to recommend approval and adoption of the Merger Agreement and approval of the Merger.

OPINION OF FINANCIAL ADVISOR

  The Board of Directors retained Morgan Keegan to act as its financial advisor and to render its opinion concerning the fairness to the PST stockholders, from a financial point of view, of the transaction (the "Transaction") whereby PST will be acquired for cash and stock by Enterprises pursuant to the Merger Agreement.

  At a meeting of the Board of Directors held on June 16, 1998, Morgan Keegan made a presentation and gave its oral opinion to the Board of Directors that the Purchase Price is fair, from a financial point of view, to the PST stockholders. In addition, Morgan Keegan confirmed, in a written opinion dated July 27, 1998 that, as of such date, the Merger Consideration is fair, from a financial point of view, to the PST stockholders (the "Fairness Opinion"). The Fairness Opinion addresses the Transaction to which it relates in the context of the information available on that date. Events occurring after that date may materially affect the assumptions used in preparing the Fairness Opinion.

  THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN KEEGAN, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN ARRIVING AT SUCH OPINION, AND THE LIMITS OF ITS REVIEW, IS ATTACHED HERETO AS ANNEX III, AND IS INCORPORATED HEREIN BY REFERENCE. PST STOCKHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. MORGAN KEEGAN'S OPINION IS DIRECTED ONLY TO THE FAIRNESS TO THE PST STOCKHOLDERS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION. THE FAIRNESS OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY PST STOCKHOLDER AS TO HOW SUCH PST STOCKHOLDER SHOULD VOTE. THE SUMMARY OF THE OPINION OF MORGAN KEEGAN SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

 Experience Of Morgan Keegan

  Morgan Keegan is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various purposes. The Board of Directors selected Morgan Keegan as its financial advisor on the basis of such experience and expertise in such transactions.

 Summary Of Matters Considered

  In arriving at its opinion, Morgan Keegan reviewed (i) an unexecuted draft of the Merger Agreement (which, for purposes of its analysis, it assumed that any further revisions, including the filling in of blank spaces and the attachment of final exhibits and appendices, would not materially alter the terms and provisions of such documents and that such documents would be executed as finalized), and (ii) certain publicly-available financial information and internal financial analyses concerning PST and held discussions with members of senior management of PST regarding the business and prospects of PST. Morgan Keegan also compared certain financial information of PST with similar information for certain selected truckload carriers whose securities are publicly traded, reviewed the financial terms of selected recent business combinations and performed such other studies and analyses as Morgan Keegan considered appropriate. Morgan Keegan was not asked to consider or provide an opinion, and is not expressing any opinion, with respect to (i) the fairness of the Transaction, other than the Merger Consideration, (ii) the fairness of the Merger Consideration from any point of view other than from a financial point of view, (iii) the fairness of any other alternative transaction or structures available to PST, (iv) the effect of federal, state or other tax laws, rules or regulations on PST or any other party to the Transaction and related transactions, or (v) the price at which the shares of Enterprises Common Stock will trade following consummation of the Transaction.

 Scope Of Opinion

  The scope of Morgan Keegan's opinion was limited to the fairness to the PST stockholders, from a financial point of view, of the Merger Consideration. Morgan Keegan did not undertake an analysis nor give an opinion with respect to the fairness to the PST stockholders, from a financial point of view, of other alternatives.

 Assumptions

  In connection with its review and analysis and in arriving at its opinion, Morgan Keegan assumed the accuracy, completeness and fairness of any information provided to or otherwise reviewed by Morgan Keegan, including, without limitation, this Proxy Statement/Prospectus, and relied upon such information being complete and accurate in all respects. Morgan Keegan did not independently verify any of such information. Morgan Keegan also assumed the correctness of and relied upon the representations and warranties of all parties contained in the Merger Agreement. Morgan Keegan also relied upon the judgment of the management of PST as to the reasonableness and achievability of the financial and operating projections and the assumptions and bases therefore provided to it, and assumed that such projections reflected the best currently available estimates and judgment of the management of PST and that, subject to reasonable discounts attributable to the likelihood of achieving such results, such projections and forecasts would be realized in the amounts and time periods then estimated by the management of PST. Morgan Keegan was not engaged to assess the achievability of such projections or assumptions. Morgan Keegan was not engaged to, and did not conduct a physical inspection or appraisal of any of the assets, properties or facilities of either PST or Enterprises, nor was it furnished with any such evaluation or appraisal. Morgan Keegan assumed that the conditions to consummation of the Merger Agreement would be satisfied.

 Analysis And Conclusion

  The following is a summary of the financial and comparative analyses performed by Morgan Keegan in connection with the preparation of the Fairness
Opinion:

  In performing its analysis, Morgan Keegan considered a variety of valuation methodologies, including: (i) comparable company analysis, (ii) comparable transaction analysis, and (iii) discounted cash flow analysis.

 Comparable Company Analysis.

  Morgan Keegan analyzed selected publicly-traded truckload carriers. Morgan Keegan considered the following companies: Cannon Express, Celadon Group, Covenant Transport, Heartland Express, J.B. Hunt, Knight Transportation, Landair Services, MS Carriers, PAM Transportation, Swift Transportation, Transport Corporation of America, US Xpress Enterprises, USA Truck and Werner Enterprises. Morgan Keegan compared the market value of each, as determined by the closing price recorded for each company's common stock, with each company's net income and book value. In addition, Morgan Keegan determined the adjusted market value of each comparable company and calculated trading multiples based on revenues, EBITDA and EBIT. Based on the median multiples of the comparable companies, this analysis resulted in a range of equity values for PST of $23.9 million to $36.2 million.

 Comparable Acquisitions.

  Morgan Keegan also compared the Transaction with acquisitions by selected public companies engaged primarily in the trucking business. Morgan Keegan determined the multiples of market value to net income and tangible book value and adjusted market value to revenue, EBITDA and EBIT for each of these companies. Morgan Keegan then applied these multiples to EBITDA and tangible book value of PST. Based on the median multiples of the comparable acquisitions, this analysis resulted in a range of equity values for PST of $15.8 million to $20.9 million.

 Discounted Cash Flow Analysis.

  Morgan Keegan also used a discounted cash flow analysis to value the projected free cash flow of PST. Morgan Keegan performed a discounted cash flow analysis of the projected cash flow (unlevered net income) of PST for fiscal years 1998 through 2002, based on operating projections provided by PST. PST's operating projections indicated projected cash flow of PST for each of the fiscal years 1998 through 2002, of approximately $10.7 million, $10.6 million, $11.5 million, $11.7 million and $12.3 million, respectively. Using this information, Morgan Keegan calculated a range of equity values for PST based on the sum of (i) the present value of the free cash flows of PST and
(ii) the present value of the estimated terminal value for PST assuming that it was sold at the end of fiscal year 2002. In performing its discounted cash flow analysis, Morgan Keegan assumed, among other things, discount rates ranging from 15% to 25% and terminal multiples of EBIT of 10.0x to 13.0x. Those discount rates and terminal multiples reflect Morgan Keegan's qualitative judgments concerning the specific risk associated with such an investment and the historical and projected operating performance of PST. This analysis resulted in a range of equity values for PST of $12.0 million to $53.4 million.

  Based on the foregoing, Morgan Keegan concluded that, based on various assumptions and considerations, the Merger Consideration is fair, from a financial point of view, to the PST stockholders.

  The summary set forth above does not purport to be a complete description of the presentation by Morgan Keegan to the PST Board of Directors or of the analyses performed by Morgan Keegan. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Morgan Keegan believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses presented to the PST Board of Directors set forth in Morgan Keegan's Fairness Opinion.

  In performing its analyses, Morgan Keegan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PST. The analyses performed by Morgan Keegan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Keegan's analysis of the fairness, from a financial point of view, of the Merger Consideration and were discussed with the PST Board of Directors. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Morgan Keegan's presentation to PST Board of Directors and its Fairness Opinion was one of many factors taken into consideration by the PST Board of Directors in making its decision to approve the Merger Consideration.

 Compensation And Material Relationships.

  The PST Board of Directors has engaged Morgan Keegan to provide investment banking advice and services in connection with the PST Board of Director's review and analysis of the Transaction. PST agreed to pay Morgan Keegan a fee of $150,000 (the "Opinion Fee") upon delivery of the Fairness Opinion.

  PST has also agreed to reimburse Morgan Keegan for reasonable out-of-pocket expenses, including fees and disbursements of counsel, incurred by Morgan Keegan in carrying out its duties under the engagement letter, and to indemnify Morgan Keegan for certain liabilities to which it may be subjected in connection with its engagement.

  Morgan Keegan has in the past rendered, and may in the future render, investment banking services for Enterprises. Morgan Keegan was a co-manager of Enterprises' initial public offering in October 1994 and its follow-on offering in August 1997.

EFFECTIVE TIME

  If the Merger is approved by the requisite vote of PST stockholders at the Annual Meeting and the other conditions to the Merger are satisfied or waived (where permitted by the Merger Agreement), the Merger will become effective when a Certificate of Merger is duly filed with the Secretary of State of the State of Nevada and the Utah Division of Corporation and Commercial Code, or at such later time as is specified in such Certificate of Merger. The Merger Agreement provides that Enterprises and PST will cause a Certificate of Merger to be filed as soon as practicable on or after the Closing Date. See "THE MERGER AGREEMENT--Conditions to the Consummation of the Merger."

MERGER CONSIDERATION

  At the Effective Time (as defined in the Merger Agreement), each share of PST Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of such stock held by Enterprises or PST (or by subsidiaries of either), which shall be canceled, and other than Dissenting Shares, if any, as defined in the Merger Agreement) will be converted into the right to receive (i) the right to receive 0.2381 shares of Enterprises Class A Common Stock, $0.01 par value per share (the "Enterprises Common Stock) plus
(ii) $2.71 in cash.

  The exchange agent for the payment of the Merger Consideration in connection with the Merger (the "Exchange Agent") will be BankBoston, N.A. SEE "THE MERGER--Exchange Procedures."

  No Fractional Shares. No certificates representing fractional shares of Enterprises Common Stock will be issued upon the surrender for exchange of certificates representing the PST Common Stock ("Certificates"), and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Enterprises. Each holder of shares of PST Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Enterprises Common Stock (after taking into account all Certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fraction of a share of Enterprises Common Stock multiplied by the 20-Day Average Price.

  Dividends. Enterprises has never paid, and does not anticipate paying in the foreseeable future, cash dividends on the Enterprises Common Stock. PST does not currently pay dividends on the PST Common Stock and is not permitted under the terms of the Merger Agreement to set aside or pay any dividend or other distributions, whether in cash, stock or other property, in respect of the PST Common Stock during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time.

  If, at any time before the Effective Time, Enterprises issues any dividends payable in shares of Enterprises Common Stock, combines the outstanding Enterprises Common Stock into a smaller number of shares, subdivides the outstanding Enterprises Common Stock, or reclassifies the Enterprises Common Stock, the Merger Consideration will be adjusted so that each PST stockholder will be entitled to receive the same Merger Consideration as such stockholder would have received if the Effective Time had occurred prior to the record date for payment of such stock dividend, increase, reduction or reclassification of the Enterprises Common Stock.

  No Further Ownership Rights In PST Common Stock. From and after the Effective Time, and until surrendered and exchanged, each outstanding certificate formerly representing shares of PST Common Stock will be deemed to represent only the right to receive the Merger Consideration. No dividends or other distributions declared or made after the Effective Time with respect to shares of Enterprises Common Stock with a record date after the Effective Time will be paid to the holder of an unsurrendered certificate formerly representing shares of PST Common Stock with respect to the shares of Enterprises Common Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder, until the surrender of the certificate held by such holder. Subject to applicable laws, upon surrender and exchange of each outstanding certificate representing shares of PST Common Stock, the holder thereof will receive: (i) the cash portion of the Merger

Consideration payable to such holder (without interest thereon); (ii) certificates representing the shares of Enterprises Common Stock issued in exchange therefore, plus the amount, without interest, of dividends and other distributions, if any, declared and paid, subsequent to the Effective Time and prior to the date such shares were surrendered, to stockholders of record with respect to the number of whole shares of Enterprises Common Stock represented thereby; and (iii) the cash (without interest or dividends thereon), payable in lieu of any fractional shares of Enterprises Common Stock as described in the Merger Agreement. From and after the Effective Time, the stock transfer books of PST will be closed and no transfer of shares of PST Common Stock on the books of PST will be made.

EXCHANGE PROCEDURES

  As of the Effective Time, Enterprises will deposit with the Exchange Agent for the benefit of the holders of shares of PST Common Stock, for exchange in accordance with the Merger Agreement, through the Exchange Agent, the cash and certificates representing the shares of Enterprises Common Stock constituting the Merger Consideration issuable in exchange for outstanding shares of PST Common Stock.

  Following the Effective Time, the Exchange Agent will send transmittal materials to each holder of PST Common Stock and/or options to purchase such stock granted under PST's Stock Incentive Plan. The transmittal materials will contain instructions with respect to the surrender of the Certificates (or the exercise of stock options, as applicable) in exchange for the Merger Consideration. PST STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL MATERIALS. Each holder of an outstanding Certificate or Certificates will, upon surrender to the Exchange Agent of such Certificate or Certificates and acceptance thereof by the Exchange Agent, be entitled to received Merger Consideration consisting of a certificate or certificates representing the number of full shares of Enterprises Common Stock and the amount of cash into which the aggregate number of shares of PST Common Stock previously represented by such Certificate or Certificates surrendered have been converted pursuant to the Merger Agreement. The Exchange Agent will accept surrendered Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose in accordance with normal exchange practices. If any certificate for Enterprises Common Stock is to be issued in a name other than that in which the Certificate surrendered for exchange is registered, the Certificate so surrendered must be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and the person requesting such exchange must pay to Enterprises or its transfer agent any transfer or other taxes required by reason of the issuance of Certificates for Enterprises Common Stock in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of Enterprises or the Exchange Agent that such tax has been paid or is not applicable. Until surrendered, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon effective surrender as described above. Although the shares of Enterprises Common Stock issuable in the Merger will be deemed to be outstanding on Enterprises' stock records after consummation of the Merger, former PST stockholders will not be able to vote such shares until they have surrendered their PST Common Stock certificates in exchange for the Merger Consideration as described above. Notwithstanding any delay in the surrender of such certificates by any PST stockholder, no interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of Enterprises Common Stock.

  In addition to providing for the exchange of outstanding shares of PST Common Stock for the Merger Consideration pursuant to the Merger, the Merger Agreement provides that, as of the Effective Time, all options to purchase PST Common Stock outstanding under PST's Stock Incentive Plan shall be deemed immediately vested and exercisable in full. The transmittal materials forwarded by the Exchange Agent will contain a description of, and instructions with respect to, the procedures by which any holder of such options who chooses to do so may exercise such options in exchange for the Merger Consideration consisting of a certificate or certificates representing the number of full shares of Enterprises Common Stock and the amount of cash into which the aggregate number of shares of PST Common Stock with respect to which such options are exercised would have been converted pursuant to the Merger Agreement if such options had been exercised immediately prior to the Effective Time, in accordance with all of the other original terms of such options. In order to facilitate the processing by the Exchange Agent of instructions for the exercise of such options, any individual choosing to do so will be required to include both a copy of his or her individual Stock Option Agreement under the plan and payment of the applicable option exercise price along with the other transmittal materials upon their return to the Exchange Agent. More particularly, and in compliance with the provisions of PST's Stock Incentive Plan and with such reasonable terms and conditions as the Exchange Agent may impose in accordance with normal exchange practices, the transmittal materials will provide for the payment of the exercise price with respect to such options in cash or, if applicable under the terms of an optionee's individual Stock Option Agreement, by means of: (i) surrender of previously owned shares of PST Common Stock which have been held by the optionee for more than six months; (ii) instructions for the sale by a broker approved by PST, Enterprises and the Exchange Agent of other shares of Enterprises Common Stock which the optionee may receive in exchange for previously owned shares of PST Common Stock and delivery of all or part of the proceeds of such sale in payment for the exercise price of the option and any withholding taxes (a "brokered exercise"); (iii) an irrevocable pledge of shares of Enterprises Common Stock received (or to be received) as Merger Consideration in exchange for shares of PST Common Stock or upon exercise of the option (as applicable) to a securities broker or lender approved by PST, Enterprises and the Exchange Agent as security for a loan, followed by the delivery of all or part of the proceeds of such loan in payment for the exercise price of the option and any withholding taxes; or (iv) any other payment mechanism which may be provided for in any individual Stock Option Agreement under the PST Stock Incentive Plan. As provided in the PST Stock Incentive Plan, any holder who elects to exercise an outstanding option in connection with the Merger as described above shall be responsible for the payment of any withholding or other tax obligations which may arise by reason of such exercise under applicable Federal, state, local or foreign tax laws. None of PST, Enterprises or the Exchange Agent shall be required to make any distribution of Merger Consideration to such holder in respect of such exercise until he or she has established to the satisfaction of Enterprises and the Exchange Agent that such tax has been paid or is not applicable. To the extent permitted by the terms of such holder's individual Stock Option Agreement, all or a portion of any such tax obligation may be satisfied through the withholding of a portion of the shares of Enterprises Common Stock that would otherwise be issuable as a portion of the Merger Consideration with respect to the exercise of such option. Any option granted under the PST Stock Incentive Plan which is not exercised as described above within six (6) months of the Effective Time of the Merger shall be deemed null and void and will not thereafter be exercisable in exchange for Merger Consideration or otherwise.

NASDAQ NATIONAL MARKET SYSTEM LISTING

  In accordance with NASD rules, Enterprises has filed a Nasdaq National Market Notification and Report Form for the Listing of Additional Shares with respect to the shares of Enterprises Common Stock issuable to PST stockholders pursuant to the Merger Agreement.

EXPENSES; TERMINATION FEE

  The Merger Agreement provides that all fees and expenses incurred in connection with the Merger and the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that if the Merger Agreement is terminated under certain conditions involving the cancellation of the Merger by PST in favor of a competing transaction, PST must pay Enterprises a termination fee of $3,000,000 (the "Termination Fee") plus Enterprises' actual out-of-pocket expenses relating to the transactions contemplated by the Merger Agreement up to $500,000.

  The Termination Fee payable under certain circumstances by PST to Enterprises is intended, among other things, to compensate Enterprises for its costs, including lost opportunity costs, if the Merger is not consummated as a result of certain actions or inactions by PST or its stockholders. The Termination Fee may have the effect of increasing the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. The Termination Fee may also have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all or a significant part in PST from considering or proposing such an acquisition by increasing the costs of any such acquisition. Additionally, the Merger Agreement provides that PST will pay Enterprises' actual out-of-pocket expenses (up to $500,000) if the Merger Agreement is terminated due to: (i) the PST Board having withdrawn its approval or recommendation of the

Merger Agreement (or modified it in a manner adverse to Enterprises); (ii) any material breach of the covenants or agreements of PST contained in the Merger Agreement which is not cured within fifteen (15) business days following receipt of a notice of such breach; or (iii) any (A) breach of a representation or warranty of PST which, by their nature, cannot be cured prior to the Termination Date (unless such breaches or inaccuracies have not had or would not reasonably be expected to have a "PST Material Adverse Effect" as defined in the Merger Agreement) or (B) a PST Material Adverse Effect has occurred (unless such breach or PST Material Adverse Effect, as the case may be, occurs between the signing of the Merger Agreement and the Closing Date as a result of the actions of one or more third parties). Finally, the Merger Agreement also provides that, if Enterprises wrongfully refuses to close the transactions contemplated thereby (expressly excluding any refusal to close due to the failure of any condition to Enterprises' obligations to close), then Enterprises will pay PST's actual out-of-pocket expenses (up to $500,000). See "THE MERGER AGREEMENT--Additional Agreements-- Expenses; Termination Fee."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the material U.S. Federal income tax considerations of the Merger generally relevant to holders of PST Common Stock assuming that the Merger is consummated as contemplated by this Proxy Statement/Prospectus. This discussion is based upon interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings as of the date hereof, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. Federal income tax consequences or any state, local or foreign tax consequences of the Merger. The tax treatment of a stockholder may vary depending upon the stockholder's particular situation, and certain stockholders (including dealers in securities or foreign currency, holders who have acquired their PST Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, tax-exempt entities, banks, thrifts, insurance companies, persons that hold PST Common Stock as part of a "straddle", a "hedge", a "constructive sale" transaction or a "conversion transaction", all as defined by the Code, persons that have a "functional currency" other than the U.S. dollar, investors in pass-through entities and persons who are neither citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States) may be subject to special rules not discussed below. This discussion also does not address the U.S. Federal income tax consequences of the Merger to holders of PST Common Stock that do not hold such common stock as a capital asset within the meaning of Section 1221 of the Code.

  EACH PST STOCKHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS AND CHANGES IN APPLICABLE TAX LAWS.

  Federal Income Tax Consequences of the Merger. Parr, Waddoups, Brown, Gee & Loveless, P.C. counsel to PST, has rendered an opinion as to the qualification of the Merger as a reorganization under Section 368(a) of the Code (See Annex
V). Such opinion is subject to various limitations and qualifications, and is based in part on certain representations made by Enterprises and PST.

  No rulings have been or will be requested from the Internal Revenue Service (the "IRS") with respect to any of the matters discussed herein, and the opinion of counsel described above is not binding on the IRS.

  Exchange of PST Common Stock for a Combination of Enterprises Common Stock and Cash. Except as discussed below, holders of PST Common Stock, who will receive a combination of Enterprises Common Stock and cash in exchange for PST Common Stock, generally will recognize any capital gain realized in the transaction to the extent of any cash received but will not recognize any loss realized in the transaction. The amount of capital gain that is recognized will be calculated separately for each block of PST Common Stock surrendered, in an amount equal to the lesser of (i) the amount of gain realized in respect of such block (i.e., the excess of (a) the sum of the amount of cash and the fair market value of Enterprises Common Stock received that is allocable to such block of PST Common Stock over (b) the tax basis of such block) and (ii) the amount of cash received that is allocable to such block. The tax basis of the Enterprises Common Stock received in exchange for a block of PST Common Stock will be equal to the tax basis of such surrendered block of PST Common Stock, decreased by the amount of cash received in respect of such block and increased by the amount of gain recognized in respect of such block. The holding period of the Enterprises Common Stock will include the holding period of the corresponding block of PST Common Stock surrendered.

  Additional Considerations--Recharacterization of Gain as a Dividend. With respect to the cash portion of the Merger Consideration received by a holder of PST Common Stock, it is possible that some or all of the gain recognized by such holder could be treated as a dividend if the receipt of such cash in connection with the Merger has the effect of a dividend. In that case, the amount of cash received by such holder in connection with the Merger will be treated first, as a dividend to the extent of the such holder's allocable portion of PST's accumulated earnings and profits; next, as a non-taxable return of capital to the extent of the holder's tax basis in its shares; and thereafter as capital gain. To the extent such amount is taxable as a dividend, such dividend will be includable in the holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the shares exchanged for cash, and no loss will be recognized. To the extent that cash received in exchange for shares is treated as a dividend to a corporate holder, (i) it may be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it could be subject to the basis reduction rules of the extraordinary dividend provisions of the Code. Corporate holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the extraordinary dividend provisions of the Code.

  For purposes of determining whether the receipt of cash by a holder of PST Common Stock in connection with the Merger has the effect of the distribution of a dividend, such holder will be treated for U.S. Federal income tax purposes as if he exchanged all his PST Common Stock solely for Enterprises Common Stock and then Enterprises immediately redeemed (the "Deemed Enterprises Redemption") a portion of such Enterprises Common Stock in exchange for the cash such holder actually received in connection with the Merger. Generally, under that analysis, the receipt of cash by a holder in connection with the Deemed Enterprises Redemption will not be treated as a dividend if such Deemed Enterprises Redemption, among other things, (i) results in a "substantially disproportionate" redemption with respect to such holder or (ii) is not essentially equivalent to a dividend with respect to such holder. Section 302 applies attribution rules pursuant to which a holder is deemed to own any stock (i) owned by certain family members (ii) owned directly or indirectly by a partnership, estate or trust in proportion to such holder's partnership or beneficial interest, (iii) owned directly or indirectly by a corporation, if such holder owns, directly or indirectly, 50% of the value of the stock of such corporation, in proportion to such ownership and (iv) that the holder has the right to acquire by exercise of an option.

  The Deemed Enterprises Redemption will result in a substantially disproportionate redemption with respect to a holder if the percentage of the then outstanding Enterprises Common Stock owned by such holder immediately after the Deemed Enterprises Redemption is less than 80% of the percentage of the Enterprises Common Stock deemed owned by such holder immediately before the Deemed Enterprises Redemption.

  If the Deemed Enterprises Redemption fails to satisfy the substantially disproportionate test, the holder may nonetheless satisfy the not essentially equivalent to a dividend test if it results in a meaningful reduction of the holder's equity interest in Enterprises under the particular facts and circumstances of the transaction. An exchange of Enterprises Common Stock for cash pursuant to the Deemed Enterprises Redemption that results in a reduction of the proportionate equity interest in Enterprises of a holder whose relative equity interest in Enterprises is minimal (an interest of less than 1% should satisfy this requirement) and who does not exercise any control over or participate in the management of the corporation's corporate affairs should be treated as not essentially equivalent to a dividend.


  Because the application of the above-described tests depends upon each stockholder's particular circumstances, stockholders are urged to consult their own tax advisors regarding the tax consequences of the Deemed Enterprises Redemption.

  Cash In Lieu Of Fractional Shares. A holder of PST Common Stock who receives cash in lieu of fractional shares of Enterprises Common Stock will be treated as having received such fractional shares pursuant to the Merger and then as having exchanged such fractional shares for cash in a redemption by Enterprises. Any gain or loss attributable to fractional shares generally will be capital gain or loss. The amount of such gain or loss will be equal to the difference between the ratable portion of the tax basis of the PST Common Stock surrendered in the Merger that is allocated to such fractional shares and the cash received in lieu thereof.

  Capital Gain Or Loss. Any capital gain or loss recognized by a stockholder in connection with the transfer of PST Common Stock pursuant to the Merger generally will constitute long-term capital gain or loss if such PST Common Stock has been held by such stockholder for more than 12 months as of the Effective Time. Generally, long-term capital gain will be subject to U.S. Federal income tax at a maximum 20% rate if the underlying PST Common Stock has been held for more than 12 months as of the Effective Time.

  Reporting Requirements. Each holder of PST Common Stock that receives Enterprises Common Stock in the Merger will be required to retain records and file with such holder's U.S. Federal income tax return a statement setting forth certain facts relating to the Merger.

  THIS FEDERAL INCOME TAX DISCUSSION IS FOR GENERAL INFORMATION ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO A HOLDER OF PST COMMON STOCK. ALL PST STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING ALL FOREIGN, STATE AND LOCAL TAX CONSEQUENCES.

REGULATORY APPROVALS REQUIRED

  Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions (including, for purposes of the disclosures contained in this Proxy Statement/ Prospectus, both the Merger and the acquisition by Enterprises of shares representing 15% or more of the outstanding PST Common Stock in open market transactions) may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division and the FTC and specified waiting period requirements have been satisfied. Both Enterprises and PST had filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger by July 17, 1998. Unless extended by a request for additional information or unless early termination is granted, the waiting period under the HSR Act will expire at 11:59 p.m. Eastern Time on August 16, 1998. At any time before or after the Effective Time, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of PST by Enterprises, in whole or in part, or the divestiture of substantial assets of Enterprises, PST or their respective subsidiaries. State Attorneys General and private parties may also bring legal action under Federal or state antitrust laws in certain circumstances. Based on an examination of information available to Enterprises and PST relating to the businesses in which Enterprises, PST and their respective subsidiaries are engaged, Enterprises and PST believe that the consummation of the Merger will not violate the antitrust laws.

  Enterprises and PST do not believe that any other material governmental approvals or actions will be required for consummation of the Merger. See "THE MERGER AGREEMENT--Conditions to the Consummation of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the PST Board with respect to the approval and adoption of the Merger Agreement and the transactions contemplated thereby, stockholders of PST should be aware that certain members of the management of PST and the PST Board may have certain interests in the Merger that are different from, or in addition to, the interests of PST stockholders generally.

  General. Merger Sub will be the Surviving Corporation in the Merger and, following the Merger, will succeed to and assume all the rights and obligations of PST. Following the Merger, the current officers of Merger Sub will be the officers of the Surviving Corporation and the current directors of Merger Sub will be directors of the Surviving Corporation. As of the Record Date, directors and executive officers of PST and their affiliated entities owned (i) 2,258,379 shares of PST Common Stock for which they will receive the same consideration as other PST stockholders and (ii) unexercised stock options to acquire 196,500 shares of PST Common Stock, which will be treated as described below under "PST Stock Options."

  PST Stock Options. Under the terms of the Merger Agreement, at the Effective Time all options to purchase PST Common Stock under any stock incentive plan shall be deemed immediately vested and exercisable in full. Upon the exercise of any option to purchase PST Common Stock, the holder thereof will receive the Merger Consideration. Any option to purchase PST Common Stock which is not exercised within six (6) months of the Effective Time of the Merger will be deemed null and void and will not thereafter be exercisable. See "THE MERGER-- Exchange Procedures."

  Voting Agreements. Kenneth R. Norton and the Bank of New York, in their capacities as stockholders, have entered into the Voting Agreements. The general effect of the Voting Agreements is to increase the likelihood that Stockholder Approval will be obtained. See "THE MERGER AGREEMENT--The Voting Agreements."

  Noncompetition and Consulting Agreement. Upon consummation of the Merger, Kenneth R. Norton will enter into a Noncompetition and Consulting Agreement with Enterprises, pursuant to which he will provide certain consulting services for Enterprises and agree not to compete with Enterprises for a period of five (5) years after the Closing Date. See "THE MERGER AGREEMENT-- The Noncompetition and Consulting Agreement."

  Change in Control Agreement. PST has entered into an agreement with Robert
D. Hill, its President and Chief Operating Officer, which provides that PST will pay Mr. Hill a severance payment equal to his current annual base salary plus the amount of bonus paid to him in the previous year if Mr. Hill's employment terminates following a change in control of PST. See "BUSINESS OF PST VANS, INC.--Change in Control Agreement."

DISSENTERS' RIGHTS

  Sections 1301-1331 of Part 13 of the URBCA ("Part 13") provide appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of Utah corporations in certain situations. Holders of record of PST Common Stock who comply with the applicable statutory procedures summarized herein may be entitled to dissenters' rights under Part 13.

  A person having a beneficial interest in shares of PST Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenters' rights.

  The following discussion is not a complete statement of the law pertaining to dissenters' rights under the Utah Code Annotated and is qualified in its entirety by the full text of Part 13, which is reprinted in its entirety as Annex IV to this Proxy Statement/Prospectus. All references in Part 13 and in this summary to a "stockholder" or "holder" are to the record holder of the shares of PST Common Stock as to which dissenters' rights may be asserted.

  Under Part 13, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation must notify each of its stockholders who was such on the record date for such meeting of the availability of dissenters' rights with respect to his or her shares of PST Common Stock, and must include in such notice a copy of Part 13 and the materials, if any, that under Part 13 are required to be given to the stockholders entitled to vote on the proposed merger at the meeting.

  This Proxy Statement/Prospectus constitutes such notice to the holders of Dissenting Shares (as defined below) and the applicable statutory provisions of the Utah Code Annotated are attached to this Proxy Statement/Prospectus as Annex IV. Any stockholder who wishes to assert such dissenters' rights or who wishes to preserve his right to do so should review the following discussion and Annex IV carefully, because failure to timely and properly comply with the procedures specified will result in the loss of dissenters' rights under the URBCA.

  If the Merger is approved by the required vote of PST's stockholders and is not abandoned or terminated, each holder of shares of PST Common Stock who does not vote in favor of the Merger and who follows the procedures set forth in Part 13 will be entitled to have his shares of PST Common Stock purchased by the Surviving Corporation for cash at their Fair Value (as defined below). The "Fair Value" of shares of PST Common Stock will be determined as of the day before the Merger is consummated, excluding any appreciation or depreciation in anticipation of the proposed Merger. The shares of PST Common Stock with respect to which holders have perfected their purchase demand in accordance with Part 13 and have not effectively withdrawn or lost such rights are referred to in this Proxy Statement/Prospectus as the "Dissenting Shares."

  Under Part 13, a holder of Dissenting Shares wishing to exercise dissenters' rights must deliver to PST, prior to the vote on the Merger Agreement at the Annual Meeting to be held on August 28, 1998, a properly executed written notice of his intent to demand payment for shares if the proposed Merger is effectuated. The dissenting stockholder may not vote in favor of the Merger. A holder of Dissenting Shares wishing to exercise such holder's dissenters' rights must be the record holder of such Dissenting Shares on the date the proposed corporate action creating dissenters' rights under Part 13 is approved by the stockholders. Accordingly, a holder of Dissenting Shares who is the record holder of Dissenting Shares on the date the written demand for appraisal is made, but who thereafter transfers such Dissenting Shares prior to the vote on the Merger, will lose any right to appraisal in respect of such Dissenting Shares.

  Only a holder of record of Dissenting Shares is entitled to assert dissenters' rights for the Dissenting Shares registered in that holder's name. A demand for payment should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the Dissenting Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Dissenting Shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for payment on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Dissenting Shares as nominee for several beneficial owners may exercise dissenters' rights with respect to the Dissenting Shares held for one or more beneficial owners while not exercising such rights with respect to the Dissenting Shares held for other beneficial owners only if the record stockholder dissents with respect to all shares beneficially owned by any one person; in such case, PST must receive written notice which states the dissent and the name and address of each person on whose behalf dissenters' rights are being asserted. If a stockholder holds Dissenting Shares through a broker who in turn holds the shares through a central securities depositary nominee, a demand for appraisal of shares must be made by or on behalf of the depositary nominee and must identify the depositary nominee as record holder. Stockholders who hold their Dissenting Shares in brokerage accounts or other nominee forms and who wish to assert dissenters' rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

  All written demands for payment should be sent or delivered to PST Vans, Inc., 1901 West 2100 South, Salt Lake City, Utah 84119, Attention: Secretary.

  Under Part 13, a PST stockholder who wishes to assert dissenters' rights must cause PST to receive written notice of his intent to demand payment for shares if the proposed Merger is approved prior to the vote taken to approve the proposed Merger at the Annual Meeting. In the case of a beneficial owner of Dissenting Shares held through a broker or nominee (or other record holder), as discussed above, such holder's notice to PST also must certify to PST that both such beneficial owner and the record holder(s) of all shares of PST Common Stock owned beneficially by him have asserted, or will timely assert, dissenters' rights as to all of such shares. Within ten days after approval of the Merger by the PST Stockholders, PST (or the Surviving Corporation, as applicable) must mail a notice of such approval (the "Approval Notice") to all stockholders who are entitled to demand payment for their shares under Part 13, together with a statement of the price determined by PST (or the Surviving Corporation) to represent the Fair Value of the applicable Dissenting Shares, a brief description of the procedures to be followed in order for the stockholder to pursue his dissenters' rights, a copy of Part 13 and a form for demanding payment. The statement of price contained in the Approval Notice will constitute an offer by PST (or the Surviving Corporation, as applicable) to purchase all dissenting shares at the stated amount. Only a holder of record of PST Common Stock as of the date the Merger is approved by PST's stockholders (or the duly appointed representative of such holder), is entitled to assert a purchase demand for the shares registered in that holder's name.

  Under Part 13, holders of shares of PST Common Stock who follow the procedures set forth in Sections 1321 and 1323 thereof are entitled to receive the Fair Value of the Dissenting Shares. Under Section 16-10a-1328, a dissenting stockholder who has not accepted an offer under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the Fair Value of his shares and demand the difference, plus interest. Such notice must be received by the corporation within 30 days after the corporation made or offered payment for his shares.

  A dissenter who has not accepted an offer in full satisfaction under Part 13 may notify the corporation in writing of his own estimate of the Fair Value of his shares. Such notice must be received by the corporation within 30 days after the corporation made its payment or offer. If the corporation refuses to pay such demand, it has 60 days after it receives notice to commence a proceeding in the district court of Salt Lake County. The holders of the Dissenting Shares shall be named as parties to the suit and shall be served with a copy of the petition. The court will then make a determination of fair market value to which the dissenter will be entitled, plus interest. The dissenting stockholder will be entitled to this amount less any payment already received. Stockholders considering seeking payment should be aware that the Fair Value of their Dissenting Shares as determined under Part 13 could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek payment for their Dissenting Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to Fair Value for purposes of Part 13.

  The district court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and will assess the costs against the corporation unless the court finds that all or some of the dissenters acted arbitrarily, vexatiously, or not in good faith. The court may also make other allocations of attorney's fees among the parties in accordance with various equitable criteria set forth in Section 16-10a-1331 of Part 13.

  Failure to follow the steps required by Part 13 as described above for perfecting dissenters' rights may result in the loss of such rights. If, after the Effective Time, a holder of Dissenting Shares has failed to perfect or has effectively withdrawn or lost his right to payment, such holder's shares will be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive for each such share the same Merger Consideration, without interest, that a holder of a non-dissenting share of PST Common Stock would have received with respect to such non-dissenting share.

ACCOUNTING TREATMENT

  The Merger will be treated as a "purchase" for financial reporting and accounting purposes, in accordance with generally accepted accounting principles. After the Merger, the results of operations of PST will be included in the consolidated financial statements of Enterprises. The purchase price (i.e., the aggregate Merger Consideration) will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of PST acquired will be recorded as goodwill and other intangible assets.

RESALE OF ENTERPRISES COMMON STOCK

  The Enterprises Common Stock issued pursuant to the Merger will be transferable under the Securities Act except for shares issued to any PST stockholder who may be deemed to be an affiliate of PST (an "Affiliate") for purposes of Rule 145 under the Securities Act. An Affiliate is defined generally as including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of common stock of a company. PST has agreed to use its commercially reasonable efforts to cause each Affiliate to deliver to Enterprises on or prior to the Closing Date, a written agreement providing, among other things, that such Affiliate will not transfer any Enterprises Common Stock received in the Merger, except (i) pursuant to an effective registration statement; (ii) in compliance with Securities Act Rule 145; or (iii) if, in the opinion of counsel reasonably acceptable to Enterprises or pursuant to a "no action" letter obtained by such Affiliate from the staff of the Commission, such offer to sell, sale, transfer or other disposition is otherwise exempt from registration under the Securities Act. The Merger Agreement provides that Enterprises' obligation to consummate the Merger is subject to Enterprises receiving such written agreements from such Affiliates. This Proxy Statement/Prospectus does not cover resales of shares of Enterprises Common Stock received by any person who may be deemed to be an Affiliate.

                             THE MERGER AGREEMENT

  THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX I TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT.

THE MERGER

  The Merger. The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the stockholders of PST and the satisfaction or waiver of the other conditions to the Merger, PST will be merged with and into Merger Sub (with Merger Sub being the Surviving Corporation). The Effective Time will occur upon the filing with the Secretary of State of the State of Nevada and the Utah Division of Corporations and Commercial Code of a duly executed Certificate of Merger, or at such later time as is specified in such Certificate of Merger.

  Articles Of Incorporation And By-laws. The Merger Agreement provides that the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the Surviving Corporation. The Bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation. The Board of Directors and Officers of the Merger Sub shall be the Board of Directors and Officers of the Surviving Corporation. See "THE MERGER--Interests of Certain Persons in the Merger."

  Conversion Of PST Common Stock In The Merger. At the Effective Time, each issued and outstanding share of PST Common Stock, will be converted into the right to receive Merger Consideration consisting of 0.2381 shares of Enterprises Common Stock plus $2.71 in cash. Cash will be paid to PST stockholders in lieu of fractional shares of Enterprises Common Stock. See "THE MERGER--Exchange Procedures."

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement includes various customary representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by PST as to, among other things, (i) the organization, standing and corporate power of PST; (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, including the Merger Agreement's non-contravention of any agreement, law, or charter or bylaw provision of PST or any of is subsidiaries and the absence of the need for governmental or third-party filings, consents, approvals or actions with respect to any transaction contemplated by the Merger Agreement (except for certain regulatory filings specified in the Merger Agreement); (iii) the capital structure of PST and its subsidiaries; (iv) the absence of liability or obligation to pay brokers' fees or commissions with respect to the Merger; (v) good and valid title to, or valid leasehold interests in, all material property and assets used or useful in the conduct of PST business; (vi) the absence of subsidiaries of PST other than as disclosed; (vii) compliance as to the form of, and the accuracy of information contained in, documents filed by PST with the SEC; (viii) the absence of certain material changes or events since December 31, 1997, including the sale of any of PST's assets other than for fair consideration in the ordinary course of business, termination of any agreements, contracts, leases or licenses to which PST is a party, liens or other obligations, certain capital expenditures or capital investment in or acquisition of securities or assets of third parties, delayed or postponed payment of accounts payable or other liabilities, the granting of licenses or other rights with respect to the intellectual property of PST, waiver or release of claims outside the ordinary course of business, changes in the charter or bylaws, the sale or other disposition of PST Common Stock or the granting of any options, warrants or other rights to purchase any of the PST Common Stock, the declaration or payment of any dividend or distributions or the redemption or other acquisition of any of the PST Common Stock, damage destruction or loss of PST's property which would adversely affect its business, loans or transactions with any of its directors, officers and employees other than in the ordinary course of business consistent with past practices, certain increases in compensation of and granting of any bonus, dividend or other compensation to any of its directors, officers and employees outside the ordinary course of business and the adoption, amendment, modification or termination of bonus, profit-sharing, incentive, severance or other plans, contracts or commitments for the benefit of any of its directors, officers or employees, pledges to make charitable or other capital contributions, the incurrence of any liability, except in the ordinary and usual course of business and changes in any method or principle of accounting; (ix) the absence of any undisclosed material liabilities or violations of law; (x) the filing of tax returns and payment of taxes and the absence of certain audits, examinations, liens, agreements and parachute payments with respect to tax obligations; (xi) compliance with laws applicable to the business of PST and its subsidiaries; (xii) the status of all of PST's ownership or leasehold interests in real property utilized by PST in connection with its primary business operations; (xiii) PST's ownership of the right to use, no infringement of others' rights to, and the absence of any claim or licenses or certain conflicts, violations or defaults, in each case with respect to any intellectual property which is material to the conduct of PST's business;
(xiv) the condition of PST's rolling stock and other significant tangible assets; (xv) disclosure of material contracts; (xvi) the absence of certain changes in employee benefit plans or labor relations; (xvii) the compliance with applicable laws relating to employee benefit plans and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended; (xvii) the status of PST's bank accounts, notes and accounts receivable and insurance coverage; (xviii) the absence of any undisclosed guaranties of third party obligations; (xix) absence of material litigation or investigations; (xx) compliance with environmental laws and regulations; (xxi) absence of certain payments; (xxii) compliance with antitrust laws; (xxiii) PST's relationships with its major suppliers and customers; (xxiv) the accuracy of information supplied by PST in connection with this Proxy Statement/Prospectus and the Registration Statement; (xxv) the absence of the applicability of certain provisions of the Utah Code Annotated and PST's Articles of Incorporation; (xxvi) the vote required for the Merger and (xxvii) the safety rating and revenue per loaded mile of PST.

  The Merger Agreement also includes representations and warranties by Enterprises and Merger Sub as to, among other things, (i) the corporate organization, standing and power of Enterprises and Merger Sub; (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, the Merger Agreement's non-contravention of any agreement, law, or charter or bylaw provision and the absence of the need for governmental or third-party filings, consents, approvals or actions with respect to any transaction contemplated by the Merger Agreement (except for certain regulatory filings specified in the Merger Agreement); (iii) the absence of liability or obligation to pay brokers fees or commissions with respect to the Merger; (iv) compliance as to the form of, and the accuracy of information contained in, documents filed by Enterprises with the SEC; and (v) the accuracy of information supplied by Enterprises in connection with this Proxy Statement/Prospectus and the Registration Statement.

BUSINESS OF PST PENDING THE EFFECTIVE TIME OF THE MERGER

  PST has agreed that, after the date of the Merger Agreement and prior to the Effective Time, unless Enterprises agrees otherwise in writing, PST will:

    (a) conduct its businesses in the ordinary and usual course of business and consistent with past practice;

    (b) not (i) amend or propose to amend its charter or bylaws; or (ii) split, combine or reclassify the outstanding PST Common Stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

    (c) not (i) authorize the issuance of, or issue, sell, grant, pledge or dispose of, or agree to issue, sell, grant, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock or any class of any debt or equity securities convertible into or exchangeable into its stock except issuances of shares of PST Common Stock pursuant to the exercise of stock options outstanding on the date of the Merger Agreement and prior to the Closing Date; amend or agree to amend any stock option plans or agreements; sell (including, without limitation, by sale-leaseback), pledge, dispose of or encumber any material assets or interests therein, other than in the ordinary course of business and consistent with past practice; (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (d) use commercially reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its present officers, employees, and independent contractors, and preserve the goodwill and business relationships with suppliers, distributors, customers, and others having business relationships with PST;

    (e) use commercially reasonable efforts to ensure compliance with all applicable statutes and regulations, and preserve and foster good relationships with governmental agencies having jurisdiction over PST;

    (f) confer on a regular basis as requested by Enterprises with one or more representatives of Enterprises to discuss material operational and business matters and the general status of ongoing operations and business;

    (g) promptly notify Enterprises of any significant changes in the business, properties, assets, condition (financial or other), results of operations or prospects of PST, including but not limited to any pending or threatened claims, suits, actions or other potential liabilities;

    (h) not acquire, or publicly propose to acquire, all or any substantial part of the business and properties or capital stock of any person not a party to this Agreement, whether by merger, purchase of assets, tender offer or otherwise;

    (i) not initiate, solicit, or encourage, and not directly through any officer, director or employee, investment banker, attorney, accountant or other agent employed or retained by PST or any of its subsidiaries initiate, solicit or encourage, any proposal or offer to acquire all or any substantial part of the business and properties or capital stock of PST or any of its subsidiaries, whether by merger, purchase of assets, tender offer or otherwise; provided, however, that PST may furnish information concerning its business, properties or assets to a corporation, partnership, person or other entity or group (a "Third Party") which has expressed an interest in making a bona fide offer or proposal to PST to acquire PST and which in the opinion of PST has the financial capability to consummate such an acquisition subject to receipt of appropriate information regarding PST (and when PST has not initiated the offer or proposal and has not solicited or encouraged such third party to express such offer or proposal) and, following receipt of such expression of interest, may negotiate, enter into appropriate agreements with such Third Party if the PST Board believes in good faith, after consultations with its financial advisor, that such actions may result in a superior financial transaction for stockholders and if outside counsel to PST provides a written opinion to the PST Board to the effect that the failure to furnish such information, or to negotiate or enter into appropriate agreements with such Third Party could subject PST's directors to a substantial risk of liability for breach of their fiduciary duties or for failure to conform to the requirements of the securities laws. In the event PST receives an expression of interest or offer of the type referred to above, it shall promptly inform Enterprises as to (and provide Enterprises with copies of) any such inquiry, offer or proposal;

    (j) not approve, accept or recommend any offer from a Third Party with respect to any merger, consolidation, or sale of substantially all of its assets that will treat Enterprises or shares of PST Common Stock owned by Enterprises any less favorably than other stockholders of PST or their shares of PST Common Stock;

    (k) not commence litigation, adopt any stockholder rights plan or comparable arrangement, or take any other action that is intended to prevent Enterprises from acquiring the PST Common Stock other than enforcing the terms of the Merger Agreement;

    (l) not enter into or amend any employment, severance, bonus, special pay arrangement with respect to hiring, termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

    (m) with certain exceptions for routine compensation adjustments, not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee, retiree, or terminated employee, except as required to comply with changes in applicable law;

    (n) other than in the ordinary course of business and consistent with past practice, not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or make any loans or advances;

    (o) not agree in writing, or otherwise, to take any of the foregoing actions or any other action which would make any representation or warranty contained in the Merger Agreement untrue or incorrect in any material respect as of the Closing Date; and

    (p) not authorize or resolve to adopt any plan or proposal that would grant any right to PST's stockholders to dissent from and obtain an appraisal of their shares as a consequence of the Merger or the Merger Agreement and the transaction contemplated thereby other than in accordance with Part 13 of the URBCA.

ADDITIONAL AGREEMENTS

  The Merger Agreement provides for the following additional agreements:

  Access to Information. PST will afford to Enterprises and its accountants, counsel, lenders and other representatives reasonable access during normal business hours and upon reasonable notice throughout the period prior to the Effective Time to all of PST's properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, will furnish to Enterprises (i) a copy of each report, schedule and other document filed or received by PST pursuant to the requirements of federal or state tax or securities laws or the HSR Act or filed with or received by PST from the SEC, Federal Trade Commission, Department of Justice or any Federal or state tax authority and (ii) all other information and documents concerning its businesses, properties and personnel as Enterprises may reasonably request.

 Proxy Statement; Registration Statement; Other Filings.

  (a) PST will cooperate with Enterprises and its counsel in the preparation and filing with the Commission as promptly as practicable and will use all reasonable efforts to have cleared by the Commission, a Proxy
Statement/Prospectus with respect to the PST Annual Stockholders' Meeting and the issuance of the Enterprises Common Stock pursuant to the Merger.

  (b) Enterprises shall prepare and shall file with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act covering the Enterprises Common Stock to be issued in the Merger and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable.

  (c) PST and Enterprises agree to prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities laws relating to the Merger and the Merger Agreement, including without limitation all filings required under the HSR Act ("Other Filings"). See "THE MERGER--Regulatory Approvals Required."

  Stockholders' Approval. PST will submit the Merger Agreement and the transactions contemplated thereby for the approval of PST's stockholders at PST's 1998 Annual Meeting of Stockholders, to be held as soon as practicable after the Registration Statement is declared effective by the Commission and, subject to the fiduciary duties of the Board of Directors of PST under applicable law and as otherwise provided herein, shall use its best efforts to obtain stockholder approval of the Merger Agreement and the transactions contemplated hereby.

  Expenses; Termination Fee. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such expenses. However, if the Merger Agreement is terminated pursuant to the approval by the PST Board of a competing transaction under the circumstances described above pertaining to a Third Party offer, then PST must pay to Enterprises a termination fee of $3,000,000 plus Enterprises' actual out-of-pocket expenses relating to the Merger and the Merger Agreement (including, but not limited to fees and expenses of counsel and accountant and financial advisors), subject to a limit on such expenses of $500,000. Additionally, PST may become obligated to pay Enterprises' actual out-of-pocket expenses (up to $500,000) if the Merger Agreement is terminated due to other prescribed circumstances involving the withdrawal or modification of the PST Board's approval of the Merger Agreement, the occurrence of a PST Material Adverse Effect (as defined in the Merger Agreement) or certain breaches of the covenants, agreements, representations and warranties of PST contained in the Merger Agreement, and Enterprises may become obligated to pay PST's actual out-of-pocket expenses (up to $500,000) if Enterprises wrongfully refuses to close the transactions contemplated by the Merger Agreement (excluding any refusal to close due to the failure of any condition to Enterprises' obligations to close). See "THE MERGER--Expenses; Termination Fee."

  Agreement to Cooperate. PST and Enterprises will use all commercially reasonable efforts to take all action to do all things necessary, proper or advisable to close the Merger, and shall consult with each other prior to issuing any public announcement or other statement with respect to the Merger and the Merger Agreement.

  Accountants' Letters. Enterprises and PST each agree to use their commercially reasonable efforts to cause to be delivered to the other letters of Arthur Andersen LLP, independent public accountants for PST and Enterprises, respectively, dated the date of the Proxy Statement/Prospectus, the effective date of the Registration Statement and the Closing Date (or such other dates reasonably acceptable to the parties) with respect to certain financial statements and other financial information included in the Registration Statement.

  Stock Options. As of the Effective Time, all options to purchase PST Common Stock outstanding under any employee benefit plan of PST as of the date of the Merger Agreement, whether vested or unvested, shall be deemed immediately vested and exercisable in full. The letter of transmittal for use by PST stockholders in obtaining the Merger Consideration shall provide a mechanism for allowing holders of such options to exercise their options in accordance with all of the other terms thereof and thereby obtain the Merger Consideration issuable with respect to the number of shares of PST Common Stock for which the option is exercised. Any such options to purchase shares of PST Common Stock which are not so exercised by the holders thereof in accordance with the procedures set forth in the letter of transmittal within six (6) months of the Effective Time of the Merger shall thereafter be deemed null and void. See "THE MERGER--Exchange Procedures."

  Dissenting Stockholders. PST will give Enterprises prompt notice of any demands received by PST for appraisal of shares pursuant to Section 16-l0a-1302 of the URBCA, and Enterprises will have the right to direct all negotiations and proceedings with respect to such demands. See "THE MERGER-- Dissenters' Rights."

  Director's And Officer's Insurance. Enterprises will maintain, for not less than six (6) years after the Closing Date, director's and officer's insurance and indemnification policies substantially similar to such policies maintained by PST as of the date of the Merger Agreement, to the extent such policies provide for coverage for events occurring prior to the Closing Date, for all directors and officers of PST as of the date of the Merger Agreement.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

  Conditions To Each Party's Obligation To Effect The Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions:

    (a) The Merger and the Merger Agreement must be approved and adopted by the requisite vote of the stockholders of PST under applicable law;

    (b) Each of Enterprises, Merger Sub, and PST must deliver to the other resolutions of their respective Boards of Directors duly adopted by unanimous vote or consent, certified by the Secretary of such party as of the Closing Date, authorizing and approving the execution and delivery of the Merger Agreement on behalf of such party and the consummation of the Merger and authorizing and approving all other necessary and desirable corporate actions with respect to the Merger;

    (c) The waiting period under the HSR Act must have expired or been terminated;

    (d) The Registration Statement must be effective in accordance with the provisions of the Securities Act;

    (e) There must be no preliminary or permanent injunction or other court order or decree which prevents the consummation of the Merger; and

    (f) There must be no legal proceeding or restraint (i) preventing or seeking to prevent consummation of the Merger, (ii) prohibiting or seeking to prohibit or limiting or seeking to limit, Enterprises from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Enterprises or any of its subsidiaries of all or a material portion of the business assets of Enterprises or any of its subsidiaries, or (iii) compelling or seeking to compel Enterprises or any of its subsidiaries to dispose or hold separate all or any material portion of the business or assets of Enterprises or any of its subsidiaries, as a result of the Merger or the transactions contemplated by this Agreement.

  Conditions To Obligation Of PST To Effect The Merger. The obligation of PST to effect the Merger is subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

    (a) Enterprises must have performed its agreements contained in the Merger Agreement required to be performed at or prior to the Effective Time and the representations and warranties of Enterprises must be true and correct in all material respects;

    (b) PST must have received a legal opinion addressed to PST from Witt, Gaither & Whitaker, P.C., counsel to Enterprises, as prescribed in the Merger Agreement;

    (c) PST shall have received the letter of Arthur Andersen LLP described in the Merger Agreement;

    (d) Morgan Keegan must have advised the PST Board that the Merger Consideration is fair from a financial standpoint to PST's stockholders and consented to the inclusion of its opinion with respect thereto in this Proxy Statement/Prospectus; and

    (e) there must not have occurred any material adverse effect on the business, assets, financial condition, results of operations or stockholders' equity of Enterprises taken as a whole.

  Conditions To Obligation Of Enterprises To Effect The Merger. The obligation of Enterprises and Merger Sub to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

    (a) PST must have performed in all material respects its agreements contained in the Merger Agreement and the representations and warranties of PST contained in the Merger Agreement must be true and correct in all material respects;

    (b) Enterprises must have received an opinion from Parr, Waddoups, Brown, Gee & Loveless, counsel to PST, as prescribed in the Merger Agreement;

    (c) Enterprises must have received the landlords' estoppel letters with respect to PST's leased real estate and the letter of Arthur Andersen LLP described in the Merger Agreement;

    (d) There must not have occurred any material adverse effect on the business or operations of PST;

    (e) As of the Effective Time there must be no default or condition which, with the passage of time, would constitute a default under any loan agreement to which PST or any subsidiary is a party which would permit the acceleration of any amounts due thereunder;

    (f) The PST Board must have unanimously approved and recommended to PST's stockholders the Merger Agreement and the Merger, and the number of shares of PST Common Stock with respect to which stockholders have perfected their right to dissent from the Merger and receive payment for their shares under
  Section 16-l0a-1302 of the URBCA must not exceed ten percent (10%) of the outstanding shares of such stock as of the Effective Time.

    (g) Each of the officers and directors of PST must have delivered a prescribed release to Enterprises by the Closing Date;

    (h) By the Closing Date, Kenneth R. Norton ("Norton") and Enterprises must have entered into a noncompetition agreement; and

    (i) The Agreement for Outsourcing Services between PST and The Sabre Group Inc. will be discussed among the parties prior to closing and if such service is to be terminated it shall be done at a cost to PST of not more than $1,137,000; and

    (j) Prior to the Closing Date, all persons or entities who, at the time of the Annual Meeting, were or might be deemed to be "affiliates" of PST for purposes of Securities Act Rule 145 (the "Affiliates") shall have executed written agreements in a form acceptable to Enterprises stating that each such Affiliate will not offer to sell, sell, transfer, or otherwise dispose of any shares of Enterprises Common Stock received in the Merger except: (i) pursuant to an effective registration statement; (ii) in compliance with Securities Act Rule 145; or (iii) if, in the opinion of counsel reasonably acceptable to Enterprises or pursuant to a "no action" letter obtained by such Affiliate from the staff of the Commission, such offer to sell, sale, transfer or other disposition is otherwise exempt from registration under the Act.

 No Solicitation.

  Under the Merger Agreement, PST has agreed that it will not initiate, solicit or encourage any proposal or offer to acquire all or any substantial part of the business and properties or capital stock of PST. However, PST may furnish information to a corporation, person or other entity (a "Third Party") which expresses interest in making a bona fide offer or proposal to acquire PST and which, in the opinion of PST, has the financial ability to consummate such an acquisition subject to the receipt of appropriate information regarding PST, as long as PST has not initiated the offer or proposal and has not solicited or encouraged the Third Party to make such an offer. After receiving such an expression of interest, PST may negotiate with and enter into an appropriate agreement with the Third Party if the PST Board believes in good faith, after consultation with its financial advisor, that the actions may result in a superior financial transaction for the PST stockholders and if outside counsel to PST provides a written opinion to the PST Board to the effect that the failure to furnish such information, or to negotiate or enter into appropriate agreements with the Third Party could subject PST's directors to a substantial risk of liability for breach of their fiduciary duties or for failure to conform to the requirements of the securities laws.

TERMINATION, AMENDMENT AND WAIVER

  The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of PST:

    (a) by mutual consent of Enterprises and PST; or

    (b) by either Enterprises or PST if (i) the Merger has not closed by October 31, 1998, (ii) the requisite vote of PST's stockholders to approve the Merger and the Merger Agreement has not been obtained, or (iii) any court has issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree becomes final and nonappealable; or

    (c) by Enterprises if (i) the PST Board withdraws or modifies in a manner adverse to Enterprises its approval or recommendation of the Merger, the Merger Agreement or the transactions contemplated thereby, or (ii) there has been (x) a material breach of any covenant or agreement in the Merger Agreement by PST which has not been cured or adequate assurance (acceptable to Enterprises in its sole discretion) of cure given, in either case within 15 business days following receipt of notice of such breach, or (y) a breach of a representation or warranty of PST in the Merger Agreement which by its nature cannot be cured prior to the Termination Date, other than a breach that has not had or would not reasonably be expected to have a PST Material Adverse Effect (as defined in the Merger Agreement) or (z) a PST Material Adverse Effect has occurred; or

    (d) by PST if (i) there has been (x) a material breach of any covenant or agreement herein by Enterprises which has not been cured or adequate assurance (acceptable to PST in its reasonable discretion) of cure given, in either case within fifteen (15) business days following receipt of notice of such breach, or (y) a breach of a representation or warranty of Enterprises which by its nature cannot be cured prior to the Termination Date, other than a breach that has not had or would not reasonably be expected to have a material adverse effect on the business of Enterprises taken as a whole, or (ii) the PST Board, subject to the conditions described above under "THE MERGER AGREEMENT--No Solicitation," authorizes PST to enter into an agreement with any Third Party with respect to a merger of PST or the sale of all or substantially all of the assets of PST or recommends approval of a tender offer or any other form of business combination.

  The Merger Agreement defines "PST Material Adverse Effect" to mean any change, event or circumstance that individually or when taken together with all such other changes, events or circumstances (including such changes, events or circumstances that are reasonably likely to occur), shall have or may reasonably be anticipated to have a materially adverse effect on the business, assets, financial condition, results of operations or stockholders' equity of PST.

  In the event of termination of the Merger Agreement, the Merger Agreement will become void and neither PST, Enterprises nor their respective officers or directors will have any further liability or obligation under the Merger Agreement except for payment of the Termination Fee and expenses, if applicable.

  The Merger Agreement may be amended at any time before or after approval of the PST stockholders, but, after such approval, no amendment may be made which reduces the Merger Consideration or alters the form of the Merger Consideration or in any way materially adversely affects the rights of the PST stockholders without their further approval, but the parties may agree to increase the Merger Consideration without the approval of the PST stockholders. The Merger Agreement may not be amended except by an instrument in writing signed by all of the parties to the Merger Agreement. At any time prior to the Effective Time, the parties to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the parties to the Merger Agreement, (b) waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered in connection with the Merger Agreement and (c) waive compliance by any other party with any of the agreements or conditions contained in the Merger Agreement; provided, however, the waiver or compliance with any agreements or conditions in the Merger Agreement will not limit the parties' obligations to comply with all other agreements or conditions contained therein. Any agreement with respect to an extension or waiver will be valid only if it is in writing, signed on behalf of the party agreeing to such extension or waiver.

THE VOTING AGREEMENTS

  THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN PROVISIONS OF THE VOTING AGREEMENTS, WHICH ARE ATTACHED HERETO AS ANNEX II AND INCORPORATED HEREIN BY REFERENCE; SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE VOTING AGREEMENTS.

  On July 7, 1998, Enterprises entered into the Voting Agreements with Kenneth
R. Norton, a director, officer and the largest stockholder of PST and the Bank of New York. At the Record Date, Mr. Norton held 1,446,773 shares (approximately 34% of the outstanding shares) of PST Common Stock and the Bank of New York held 774,000 shares (approximately 18% of the outstanding shares) of PST Common Stock. However, 42,700 of the shares owned by Mr. Norton are "control shares" under applicable provisions of the URBCA and, consequently, Mr. Norton currently will not be entitled to vote such shares at the Annual Meeting. The general effect of the Voting Agreements is to increase the likelihood that Stockholder Approval will be obtained. Enterprises held on the Record Date 206,800 shares (approximately 4.8% of the outstanding shares) of PST Common Stock. Enterprises, Mr. Norton and the Bank of New York were entitled to vote in the aggregate on the Record Date approximately 55.8% of the outstanding shares of PST Common Stock. Consequently, it is anticipated that Stockholder Approval will be obtained if holders of additional shares of PST Common Stock representing approximately 11% of the outstanding shares of PST Common Stock vote in favor of approval and adoption of the Merger Agreement. Additionally, subject to the requirements of the HSR Act discussed herein under "THE MERGER--Regulatory Approvals Required," Enterprises may elect to purchase additional shares of PST Common Stock in open market transactions from time to time between the date of this Proxy Statement and the Record Date for the Annual Meeting. To the extent that Enterprises elects to purchase any such additional shares, the number of shares which must be voted in favor of the approval and adoption of the Merger Agreement by shareholders other than Enterprises, Kenneth R. Norton and the Bank of New York in order for the Merger to be approved will be reduced.

  Pursuant to the terms of the Voting Agreements, Mr. Norton and the Bank of New York have agreed, among other things, to vote all of the PST Common Stock owned by them (to the extent that such shares are entitled to vote at the Annual Meeting) in favor of the Merger or any other business combination agreed upon between PST and Enterprises and, if requested by Enterprises, to grant Enterprises an irrevocable proxy so as to enable Enterprises (or such person as designated by Enterprises) to vote the PST Common Stock owned by Mr. Norton and the Bank of New York in favor of the Merger or any other business combination and any other matter relating thereto which may be presented to the stockholders of PST.

  In addition to their agreement pursuant to the Voting Agreements to vote their shares of PST Common Stock in favor of the Merger, Mr. Norton and the Bank of New York have agreed under the Voting Agreements to cooperate with Enterprises in making any and all filings required by the Securities Exchange Act of 1934, as amended, or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which may be required to be filed as a result of the Merger. They also agreed that neither of them nor any of their affiliates or agents will take any action to seek, encourage or support, or participate in any way in discussion or negotiations with, or provide any information, data or assistance to any party other than Enterprises concerning any acquisition of the PST Common Stock and other securities of PST or any right, option or warrant to purchase any of the PST Common Stock or any significant portion of the assets of PST. However, Mr. Norton's Voting Agreement provides that, as a member of the Board of Directors of PST, Mr. Norton will not be prevented from obtaining from any person which makes an unsolicited offer to PST with respect to any such acquisition or similar transaction, any information which he in good faith believes is relevant to his analysis of such an offer or from considering the offer if, in the opinion of his counsel or the counsel of PST, the exercise of his fiduciaries duties requires him to do so.

  The Voting Agreements provide that neither Mr. Norton, the Bank of New York nor any of their affiliates or agents will grant any proxy with respect to any of their shares of PST Common Stock to any corporation, person or other entity other than Enterprises or its designees, vote any of such shares in favor of a proposal for the dissolution of, or a share exchange, consolidation, sale of assets or other similar transactions involving PST (subject to certain exceptions), provide to any corporation, partnership or other entity other than Enterprises any information other than that which is publicly available or required to be disclosed by law, concerning PST, its business, operations or assets, or take any other action which is intended to frustrate the Merger (subject to certain exceptions). Mr. Norton and the Bank of New York also waived their right under Part 13 of the URBCA to dissent from and obtain payment of the fair value of their PST Common Stock as a result of the Merger.

NONCOMPETITION AND CONSULTING AGREEMENT

  As a condition to the Closing, Enterprises will enter into a noncompetition and consulting agreement (the "Noncompetition and Consulting Agreement") with Mr. Kenneth R. Norton. Pursuant to the terms of the Noncompetition and Consulting Agreement, the Surviving Corporation (which after the Merger will be called PST Vans, Inc. and is referred to in this section as "PST") will retain Mr. Norton as a consultant on all matters pertaining to the business of PST. Pursuant to the Noncompetition and Consulting Agreement, PST may request Mr. Norton to examine and study particular problems or matters that may arise with respect to the business of PST and to meet with employees and customers of PST as and when such services may be required for a term of five years beginning on the Closing Date. PST will pay Mr. Norton $200,000 a year during the term of the Noncompetition and Consulting Agreement.

  As part of the Noncompetition and Consulting Agreement and as a material inducement to Enterprises for entering into the Noncompetition and Consulting Agreement, Mr. Norton agreed that during the term of the Noncompetition and Consulting Agreement he will not compete in any manner with the business conducted by Enterprises and PST or any of Enterprises' other subsidiaries or enter into the employment of, render any service to, provide financing for or assist any person, firm or other entity in any manner which competes with Enterprises or its subsidiaries. However, Mr. Norton is not prohibited from owning stock in any publicly traded company which competes with Enterprises or any of its subsidiaries as long as his ownership in any such company does not exceed five percent (5%) of the capital stock of such company and he is not involved in the day-to-day affairs of such company.

                       MANAGEMENT AFTER THE MERGER

  The directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation until their respective successors have been duly elected and qualified or until their earlier resignation or removal. As a result, the current directors of PST will not be directors of the Surviving Corporation. The officers of Merger Sub at the Effective Time will be the officers of the Surviving Corporation until their respective successors have been duly appointed and qualified or until their earlier resignation or removal.

                    COMPARATIVE STOCK PRICES AND DIVIDENDS

  PST Common Stock (symbol: PSTV) and Enterprises Common Stock (symbol: XPRSA) are both listed for trading on the Nasdaq National Market. The following table sets forth, for the periods indicated, the high and low sale prices per share of PST Common Stock and Enterprises Common Stock on the Nasdaq National Market. Neither Enterprises nor PST has ever declared or paid any cash dividends on its common stock. Enterprises does not anticipate or have any plans to declare or pay cash dividends on the Enterprises Common Stock in the foreseeable future.

                                                          PST       ENTERPRISES
                                                     COMMON STOCK  COMMON STOCK
                                                     ------------- -------------
                                                      HIGH   LOW    HIGH   LOW
                                                     ------ ------ ------ ------
QUARTER ENDING
June 30, 1996.......................................  4.625   3.75   8.50  6.625
September 30, 1996..................................   4.25  2.875   9.75   5.75
December 31, 1996...................................   3.75  2.375 16.125   8.50
March 31, 1997......................................  3.375  2.438  17.75  12.25
June 30, 1997.......................................   3.75  1.875  20.50 17.125
September 30, 1997..................................   4.00   3.00  20.75  19.00
December 31, 1997...................................  4.938   3.00 24.625  21.00
March 31, 1998......................................  6.938  3.938 24.875 18.375
June 30, 1998.......................................   8.00   4.25 21.125  15.50

  The following table sets forth the last reported sales prices per share of PST Common Stock and Enterprises Common Stock on the Nasdaq National Market on July 6, 1998, the last trading day before announcement of the Merger Agreement, and on July 29, 1998, the last trading day prior to the date of this Proxy Statement/Prospectus:

   DATE                                PST COMMON STOCK ENTERPRISES COMMON STOCK
   ----                                ---------------- ------------------------
   July 6, 1998.......................      $6.125               $16.75
   July 29, 1998......................       6.063                15.50

  PST STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR ENTERPRISES COMMON STOCK AND PST COMMON STOCK.

                   BUSINESS OF U.S. XPRESS ENTERPRISES, INC.

  Enterprises, a Nevada corporation, provides transportation and logistics services in the United States, Canada and Mexico. Enterprises is one of the ten largest truckload carriers in the United States. The company is a leader in the adoption of proven new technologies as a means of reducing costs and providing better service to its customers. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  Following the Effective Time of the Merger, Enterprises intends to operate PST as a wholly owned subsidiary of Enterprises.

  The principal executive offices of Enterprises are located at 2931 South Market Street, Chattanooga, Tennessee 37401. The telephone number is (423) 697-7377.

                          BUSINESS OF PST VANS, INC.

BUSINESS

 General

  PST Vans, Inc. is a truckload carrier focused on serving three markets in the United States: transcontinental, intrawest and midwest-southeast. PST management believes its three primary operating areas complement each other to create a network which enhances equipment utilization and marketing of PST's truckload carrier services. Approximately 63% of PST's revenues during 1997 were from transcontinental traffic lanes with an average length of haul of approximately 1,600 miles. The balance of revenues was generated in the intrawest and midwest-southeast traffic lanes with an average length of haul of approximately 750 miles. PST transports a wide variety of freight, much of which is time-sensitive, including paper products, retail products, non-perishable food products, tires and electronic equipment. PST was incorporated in Utah in 1984 and its executive offices are located at 1901 West 2100 South, Salt Lake City, Utah 84119.

  PST operates exclusively a fleet of standardized, modern tractors and 53-foot dry van trailers and focuses its marketing efforts on serving as a core carrier for high volume, service-sensitive customers. Major shippers continue to reduce the number of authorized carriers they utilize and are deciding to establish service-based, long-term relationships with a small group of preferred partners or "core carriers" who can meet the service demands required by these shippers, including quick response times, meeting of just-in-time inventory scheduling needs, on-time pick up and delivery and real-time load monitoring. PST attempts to meet these needs by providing a high level of service to its customers including on-time pick up and appointment deliveries, a modern fleet of equipment that enhances on-time deliveries, a fleet of 53-foot dry van trailers capable of handling high volumes and high weight shipments and advanced information capabilities that provide customers with access to information concerning the location and status of shipments.

  PST maintained its fleet size during 1997 at an average of approximately 1,150 tractors (including independent contractors). In December 1997, PST reduced its fleet size by approximately 6% to 1,077 tractors due to the maturity of operating leases on certain tractors. During January 1998, PST further reduced its fleet size to approximately 977 tractors with the maturity of other operating leases. At June 30, 1998 the fleet size was approximately 1,062. PST has replaced the tractors that were under operating leases with independent contractors and believes the fleet can be increased by approximately 10% during the remainder of 1998 with additional independent contractors, as market conditions support. PST management believes that utilizing independent contractors instead of PST-owned tractors allows PST to expand without using PST capital resources. Using independent contractors also gives PST greater flexibility to reduce fleet size should business demand decrease in the future.

OPERATIONS

 General

  PST operates a standardized, modern fleet of tractors and 53-foot dry van trailers in its primary operating areas. PST operates its fleet with driver managers, logistics managers, and customer service representatives who work from PST's operations center in Salt Lake City, Utah.

  Customer service representatives are assigned to a particular geographic area and work closely with customers and marketing personnel. PST's customer service representatives are responsible for soliciting and accepting shipments from customers in accordance with prioritized traffic lanes established by management. Logistics planners coordinate with the customer service representatives to match customer needs with PST capacity and location of revenue equipment. Once a load has been accepted by a customer service representative, the logistics planner for the geographic area where the load originates coordinates the assignment of the load to a truck with a driver manager who is responsible for its proper and timely delivery. The driver manager tracks the status and location of that load while in transit. In order to enhance productivity among its operations group, PST has an incentive plan for its non-driver employees, under which a bonus is distributed monthly to those employees that meet established performance criteria.

 Technology

  PST's management information system provides real-time, on-line management information, such as daily operating reports and costing and location of loads, which assists management in tracking shipments and performing long-range planning and trend analysis. Information concerning the status and location of shipments in transit, together with information concerning unassigned loads, is constantly updated on the system. Computer-generated reports are used to meet delivery schedules, respond to customer inquiries concerning loads in transit and match available equipment with loads. The system has EDI capability to allow customers access to the PST's computer data from which transit and delivery information can be obtained. EDI also offers customers the ability to place orders for their transportation needs directly into the computer system and allows PST to bill customers electronically.

  In February 1998, PST entered into a five-year agreement with The Sabre Group to out-source the majority of its information technology functions, including computer and telephone systems. PST completed the transition to new hardware and software for its financial, accounting, operations and other management information systems during the second quarter of 1998. PST encountered difficulties implementing these new systems, which resulted in higher driver and independent contractor turnover. PST believes the difficulties have been substantially resolved.

  PST installed the QUALCOMM on-board communications system on all of its tractors during the fourth quarter of 1997. This system assists PST in tracking loads, servicing customers, and communicating with drivers. QUALCOMM utilizes satellite technology service to link PST's drivers to its operations center. PST formerly used a cellular-based on-board communications system from June 1994 to June 1997.

  The Company also uses an optical disk imaging system that scans documents such as bills of lading, driver logs and fuel receipts on to optical disks. PST management believes that this system substantially reduces clerical time required to enter and retrieve documents, while enhancing the utilization of data.

 Fuel

  PST has established a nationwide fuel purchase program which enables PST's drivers to purchase fuel at specified fuel stops throughout the United States at volume discounts. In order to reduce PST's vulnerability to rapid price increases, PST enters into purchase contracts with fuel suppliers from time to time for a portion of its estimated fuel requirements at a guaranteed price. As of March 31, 1997, PST had entered into agreements with fuel suppliers under which PST may purchase approximately 12% of its estimated fuel needs through March 31, 1998, at a guaranteed price.

  These agreements include an arrangement with a national truck stop operator to store and pump this fuel at truck stops located throughout the United States. PST also has bulk fuel storage capacity at one of its terminals and its Salt Lake City operations center. PST attempts to offset rapid increases in fuel prices with fuel surcharges to its customers which are standard in the industry.

 Marketing

  PST concentrates its marketing efforts on serving as a core carrier for high volume, service-sensitive customers with "driver friendly" freight for transportation in PST's targeted traffic lanes.

  PST has targeted the service-sensitive segment of the truckload market rather than the segment which uses price as its primary consideration. PST transports a wide variety of freight, much of which is time sensitive, including paper products, non-perishable food products, retail products, tires and electronic products. PST's largest 20 customers accounted for approximately 49% of revenues in 1997 and for the three months ended March 31, 1998, with the largest customer accounting for approximately 8% of revenues.

  PST maintains marketing offices at its headquarters in Salt Lake City. PST senior management is directly involved in marketing and maintaining relationships with customers. PST fosters the concept of maintaining a "transportation partnership" with each customer to respond to individual customer requirements and become a core carrier for service-sensitive customers. Once a customer relationship is established, the Company's customer service representatives, working from PST's operations center in Salt Lake City, regularly contact that customer to solicit additional business on a load-by-load basis, particularly when equipment will be available nearby following a completed haul. In addition, a customer representative meets at least annually with each customer at the customer's place of business. Each customer service representative is assigned a particular geographic area and works with a driver manager to monitor the overall transportation and service requirements of shippers in the assigned area as well as movements of the shippers' freight within that area. This personal and continuing customer contact is designed to ensure a high level of customer satisfaction and enhance utilization of PST's equipment.

 Drivers

  The truckload segment of the industry continues to experience an acute shortage of employee drivers and independent contractors, particularly in the longer haul segments. As a result of the driver shortage, some truckload carriers, including PST, have been forced to idle tractors from time to time. Management has designed a driver recruitment and retention program which features: (i) maintaining a close working relationship with various independent driver training schools, (ii) providing a positive training experience to all new drivers, and (iii) providing a competitive, incentive-based compensation package and other driver amenities. PST believes that this program is effectively meeting its driver requirements. However, because of the acute shortage of drivers in the industry, PST believes it is necessary to constantly evaluate its driver retention and recruitment program and to make changes as necessary in order to improve driver recruitment and retention, and it may be forced to idle tractors from time to time.

 Recruiting

  PST employs full-time recruiters located throughout the United States who make recruiting presentations at truck stops, PST-sponsored job fairs and other locations frequented by drivers. PST also advertises for drivers on television, radio and in print media. PST carefully screens all new driver applicants on the basis of prior driving and safety records. PST also works closely with independent driver training schools and community colleges to recruit and train prospective drivers. Two of the independent driver training schools are conducted in PST's facilities, one in Salt Lake City and the other in Atlanta. PST provides the facilities and equipment while the schools provide the instructors.

 Training

  All newly-hired drivers with limited over-the-road experience must complete PST's training program. PST's training program, which was recently modified, is intended to provide the trainee with a positive training experience, ease the driver's transition from driving school to full-time driving and improve safety. During the training, each new driver is teamed up with an experienced driver trainer to gain over-the-road experience. Upon meeting certain criteria, the driver may upgrade to a team or solo driver. For a period of time, the driver is monitored as a trainee by the safety department for service and safety performance.

  All newly-hired drivers, regardless of experience, are required to pass an examination and attend a two day orientation program which includes both classroom and over-the-road training, emphasizing safety and proper operation of PST tractors and trailers. The orientation program also trains drivers in all aspects of PST's operations, particularly customer service requirements, fuel conservation and equipment maintenance. In addition, PST utilizes a training program for all of its drivers dealing with, among other safety measures, maintaining a "space cushion" around their vehicle.

 Compensation And Benefits

  PST compensates its drivers based on miles driven, including an incentive program based on monthly miles production, with base pay increasing with the driver's length of employment. Drivers also participate in PST's 401(k) program, in PST-sponsored health, life and dental plans and the employee stock purchase plan.

 Driver Retention

  PST management believes that its competitive compensation package, its policy to have each driver home at least once every 14 days or to accrue time off at the rate of one day for each week on the road and its focus on "driver friendly" freight have enhanced PST's ability to retain drivers. PST also provides drivers with various amenities, including modern, spacious conventional tractors that are designed for driver comfort and safety, the QUALCOMM communication system that allows drivers to communicate with their families and PST's contract with truck stop operators that allow drivers to use those facilities. In addition, all drivers are assigned to a driver assistant who monitors up to 50 drivers from PST's operations center and is responsible for assisting assigned drivers in resolving administrative or work-related problems. Management also believes that PST's career advancement opportunities for drivers, such as becoming a driver trainer or an independent contractor, are important to driver retention.

 Owner/Operators

  During the last several years, PST has utilized owner/operators who, through a contract with PST, supply one or more tractors and drivers for PST use. Owner/operators are compensated on the basis of a fixed rate per mile and are responsible for all expenses of operating a tractor, including wages, benefits, fuel, maintenance, highway use taxes and debt service. The contract between the owner/operators and PST generally is terminable by either party upon short notice. PST's use of tractors supplied by owner/operators was approximately 21% at December 31, 1997, approximately 36% at March 31, 1998 and approximately 30% at June 30, 1998. PST expects the number of tractors provided by owner/operators to increase relative to the number of company-operated tractors during 1998. PST management believes that any PST-owned tractors that are retired during 1998 may be replaced with owner/operators as future market conditions dictate.

  PST believes that carefully selected owner/operators allow PST to expand its fleet while minimizing its capital investment and fixed costs, improving its return on invested capital and reducing the cost of financing revenue equipment. Utilizing owner/operators also allows PST to size its fleet according to the demand for freight services. In addition, owner/operators generally have a lower turnover rate than company drivers for the industry as a whole because of their ownership of their equipment. The ratio of owner/operators to PST-operated equipment varies from time to time based on such factors as the demand for freight, the cost of obtaining and operating new revenue equipment, the availability of qualified owner/operators and the rates being charged by them. By using owner/operators, PST seeks to improve its return on invested capital and reduce the financing costs associated with owning its own fleet.

 Revenue Equipment

  PST's equipment strategy is to (i) purchase both tractors and trailers with uniform specifications to reduce parts and maintenance costs, (ii) keep equipment covered by manufacturers' warranties (to the extent offered by manufacturers), and (iii) operate a fleet of only modern, comfortable driver-preferred tractors and 53-foot dry van trailers. The average age of PST's tractors was 3.2 years at June 30, 1998. PST's current policy is to replace its tractors approximately every four years and its trailers approximately every seven years, and to maintain an approximate 2.2 to one trailer-to-tractor ratio.

  At June 30, 1998, PST owned or held directly under lease 747 tractors and 2,546 trailers, all of which were 53-foot long x 102-inch wide dry vans, capable of handling high volume and high weight shipments. PST's trailers are of sheet and post construction and can be used to haul full loads of heavy freight, such as carpet and tires. The following table shows the model years of PST's tractors and trailers in service as of June 30, 1998.

   MODEL YEAR                                                  TRACTORS TRAILERS
   ----------                                                  -------- --------
   1998.......................................................     76      200
   1997.......................................................      0        0
   1996.......................................................    290      500
   1995.......................................................    378      500
   1994.......................................................      0      100
   1993.......................................................      0      448
   1992.......................................................      0      148
   1991.......................................................      1      586
   1990 and prior.............................................      2       64
                                                                -----    -----
   Total PST-owned............................................    747    2,546
   Total owner/operator.......................................    328      --
                                                                -----    -----
     Total....................................................  1,075    2,546
                                                                =====    =====

  The PST fleet consists of 100% conventional tractors all equipped with Detroit Diesel electronic engines, which management believes provides increased fuel efficiency, performance improvements and reduced maintenance over conventional engines. All of the tractors are equipped with air-ride suspension and other modern features designed to enhance performance and driver comfort. PST currently has no tractor and 300 trailer production slots reserved for the balance of 1998.

  PST has a comprehensive preventative maintenance program for its PST-operated tractors and trailers to improve safety, minimize equipment downtime and enhance resale value. Inspections, repairs and maintenance are performed on a regular basis at PST facilities. Additional maintenance and repair can be performed at independent contract maintenance facilities in PST's service territories when circumstances require. PST also obtains manufacturer extended warranties, including full engine and power train coverage.

 Safety And Risk Management

  PST is committed to the safe operation of its revenue equipment. PST regularly evaluates its safety program and makes changes in order to improve the safe operation of its equipment. In order to help emphasize safe driving, PST performs on-the-road observations of drivers and distributes safety recognition awards to drivers with exemplary driving and productivity records. Driver assistants and dispatchers regularly communicate with PST drivers to promote safety and safe work habits. In addition, PST's 1998 tractors are equipped with optional safety features such as speed governors, daytime running lights, mirrors on each fender that provide improved views and turning horns that activate when the turn signal on a tractor is engaged. PST is continuing the following safety programs: 1) pass/fail testing criteria for all newly-hired drivers; and 2) prompt accident counseling and training for all drivers involved in preventable accidents. PST implemented a new safety program in 1997 wherein approximately 10% of PST-owned tractors are equipped with fuel optimizer engines that govern speed between 57 and 64 miles per hour. All other PST-owned tractors are governed at 64 miles per hour.

  PST has an accident review committee that meets on a regular basis to review accidents, examine trends and implement changes in procedures or communications to address safety issues. The committee also works closely with drivers who have been involved in accidents to improve their driving performance.

  PST requires prospective drivers to meet higher qualifications than those required by the Department of Transportation (the "DOT"). The DOT requires PST's drivers to obtain commercial drivers' licenses and also requires that the employer implement a drug testing program in accordance with the DOT regulations. PST's program includes pre-employment, random, post-accident and post-injury drug testing.

  The primary insurance risks associated with PST's business are bodily injury and property damage, workers' compensation claims and cargo loss and damage. PST maintains insurance against these risks and is subject to liability as a self insurer to the extent of its deductible. PST currently maintains liability insurance coverage for bodily injury and property damage with a deductible of $2,500 per incident and carries cargo insurance coverage with a $25,000 deductible per incident. PST also has a $100,000 deductible for workers' compensation claims in those states that allow a deductible. PST currently maintains a $2,500 deductible per incident for physical damage to PST-owned tractors and is effectively self insured for physical damage to its trailers.

 Employees

  As of June 30, 1998, PST employed 1,597 persons, 1,340 of whom were drivers, 28 were mechanics and maintenance personnel and 229 were support personnel, including management and administration. None of PST's employees is represented by a collective bargaining unit, and PST considers relations with its employees to be good.

 Competition

  The entire trucking industry is highly competitive and fragmented. PST competes primarily with other truckload carriers and shippers' private fleets, and, particularly in the longer haul segments with intermodal transportation, railroads and providers of second day air freight service. Intermodal transportation has increased in recent years as reductions in train crew sizes and the development of new rail technologies have reduced the cost and improved dependability of intermodal shipping.

  Competition for the type of freight transported by PST is based, in the long term, primarily on service and efficiency and, to a lesser degree, on freight rates. PST believes that its principal competitive strength is its ability to consistently provide reliable service to its customers, including on-time pick ups and deliveries. However, several truckload carriers that compete with PST have substantially greater financial resources, own more equipment and carry a larger volume of freight than PST.

 Regulation

  PST is a motor common and contract carrier and was previously regulated by the Interstate Commerce Commission ("ICC") and various state agencies. Effective as of December 31, 1995, the ICC was closed and its remaining responsibilities were transferred to the DOT. PST has not realized any adverse impact as a result of this action. The DOT and state agencies have broad powers, generally governing matters such as authority to engage in motor carrier operations, rates and charges, accounting systems, certain mergers, consolidations and acquisitions and periodic financial reporting. The Motor Carrier Act of 1980 substantially increased competition among motor carriers and reduced the level of regulation in the industry.

  Motor carrier operations are also subject to safety requirements governing interstate operations prescribed by the DOT. Such matters as weight and dimension of equipment are also subject to federal and state regulations. The failure of PST to comply with the rules and regulations of the DOT or state agencies could result in substantial fines or revocation of PST's operating licenses. The trucking industry is also subject to regulatory and legislative changes which can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the cost of providing services to shippers.

  PST currently has authority to carry freight on an intrastate basis in 48 states. The Federal Aviation Administration Authorization Act of 1994 (the "FAAA Act") amended sections of the Interstate Commerce Act to prevent states from regulating rates, routes or service of motor carriers after January 1, 1995. The FAAA Act did not address state oversight of motor carrier safety and financial responsibility, or state taxation of transportation.

  PST has underground storage tanks for diesel fuel at its facility in Salt Lake City, Utah. As a result, PST is subject to regulations promulgated by the EPA in 1988 governing the design, construction and operation of underground fuel storage tanks from installation to closure. PST believes all of its tanks are in substantial compliance with EPA regulations. The Company's truckload carrier operations are also subject to other environmental laws and regulations, including laws and regulations dealing with the transportation of hazardous materials. PST believes that it is in compliance with all material applicable environmental laws and regulations. In the event PST should fail to comply with applicable environmental laws and regulations, PST could be subject to substantial fines and/or penalties and to civil and criminal liability.

 Seasonality

  In the trucking industry, revenues generally show a seasonal pattern as customers reduce shipments during and after the winter holiday season and its attendant weather variations. Operating expenses also tend to be higher during the cold weather months, primarily due to poorer fuel economy and increased maintenance costs.

PROPERTIES

  PST owns its executive offices and operations center located in Salt Lake City, Utah. The property has full maintenance and shop capabilities with four maintenance bays for tractors and four maintenance bays for trailers. The property also has approximately 15 acres for tractor and trailer parking and contains an office building of approximately 36,000 square feet for PST's executive offices and operations center. PST management believes that this facility is suitable for PST's present and future needs.

  PST also operates terminals in Atlanta, Georgia; Bowling Green, Kentucky; Fontana, California; Mt. Vernon, Texas; Knoxville, Tennessee; and Valdosta, Georgia. The Atlanta terminal includes tractor and trailer maintenance facilities, office space and driver lounges. All of the terminals are used for driver recruiting. The Atlanta facility is located on approximately 17 acres. The Bowling Green terminal is located on approximately two acres. These properties are leased for terms ranging from month-to-month to five years, with renewal options. PST bears the costs of insurance, maintenance and repairs, taxes, special assessments and utilities on most of its leased facilities. PST does not anticipate any difficulties renewing or continuing these leases or obtaining leases on replacement or additional properties, if necessary. PST management estimates that its Salt Lake facility and its other terminals are being utilized to approximately 60% to 75% of their capacity.

LEGAL PROCEEDINGS

  PST is a party to routine litigation incidental to its business, primarily involving claims for personal injury and property damage incurred in the transport of freight. Management does not believe that any pending litigation will have a materially adverse effect on PST's financial condition or results of operations.

         MARKET FOR PST'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

  PST's Common Stock is listed and traded on The Nasdaq Stock Market (National Market System) under the symbol "PSTV." The following table sets forth, for the periods indicated, the high and low sale prices for PST's Common Stock, as reported on The Nasdaq Stock Market for the years ended December 31, 1998, 1997 and 1996.

                                                                   HIGH   LOW
                                                                  ------ ------
Year Ended December 31, 1998:
  First Quarter.................................................. $6.750 $4.000
  Second Quarter.................................................  7.375  4.750
  Third Quarter (through July 29, 1998)..........................  6.750  6.000
Year Ended December 31, 1997:
  First Quarter.................................................. $3.375 $2.438
  Second Quarter.................................................  3.750  1.875
  Third Quarter..................................................  4.000  3.000
  Fourth Quarter.................................................  4.938  3.000
Year Ended December 31, 1996:
  First Quarter.................................................. $4.625 $3.125
  Second Quarter.................................................  4.625  3.750
  Third Quarter..................................................  4.250  2.875
  Fourth Quarter.................................................  3.750  2.375

  PST has never paid or declared dividends on its Common Stock. PST currently anticipates that it will retain all available funds to finance its operations. PST does not presently intend to pay cash dividends in the foreseeable future. PST's revolving loan agreements with The Bank of New York and Congress Financial Corporation (Northwest) prohibit PST from paying dividends without the consent of The Bank of New York and Congress Financial Corporation (Northwest).

  As of July 29, 1998, PST had 4,269,482 shares of its Common Stock outstanding, held by 15 stockholders of record, which does not include stockholders whose shares are held in securities position listings.

                  SELECTED FINANCIAL AND OPERATING DATA

  The following selected financial data of PST as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997, have been derived from PST's audited financial statements audited by Arthur Andersen LLP, independent public accountants. The selected financial and operating data for PST as of March 31, 1997 and 1998 and for the three-month periods then ended are unaudited. The results of the three months ended March 31, 1998 are not necessarily indicative of the results expected for the full year. This selected financial data should be read in conjunction with the historical financial statements and accompanying notes included elsewhere in this Proxy Statement/Prospectus.

                                                                                THREE MONTHS
                                    YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                          --------------------------------------------------  ------------------
                          1993(3)   1994(3)     1995(3)     1996      1997      1997      1998
                          --------  --------    --------  --------  --------  --------  --------
Statements of Operations
 Data:
 Revenues...............  $125,591  $136,541    $164,794  $147,419  $143,737   $34,523   $35,706
 Costs and expenses:
 Salaries, wages and
  benefits..............    40,693    35,935      45,208    43,848    44,360    10,866    10,062
 Purchased transporta-
  tion..................    20,273    33,842      41,281    32,393    25,578     6,833     8,488
 Fuel and fuel taxes....    20,556    17,615      21,245    20,555    22,533     5,374     4,577
 Resource equipment
  lease expense.........    17,991    14,904      12,224     8,022     7,576     1,843       935
 Maintenance............     7,078     8,584       8,822     7,491     8,663     1,827     2,554
 Insurance and claims...     6,662     6,854       9,315    11,942    11,384     2,871     2,167
 General supplies and
  expenses..............     5,909     4,364       5,996     5,558     5,930     1,261     1,519
 Taxes and licenses.....     3,360     2,677       3,445     3,309     2,776       719       711
 Communications and
  utilities.............     2,021     1,870       3,562     3,430     2,802       895       491
 Depreciation and amor-
  tization..............     1,772     2,078       8,804    13,175    11,911     3,032     2,847
 (Gain) loss on sale of
  equipment.............       595       302        (151)   (1,614)       13       (54)      (53)
 Amortization of good-
  will..................       272       272         272       272       272        68        68
  Total costs and ex-
   penses...............   127,182   129,297     160,023   148,381   143,798    35,535    34,366
Operating income
 (loss).................    (1,591)    7,244       4,771      (962)      (61)   (1,012)    1,340
Other income expense:
 Interest expense.......    (2,069)   (2,595)     (4,283)   (5,080)   (4,360)   (1,126)   (1,134)
 Reorganization expense
  items.................    (2,928)     (338)        --        --        --        --        --
 Other, net.............       116       119         147       182       105        29        18
Income (loss) before
 provision for income
 taxes and extraordinary
 gains..................    (6,472)    4,430         635    (5,860)   (4,316)   (2,109)      224
Provision for income
 taxes..................        36       120         251       --        --        --        --
Income (loss) before ex-
 traordinary gains......    (6,508)    4,310         384    (5,860)   (4,316)   (2,109)      224
Extraordinary gains from
 debt restructuring(1)..       --      6,206         --        --        --        --        --
Net income (loss).......  $ (6,508) $ 10,516    $    384  $ (5,860) $ (4,316) $ (2,109) $    224
Net income per common
 share:
 Income (loss) before
  extraordinary gain--
  basic and diluted.....       N/A  $   1.66(2) $   0.10  $  (1.39) $  (1.02) $  (0.50) $   0.05
 Extraordinary gain from
  debt restructuring--
  basic and diluted.....       N/A      2.38(2)      --        --        --        --        --
Net income (loss) per
 common share--basic and
 diluted................       N/A  $   4.04(2) $   0.10  $  (1.39) $  (1.02) $  (0.50) $   0.05
Weighted average shares
 outstanding--basic.....       N/A     2,600(2)    3,950     4,212     4,233     4,227     4,253
Weighted average shares
 outstanding--diluted...       N/A     2,600(2)    3,950     4,212     4,233     4,227     4,340
Balance Sheet Data:
 Working capital (defi-
  cit)..................  $ (5,071) $ (8,377)   $  2,935  $ (9,157) $(23,431) $(12,371) $(21,095)
 Total assets...........    37,341    48,664     108,882    90,260    79,476    85,681    83,371
 Long-term and
  capitalized lease
  obligations, net of
  current portion.......     4,181    17,124      55,687    34,894    14,739    32,465    22,137
 Stockholders' equity
  (deficit).............   (12,816)    5,473      27,605    21,772    17,511    19,691    17,770

-------

(1) PST recognized an extraordinary gain of $6.2 million in 1994 from reduction of indebtedness accomplished through PST's plan of reorganization.

(2) Pro forma per share amounts in 1994 reflect cancellation of all previously outstanding shares of PST Common Stock and the issuance of shares to the current stockholders of PST pursuant to the Plan of Reorganization as if these transactions had occurred on January 1, 1994. The per share amounts for the three month periods ended March 31, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995 reflect the actual weighted average shares and earnings per share.

(3) From 1989 through 1993, PST incurred substantial net losses (before extraordinary gains). In June 1993, after PST was unsuccessful in voluntarily restructuring its existing indebtedness, PST filed for protection under Chapter 11 of the United States Bankruptcy Code in order to improve its capital structure and reduce its debt service requirements and overall indebtedness. PSTs Plan of Reorganization was confirmed in February 1994 and significantly improved PST's capital structure by reducing PST's debt and lowering lease and interest payments. In March 1995, PST paid the remaining balance owing to its unsecured creditors under the Plan of Reorganization with the exception of a few contested unsecured claims. PST is still making payment on its priority tax claims in accordance with its Plan of Reorganization.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

OVERVIEW

  The trucking industry experienced significant overcapacity in 1995 as a result of carriers expanding fleets based on very strong customer demand in 1994 coupled with an economic slowdown in the second half of 1995. This overcapacity resulted in significant downward pressure on pricing in the industry during 1995, 1996, and the first nine months of 1997, and adversely affected PST's operations which resulted in a lower average rate per mile and lower equipment utilization in 1995, 1996 and 1997 compared to 1994, and an operating loss in 1996 and 1997.

  During the fourth quarter of 1997, the profitability of PST improved significantly. While PST traditionally experiences a stronger demand for freight services in the fourth quarter of each year, the increased demand in the fourth quarter of 1997 combined with better systems for managing revenue equipment produced an approximate 8% improvement in utilization of PST's revenue equipment (as measured by miles per tractor per day) in the three months ended December 31, 1997 as compared to the nine months ended September 30, 1997. In addition, insurance and claims expense reduced from 8.5% of revenue for the nine month ended September 30, 1997 to 6.3% of revenue for the three months ended December 31, 1997. The fourth quarter net income of approximately $511,000 was PST's first significantly profitable quarter in over two years. During the three months ended March 31, 1998, these factors resulting in net income of $223,800 compared to a loss of $2,109,100 for the first three months of 1997. The decline in net income during the most recent quarter reflected the impact of seasonality.

  PST finances the acquisition of some of its revenue equipment through operating leases. Under generally accepted accounting principles, the interest component of an operating lease is not treated as interest expense. Because of PST's use of operating leases, PST's operating ratio (operating costs and expenses as a percentage of revenues) is higher than it would be if it utilized only debt and/or capital leases. As a result, PST believes that its pre-tax margin (earnings before income taxes and extraordinary gains as a percentage of revenues) is a more appropriate measure of its operating efficiency than its operating ratio.

  For the quarter ended March 31, 1998, PST operated a revenue equipment fleet comprised of an average of 1,111 tractors, including 364 operated by independent contractors, and 2,369 trailers. Because of the current increased demand for freight services, PST intends to increase the number of independent contractors to approximately 450 and maintain PST tractors at approximately 750 during 1998.

  In February 1998, PST entered into a five-year agreement with The Sabre Group to out-source the majority of its information technology functions, including computer and telephone systems. PST completed the transition to new hardware and software for its financial, accounting, operations and other management information systems during the second quarter of 1998. Problems with installation and initial operation of the new systems resulted in an increase in driver and independent contractor turnover which will adversely impact results of operations in the record quarter. PST believes that these difficulties have been substantially resolved.

  PST is in the process of identifying anticipated costs, problems and uncertainties associated with making PST's software applications Year 2000 compliant. The Sabre Group has certified that the software they will be providing to PST is Year 2000 ready. PST expects to resolve Year 2000 issues with other internal-use software through planned replacement or upgrades. Although management does not anticipate Year 2000 issues to have a material affect on its business or future results of operations, there can be no assurance that there will not be interruptions of operations or other limitations of system functionality or that PST will not incur significant costs to avoid such interruptions or limitations.

  The following table sets forth the percentage relationship of expense items to revenues for the years indicated.

                                           PERCENTAGE OF REVENUES
                                       --------------------------------------
                                          YEAR ENDED          QUARTER ENDED
                                         DECEMBER 31,           MARCH 31,
                                       --------------------   ---------------
                                       1995   1996    1997     1997     1998
                                       -----  -----   -----   ------   ------
Revenues:                              100.0% 100.0%  100.0%   100.0%   100.0%
                                       -----  -----   -----   ------   ------
Costs and Expenses:
  Salaries, wages and benefits........  27.4   29.7    30.9     31.4     28.2
  Purchased transportation............  25.0   22.0    17.8     19.8     23.8
  Fuel and fuel taxes.................  12.9   13.9    15.7     15.6     12.8
  Revenue equipment lease expense.....   7.4    5.4     5.3      5.3      2.6
  Maintenance.........................   5.4    5.1     6.0      5.3      7.1
  Insurance and claims................   5.7    8.1     7.9      8.3      6.1
  General supplies and expenses.......   3.6    4.0     4.1      3.7      4.3
  Taxes and licenses..................   2.1    2.2     1.9      2.1      2.0
  Communications and utilities........   2.2    2.3     1.9      2.6      1.4
  (Gain) loss on sale of equipment....  (0.1)  (1.1)      *     (0.2)    (0.2)
  Depreciation and amortization.......   5.3    8.9     8.3      8.8      8.0
  Amortization of goodwill............   0.2    0.2     0.2      0.2      0.2
                                       -----  -----   -----   ------   ------
    Total operating costs and ex-
     penses...........................  97.1  100.7   100.0    102.9     96.3
                                       -----  -----   -----   ------   ------
Operating income (loss)...............   2.9   (0.7)    0.0     (2.9)     3.7
Other income (expense):
  Interest expense....................  (2.6)  (3.4)   (3.0)    (3.3)    (3.2)
  Other, net..........................   0.1    0.1       *      0.1      0.1
                                       -----  -----   -----   ------   ------
Income (loss) before income taxes and
 extraordinary gain...................   0.4%  (4.0)%  (3.0)%   (6.1)%    0.6%
                                       =====  =====   =====   ======   ======

--------
* Less than 0.1%.

 Quarter Ended March 31, 1998 Compared to Quarter Ended March 31, 1997

  Revenues increased by 3.4% to $35.7 million for the three months ended March 31, 1998 compared to $34.5 million for the three months ended March 31, 1997. This revenue increase resulted primarily from a 7.7% improvement in equipment utilization as measured in miles per truck per day, offset by a 5.1% decrease in revenue equipment as the average number of tractors decreased to 1,111 for the three months ended March 31, 1998 compared to 1,171 for the three months ended March 31, 1997. PST management believes that reducing revenue equipment in the quarter ended March 31, 1998 was prudent because the company experienced an overcapacity of equipment during portions of 1997. Revenues for the three months ended March 31, 1998 were also positively affected by a 1.3% increase in earnings per mile. PST management believes the increased utilization was a result of greater demand for freight services created by a decrease in equipment overcapacity in the transportation industry in the quarter ended March 31, 1998, and PST's ability to better manage revenue equipment with new communication systems.

  Operating costs and expenses were 96.3% of revenues for the three months ended March 31, 1998, compared to 102.9% of revenues for the three months ended March 31, 1997. Operating costs and expenses in the first quarter of 1998, as a percent of revenue, were positively affected primarily by increased revenue equipment utilization, a reduction in communication and utilities expense as a result of discontinued use of a cellular mobile communications system, decreased fuel and fuel tax expense, reduced revenue equipment costs as a result of refinancing certain equipment, and decreased insurance and claims expense. Operating costs and expenses, as a percent of revenue were adversely affected primarily by increased maintenance expenses related to an increased average age of the Company's fleet of equipment.

  Salaries, wages and benefits decreased to 28.2% of revenues for the three months ended March 31, 1998 as compared to 31.4% of revenues for the three months ended March 31, 1997, due primarily to a decrease in the percent of total miles driven by PST drivers compared to independent contractors during the two periods. Purchased transportation expense increased to 23.8% of revenues for the three months ended March 31, 1998 as compared to 19.8% of revenues for the three months ended March 31, 1997 for the same reason. Independent contractors are under contract with PST and are responsible for their own salaries, wages and benefits, fuel, maintenance and depreciation. Independent contractor costs are classified as purchased transportation expenses. Fuel and fuel taxes decreased to 12.8% of revenues for the three months ended March 31, 1998 compared to 15.6% of revenues for the three months ended March 31, 1997, as a result of a higher percentage of miles driven by independent contractors and decreased fuel prices. In order to reduce PST's vulnerability to rapid increases in the price of fuel, PST has historically entered into purchase contracts with fuel suppliers from time to time for a portion of its estimated fuel requirements at guaranteed prices (see Liquidity and Capital Resources). PST has also implemented fuel surcharges to many of its customers. PST management anticipates that the purchase contracts and fuel surcharges will lessen the impact of any increase in the cost of fuel.

  Supplies and maintenance expense increased to 7.1% of revenues for the first quarter of 1998 as compared to 5.3% of revenues for the first quarter of 1997, primarily due to costs related to an older fleet of equipment. The average age of PST's tractors at March 31, 1998 was 2.70 years as compared to 1.97 years at March 31, 1997.

  Revenue equipment lease expense decreased to 2.6% of revenues for the three months ended March 31, 1998 from 5.3% of revenues for the three months ended March 31, 1997, primarily due to the retirement of 196 leased tractors during December 1997, January 1998 and February 1998.

  Insurance and claims decreased to 6.1% of revenues for the three months ended March 31, 1998 from 8.3% of revenues for the three months ended March 31, 1998, as a result of a 50% decrease in the number of claims during the three months ended March 31, 1998 compared to the three months ended March 31, 1997, and a decrease in the first quarter of 1998 in the amount of adjustments to claims from prior periods. PST implemented several changes to its insurance program in the third and fourth quarters of 1997 that have reduced overall insurance costs. These changes include significantly lower deductibles on liability and worker's compensation coverage, and low deductible physical damage coverage on PST-owned tractors. PST management continues to review each accident to determine what actions may be taken to reduce future claims costs.

  As a consequence of the items discussed above, PST realized income before provision for income taxes for the three months ended March 31, 1998 of $223,783 compared to a loss before provision for income taxes of $2,109,076 for the three months ended March 31, 1997.

  PST's effective tax rate (income tax expense divided by income before income taxes) was zero for the three months ended March 31, 1998 as a result of the benefit of loss carry-forwards from prior years. The effective tax rate was zero for the three months ended March 31, 1997, as a result of the Company not recording any benefit on its pre-tax loss.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  Revenues decreased by 2.5% in 1997 to $143.7 million compared to $147.4 million in 1996. Revenues decreased primarily as a result of a 7.4% decrease in revenue equipment as the average number of tractors decreased to 1,145 compared to 1,237 in 1996. The decrease in revenue equipment was offset by a 3.7% increase in equipment utilization (as measured by average miles per tractor) and a 1.1% increase in average revenue per total mile. Management believes the increased utilization is a result of a greater demand for the freight services created by a decrease in equipment overcapacity in the transportation industry in 1997 and PST's ability to better manage revenue equipment with new communication systems. PST management expects the demand for freight services to increase modestly in 1998 and plans to increase fleet size by up to approximately 10% with additional independent contractors, depending on economic conditions and operating results, while continuing to emphasize increased productivity and utilization of equipment.

  Operating costs and expenses were 100.0% of revenues in 1997 compared to 100.7% in 1996. Operating costs and expenses, as a percent of revenue, were positively affected primarily by increased utilization, and a reduction in communication and utilities expense as a result of discontinued use of a cellular mobile communications system. Operating costs and expenses, as a percent of revenue were adversely affected primarily by increased fuel and fuel tax expenses, increased maintenance expenses related to an older fleet of equipment, and a reduction in gain realized from the sale of equipment, as further described below. While a smaller percentage of revenues in 1997 as compared to 1996, adverse developments in insurance claims continued to have a negative affect on operating costs and expenses in 1997.

  Salaries, wages and benefits increased to 30.9% of revenues in 1997 compared to 29.7% in 1996, and purchased transportation decreased to 17.8% of revenues in 1997 compared to 22.0% of revenues in 1996 primarily as a result of a 20% reduction in independent contractor tractors in 1997 and a pay increase given to PST drivers in August 1997. PST also implemented a mileage incentive program for PST drivers in October 1997, the cost of which was more than offset by increased utilization of equipment realized as a result of this program. Independent contractors are under contract with PST and are responsible for their own salaries, wages and benefits, fuel, maintenance and depreciation. Independent contractor costs are classified as purchased transportation expenses.

  Fuel and fuel taxes increased to 15.7% of revenues for the year ended December 31, 1997, compared to 13.9% of revenues for the year ended December 31, 1996, as a result of a higher percentage of miles driven with PST tractors, higher fuel prices, and PST having no fuel secured under guaranteed price contracts during the last six months of 1997. In order to reduce the vulnerability of PST to rapid increases in the price of fuel, PST has historically entered into purchase contracts with fuel suppliers from time to time for a portion of its estimated fuel requirements at guaranteed prices. During 1996, future fuel prices were at levels too high to make guaranteed price contracts for 1997 fuel viable. As of December 31, 1997, PST had entered into various agreements with fuel suppliers to purchase approximately 18% of its estimated fuel needs through December 31, 1998 at a guaranteed price. PST has also implemented fuel surcharges to many of its customers. Although this arrangement helps reduce PST's vulnerability to rapid increases in the price of fuel, PST will not benefit from a decrease in the price of fuel to the extent of its commitment to purchase fuel under these contracts.

  Depreciation and amortization decreased to 8.3% of revenue in 1997 compared to 8.9% in 1996, revenue equipment lease expense decreased to 5.3% of revenues in 1997 compared to 5.4% in 1996, and interest expense decreased to 3.0% of revenue in 1997 compared to 3.4% in 1996 as a result of PST refinancing tractors at the end of their initial lease term onto financing contracts that reduce the monthly financing cost of a tractor by approximately $600.

  In 1997, maintenance expense increased to 6.0% of revenues, compared to 5.1% of revenues in 1996 as a result of increased maintenance costs associated with an older fleet (tractor age 2.7 years at December 31, 1997 compared to 1.8 years at December 31, 1996) and the expiration of certain manufacturer's warranties.

  Insurance and claims expense decreased to 7.9% of revenues in 1997 compared to 8.1% of revenues in 1996. Insurance and claims expense continues to be higher than industry standards due to adverse developments in 1997 in insurance claims incurred when PST carried deductibles ranging from $300,000 to $500,000. A significant number of these older claims were settled in 1997. PST implemented several changes to its insurance program in 1997 that management believes will reduce overall insurance costs. These changes include significantly lower deductibles on liability and workers' compensation coverage, and low deductible physical damage coverage on PST-owned tractors. While the premiums on these insurance policies are increased, based on recent claims experience, managements expects that the overall cost of insurance and claims should decrease.

  Communications and utilities decreased to 1.9% of revenues in 1997 compared to 2.3% of revenues in 1996 as a result of PST discontinuing use of a cellular-based on-board communications system in June 1997. PST installed the QUALCOMM on-board communications system on all of its tractors during the fourth quarter of 1997. This system assists PST in tracking loads, servicing customers, and communicating with drivers.

QUALCOMM utilizes satellite technology service to link PST's drivers to its operations center. Management believes that the QUALCOMM system will not significantly increase expenses in 1998.

  (Gain) loss on sale of equipment decreased to 0.0% of revenue from (1.1)% as a result of PST's decision to dispose of fewer of its older trailers in 1997 than in 1996.

  During 1997, PST's effective tax rate was 0.0% because of its pre-tax losses that exceeded any available carrybacks and an increase in the valuation for the net operating loss generated in 1997.

  As a consequence of the items discussed above, loss before extraordinary gain in 1997 was $4,316,000 compared to $5,860,000 in 1996.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenues decreased by 11% in 1996 to $147.4 million compared to $164.8 million in 1995. This revenue reduction resulted primarily from a decrease in revenue equipment as the average number of tractors decreased to 1,237 in 1996 compared to 1,341 in 1995. Revenues in 1996 were also adversely affected by a 1% decrease in the average revenue per total mile. This decrease resulted from a combination of an increase in empty miles percentage and a decrease in revenue per loaded mile. In addition, equipment utilization (as measured by average miles per tractor) decreased 2% between the two periods. PST management believes the decrease in average revenue per total mile and equipment utilization was a result of slower than anticipated economic conditions and overcapacity in the trucking industry in 1996.

  Operating costs and expenses were 100.7% of revenues in 1996 compared to 97.1% in 1995. Operating costs and expenses, as a percent of revenue, were adversely affected primarily by a 1% reduction in average revenue per total mile as well as a 2% decrease in utilization between the two periods, an acute shortage of drivers in the first half of 1996, and adverse developments in a number of insurance claims.

  Salaries, wages and benefits increased to 29.7% of revenues in 1996 compared to 27.4% in 1995. This increase resulted primarily from driver pay increases in October, 1995 and January 1996, and a decrease in independent contractor tractors in 1996. In addition, non-driver payroll increased 0.5% of revenue as a result of an increase in other support and marketing personnel, which was partially offset by a reduction in maintenance personnel. Purchased transportation decreased to 22.0% of revenue in 1996 compared to 25.0% in 1995. This decrease was a result of a reduction in the mileage incentive pay for independent contractors and a 25% reduction in independent contractor tractors in 1996 from 1995.

  Fuel and fuel taxes increased to 13.9% of revenue in 1996 compared to 12.9% in 1995. Diesel fuel prices at the pump increased by approximately 12.8% from December 31, 1995, to December 31, 1996 (according to the Department of Energy), while PST's fuel expense increased by approximately 7.8%. This smaller increase was because of PST's utilization of guaranteed price purchase contracts with fuel suppliers, in addition to surcharges to customers.

  Depreciation and amortization increased to 8.9% of revenue in 1996 compared to 5.3% in 1995, and revenue equipment lease expense decreased to 5.4% of revenues in 1996 compared to 7.4% in 1995, as a result of PST's new revenue equipment being financed through capitalized leases versus operating leases. Also, interest expense increased to 3.4% of revenue in 1996 compared to 2.6% in 1995 as a result of the majority of PST's new revenue equipment being financed through capitalized leases and notes payable.

  In 1996, maintenance expense decreased to 5.1% of revenues, compared to 5.4% of revenues in 1995 as a result of reduced maintenance costs associated with a newer fleet.

  Insurance and claims increased to 8.1% of revenues in 1996 compared to 5.7% in 1995 as a result of an increase in insurance claims and losses in 1996 mainly involving new, less experienced drivers and increases in insurance claims reserves of approximately $2.2 million following adverse developments in a number of claims.

  During 1996, PST's effective tax rate was 0.0% because of its pre-tax losses that exceeded any available carrybacks and an increase in the valuation for the net operating loss generated in 1996.

  As a consequence of the items discussed above, income (loss) before extraordinary gain in 1996 was $(5,860,000) compared to $384,000 in 1995.

 Liquidity and Capital Resources

  PST's sources of liquidity have been funds provided by operations, leases on revenue equipment and revolving lines of credit.

  The Company has a $11.5 million working capital line of credit with Congress Financial Corporation (Northwest) which expires August 1999. The Company anticipates that use of the line will be primarily for insurance related letters of credit as well as providing any short term cash requirements. As of March 31, 1998, the Company has utilized $10.8 million of this line of credit, $5.6 million for insurance related letters of credit, and $5.2 million of short term cash borrowings. The Congress Agreement restricts the payment of dividends.

  PST also has a credit facility with the Bank of New York for issuance of letters of credit up to $4.8 million which expires May 15, 1998. As of March 31, 1998, PST had used all of this facility for letters of credit in favor of PST's insurance carrier. As outstanding letters of credit issued under this credit facility are not renewed, the maximum commitment available under this credit facility will be reduced by the amount of the expiring letters of credit. Management believes that following the expiration of the credit facility with The Bank of New York, PST will be able to satisfy its anticipated insurance related letter of credit requirements, including the insurance related letter of credit requirements which are currently being met with letters of credit under the credit facility with The Bank of New York, under its working capital line of credit with Congress Financial Corporation (Northwest) or new credit facilities. There can be no assurance, however, that the Congress Financial Corporation (Northwest) credit facility will be sufficient to satisfy PST's insurance related letter of credit requirements or that PST will be able to obtain additional or new credit facilities on terms favorable to PST, if at all.

  PST's credit facility with the Bank of New York expired on May 15, 1998 and PST is thus in default under its credit facility; however, the Bank of New York has allowed the letters of credit to remain outstanding while PST continues negotiations with third parties to reduce or eliminate the outstanding balances.

  Net cash provided by operating activities totaled approximately $3.2 million for the three months ended March 31, 1998. Net cash used for investing activities (primarily purchasing of equipment) amounted to $2.2 million for the three months ended March 31, 1998. Net cash used in financing activities was $620,000 for the three months ended March 31, 1998, primarily for principal payments on debt and capitalized lease obligations.

  PST expects capital expenditures for the remainder of 1998 to be approximately $8.0 million, primarily for additional trailers. For the first three months of 1998, PST acquired $2.4 million of equipment, primarily additions to an on-board communications system. Future expansion of the fleet will be made as future economic conditions dictate.

  Management believes that it will be able to obtain adequate financing for its planned capital expenditures through 1998. PST's business is capital intensive and will require PST to seek additional debt and possibly equity capital to enable PST to maintain a modern fleet. Whether such capital will be available on favorable terms, or at all, will depend on PST's future operating results, prevailing economic and industry conditions and other factors over which PST has little or no control.

  Fuel is one of the PST's most substantial operating expenses. In order to reduce PST's vulnerability to rapid increases in the price of fuel, PST enters into purchase contracts with fuel suppliers from time to time for a portion of its estimated fuel requirements at guaranteed prices. As of March 31, 1998 PST had entered into various agreements with fuel suppliers to purchase approximately 12% of its estimated fuel needs through

December 31, 1998 at a guaranteed price. Although this arrangement helps reduce PST's vulnerability to rapid increases in the price of fuel, PST will not benefit from a decrease in the price of fuel to the extent of its commitment to purchase fuel under these contracts.

 Seasonality

  In the trucking industry, revenues generally show a seasonal pattern as customers reduce shipments during and shortly after the winter holiday season and its attendant weather variations. Operating expenses also tend to be higher during the cold weather months, primarily due to poorer fuel economy and increased maintenance costs.

 Inflation

  Inflation can be expected to have an impact on PST's operations. The effect of inflation has been minimal over the past three years.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma condensed financial statements (the "Pro Forma Financial Statements") include the unaudited pro forma condensed balance sheet as of March 31, 1998 (the "Pro Forma Balance Sheet"), and the unaudited pro forma condensed statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 (the "Pro Forma Statements of Operations").

  The Pro Forma Statements of Operations give effect to the Merger as it if had been consummated on January 1, 1997. The Pro Forma Balance Sheet gives effect to the Merger as if it had been consummated on March 31, 1998.

  The Merger will be accounted for using the purchase method of accounting. The aggregate purchase price for the Merger will be allocated to the tangible and intangible assets and liabilities acquired based upon their respective fair values.

  The Pro Forma Financial Statements are based on the historical financial statements of U.S. Xpress Enterprises, Inc. and PST Vans, Inc. and the assumptions and adjustments described in the accompanying notes. The Pro Forma Statement of Operations for the year ended December 31, 1997 has also been adjusted to include the results of Victory Express, Inc. ("Victory"), which was acquired by Enterprises in January 1998, as if that acquisition had occurred on January 1, 1997. The Pro Forma Statement of Operations for the three months ended March 31, 1998 has not been adjusted to reflect the Victory acquisition as the results of Victory prior to its acquisition are not material to the pro forma results of operations for that period. The historical financial statements of Victory are included in Amendment No. 1 on Form 8-K/A (dated April 14, 1998) to Enterprises' Form 8-K dated January 29, 1998 and are incorporated herein by reference.

  The Pro Forma Financial Statements do not purport to represent what the company's results of operations or financial position actually would have been had the Merger described herein in fact been consummated on the dates indicated or to project the results of operations of financial positions for any future period or date. The Pro Forma Financial Statements are based upon currently available information and certain assumptions that Enterprises' management believes to be reasonable and should be read in conjunction with the historical financial statements and the accompanying notes thereto contained in the annual, quarterly and other reports filed by Enterprises and PST with the SEC and those included elsewhere in this Proxy Statement/Prospectus or incorporated herein by reference.

                UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                 MARCH 31, 1998

                                                       PRO FORMA
                                 ENTERPRISES PST (A)  ADJUSTMENTS    PRO FORMA
                                 ----------- -------  -----------    ---------
                                          (DOLLARS IN THOUSANDS)
             ASSETS
CURRENT ASSETS:
 Cash and cash equivalents......  $  6,032   $ 1,492   $ (2,000)(b)  $  7,040
                                                          1,516 (d)
 Customer receivables, net of
  allowance.....................    65,982    16,234                   82,216
 Other receivables..............    11,688                             11,688
 Prepaid insurance and li-
  censes........................     6,216     2,717                    8,933
 Operating supplies.............     4,903       563                    5,466
 Deferred income taxes..........     3,092                1,400 (c)     4,492
 Other current assets...........     1,175       344                    1,519
                                  --------   -------   --------      --------
  Total current assets..........    99,088    21,350        916       121,354
                                  --------   -------   --------      --------
PROPERTY AND EQUIPMENT, net.....   172,043    53,431                  225,474
                                  --------   -------   --------      --------
OTHER ASSETS:
 Goodwill, net..................    38,584     8,272     (8,272)(f)    54,539
                                                         15,955 (h)
 Other..........................     5,965       318                    6,283
                                  --------   -------   --------      --------
  Total other assets............    44,549     8,590      7,683        60,822
                                  --------   -------   --------      --------
TOTAL ASSETS....................  $315,680   $83,371   $  8,599      $407,650
                                  ========   =======   ========      ========
 LIABILITIES AND STOCKHOLDERS'
             EQUITY
CURRENT LIABILITIES:
 Accounts payable...............  $ 10,085   $ 4,287   $             $ 14,372
 Accrued wages and benefits.....     7,708                              7,708
 Claims and insurance accruals..     6,549     3,686                   10,235
 Other accrued liabilities......     4,371     2,381                    6,752
 Current maturities of long-term
  debt..........................     4,340    32,091    (32,091)(g)     4,340
                                  --------   -------   --------      --------
  Total current liabilities.....    33,053    42,445    (32,091)       43,407
                                  --------   -------   --------      --------
LONG-TERM DEBT, net of current
 maturities.....................   125,079    22,137     12,500 (b)   191,807
                                                         32,091 (g)
                                  --------   -------   --------      --------
DEFERRED INCOME TAXES...........    23,559               (4,700)(c)    18,859
                                  --------   -------   --------      --------
OTHER LONG-TERM LIABILITIES.....     1,875     1,020                    2,895
                                  --------   -------   --------      --------
STOCKHOLDERS' EQUITY:
 Common stock...................       150         4         11 (b)       161
                                                             (4)(e)
 Additional paid-in capital.....    86,281    49,847     18,557 (b)   104,838
                                                          1,516 (d)
                                                        (51,363)(e)
 Retained earnings..............    45,916   (32,082)    32,082 (e)    45,916
 Notes receivable from stock-
  holders.......................      (233)                              (233)
                                  --------   -------   --------      --------
  Total stockholders' equity....   132,114    17,769        799       150,682
                                  --------   -------   --------      --------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY...........  $315,680   $83,371   $  8,599      $407,650
                                  ========   =======   ========      ========

           NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  (a) Certain historical balances for PST have been reclassified or condensed for purposes of this pro forma presentation.

  (b) Reflects common stock issued and cash paid to acquire PST:

       Common stock to be issued (1,100,000 shares at $16.88 per
        share, the market price of Enterprises Class A Common
        Stock at July 7, 1998)....................................     $18,568
       Cash to be paid:
         Cash portion of purchase price (financed through Enter-
          prises' long-term credit facility)......................      12,500
         Estimated acquisition and transaction expenses...........       2,000
                                                                   --- -------
                                                                       $33,068
                                                                       =======

  (c) To reverse PST's valuation allowance on deferred tax assets of approximately $6,100, which are anticipated to be realized.


  (d) Represents the expected proceeds of $1,516 from the exercise of the PST stock options at the average price per share of $4.32 simultaneous with change of control.

  (e) Reflects the elimination of PST's equity balances, including the expected proceeds from the stock options described in (d).

  (f) To write off PST's historical goodwill.

  (g) To reflect the refinancing of PST's debt through Enterprises' long-term credit facility.

  (h) The excess of cost over fair value of the net tangible assets acquired is computed as follows:

       Purchase price from (b) above................................. $33,068
                                                                      -------
       Historical net book value of PST..............................  17,769
       Adjustments to historical value:
         Write off of goodwill.......................................  (8,272)
         Reversal of PST valuation allowance on deferred tax assets,
          which are expected to be realized..........................   6,100
         Expected proceeds from stock options described in (d).......   1,516
                                                                      -------
                                                                       17,113
                                                                      -------
       Excess of cost over fair value of net assets acquired......... $15,955
                                                                      =======

           UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                   FOR THE YEAR ENDED DECEMBER 31, 1997

                                                    PRO FORMA                          PRO FORMA
                         ENTERPRISES(9) VICTORY(1) ADJUSTMENTS   PRO FORMA    PST     ADJUSTMENTS  PRO FORMA
                         -------------- ---------- -----------   ---------  --------  -----------  ---------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING REVENUE           $433,835     $65,251     $           $499,086   $143,737    $          $642,823
                            --------     -------     -------     --------   --------    ------     --------
OPERATING EXPENSES:
  Salaries, Wages and
   Benefits.............     177,055      28,015        (588)(4)  204,482     44,360                248,842
  Fuel and Fuel Taxes...      68,740       9,482                   78,222     22,533                100,755
  Vehicle Rents.........      28,031       3,060                   31,091      7,576                 38,667
  Depreciation &
   Amortization.........      11,584       7,592         725 (2)   19,901     12,183       127(6)    32,211
  Purchased Transporta-
   tion.................      34,351         --                    34,351     25,578                 59,929
  Operating Expense &
   Supplies.............      27,872       4,633                   32,505      8,663                 41,168
  Insurance Premiums &
   Claims...............      14,395       2,467                   16,862     11,384                 28,246
  Operating Taxes and
   Licenses.............       6,734       1,324                    8,058      2,776                 10,834
  Communications &
   Utilities............       7,192         888                    8,080      2,802                 10,882
  General & Other
   Operating............      26,772       2,652                   29,424      5,943                 35,367
                            --------     -------     -------     --------   --------    ------     --------
    Total Operating
     Expenses...........     402,726      60,113         137      462,976    143,798       127      606,901
                            --------     -------     -------     --------   --------    ------     --------
INCOME (LOSS) FROM
 OPERATIONS                   31,109       5,138        (137)      36,110        (61)     (127)      35,922
                            --------     -------     -------     --------   --------    ------     --------
OTHER INCOME AND
 (EXPENSES):
  Interest Expense......      (5,552)       (787)     (3,640)(3)   (9,979)    (4,360)      215(7)   (14,124)
  Other Income (Ex-
   pense)...............          35           6                       41        105                    146
                            --------     -------     -------     --------   --------    ------     --------
                              (5,517)       (781)     (3,640)      (9,938)    (4,255)      215      (13,978)
Income (Loss) Before
 Provision For Income
 Taxes..................      25,592       4,357      (3,777)      26,172     (4,316)       88       21,944
(Provision) Benefit for
 Income Taxes...........     (10,230)     (1,854)      1,401 (5)  (10,683)               1,558(8)    (9,125)
                            --------     -------     -------     --------   --------    ------     --------
NET INCOME (LOSS).......    $ 15,362     $ 2,503     $(2,376)    $ 15,489   $ (4,316)   $1,646     $ 12,819
                            ========     =======     =======     ========   ========    ======     ========
Other financial data:
  Earnings per share--
   basic................    $   1.17                                                               $   0.90
  Weighted average
   number of shares
   outstanding--basic...      13,126                                                                 14,226
  Earnings per share--
   diluted..............    $   1.16                                                               $   0.89
  Weighted average
   number of shares
   outstanding--
   diluted..............      13,236                                                                 14,336

           UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                 FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                           PRO FORMA
                                     ENTERPRISES   PST    ADJUSTMENTS  PRO FORMA
                                     ----------- -------  -----------  ---------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING REVENUE...................  $123,909   $35,706     $         $159,615
                                      --------   -------     ----      --------
OPERATING EXPENSES:
  Salaries, Wages and Benefits......    51,725    10,062                 61,787
  Fuel and Fuel Taxes...............    18,463     4,577                 23,040
  Vehicle Rents.....................     7,886       935                  8,821
  Depreciation & Amortization.......     5,466     2,915       32(6)      8,413
  Purchased Transportation..........    10,629     8,488                 19,117
  Operating Expense & Supplies......     7,621     2,554                 10,175
  Insurance Premiums & Claims.......     4,219     2,167                  6,386
  Operating Taxes and Licenses......     2,155       711                  2,866
  Communications & Utilities........     2,014       491                  2,505
  General & Other Operating.........     6,502     1,466                  7,968
                                      --------   -------     ----      --------
    Total Operating Expenses........   116,680    34,366       32       151,078
                                      --------   -------     ----      --------
INCOME FROM OPERATIONS..............     7,229     1,340      (32)        8,537
                                      --------   -------     ----      --------
OTHER INCOME AND (EXPENSES):
  Interest Expense..................    (1,771)   (1,134)      54(7)     (2,851)
  Other Income (Expense)............        17        18                     35
                                      --------   -------     ----      --------
                                        (1,754)   (1,116)      54        (2,816)
                                      --------   -------     ----      --------
Income Before Provision For Income
 Taxes..............................     5,475       224       22         5,721
Provision for Income Taxes..........    (2,193)              (105)(8)    (2,298)
                                      --------   -------     ----      --------
NET INCOME..........................  $  3,282   $   224     $(83)     $  3,423
                                      ========   =======     ====      ========
Other financial data:
  Earnings per share--basic.........  $   0.22                         $   0.21
  Weighted average number of shares
   outstanding--basic...............    15,037                           16,137
  Earnings per share--diluted.......  $   0.22                         $   0.21
  Weighted average number of shares
   outstanding--diluted.............    15,159                           16,259

                    NOTES TO UNAUDITED PRO FORMA CONDENSED

                         STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)

VICTORY

  (1) Reflects the results of operations of Victory Express for the year ended December 31, 1997.

  (2) To record the amortization of goodwill related to the acquisition and adjust depreciation.

  (3) To record the interest expense related to the debt incurred to finance the acquisition.

  (4) To record reduction in salary of majority shareholder of Victory Express to $200.

  (5) To record tax effect of Pro Forma Adjustments, (2) through (4) above.

PST

  (6) Reflects the incremental amortization of goodwill related to the Merger


  (7) Reflects the following:

                                                      YEAR ENDED THREE MONTHS
                                                       12/31/97  ENDED 3/31/98
                                                      ---------- -------------
      Savings from refinancing of PST debt at Enter-
       prises' borrowing rates.......................  $(1,073)      $(269)
      Additional incremental interest resulting from
       borrowing of $12,500 to purchase PST..........      858         215
                                                       -------       -----
                                                       $  (215)      $ (54)
                                                       =======       =====

  (8) Reflects the net additional tax expense (benefit) as the result of the Merger at an effective tax rate of 38% for the year ended December 31, 1997 and the three months ended March 31, 1998.

ENTERPRISES

  (9) Effective December 31, 1997, Enterprises changed its year-end to December 31 from March 31. As a result, its period-ending December 31, 1997 was a nine month period. For purposes of the Pro Forma Statement of Operations for the year ended December 31, 1997, Enterprises has used the results of operations for the twelve month period ended December 31, 1997.

      COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF ENTERPRISES AND PST

  The rights of Enterprises stockholders are governed by the Enterprises' Restated Articles of Incorporation (the "Enterprises Articles of Incorporation"), its Bylaws (the "Enterprises Bylaws") and the Nevada General Corporation Law (the "NGCL"). The rights of PST stockholders are governed by the PST Revised Articles of Incorporation (the "PST Articles of Incorporation"), the PST Amended and Restated Bylaws (the "PST Bylaws"), and the Utah Revised Business Corporations Act (the "URBCA"). After the Effective Time, the rights of PST stockholders who become Enterprises stockholders will be governed by the Enterprises Articles of Incorporation, the Enterprises Bylaws, and the NGCL.

  The following is a summary of the material differences between the rights of Enterprises stockholders and rights of PST stockholders. This summary is not intended to be complete and is qualified in its entirety by reference to applicable provisions of the NGCL and URBCA and to the Articles of Incorporation and Bylaws of each of Enterprises and PST.

SIZE OF ENTERPRISES AND PST BOARDS

  Enterprises. The Enterprises Restated Articles of Incorporation provide that the number of directors shall be designated in the Enterprises Bylaws. The Enterprises Bylaws currently provide that the total number of directors shall not be less than two nor more than nine. Enterprises currently has nine (9) directors. Directors are elected at each annual meeting of stockholders for a term of one year. The Enterprises Board is not classified.

  PST. The PST Revised Articles of Incorporation provide that the total number of directors shall not be less than three nor more than nine, except that (pursuant to the URBCA) less than three directors may be permitted if the number of stockholders is less than three. The maximum number of directors may be increased upon the vote of two-thirds of the stock entitled to vote thereon. PST currently has five directors. Directors are elected at annual meetings of the stockholders for a term of three years. The directors are divided into three classes as nearly equal in number as possible.

CAPITAL STOCK

  Enterprises. Enterprises is authorized to issue up to 30,000,000 shares of Class A Common Stock, par value $0.01 per share (which is referred to herein as the Enterprises Common Stock), 7,500,000 shares of Class B Common Stock, par value $0.01 per share and up to 2,000,000 shares of preferred stock, par value $0.01 per share.

  Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to two votes per share. All actions submitted to a vote of stockholders of Enterprises are voted on by holders of Class A and Class B Common Stock voting together as a single class, except as otherwise set forth below or provided by law.

  Class A Common Stock has no conversion rights. Class B Common Stock may be converted into Class A Common Stock, in whole or in part, at any time and from time to time on the basis of one share of Class A Common Stock for each share of Class B Common Stock. If at any time any shares of Class B Common Stock are beneficially owned by any person other than Max L. Fuller and Patrick E. Quinn (or certain immediate family members), such shares shall automatically be converted into an equal number of shares of Class A Common Stock.

  Holders of Class A Common Stock are entitled to receive cash dividends on the same basis as Class B Common Stock if and when such dividends are declared by the Board of Directors of Enterprises from funds legally available therefor. In the case of any dividend paid in stock, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of Class B Common Stock receive (payable in shares of Class B Common Stock).

  Holders of Class A and Class B Common Stock share with each other on a ratable basis as a single class in the net assets of the Company available for distribution in respect of Class A and Class B Common Stock in the event of liquidation.

  Neither the Class A nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

  In any merger, consolidation or business combination, the consideration to be received per share by holders of either Class A or Class B Common Stock must be identical to that received by holders of the other class of Common Stock, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights only to the extent that voting rights now differ between Class A and Class B Common Stock.

  The rights, preferences and privileges of holders of both classes of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

  The Board of Directors of Enterprises is authorized, without further action of the stockholders of Enterprises, to issue up to 2,000,000 shares of preferred stock in classes or series and to fix the voting powers, designations, preferences or other rights of the shares of each such class or series and the qualifications, limitations and restrictions thereon. Such preferred stock may rank prior to the Class A or Class B Common Stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of either class of the Company's Class A or Class B Common Stock.

  PST. The authorized capital stock of PST consists of 20,000,000 shares of common stock, par value $0.001 per share (which is referred to herein as the PST Common Stock), and 5,000,000 shares of preferred stock, no par value.

  Each outstanding share of PST Common Stock is entitled to participate equally in dividends as and when declared by the PST Board of Directors and is entitled to participate equally in any distribution of net assets made to the stockholders upon liquidation of PST. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of PST Common Stock. All shares of PST Common Stock have equal rights and preferences. The holders of PST Common Stock are entitled to one vote for each share held of record on all matters voted upon by shareholders and may not cumulate votes for the election of directors. Thus, the owners of a majority of the shares of Common Stock outstanding may elect all of the directors, if they choose to do so, and the owners of the balance of such shares would not be able to elect any directors.

  PST is authorized to issue up to 5,000,000 shares of preferred stock from time to time in one or more series without stockholder approval. No shares of preferred stock are presently outstanding. The PST Board of Directors is authorized, without any further action by the stockholders of PST, to determine the designation, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any series of preferred stock and the number of shares constituting any such series. Holders of preferred stock, if issued, will be entitled to such voting rights as the PST Board of Directors, in its sole discretion, shall determine. Thus, the PST Board of Directors, without stockholder approval, could authorize the issuance of preferred stock with rights which could adversely affect the rights of the holders of PST Common Stock. Any future issuance of preferred stock may have the effect of delaying or preventing a change in control of PST without further action by the stockholders and may adversely affect the voting and other rights of the holders of PST Common Stock.

CUMULATIVE VOTING

  Enterprises. Neither the Enterprises Restated Articles of Incorporation nor the Enterprises Bylaws provide for cumulative voting with respect to the election of directors.

  PST. The PST Revised Articles of Incorporation prohibit cumulative voting with respect to the election of directors.

REMOVAL OF DIRECTORS

  Enterprises. Under the NGCL, any director may be removed from office by vote of stockholders representing two-thirds of the voting power of the outstanding stock entitled to vote. The Enterprises Bylaws provide that one or more directors may be removed with or without cause by vote of the stockholders, but only at a meeting called for the purpose of removing the director(s).

  PST. Pursuant to the PST Articles of Incorporation and Bylaws, a director may be removed without cause upon the vote of two-thirds of the outstanding capital stock entitled to vote thereon. A director may be removed for cause by the majority of the outstanding capital stock entitled to vote thereon if the director engaged in fraudulent, dishonest, or grossly abusive conduct with respect to the corporation, and removal is in the corporation's best interests. The URBCA also permits a corporation or stockholder holding at least ten percent of the outstanding shares to bring a judicial proceeding to remove a director, and the director may be removed if the court finds that the director acted in a fraudulent, dishonest, or grossly abusive manner with respect to the corporation and removal is in the best interest of the corporation.

SPECIAL MEETING OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

  Enterprises. Under the Enterprises Bylaws, a special meeting of stockholders may be called by the Board of Directors or by the President. Also, a special meeting of the stockholders may be called if the holders of at least ten percent of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to Enterprises' secretary one or more written demands for the meeting describing the purpose for which it is to be held. The NGCL also permits stockholders to hold a meeting other than one regularly called upon the consent of all stockholders entitled to vote. Pursuant to the Enterprises Bylaws, any action requiring or permitting the vote of stockholders may be taken without a meeting by written consent setting forth the action and signed in one or more counterparts by a majority of stockholders entitled to vote with respect to the subject matter of the action.

  PST. Under the PST Bylaws and the URBCA, a special meeting of stockholders may be called at any time by the President, Board of Directors, or the holders of one-tenth of all shares entitled to vote on any issue proposed to be considered at the proposed special meeting. Pursuant to the URBCA and the PST Bylaws, except as otherwise provided in the Articles of Incorporation or the URBCA, any action which may be taken at any annual or special meeting of stockholders generally may be taken without a meeting and without prior notice, if one or more consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS

  Enterprises. With respect to governing documents and stockholder lists, the NGCL provides a right of inspection on at least five days demand to any person who shall have been a stockholder for at least six months immediately preceding his demand or any persons holding or authorized in writing by, at least five percent of all outstanding shares. The NGCL also permits inspection of a corporation's financial records by a stockholder either owning at least fifteen percent of all outstanding shares of the corporation and or by a stockholder authorized in writing by holders of at least fifteen percent of issued and outstanding shares. Pursuant to the Enterprises Bylaws, a list of stockholders entitled to vote at any meeting of stockholders may be examined by any such stockholder for any purpose germane to the meeting during ordinary business hours, beginning two business days after notice of the meeting is given, either at the registered office of the corporation, its principal place of business, or the office of the transfer agent of the registrar. A list of stockholders may also be examined at the meeting by any stockholder who is present.

  PST. Pursuant to the URBCA and the PST Bylaws, a list of all stockholders entitled to be given notice of a meeting shall be prepared by the officers and made available for inspection by any stockholder within a specified time period before the meeting for which the list was prepared. The stockholder list must also remain available for inspection during the meeting for any purpose germane to the meeting. Under the URBCA and the PST Bylaws, a stockholder may inspect and copy other corporate records after giving notice of demand at least five business days in advance.

AMENDMENT OF GOVERNING DOCUMENTS

  Enterprises. Under the NGCL, Enterprises may amend its Articles of Incorporation if such amendment contains only such provisions as might be lawfully contained in the original Articles of Incorporation if the original articles were executed, acknowledged, and filed at the time of the making of the amendment. The board of directors must adopt a resolution setting forth the proposed amendment, declare its advisability, and call a meeting of stockholders entitled to vote thereon. An amendment must be approved by a majority of stockholders entitled to vote, except that if any proposed amendment would alter any preference or right of a class or series of shares, the approval of a majority of the voting power of the holders of shares of each class or series of shares affected by the amendment is also required.

  Under the Enterprises Bylaws, the provisions of the Bylaws may be amended or repealed by the Board of Directors, subject to the NGCL, or by the stockholders.

  PST. Under the URBCA, PST may amend its Articles of Incorporation at any time to add or change a provision that is required or permitted in the articles of incorporation or to delete a provision not required in the Articles of Incorporation. Whether a provision is required or permitted in the Articles of Incorporation is determined as of the effective date of the amendment. The PST Articles of Incorporation permit amendment of certain provisions of the Articles of Incorporation only by a vote of the holders of two-thirds of the outstanding capital stock entitled to vote thereon.

  Pursuant to the URBCA, the Board of Directors may adopt, without stockholder action, one or more amendments to the Articles of Incorporation to make certain technical changes, to change each issued and unissued authorized share of a class into a greater number of whole shares if the corporation has only shares of that class outstanding, or to make any other change expressly permitted under the URBCA to be made without stockholder action. Other amendments to the Articles of Incorporation may be made upon the recommendation of the board of directors and by a vote of a majority of the outstanding capital stock entitled to vote thereon or by a majority of a quorum present at a meeting of shareholders.

  Under the URBCA, the stockholders may amend the corporation's bylaws at any time; the directors may amend the bylaws except to the extent the URBCA, the Articles of Incorporation, and the bylaws reserve this power to the stockholders. The PST Articles of Incorporation and Bylaws permit the amendment of certain of the Bylaws by a majority vote of the board of directors or by the holders of at least two-thirds of the outstanding capital stock entitled to vote thereon. Other amendments may be made by the Board of Directors or shareholders at any meeting thereof.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

  Enterprises. Under the NGCL, the board of directors must recommend to the stockholders the consummation of a merger or exchange of interest, unless the board of directors determines that because of a conflict of interest or other special circumstances it should make no recommendation and it communicates the basis for its determination to the stockholders with the plan. The plan of merger or exchange to be authorized must be approved by a majority of the voting power of the stockholders unless stockholders of a class of shares are entitled to vote thereon as a class under the NGCL. If stockholders of a class of shares are so entitled, the plan must be approved by a majority of all votes entitled to be cast on the plan by each class and representing a majority of all votes entitled to be voted.

  The approval of stockholders of a surviving domestic corporation on a plan of merger is not required if: (a) the articles of incorporation will not differ from its articles before the merger; (b) each stockholder whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger; (c) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than twenty percent the total number of voting shares outstanding immediately before the merger; and (d) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than twenty percent the total number of participating shares outstanding immediately before the merger.

  Under the NGCL, a corporation may, by action taken at any meeting of its board of directors, sell all of its assets when authorized by the affirmative vote of stockholders holding stock in the corporation entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose. A voluntary dissolution of a Nevada corporation that has issued stock requires the adoption and recommendation to the stockholders of a resolution for dissolution by the board of directors and the approval of the stockholders entitled to vote thereon.

  PST. Under the URBCA, the consummation of a plan of merger or share exchange requires the recommendation of the board of directors of a Utah corporation and approval by each voting group entitled to vote separately on the plan by a majority of all votes entitled to be cast on the plan by that voting group. In a plan of merger, approval by the stockholders of a surviving corporation is not required if: (a) the articles of incorporation of the surviving corporation will not differ from its articles of incorporation before the merger, except for certain amendments permitted by the URBCA, (b) each stockholder of the surviving corporation whose shares were outstanding immediately before the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger; (c) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than twenty percent the total number of voting shares of the surviving corporation outstanding immediately before the merger; and (d) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than twenty percent the total number of participating shares outstanding immediately before the merger.

  Pursuant to the URBCA, a corporation may sell all or substantially all its assets upon the recommendation of the board of directors and approval by each voting group entitled to vote on the transaction. After the recommendation of a board of directors, a Utah corporation may complete a voluntary dissolution by the approval of each voting group entitled to vote separately on the proposal by a majority of all votes entitled to be cast on the proposal by that voting group unless a greater vote is required by the governing documents or the board of directors. Pursuant to the PST bylaws, PST may merge with another corporation or sell substantially all of its assets only if two-thirds ( 2/3) of the common stock entitled to vote thereon approve the transaction.

BUSINESS COMBINATIONS

  Enterprises. Except as otherwise provided, the NGCL prohibits a resident domestic corporation from engaging in any combination with any interested stockholder of the resident domestic corporation for three years after the interested stockholder's date of acquiring shares unless the combination or the purchase of shares made by the interested stockholder on the interested stockholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. After the expiration of three years, a corporation may not engage in any combination with an interested stockholder other than a combination meeting all of the requirements of the articles of incorporation and either the requirements specified in the NGCL or by approval of the board of directors or a majority of the outstanding voting power not beneficially owned by the interested stockholder, affiliate, or associate. An "interested stockholder" is any person who is an affiliate or associate of the corporation or the beneficial owner, directly or indirectly, of ten percent or more of the outstanding voting shares of the corporation.

  PST. The URBCA has no comparable provision.

CONTROL SHARE ACQUISITIONS

  Enterprises. The provisions of Section 78.378 et seq of the Nevada General Corporation Law regarding the acquisition of controlling interests is not applicable to Enterprises because it is not an issuing corporation within the meaning of such act.

  PST. The Utah Control Shares Acquisition Act (the "Control Shares Act") provides that any person or entity which acquires 20% or more of the outstanding voting shares of a publicly-held Utah corporation is denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. The Control Shares Act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation of the Control Shares Act, would bring its voting power within any of the following three ranges: (i) 20 to 33 1/3%, (ii) 33 1/3 to 50%, or (iii) 50% or more. A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders of a corporation may elect to exempt the stock of the corporation from the provisions of the Control Shares Act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. PST's Revised Articles of Incorporation and Amended and Restated Bylaws do not exempt PST's Common Stock from the Control Shares Act.

  Under the Control Shares Act, a person or entity that acquires control shares pursuant to a control share acquisition acquires voting rights with respect to those shares only to the extent granted by a majority of disinterested stockholders of each class of capital stock outstanding prior to the acquisition. The stockholders of the corporation must consider the status of those voting rights at the next annual or special meeting of stockholders. The acquiror may accelerate the decision and require the corporation to hold a special meeting of stockholders for the purpose of considering the status of those rights if the acquiror (i) files an "acquiring person statement" with the corporation, and (ii) agrees to pay all expenses of the meeting. If the stockholders do not vote to restore voting rights to the control shares, the corporation may, if its articles of incorporation or bylaws so provide, redeem the control shares from the acquiror at fair market value. If the acquiror fails to file an acquiring person statement, the corporation may, if its articles of incorporation or bylaws so provide, redeem the control shares at any time within 60 days of the acquiror's last acquisition of control shares, regardless of the decision of the shareholders to restore voting rights. PST's Revised Articles of Incorporation and Amended and Restated Bylaws do not provide for such redemption. Unless otherwise provided in the articles of incorporation or bylaws of a corporation, stockholders are entitled to dissenters' rights if the control shares are accorded fill voting rights and the acquiror has obtained a majority or more control shares. PST's Revised Articles of Incorporation and Amended and Restated Bylaws do not deny such dissenters' rights to PST's stockholders.

                        PROPOSAL TO ELECT TWO DIRECTORS

                             (PROPOSAL NO. 2)

  PST's Board of Directors currently consists of five (5) directors, divided into three classes serving staggered three-year terms. Two directors will be elected at the Annual Meeting to serve until consummation of the Merger (or, if the Merger is not consummated, for a three-year term expiring at PST's 2001 annual meeting of stockholders or until their successors have been elected and qualified). Directors of the remaining two classes will continue to hold office until consummation of the Merger (or, if the Merger is not consummated, until the expiration of their respective terms as indicated below or until their successors have been elected and qualified). Stockholders do not have cumulative voting rights in the election of directors (each stockholder is entitled to vote one vote for each share held for each director). Unless authority is withheld, it is the intention of the persons named in the enclosed form of proxy to vote "FOR" the election as a director of the two individuals identified as nominees for director below. If the candidacy of any one or more of such nominees should, for any reason, be withdrawn, the proxies will be voted "FOR" such other person or persons, if any, as may be designated by PST's Board of Directors. The PST Board of Directors has no reason to believe that any nominee herein named will be unable or unwilling to serve.

                      NOMINEES FOR ELECTION AS DIRECTORS

  There are no family relationships among the executive officers and directors of PST, and there are no arrangements or understandings pursuant to which any of them were elected as executive officers and/or directors or are being nominated to serve as directors. The following sets forth information about each nominee for election as a director and information about each other person presently serving as a director:

NOMINEES

  KENNETH R. NORTON, 56, has been Chairman of the Board and Chief Executive Officer of PST since January 1990. Mr. Norton has nearly 30 years of experience in the trucking industry. From 1975 to 1984, Mr. Norton was Chairman and Chief Executive Officer of Western Express, a truckload carrier. Mr. Norton formed Interstate Contract Carrier Corporation and served as its Chairman and Chief Executive Officer until 1975. In 1965, Mr. Norton formed Crete Carrier Corporation and served as its President and Chief Executive Officer until 1971.

  CHARLES A. LYNCH, 70, has been a director of PST since March 1995. Mr. Lynch has been the Chairman of Fresh Choice, Inc., a casual, upscale restaurant chain, since March 1995. In March 1998, Mr. Lynch also became the Chairman and Chief Executive Officer of Arrowhead Mills, Inc., a manufacturer and supplier of natural and organic food products. From 1989 to March, 1995, Mr. Lynch served as the Chairman of Market Value Partners Company, a company that invests equity and management into underperforming and emerging businesses. Mr. Lynch has also previously served as Chairman and Chief Executive Officer of DHL Airways, Inc., an express courier, and as a director of Southern Pacific Transportation Company, Greyhound Lines, Inc. and Consolidated Freightways. Mr. Lynch is currently a director of Nordstrom, Inc., a retail department store chain, Fresh Choice, Inc., Madge Networks, N.V., a supplier of end-to-end switched networking solutions, and Authentic Specialty Foods, Inc., a manufacturer and distributer of authentic-style Mexican food products.

DIRECTORS

  ROBERT D. HILL, 47, has been President and Chief Operating Officer of PST since August 1991. From 1989 to 1991, Mr. Hill served as President of Cherokee Transportation Inc., a truckload carrier. From 1987 to 1989, Mr. Hill served as Vice President/General Manager of Builders Transport, Inc., a truckload carrier. From 1983 to 1987, Mr. Hill was Vice President of Operations and Vice President of National Accounts, Sales and Marketing of Ryder Systems, a truckload carrier. From 1974 to 1983, Mr. Hill was a Regional Vice President of Interstate Contract Carrier Corporation, a truckload carrier which was acquired by Ryder Systems in 1983. Mr. Hill has served as a director of PST since September 1991 and his current term ends in 1999.

  JAMES F. REDFERN, 53, has been a litigation consultant to Sullivan & Cromwell, a law firm, since August 1993. From 1990 to August 1993, Mr. Redfern served as an independent consultant to various banks and corporations. From 1983 to 1990, Mr. Redfern served as Executive Vice President, Senior Credit Officer and Chairman of the Credit Committee at Carteret Savings Bank, F.A. Mr. Redfern has served as a director of PST since March 1995 and his current term ends in 1999.

  JAMES E. OTTO, 64, has been a director of PST since October 1997 and his current term ends in 2000. From 1960 to 1982, Mr. Otto was President and Chief Executive Officer of Catered Living, Inc., a chain of nursing homes which he owned and sold in 1982. Since 1982, Mr Otto has been actively managing his personal investment portfolio.

MEETINGS AND COMMITTEES

  During the year ended December 31, 1997 ("1997"), the PST Board of Directors held nine meetings. All members attended 100% of the board meetings. The Board of Directors has a Compensation Committee that administer's PST's Incentive Plan and establishes and approves the compensation of PST's officers. The members of the Compensation Committee are Charles A. Lynch, James F. Redfern and James E. Otto. The Compensation Committee met four times during 1997. The Board has an Audit Committee that reviews the auditor reports and recommendations and interviews and makes recommendations to the Board for the selection of PST's independent auditors. The members of the Audit Committee are Charles A. Lynch, James F. Redfern and James E. Otto. The Audit Committee met three times during 1997. The Company does not have a Nominating Committee. Committee meetings were attended by all members of the respective committees in 1997.

                              EXECUTIVE OFFICERS

  Information regarding two of the executive officers of PST, Kenneth R. Norton and Robert D. Hill, is furnished above. The following sets forth information about the other executive officer:

  NEIL R. VOS, 53, has been Chief Financial Officer, Secretary and Treasurer of PST since December, 1996, having previously served as Vice President of Fuel and Maintenance from September 1995. From 1993 to 1995, Mr. Vos served as an accounting manager for a large federal government agency. From 1989 to 1993, Mr. Vos operated his own accounting firm. From 1986 to 1989, Mr. Vos served as Executive Vice President and Chief Operating Officer of Monchec, Inc. a company operating a chain of retail financial services outlets. From 1978 to 1986, Mr. Vos served as Chief Financial Officer for Intermountain Laboratories, Inc., a publicly-owned clinical laboratory company. Mr. Vos is a certified public accountant.

                      EXECUTIVE COMPENSATION INFORMATION

SUMMARY COMPENSATION TABLE

  The following table provides certain summary information concerning the compensation paid or accrued by PST to or on behalf of PST's Chief Executive Officer and each of the other executive officers whose salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers") for the years ended December 31, 1997, 1996 and 1995.

                              ANNUAL COMPENSATION      LONG TERM COMPENSATION
                              ------------------------ ------------------------
                                                       OPTIONS      ALL OTHER
NAME AND POSITION        YEAR  SALARY       BONUS(1)    GRANTED    COMPENSATION
-----------------        ---- ----------    ---------- --------   -------------
Kenneth R. Norton        1997 $  281,600    $  40,000   50,000           0
 Chairman and Chief Ex-
  ecutive                1996    281,500            0        0           0
 Officer                 1995    280,400       24,375        0           0
Robert D. Hill           1997    211,215       40,000   32,500           0
 President and Chief Op-
  erating                1996    206,050       29,615        0           0
 Officer                 1995    204,231       24,375   67,500(2)        0
Neil R. Vos              1997     80,461       20,000   32,500           0
 Chief Financial Offi-
  cer,                   1996     63,933            0        0           0
 Secretary and Treasurer 1995     22,208(3)         0        0           0

--------
(1) PST maintains an incentive bonus program for its executive officers. Under this program, executive officers earn quarterly bonuses based on the operating performance of PST.
(2) Includes 42,500 Options granted March 7, 1995 and repriced on October 30, 1995.
(3) Mr. Vos became employed by PST in September 1995.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information with respect to individual grants of stock options made by PST to the Named Executive Officers during the year ended December 31, 1997. PST did not grant any stock appreciation rights during the year ended December 31, 1997.

                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                                 ASSUMED ANNUAL RATES OF
                                    PERCENT OF TOTAL                          STOCK PRICE APPRECIATION FOR
                                    OPTIONS GRANTED                                    OPTION TERM
                          OPTIONS   TO EMPLOYEES IN  EXERCISE                 ------------------------------
          NAME           GRANTED(1)   FISCAL YEAR     PRICE   EXPIRATION DATE       5%            10%
          ----           ---------- ---------------- -------- --------------- -------------- ---------------
Kenneth R. Norton.......   50,000         21.5%       $3.50      07/21/07     $      110,000 $      279,000
Robert D. Hill..........   32,500         14.0         3.50      07/21/07             71,500        181,350
Neil R. Vos.............   32,500         14.0         3.50      07/21/07             71,500        181,350

--------
(1) All options granted qualify as incentive stock options, under the Internal Revenue Code. All options become exercisable in five equal annual installments beginning one year from the date of grant. In addition, all options become exercisable upon a change in control.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

  The following table sets forth information with respect to the aggregate value of unexercised options to acquire shares of the Common Stock held by the Named Executive Officers on December 31, 1997. No options were exercised by the Named Executive Officers during the year ended December 31, 1997.

                                                            VALUE OF UNEXERCISED
                                                                IN-THE-MONEY
                                      NUMBER OF UNEXERCISED      OPTIONS AT
                                      OPTIONS AT FY-END(#)      FY-END($)(2)
                                      --------------------- --------------------
                                         EXERCISABLE(1)/        EXERCISABLE/
NAME                                      UNEXERCISABLE        UNEXERCISABLE
----                                  --------------------- --------------------
Kenneth R. Norton....................          0/50,000          $0/$29,700
Robert D. Hill.......................     13,500/86,500          $0/$19,305
Neil R. Vos..........................          0/32,500          $0/$19,305

--------
(1) Includes options exercisable within 60 days of the end of PST's fiscal year.
(2) Calculated based on the difference between the exercise price and the price of a share of PST Common Stock on December 31, 1997. The closing sale price of the PST Common Stock on December 31, 1997 was $4.094 per share as reported on the Nasdaq Stock Market.

CHANGE IN CONTROL AGREEMENTS

  PST has entered into an agreement with Robert D. Hill, its President and Chief Operating Officer, which provides that PST will pay Mr. Hill a severance payment equal to his current annual base salary plus the amount of bonus paid to him in the previous year if Mr. Hill's employment terminates following a change in control of PST. See "THE MERGER--Interests of Certain Persons in the Merger."

DIRECTORS' COMPENSATION

  Each non-employee member of the PST Board of Directors initially elected to the PST Board prior to 1997 receives an annual fee of $25,000 and each non-employee member of the PST Board initially elected in or after 1997 receives an annual fee of $10,000. Each non-employee director also receives $1,000 per Board meeting attended, as compensation for his services. PST's Stock Incentive Plan provides for the annual grant of options to non-employee members of the PST Board of 2,000 options each. No separate compensation is paid for attendance at committee meetings. All directors are also reimbursed for certain expenses in connection with attendance at PST Board and committee meetings.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee of the PST Board in 1997 were Charles Lynch, James Otto and James Redfern, three non-employee directors, and there were no interlocking compensation committee relationships.

                     REPORT OF THE COMPENSATION COMMITTEE

  The Securities and Exchange Commission's ("SEC") rules addressing disclosure of executive compensation in proxy statements require a report from the Compensation Committee addressing, with respect to the most recently completed fiscal year, (a) PST's policies regarding executive compensation generally,
(b) the factors and criteria considered in setting the compensation of PST's Chief Executive Officer, Kenneth R. Norton, and (c) any relationship between such compensation and PST's performance.

COMPENSATION COMMITTEE

  The Compensation Committee, which is currently composed of PST's three outside directors, is responsible for evaluating and establishing the amount of compensation for each of PST's executive officers, and is also responsible for administering the Incentive Plan as discussed below. The Compensation Committee evaluates and establishes the compensation of the executive officers based on the policies set forth below, and will continue to review, evaluate and develop the policies governing PST's compensation program.

RESTRICTIONS ON INCREASE IN COMPENSATION LEVELS

  Pursuant to the terms of a Revolving Loan Agreement With Letter of Credit Facility dated March 7, 1994 between The Bank of New York and PST, any increase in the compensation and benefits of executive management requires the approval of The Bank of New York.

EXECUTIVE COMPENSATION POLICIES

  PST's executive compensation package has historically been based on the following principles:

  . Providing compensation to management personnel which is competitive with the compensation paid by other companies in the trucking industry in order to attract and retain qualified management personnel;

  . Linking a portion of executive compensation with PST's financial performance so that a portion of the executive officers' compensation is at risk, based on the financial performance of PST; and

  . Providing executive officers with an opportunity to own PST's Common Stock so that its executives will have a personal interest in the increase in share value and, as a result, have common interests with PST's stockholders.

  Because of a shortage of qualified management personnel in the trucking industry, the Board of Directors and the Compensation Committee believes it is important for PST to provide a competitive compensation package to its executive officers and key employees in order to enable PST to attract and retain qualified management personnel. The Board of Directors and the Compensation Committee, however, also believe that a significant portion of the total compensation package should be tied to the financial performance of PST and the achievement of pre-established performance goals.

  Accordingly, PST's executive compensation package in 1997 consisted of both cash compensation in the form of salary and cash bonuses, and equity compensation in the form of stock options.

SALARIES AND EXECUTIVE INCENTIVE PROGRAM.

  The Compensation Committee has historically established and adjusted base salaries based on its review of industry surveys of salaries and compensation in the trucking industry. The Compensation Committee has attempted to provide base salaries to its executive officers which are competitive with the base salaries offered by other companies in the trucking industry in order to attract and retain qualified management personnel. The base salary levels are also established and adjusted based on a subjective review of factors such as: competitive trends, the overall financial performance of PST, and the individual performance of the executives.

  The Compensation Committee has also adopted an Executive Incentive Program for the Named Executive Officers which links a portion of the Named Executive Officers' compensation with the financial performance of PST. In 1997, the Executive Incentive Program provided for pre-determined quarterly bonuses based on PST meeting certain financial performance levels (as measured by income before taxes, as a percentage of revenues) during each quarter.

STOCK PLANS

  The Incentive Plan provides for a variety of awards intended to provide executive officers and key employees with an equity interest in PST and to link the interests of executive officers and key employees with the interests of the stockholders of PST. The Incentive Plan provides for the grant of options ("Options") to purchase shares of Common Stock and corresponding stock appreciation rights ("SARS"), restricted shares of Common Stock ("Restricted Shares") and stock units ("Stock Units") commonly referred to as "phantom stock" (Options, Restricted Shares, Stock Units and SARS are collectively referred to as "Awards"). Awards under the Incentive Plan are granted by the Compensation Committee. The maximum number of shares of Common Stock available for issuance as Awards under the Incentive Plan is currently 370,000. Directors, managers, key employees and others who hold positions of significant responsibility or whose performance or potential contribution, in the judgment of the Compensation Committee, would benefit PST, are eligible to receive Awards under the Incentive Plan.

  The Compensation Committee has complete authority to determine the persons to whom and the time or times at which grants of Awards will be made and whether such Awards will be Options, SARS, Restricted Shares or Stock Units.

  PST's executive officers are also eligible to participate in PST's Employee Stock Purchase Plan.

CHIEF EXECUTIVE OFFICER COMPENSATION FOR FISCAL YEAR 1997.

  The Compensation Committee elected to maintain the same salary and the same level of bonus awards that could be earned by Kenneth R. Norton under the Executive Incentive Program in 1997 as were in place in 1996. Based on the financial performance of PST in 1997, (as measured by income before taxes as a percentage of revenues) Kenneth R. Norton's bonus in 1997 was $40,000 compared to $-0- in 1996.

  The Compensation Committee granted options to purchase 50,000 shares to Kenneth R. Norton in 1997.

                                          The Board Of Directors Compensation
                                           Committee

                                          Charles A. Lynch
                                          James F. Redfern
                                          James E. Otto

                               PERFORMANCE GRAPH

  Set forth below is a graph comparing the cumulative stockholder return on the PST Common Stock during 1995, 1996 and 1997 (PST's Common Stock first began trading on March 7, 1995) against the cumulative total return on the CRSP Index for Nasdaq Stock Market (US Companies) and the CRSP Index for Nasdaq Stocks (SIC 4210-4219 US Companies) (an index composed of Nasdaq companies engaged in trucking and courier services, except air) for the same period. The graph assumes an initial investment of $100 on March 7, 1995 with dividends reinvested over the periods indicated.

                                     LOGO
      [Comparison of 34 Month Cumulative Total Return Chart Appears Here]

                                                       CUMULATIVE TOTAL RETURNS
                                                       -------------------------
                                                       3/07/95 12/95 12/96 12/97
                                                       ------- ----- ----- -----
   PST VANS, INC......................................   100     28    17    25
   PEER GROUP.........................................   100     79    86   116
   NASDAQ STOCK MARKET (U.S.).........................   100    134   165   202

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires PST's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers and directors are required by SEC regulations to furnish PST with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to PST and written representations from PST's executive officers and directors, there was one late filing of a Form 3 by James E. Otto at the time he was elected to the Board of Directors in October 1997.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of July 29, 1998, information with respect to the PST Common Stock owned beneficially by each director, by each Named Executive Officer, by all directors and executive officers as a group and by each person known by PST to be a beneficial owner of more than 5% of the outstanding shares of PST Common Stock. Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated.

                                             AMOUNT AND NATURE OF PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNERS        BENEFICIAL OWNERSHIP   CLASS(1)
-------------------------------------        -------------------- -------------
Kenneth R. Norton(2)........................      1,496,773(3)        34.7%
 1901 West 2100 South
  Salt Lake City, Utah 84119
The Bank of New York........................        774,000           18.1%
 One Wall Street
  New York, New York 10286
Robert D. Hill(2)...........................        119,886(4)         2.7%
Neil R. Vos.................................         35,120(5)           *
Charles A. Lynch(2).........................         11,000(6)           *
James F. Redfern(2).........................         13,000(7)           *
James E. Otto(2)............................         11,100(8)           *
All directors and Executive Officers as a
 group (6 persons)..........................      1,686,879(9)        37.7%

--------
*  Less than 1%.

(1) Based on total outstanding shares of 4,269,482 as of July 29, 1998.
(2) Director.

(3) Includes 7,450 shares held as custodian for Mr. Norton's grandson, 10,000 shares owned by Mr. Norton's spouse, 200,000 shares held by a limited partnership of which Mr. Norton is the sole general partner, 10,000 shares issuable upon exercise of presently exercisable options and 40,000 shares issuable upon exercise of options which will become exercisable upon approval of the Merger.

(4) Includes 47,000 shares issuable upon exercise of presently exercisable options and 53,000 shares issuable upon exercise of options which will become exercisable upon approval of the Merger.

(5) Includes 6,500 shares issuable upon exercise of presently exercisable options and 26,000 shares issuable upon exercise of options which will become exercisable upon approval of the Merger.

(6) Includes 2,000 shares owned by Mr. Lynch's spouse, 2,668 shares issuable upon exercise of presently exercisable options and 5,332 shares issuable upon exercise of options which will become exercisable upon approval of the Merger.

(7) Includes 2,668 shares issuable upon exercise of presently exercisable options and 5,332 shares issuable upon exercise of options which will become exercisable upon approval of the Merger.

(8) Includes 4,000 shares issuable upon exercise of options which will become exercisable upon approval of the Merger.

(9) Includes 45,836 shares issuable upon exercise of presently exercisable options and 156,664 shares issuable upon exercise of options which will become exercisable upon approval of the Merger.

RELATED PARTY TRANSACTIONS

  The information set forth herein briefly describes transactions between PST and certain related parties. PST believes that the terms of the following transactions are comparable to the terms that could be obtained from an unaffiliated third party for similar transactions.

  In connection with PST's Plan of Reorganization, PST entered into a Revolving Loan Agreement (the "Loan Agreement") with The Bank of New York, an 18% stockholder of PST, on March 7, 1994, pursuant to which The Bank of New York agreed to extend credit to PST by issuing letters of credit for the account of PST up to the maximum aggregate principal amount of $8.75 million. As of December 31, 1997, letters of credit totaling $4.83 million were outstanding under the Loan Agreement. Under the terms of the Loan Agreement, PST must pay a 1% annual fee on the undrawn letters of credit. During 1997, PST paid approximately $73,821 in fees under the Loan Agreement. The Loan Agreement expired on May 15, 1998 and PST is thus in default under the Loan Agreement.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                             (PROPOSAL NO. 3)

  Ratification of the appointment by the PST Board of Directors of the independent public accountants for PST to serve until consummation of the Merger (or, if the Merger is not consummated, for the fiscal year ending December 31, 1998) is to be voted upon at the Annual Meeting. The PST Board of Directors recommends stockholder ratification of the appointment of Arthur Andersen LLP, whose appointment has been approved, subject to stockholder approval, by the PST Board of Directors. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting to answer any questions stockholders may have and will be given the opportunity to make a statement if they desire to do so.

  The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Arthur Andersen LLP.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO SERVE UNTIL CONSUMMATION OF THE MERGER (OR, IF THE MERGER IS NOT CONSUMMATED, FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998).

                                 OTHER MATTERS

OTHER BUSINESS

  The PST Board of Directors is not aware of any matter to be presented at the Annual Meeting or any adjournments or postponements thereof that is not listed in the Notice of Annual Meeting and discussed above. If other matters should come before the Annual Meeting, however, the proxyholders will vote in accordance with their best judgment.

PROPOSALS OF SECURITY HOLDERS FOR PST'S 1999 ANNUAL MEETING

  Stockholders desiring to submit proposals for inclusion in the Proxy Statement for PST's 1999 Annual Meeting of Stockholders (in the event that the Merger is not consummated) will be required to submit them to PST in writing on or before December 31, 1998. In order to be included in such Proxy Statement, any stockholder proposal also must be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

                                 LEGAL MATTERS

  The validity of the shares of Enterprises Common Stock offered hereby will be passed upon for Enterprises by Miller & Martin LLP, securities counsel for Enterprises.

  Parr, Waddoups, Brown, Gee & Loveless, counsel for PST, has delivered an opinion concerning certain Federal income tax consequences of the Merger. See "THE MERGER--Certain Federal Income Tax Considerations" and "THE MERGER AGREEMENT--Conditions to the Consummation of the Merger."

                                    EXPERTS

  The consolidated balance sheets of Enterprises and its subsidiaries as of December 31, 1997 and March 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the nine months ended December 31, 1997 and the years ended March 31, 1997 and 1996, incorporated by reference in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

  The audited financial statements of PST included in this Proxy
Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Public Accountants.................................  F-2
Balance Sheets at March 31, 1998 and December 31, 1997 and 1996..........  F-3
Statements of Operations for the Three Month Periods Ended March 31, 1998
 and 1997 and the Years Ended December 31, 1997, 1996 and 1995  .........  F-4
Statements of Stockholders' Equity for the Three Month Period Ended March
 31, 1998 and the Years Ended December 31, 1997, 1996 and 1995 ..........  F-5
Statements of Cash Flows for the Three Month Periods Ended March 31, 1998
 and 1997 and the Years Ended December 31, 1997, 1996 and 1995...........  F-6
Notes to Financial Statements............................................  F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To PST Vans, Inc.:

  We have audited the accompanying balance sheets of PST Vans, Inc., (a Utah corporation) as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PST Vans, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Salt Lake City, Utah

February 11, 1998 (except with respect to matters discussed in Note 11 and the first paragraph of Note 4 as to which the date is July 13, 1998.)

                                 PST VANS, INC.

                                 BALANCE SHEETS

                                                       DECEMBER 31,
                                    MARCH 31,    -------------------------
                                       1998          1997         1996
                                   ------------  ------------  -----------
                                   (UNAUDITED)
             ASSETS
CURRENT ASSETS:
  Cash...........................  $  1,491,757  $  1,282,255  $ 4,098,361
  Receivables, net of allowance
   for doubtful accounts of
   $798,000, $908,000 and
   $806,000, respectively........    16,234,347    17,087,038   14,607,292
  Deposits.......................       343,867       343,867      353,437
  Prepaid expenses and other.....     2,717,136     3,097,538    3,258,669
  Inventories and operating
   supplies......................       562,869       726,853      689,875
                                   ------------  ------------  -----------
    TOTAL CURRENT ASSETS.........    21,349,976    22,537,551   23,007,634
                                   ------------  ------------  -----------
PROPERTY AND EQUIPMENT, at cost,
 net of accumulated depreciation
 and amortization of $27,365,000,
 $26,399,259 and $23,282,064,
 respectively....................    53,430,878    48,265,324   58,116,763
                                   ------------  ------------  -----------
GOODWILL, net of accumulated
 amortization of $3,636,287,
 $3,568,297 and $3,296,334,
 respectively....................     8,272,196     8,340,187    8,612,150
                                   ------------  ------------  -----------
OTHER ASSETS, net................       317,615       332,632      523,539
                                   ------------  ------------  -----------
    TOTAL ASSETS.................  $ 83,370,665  $ 79,475,694  $90,260,086
                                   ============  ============  ===========
  LIABILITIES AND STOCKHOLDERS'
             EQUITY
CURRENT LIABILITIES:
  Revolving line of credit.......  $  5,267,301  $  4,762,493  $       --
  Current portion of long-term
   obligations...................     4,938,373     3,037,018    1,388,581
  Current portion of capitalized
   lease obligations.............    21,885,399    23,599,973   18,708,614
  Accounts payable...............     4,287,229     7,306,459    4,140,985
  Current portion of accrued
   claims payable................     3,686,143     3,990,958    5,456,316
  Accrued liabilities............     2,380,757     3,271,718    2,469,915
                                   ------------  ------------  -----------
    TOTAL CURRENT LIABILITIES....    42,445,202    45,968,619   32,164,411
                                   ------------  ------------  -----------
LONG-TERM ACCRUED CLAIMS PAYABLE,
 net of current portion..........     1,019,123     1,257,429    1,429,227
                                   ------------  ------------  -----------
LONG-TERM OBLIGATIONS, net of
 current portion.................     7,605,590     3,985,909    1,986,214
                                   ------------  ------------  -----------
CAPITALIZED LEASE OBLIGATIONS,
 net of current portion..........    14,531,197    10,752,721   32,907,995
                                   ------------  ------------  -----------
COMMITMENTS AND CONTINGENCIES
 (Notes 1 and 7)
STOCKHOLDERS' EQUITY:
  Preferred stock, no par value,
   5,000,000 shares authorized,
   none issued...................           --            --           --
  Common stock, $.001 par value,
   20,000,000 shares authorized,
   4,253,527, 4,239,945 and
   4,217,157 shares issued,
   respectively..................         4,254         4,240        4,217
  Additional paid-in capital.....    49,847,278    49,812,539   49,759,238
  Accumulated deficit............   (32,081,979)  (32,305,763)     (27,991,216)
                                   ------------  ------------  -----------
    TOTAL STOCKHOLDERS' EQUITY...    17,769,553    17,511,016   21,772,239
                                   ------------  ------------  -----------
    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY........  $ 83,370,665  $ 79,475,694  $90,260,086
                                   ============  ============  ===========

                                 PST VANS, INC.

                            STATEMENTS OF OPERATIONS

                           FOR THE THREE MONTHS
                              ENDED MARCH 31,          FOR THE YEARS ENDED DECEMBER 31,
                          ------------------------  ----------------------------------------
                             1998         1997          1997          1996          1995
                          -----------  -----------  ------------  ------------  ------------
                                (UNAUDITED)
REVENUES................  $35,706,408  $34,522,609  $143,737,430  $147,418,904  $164,794,366
                          -----------  -----------  ------------  ------------  ------------
COSTS AND EXPENSES:
  Salaries, wages and
   benefits.............   10,062,033   10,865,745    44,360,224    43,847,942    45,208,090
  Purchased transporta-
   tion.................    8,488,483    6,832,845    25,578,176    32,393,331    41,280,895
  Fuel and fuel taxes...    4,576,587    5,373,628    22,532,582    20,555,431    21,245,011
  Revenue equipment
   lease expense........      934,591    1,842,548     7,576,456     8,021,676    12,224,340
  Maintenance...........    2,553,827    1,826,916     8,662,947     7,491,155     8,822,454
  Insurance and claims..    2,166,619    2,871,458    11,384,315    11,942,008     9,315,173
  General supplies and
   expenses.............    1,519,380    1,261,423     5,930,058     5,558,052     5,995,821
  Taxes and licenses....      710,701      719,259     2,775,614     3,309,478     3,445,040
  Communications and
   utilities............      491,871      895,038     2,801,757     3,429,699     3,561,698
  Depreciation and amor-
   tization.............    2,846,738    3,032,285    11,910,563    13,174,606     8,803,585
  (Gain) loss on sale of
   equipment............      (52,673)     (54,187)       12,875    (1,613,842)     (150,940)
  Amortization of good-
   will.................       67,991       67,991       271,963       271,963       271,963
                          -----------  -----------  ------------  ------------  ------------
    Total Operating Ex-
     penses.............   34,366,148   35,534,949   143,797,530   148,381,499   160,023,130
                          -----------  -----------  ------------  ------------  ------------
OPERATING INCOME
 (LOSS).................    1,340,260   (1,012,340)      (60,100)     (962,595)    4,771,236
                          -----------  -----------  ------------  ------------  ------------
OTHER INCOME (EXPENSE):
  Interest expense......   (1,134,145)  (1,126,224)   (4,359,888)   (5,080,202)   (4,283,463)
  Other, net............       17,669       29,488       105,441       182,032       147,408
                          -----------  -----------  ------------  ------------  ------------
                           (1,116,476)  (1,096,736)   (4,254,447)   (4,898,170)   (4,136,055)
                          -----------  -----------  ------------  ------------  ------------
INCOME (LOSS) BEFORE
 PROVISION FOR INCOME
 TAXES..................      223,784   (2,109,076)   (4,314,547)   (5,860,765)      635,181
PROVISION FOR INCOME
 TAXES..................          --           --            --            --        251,532
                          -----------  -----------  ------------  ------------  ------------
NET INCOME (LOSS).......  $   223,784  $(2,109,076) $ (4,314,547) $ (5,860,765) $    383,649
                          ===========  ===========  ============  ============  ============
NET INCOME (LOSS) PER
 COMMON SHARE--BASIC AND
 DILUTED................  $      0.05  $     (0.50) $      (1.02) $      (1.39) $       0.10
                          ===========  ===========  ============  ============  ============
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING--
 BASIC..................    4,252,772    4,226,544     4,233,467     4,212,211     3,877,528
                          ===========  ===========  ============  ============  ============
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING--
 DILUTED................    4,340,143    4,226,544     4,233,467     4,212,211     3,949,526
                          ===========  ===========  ============  ============  ============

                                 PST VANS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                       ADDITIONAL                    TOTAL
                               COMMON   PAID-IN    ACCUMULATED   STOCKHOLDERS'
                                STOCK    CAPITAL     DEFICIT         EQUITY
                               ------- ----------- ------------  --------------
BALANCE, December 31, 1994.... $2,600  $27,984,629 $(22,514,100)  $ 5,473,129
 Sale of 1,600,000 shares of
  common stock in connection
  with initial public offer-
  ing, net....................  1,600   21,633,753          --     21,635,353
 Issuance of 9,409 shares of
  common stock as satisfaction
  of $112,903 general
  unsecured claims............      9      112,894          --        112,903
 Net income...................    --           --       383,649       383,649
                               ------  ----------- ------------   -----------
BALANCE, December 31, 1995....  4,209   49,731,276  (22,130,451)   27,605,034
 Sale of 7,748 shares of com-
  mon stock to employees......      8       27,962          --         27,970
 Net loss.....................    --           --    (5,860,765)   (5,860,765)
                               ------  ----------- ------------   -----------
BALANCE, December 31, 1996....  4,217   49,759,238  (27,991,216)   21,772,239
 Sale of 22,788 shares of com-
  mon stock to employees......     23       53,301          --         53,324
 Net loss.....................    --           --    (4,314,547)   (4,314,547)
                               ------  ----------- ------------   -----------
BALANCE, December 31, 1997....  4,240   49,812,539  (32,305,763)   17,511,016
 Sale of 13,582 shares of com-
  mon stock to employees (un-
  audited)....................     14       34,739          --         34,753
 Net income (unaudited).......    --           --       223,784       223,784
                               ------  ----------- ------------   -----------
BALANCE, March 31, 1998
 (unaudited).................. $4,254  $49,847,278 $(32,081,979)  $17,769,553
                               ======  =========== ============   ===========

                                 PST VANS, INC.

                            STATEMENTS OF CASH FLOWS

                           FOR THE THREE MONTHS
                              ENDED MARCH 31,         FOR THE YEARS ENDED DECEMBER 31,
                          ------------------------  ---------------------------------------
                             1998         1997          1997          1996         1995
                          -----------  -----------  ------------  ------------  -----------
                                (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net (loss) income......  $   223,784  $(2,109,076) $ (4,314,547) $ (5,860,765) $   383,649
                          -----------  -----------  ------------  ------------  -----------
 Adjustments to recon-
  cile net (loss) income
  to net cash provided
  by operating activi-
  ties--
 Depreciation and
  amortization..........    2,846,738    3,032,285    11,910,563    13,174,605    8,803,585
 Provision for losses on
  accounts receivable...     (280,087)      (2,915)      936,697     1,280,634    1,097,890
 Amortization of
  goodwill..............       67,991       67,991       271,963       271,963      271,963
 (Gain) loss on sale of
  equipment.............      (52,673)     (54,187)       12,875    (1,613,842)    (150,940)
 Non cash expense
  related to issuance of
  common stock..........          --         4,124           --            --           --
 (Increase) decrease in
  receivables...........    1,132,777      863,859    (3,416,443)      347,648   (1,722,103)
 Decrease in deposits...          --        25,902         9,570       632,515    2,876,942
 (Increase) decrease in
  prepaid expenses and
  other.................      335,119      596,738       161,132       830,326   (1,361,156)
 (Increase) decrease in
  inventories and
  operating supplies....      163,984       67,782       (36,978)      (47,145)     (77,773)
 Decrease in other
  assets, net...........       13,615      220,733       190,907        17,823    2,265,931
 Increase (decrease) in
  accounts payable......       29,545      237,252     3,165,474      (368,849)    (285,119)
 Increase (decrease) in
  accrued claims
  payable...............     (953,771)     150,887    (1,637,156)    1,148,468      717,283
 Increase (decrease) in
  accrued liabilities...     (479,211)     529,752       801,808      (786,981)  (1,525,566)
                          -----------  -----------  ------------  ------------  -----------
  Total adjustments.....    2,824,027    5,740,203    12,370,412    14,887,165   10,910,937
                          -----------  -----------  ------------  ------------  -----------
  Net cash flows
   provided by operating
   activities...........    3,047,811    3,631,127     8,055,865     9,026,400   11,294,586
                          -----------  -----------  ------------  ------------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Proceeds from sale of
  equipment.............      203,388      288,698     3,194,556     4,323,495    1,163,436
 Acquisition of property
  and equipment.........   (2,422,116)  (2,128,685)   (5,349,216)     (988,590)  (9,480,079)
                          -----------  -----------  ------------  ------------  -----------
  Net cash flows
   provided by (used in)
   investing
   activities...........   (2,218,728)  (1,839,987)   (2,154,660)    3,334,905   (8,316,643)
                          -----------  -----------  ------------  ------------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from revolving
  line of credit, net...      504,808      396,022     4,762,493           --           --
 Principal payments on
  capitalized lease
  obligations...........   (2,231,813)  (2,803,775)  (11,568,432)  (10,774,663)  (6,478,232)
 Principal payments on
  long-term
  obligations...........     (931,965)  (1,060,240)   (2,039,296)   (1,766,232)  (2,234,107)
 Proceeds from sale of
  common stock to
  employees.............          --           --         53,324        27,970          --
 Proceeds from sale of
  common stock, net.....       34,753       23,536           --            --    21,635,353
 Purchase of accounts
  receivable from
  factor................          --           --            --            --    (9,063,711)
 Decrease in advanced
  from factor...........          --           --            --            --    (5,336,289)
 Proceeds from long-term
  obligations...........    2,004,636       54,602        74,600           --     1,983,824
                          -----------  -----------  ------------  ------------  -----------
  Net cash flows (used
   in) provided by
   financing
   activities...........     (619,581)  (3,389,855)   (8,717,311)  (12,512,925)     506,838
                          -----------  -----------  ------------  ------------  -----------
NET INCREASE (DECREASE)
 IN CASH................      209,502   (1,598,715)   (2,816,106)     (151,620)   3,484,781
                          -----------  -----------  ------------  ------------  -----------
CASH AT BEGINNING OF
 PERIOD.................    1,282,255    4,098,361     4,098,361     4,249,981      765,200
                          -----------  -----------  ------------  ------------  -----------
CASH AT END OF PERIOD...  $ 1,491,757  $ 2,499,646  $  1,282,255  $  4,098,361  $ 4,249,981
                          ===========  ===========  ============  ============  ===========
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION:
 Cash paid for --
 Interest...............  $ 1,135,922  $ 1,162,766  $  4,438,378  $  5,115,442  $ 4,106,793
                          ===========  ===========  ============  ============  ===========
 Income taxes...........  $    17,840  $       --   $     31,040  $     90,659  $ 1,691,615
                          ===========  ===========  ============  ============  ===========
SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Equipment acquired
  through capitalized
  lease obligations.....  $       --   $       --   $        --   $        --   $51,475,706
                          ===========  ===========  ============  ============  ===========

                                PST VANS, INC.

                         NOTES TO FINANCIAL STATEMENTS

              (INCLUDING NOTES RELATED TO UNAUDITED PERIODS)

(1) NATURE OF BUSINESS

  PST Vans, Inc. ("PST") is a nationwide common motor carrier with 48-state general commodity and contract operating authorities. PST provides dry van truckload services focused on serving three markets in the United States; transcontinental, intrawest and midwest-southeast. PST transports a wide variety of freight, much of which is time sensitive, including paper products, retail products, non-perishable food products, tires and electronic equipment.

Reorganization Under Chapter 11

  On June 2, 1993, PST filed a voluntary petition in the United States Bankruptcy Court for the District of Utah to reorganize under Chapter 11 of the United States Bankruptcy Code. During the period from June 2, 1993 to March 7, 1994, the Company operated as a debtor-in-possession under the supervision of the Bankruptcy Court. As of December 31, 1997 and 1996, approximately $198,000 and $334,000, respectively, of the estimated liabilities subject to compromise remain outstanding and are included in long-term obligations. All other amounts subject to compromise have been converted to equity, paid or forgiven.

  The Plan of Reorganization (the "Plan") required the Company to pay any remaining portion of general unsecured claims in the event of an initial public offering (IPO) within the five year period subsequent to January 1, 1994. The Plan allowed for each unsecured creditor to elect to: 1) receive cash equal to the amount of the unpaid balance of its unsecured claim from the proceeds of the IPO, or 2) use the unpaid balance of its unsecured claim to subscribe to stock to be issued pursuant to the IPO, which stock was to be issued at a 20 percent discount from the initial offering price. In connection with the IPO, the Company paid approximately $1,150,000 to general unsecured creditors and issued 9,409 shares of common stock to its Chief Executive Officer and significant stockholder.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

  Revenue is recognized as services are performed. The Company allocates revenue between reporting periods based on relative transit time in each reporting period and recognizes direct expenses as incurred.

Receivables and Advances from Factor

  Prior to the IPO of the Company's common stock in March 1995, PST sold and factored a significant portion of its trade accounts receivable with a finance company. The terms of the factoring agreement allowed for the sale of accounts both with and without recourse depending upon the customer. Until March 31, 1995, substantially all of the Company's receivables were sold to the finance company. The finance company also provided advances to the Company against freight bills for which documentation was incomplete. As the Company supplied all required documentation to the finance company, the completed freight bills were sold.

Deposits and Other Assets, net

  PST is required to keep certain amounts on deposit with various companies related to insurance, fuel purchases and certain leasing agreements. The Company had approximately $344,000 and $303,000 in deposits with insurance carriers at December 31, 1997 and 1996, respectively and $50,000 with lessors and fuel vendors at December 31, 1996.

Inventories and Operating Supplies

  Inventories consist primarily of tires, fuel and maintenance parts for revenue equipment. Inventories are stated at the lower of first-in, first-out
(FIFO) cost or market value.

                                PST VANS, INC.

              (INCLUDING NOTES RELATED TO UNAUDITED PERIODS)

Property and Equipment

  Property and equipment are recorded at cost and depreciated or amortized based on the straight-line method over their estimated useful economic lives, taking into consideration salvage values for purchased property and residual values for equipment held under capital leases. Leasehold improvements are amortized over the terms of the respective leases or the estimated economic useful lives of the assets, whichever is shorter.

  Expenditures for routine maintenance and repairs are charged to operating expense as incurred. Major overhauls and betterments are capitalized and depreciated over their estimated economic useful lives. Tires purchased as part of revenue equipment are capitalized as a cost of equipment. Replacement tires are expensed when placed in service. Upon the disposal of property and equipment, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the determination of income or loss.

  Property and equipment consists of the following:

                                       EST. USEFUL
                                      LIVES (YEARS)     1997          1996
                                      ------------- ------------  ------------
   Land.............................                $  1,182,421  $  1,182,421
   Revenue equipment................      2-10        66,443,716    73,453,974
   Buildings and improvements.......      5-30         3,546,529     3,477,645
   Furniture and fixtures...........      5-10         2,160,823     1,953,389
   Other Equipment..................       3-5         1,331,094     1,331,398
                                                    ------------  ------------
                                                      74,664,583    81,398,827
   Less Accumulated depreciation and
    amortization....................                 (26,399,259)  (23,282,064)
                                                    ------------  ------------
                                                    $ 48,265,324  $ 58,116,763
                                                    ============  ============

Goodwill

  Goodwill is being amortized on a straight line basis over forty years. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining balance may not be recoverable. When factors indicate goodwill should be evaluated for possible impairment, the Company uses an estimate of the discounted future cash flows over the life of the goodwill and comparable market information in measuring whether the amount is recoverable.

Income Taxes

  The Company recognizes a liability or asset for the deferred tax consequences of all temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. The deferred tax assets are reviewed for recoverability and valuation allowances are provided as necessary.

Insurance Coverage and Accrued Claims Payable

  The Company maintains insurance for losses related to public liability, property damage, cargo and worker's compensation claims in amounts it considers sufficient. Nevertheless, the Company could be adversely affected if it incurred a liability as a result of claims in excess of its policy limits or a significant volume of claims below its deductible limits. The Company maintains loss prevention programs in an effort to minimize this risk. The Company estimates and accrues a liability for its share of ultimate settlements using all available information including the services of a third party insurance risk claims administrator to assist in establishing reserve levels

                                PST VANS, INC.

              (INCLUDED NOTES RELATED TO UNAUDITED PERIODS)

for each occurrence based on the facts and circumstances of the occurrence coupled with the Company's past history of such claims. The Company accrues for worker's compensation and automobile liabilities when reported, typically the same day as the occurrence. Additionally, the Company accrues an estimated liability for incurred but not reported claims. Expense depends upon actual loss experience and changes in estimates of settlement amounts for open claims which have not been fully resolved. The Company provides for adverse loss developments in the period when new information so dictates. The amounts the Company will ultimately pay on its claims outstanding as of December 31, 1997 could differ materially in the near term from amounts accrued in the accompanying December 31, 1997 balance sheet.

  Based upon historical and projected trends in claims payments, the Company has classified the claims payable in current and long term components in the accompanying balance sheets.

Net Income (Loss) Per Common Share

  Basic net income (loss) per common share ("Basic EPS") excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted net income (loss) per common share ("Diluted EPS") reflects the potential dilution that could occur if stock options or other common stock equivalents were exercised or converted into common stock. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect on net income
(loss) per common share. In periods where losses are recorded, common stock equivalents would decrease the net loss per common share and are therefore not considered in the calculation of weighted average common shares outstanding for Diluted EPS. Net income (loss) per common share amounts and share data have been restated for all years presented in the accompanying financial statements to reflect Basic and Diluted EPS.

  The following is a reconciliation of the numerator and denominator of Basic EPS to the numerator and denominator of Diluted EPS for all years presented in the accompanying financial statements

                                    NET INCOME (LOSS)     SHARES     PER SHARE
                                       (NUMERATOR)     (DENOMINATOR)   AMOUNT
                                    ------------------ ------------- ----------
Three Months Ended March 31, 1998
  Basic EPS........................    $   223,784       4,252,772     $ 0.05
  Effect of Stock Options..........             --          87,371        --
                                       ------------      ---------     ------
  Diluted EPS......................    $   223,784       4,340,143     $ 0.05
                                       ============      =========     ======
Three Months Ended March 31, 1997
  Basic EPS........................    $(2,109,076)      4,226,544     $(0.50)
  Effect of Stock Options..........             --             --         --
                                       ------------      ---------     ------
  Diluted EPS......................    $(2,109,076)      4,226,544     $(0.50)
                                       ============      =========     ======
Year Ended December 31, 1997
  Basic EPS........................    $ (4,314,547)     4,233,467     $(1.02)
  Effect of Stock Options..........             --             --         --
                                       ------------      ---------     ------
  Diluted EPS......................    $ (4,314,547)     4,233,467     $(1.02)
                                       ============      =========     ======
Year Ended December 31, 1996
  Basic EPS........................    $ (5,860,765)     4,212,211     $(1.39)
  Effect of Stock Options..........             --             --         --
                                       ------------      ---------     ------
  Diluted EPS......................    $ (5,860,765)     4,212,211     $(1.39)
                                       ============      =========     ======
Year Ended December 31, 1995
  Balance EPS......................    $    383,649      3,887,528     $ 0.10
  Effect of Stock Options..........             --          61,998        --
                                       ------------      ---------     ------
  Diluted EPS......................    $    383,649      3,949,526     $ 0.10
                                       ============      =========     ======

                                PST VANS, INC.

              (INCLUDING NOTES RELATED TO UNAUDITED PERIODS)

  As of March 31, 1998 and 1997 and December 31, 1997, 1996, and 1995, there were outstanding options to purchase 351,000, 110,000, 340,000, 111,000 and 99,002 shares of common stock, respectively, that were not included in the computation of Diluted EPS because the options' exercise prices were greater than the average market price of the common shares or because their inclusion would have been anti-dilutive.

Pervasiveness of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncement

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments for an Enterprise and Related Information." This statement establishes new standards for public companies to report information about operating segments, products and services, geographic areas and major customers. This statement is effective for periods beginning after December 15, 1997.

(4) REVOLVING LOAN AGREEMENTS

The Bank of New York

  On March 7, 1994, the Company signed a $9,500,000 Revolving Loan Agreement (the "Agreement") with The Bank of New York. The Agreement contains a letter of credit facility. The maximum principal amount of outstanding advances under the Agreement cannot exceed the lesser of (1) $9,500,000 less the aggregate amount outstanding with respect to letters of credit (whether drawn or undrawn), or (2) $1,000,000. On March 21, 1997, the Agreement was amended such that certain financial covenants were deleted. Additionally, the amendment changed the expiration date to December 31, 1997, and required that all remaining letters of credit be terminated according to a stipulated schedule, but no later than the expiration of the Agreement. On March 31, 1998, the agreement was extended effective December 31, 1997, to May 15, 1998. As of December 31, 1997, letters of credit totaling $4,830,000 were outstanding under the Agreement. As outstanding letters of credit issued under this credit facility expire, the maximum commitment available under this credit facility will be reduced by the amount of the expiring letters of credit. The amended Agreement requires the Company to maintain specified levels of tangible net worth through the expiration of the Agreement. As of July 13, 1998, the Company is in default under the Agreement; however, the bank has allowed the letters of credit to remain outstanding while the Company continues negotiations with third parties to replace the facility.

Congress Financial Corporation (Northwest)

  The Company has an $11,500,000 Loan and Security Agreement (the "Congress Agreement") with Congress Financial Corporation (Northwest). The Congress Agreement contains a letter of credit facility supporting letters of credit up to $7,000,000 and a revolving loan facility that is secured by eligible accounts receivable. The letter of credit facility requires the Company to maintain a pledged certificate of deposit of $1,000,000 for letters of credit outstanding up to $3,500,000, unless the Company allows its cash receipts to flow through a bank account designated by the Congress Agreement. The Congress Agreement expires August 6, 1999. As of December 31, 1997, the balance under the line of credit was $4,762,493 and letters of credit totaling $5,616,000 were outstanding, leaving a balance available to the Company of $1,121,507 under the Congress Agreement. Additionally, the Congress Agreement restricts the payment of dividends.

                                 PST VANS, INC.

              (INCLUDING NOTES RELATED TO UNAUDITED PERIODS)


 (5) LONG-TERM OBLIGATIONS

  Long-term obligations consisted of the following:

                                                                  DECEMBER 31,
                                                        ------------------------
                                                           1997         1996
                                                        -----------  -----------
  Notes payable to finance companies, interest at the
   "1-month" commercial paper rate plus 3.80 percent
   (9.29 percent at December 31, 1997), payable in
   monthly installments of $134,220 through November
   1999, secured by revenue equipment.................  $ 2,899,950  $       --
  Notes payable to a finance company, interest at 9.50
   percent payable in monthly installments of $249,849
   through January 2000, secured by revenue
   equipment..........................................    2,250,781          --
  Notes payable to finance companies, interest rates
   ranging from 8.00 to 8.05 percent, payable in
   monthly installments ranging from $10,285 to
   $51,218 through December 2003, secured by revenue
   equipment..........................................    1,357,767    1,844,230
  Payables to tax creditors, interest at applicable
   statutory rates, due in monthly installments of
   $11,576 through 2000...............................      197,916      258,910
  Notes payable to a bank, interest at 9 percent,
   payable in monthly installments of $3,473 through
   March 2000, secured by revenue equipment...........       42,296          --
  Mortgage payable to a bank, paid in full in January
   1997...............................................          --       829,073
  Other...............................................      274,217      442,582
                                                        -----------  -----------
                                                          7,022,927    3,374,795
  Less Current portion................................   (3,037,018)  (1,388,581)
                                                        -----------  -----------
                                                        $ 3,985,909  $ 1,986,214
                                                        ===========  ===========

  As of December 31, 1997, maturities of long-term obligations are as follows:

   Year Ending December 31:
     1998................................................  $3,037,018
     1999................................................   2,793,133
     2000................................................     217,594
     2001................................................     202,303
     2002................................................     219,204
     Thereafter..........................................     553,675
                                                           ----------
                                                           $7,022,927
                                                           ==========

                                PST VANS, INC.

              (INCLUDING NOTES RELATED TO UNAUDITED PERIODS)


(6) INCOME TAXES

  The components of deferred taxes are as follows:

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1997         1996
                                                      -----------  -----------
   Deferred tax assets:
     Allowance for doubtful accounts................. $   412,279  $   319,359
     Accrued claims payable..........................   1,828,806    1,889,956
     General business credit carry forward...........     574,147      574,147
     Workers compensation accrual....................     290,153      204,359
     Alternative minimum tax credit carry forward....     456,984      456,984
     Depreciation and leases.........................         --       422,001
     Net operating loss carry forward................   3,385,750      654,967
     Other...........................................     256,999      291,808
                                                      -----------  -----------
       Total deferred tax assets.....................   7,205,118    4,813,581
   Valuation allowance...............................  (6,218,822)  (4,689,624)
                                                      -----------  -----------
   Deferred assets, net of valuation allowance.......     986,296      123,957
   Deferred tax liability:
     Depreciation and leases.........................    (862,339)         --
                                                      -----------  -----------
       Net deferred tax assets....................... $   123,957  $   123,957
                                                      ===========  ===========

  Management believes that, based upon the lack of cumulative profits in the previous three years, sufficient uncertainty exists regarding the realizability of the deferred tax asset such that a valuation allowance has been recorded. Accordingly, the deferred tax assets have been reduced by an approximately $6,219,000 valuation allowance at December 31, 1997. Realization of the net deferred tax asset is dependent on generating sufficient taxable income in future years to support the ability to use these deductions. Although the realization of the net deferred tax assets are not assured, management believes that it is more likely than not that all of the net deferred tax assets will be realized. The amount of the net deferred tax assets considered realizable, however, could be reduced in the near term based upon changing conditions.

  The provision (benefit) for income taxes for the years ended December 31, 1997, 1996, and 1995 consisted of the following:

                                                 1997        1996       1995
                                              ----------  ----------  --------
   Current:
     Federal................................. $      --   $ (590,588) $379,203
     State...................................    (16,021)    (86,582)  110,182
                                              ----------  ----------  --------
                                                 (16,021)   (677,170)  489,385
                                              ----------  ----------  --------
   Deferred:
     Federal................................. (1,319,704) (1,292,515)  (43,609)
     State...................................   (193,473)   (189,487)  (12,671)
     Change in valuation allowance...........  1,529,198   2,159,172  (181,573)
                                              ----------  ----------  --------
                                                  16,021     677,170  (237,853)
                                              ----------  ----------  --------
                                              $      --   $      --   $251,532
                                              ==========  ==========  ========

                                PST VANS, INC.

              (INCLUDING NOTES RELATED TO UNAUDITED PERIODS)


  The Company's effective income tax rate for the years ended December 31, 1997, 1996, and 1995 was different from the statutory federal income tax rate for the following reasons:

                                                          1997    1996    1995
                                                          -----   -----   -----
   Statutory federal income tax rate..................... (35.0)% (35.0)%  35.0%
   State income taxes, net of federal benefit............  (4.6)   (4.6)    4.6
   Nondeductible items:
     Amortization of goodwill............................   2.5     1.8    17.0
     Other...............................................   1.7     1.0    11.6
   Change in valuation allowance.........................  35.4    36.8   (28.6)
                                                          -----   -----   -----
   Effective income tax rate.............................    --%     --%   39.6%
                                                          =====   =====   =====

  The Company has general business credit and alternative minimum tax credit carryforwards at December 31, 1997, of $574,147 and $456,984, respectively. For income tax purposes, the Company had approximately $3,385,750 of net operating loss carryforward at December 31, 1997. The net operating loss carryforward expires in 2012.

(7) Commitments and Contingencies

Capitalized Lease Obligation

  Certain revenue equipment is leased under capital lease agreements. The following is a summary of assets held under capital lease agreements:

                                                           DECEMBER 31,
                                                     --------------------------
                                                         1997          1996
                                                     ------------  ------------
   Revenue equipment................................ $ 53,015,303  $ 67,438,725
   Other............................................    1,325,504     1,325,504
                                                     ------------  ------------
                                                       54,340,807    68,764,229
   Less Accumulated amortization....................  (21,486,148)  (18,910,825)
                                                     ------------  ------------
                                                     $ 32,854,659  $ 49,853,404
                                                     ============  ============

  The following is a schedule by year of future minimum lease payments under the capital leases together with the value of the net minimum lease payments at December 31, 1997:

Year Ending December 31:
  1998............................................................ $ 25,488,538
  1999............................................................    2,823,867
  2000............................................................    2,638,099
  2001............................................................    2,638,099
  2002............................................................    4,827,606
                                                                   ------------
    Total net minimum lease payments..............................   38,416,209
Less amount representing interest.................................   (4,063,515)
                                                                   ------------
Present value of net premium lease payments.......................   34,352,694
Less current portion..............................................  (23,599,973)
                                                                   ------------
                                                                   $ 10,752,721
                                                                   ============

Operating Leases

  The Company is committed under noncancellable operating leases involving revenue equipment and facilities. Rent expense for all operating leases was approximately $7,548,000, $8,022,000 and $12,224,000 for

                                PST VANS, INC.

              (INCLUDING NOTES RELATED TO UNAUDITED PERIODS)


the years ended December 31, 1997, 1996, and 1995, respectively. The following is a schedule of future lease commitments under noncancellable operating leases at December 31,1997:

   Year Ending December 31:
     1998............................................................ $4,208,548
     1999............................................................  2,883,724
     2000............................................................  1,779,521
     2001............................................................    992,944
                                                                      ----------
                                                                      $9,864,737
                                                                      ==========

  The Company's operating lease payments are made in arrears. At December 31, 1997 and 1996, the Company classified approximately $436,000 and $461,000 of accrued operating lease payments in "Accrued Liabilities" in the accompanying balance sheets.

Letters of Credit

  The Company had outstanding letters of credit related to insurance coverage and certain lease agreements totaling approximately $10,446,000 at December 31, 1997. These letters of credit mature at various times through June 30, 1998.

Fuel Purchase Commitments

  As of December 31, 1997, the Company had entered into various fuel purchase contracts totaling approximately $3,600,000. These contracts expire at various times through December 31, 1998. These arrangements are intended to reduce the Company's vulnerability to rapid increases in the price of fuel. In the event fuel prices decline, the Company will not benefit from such reduced pricing to the extent of its commitment to purchase fuel under these contracts. If fuel prices decline materially below contracted prices, the Company records the loss in the period of decline. As of December 31, 1997, contracted fuel prices were lower than market fuel prices.

Registration Rights

  Pursuant to a Registration Rights Agreement, the Company's two largest stockholders each have the right, subject to certain terms and conditions, to require the Company to register their shares under the Securities Act of 1933 for offer to sell to the public (including by way of an underwritten offering). These stockholders each also have the right to join in any registration of securities of the Company (subject to certain exceptions). The Company is obligated to pay all expenses (except the stockholders' legal counsel, underwriting discounts, commissions, and transfer taxes, if any) related to successful offerings requested by a stockholder under this agreement.

Other

  The Company is the subject of various legal actions which it considers routine to its transportation business activities. Management believes, after discussion with legal counsel, that the ultimate liability of the Company under these actions will not materially affect the accompanying financial statements.

  The Company is subject to various restrictive covenants related to certain outstanding debt and lease agreements. Certain lenders have reserved the right to demand payment if, for any reason, they deem themselves insecure. Management does not believe that these obligations will be called in advance of their scheduled maturities. If they were to be called, management believes that these amounts could be refinanced with other commercial lenders without adversely impacting the Company's results of operations or liquidity.

                                PST VANS, INC.

              (INCLUDING NOTES RELATED TO UNAUDITED PERIODS)


(8) STOCKHOLDERS' EQUITY

Initial Public Offering of Common Stock

  In connection with its initial public offering, the Company sold 1,600,000 shares of common stock. The proceeds received from the offering, net of underwriting commissions and offering costs, totaled approximately $21,635,000.

Employee Stock Purchase Plan

  During December 1995, the Company implemented an Employee Stock Purchase Plan ("ESPP") entitling eligible employees of the Company to purchase 80,000 shares of the Company's common stock through payroll deductions in an amount not to exceed 15 percent of an employee's base pay. The purchase price of the common stock is the lesser of 85 percent of the market value of the common stock at the beginning or end of each of the one year offering periods. Employees can terminate their participation in an offering under the ESPP at any time prior to the end of the offering period. The ESPP allows for up to 26,666 shares of common stock (plus unissued shares from prior years) to be offered in each of the years ending December 31, 1996, 1997 and 1998. During the year ended December 31, 1997 and December 31, 1996, employees purchased 22,788 and 7,748 shares, respectively, of common stock under the ESPP.

Stock Incentive Plan

  During December 1994, the Company adopted the PST Vans, Inc., Stock Incentive Plan ("SIP") with 170,000 shares of common stock reserved for issuance thereunder. The number of shares reserved under the plan was subsequently revised to 370,000 during 1996. The Compensation Committee of the Board of Directors administers the SIP and has the discretion to determine the employees and officers who receive awards (incentive stock options, non-qualified stock options, stock appreciation rights or phantom stock awards) to be granted and the term, vesting and exercise prices.

  The Company accounts for this plan under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the SIP been determined consistent with FASB Statement No. 123, however, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                               1997         1996        1995
                                            -----------  -----------  ---------
   Net Income.................. As reported $(4,314,547) $(5,860,765) $ 383,649
                                Pro forma    (4,519,433)  (6,009,888)  (286,372)
   Basic EPS................... As reported $     (1.02) $     (1.39) $    0.10
                                Pro forma         (1.07)       (1.43)     (0.07)
   Diluted EPS................. As reported $     (1.02) $     (1.39) $    0.10
                                Pro forma         (1.07)       (1.43)     (0.07)

                                PST VANS, INC.

              (INCLUDING NOTES RELATED TO UNAUDITED PERIODS)


  A summary of the Company's SIP at December 31, 1997, 1996 and 1995 and changes during the years then ended is presented in the table and narrative below.

                                    1997              1996               1995
                             ------------------ ------------------ -----------------
                                      WTD. AVG           WTD. AVG          WTD. AVG
                                      EXERCISE           EXERCISE          EXERCISE
                             SHARES     PRICE   SHARES     PRICE   SHARES    PRICE
                             -------  --------- -------  --------- ------- ---------
   Outstanding at beginning
    of year................  111,000    $5.89   161,000    $6.19       --    $ --
   Granted.................  233,000     3.50    14,000     3.63   161,000    6.19
   Forfeited...............   (4,000)    6.19   (64,000)    6.16       --      --
                             -------            -------            -------
   Outstanding at end of
    year...................  340,000     4.25   111,000     5.89   161,000    6.19
                             =======            =======            =======
   Exercisable at end of
    year...................   40,000     6.03    33,950     6.06    21,783    6.08
                             =======            =======            =======
   Weighted average fair
    value of options
    granted................  $  2.59                       $4.43             $4.69

  The 340,000 outstanding shares at the end of 1997 have exercise prices ranging between $3.38 and $7.38 per share, with a weighted average exercise price of $4.25. The grants have a pro rata vesting period of five years from the grant date and an expiration date of ten years from grant date. At December 31, 1997, 40,000 options are exercisable at a weighted average exercise price of $6.03.

  The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995 respectively: risk-free interest rates of 6.18%, 6.82% and 6.53%; 0% expected dividend yields; expected lives of 8.5 years for 1997, 1996 and 1995; expected volatility of 65.00%, 56.02% and 55.70%.

(9) RELATED PARTY TRANSACTIONS

  In March 1995, the Company issued 8,473 shares of common stock in satisfaction of outstanding indebtedness in the amount of $101,680 to its Chief Executive Officer and significant stockholder. This individual was an unsecured creditor under the Plan and elected to take shares of common stock as payment of such indebtedness as provided for under the Plan.

(10) PROFIT SHARING PLAN

  The Company adopted a Profit Sharing Plan (the "PSP") for the benefit of their employees. Under the PSP, all employees who have reached the age 20 1/2 and who have completed at least six months of service with the Company are eligible to participate. The PSP allows participants to make contributions to the PSP from their compensation. The Company, at its option, may make additional contributions to the PSP on behalf of the participants. Under the PSP, participants are fully vested in their own contributions. Participants become 100 percent vested in any contributions made by the Company after seven years of service or upon reaching age 65. The Company did not make or accrue any contributions to the PSP during 1997, 1996, and 1995.

(11) SUBSEQUENT EVENT

  On July 7, 1998 PST entered into an Agreement and Plan of Merger with U.S. Xpress Enterprises, Inc. ("Enterprises") pursuant to which PST will be merged with and into a wholly owned subsidiary of Enterprises. Subject to stockholder approval, each outstanding share of PST common stock will be converted into the right to receive 0.2381 shares of Enterprises Class A common stock plus $2.71 in cash.

                                  ANNEX I

                       AGREEMENT AND PLAN OF MERGER

                                                                   ANNEX I

                         AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger (the "AGREEMENT"), dated as of July 7, 1998, by and among U.S. Xpress Enterprises, Inc., a Nevada corporation ("ENTERPRISES"), PST Acquisition Corp., a Nevada Corporation and wholly-owned subsidiary of Enterprises ("MERGER SUB") and PST Vans, Inc., a Utah corporation ("PST"):

                                  Witnesseth:

  Whereas, the Boards of Directors of Enterprises and Merger Sub and the Board of Directors of PST have determined that the merger of PST with and into Merger Sub (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement is advisable and in the best interests of their shareholders and PST's Board of Directors has recommended, or will recommend, to PST5's shareholders that they approve of the Merger pursuant to the terms and conditions of this Agreement;

  Whereas, it is intended that for federal income tax purposes the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder; and

  Whereas, the parties hereto desire to make this Agreement for the purpose of setting forth certain representations, warranties, covenants and agreements in connection with the Merger.

  Now, Therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the legal sufficiency of such consideration being hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                  The Merger

  1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), in accordance with the applicable provisions of the General Corporation Law of Nevada and the Utah Revised Business Corporation Act (the "URBCA"), PST shall be merged with and into Merger Sub in accordance with this Agreement, Articles of Merger substantially in the form attached hereto as Exhibit 1.1(a) and
Exhibit 1.1(b) (the "ARTICLES OF MERGER") shall be filed with the Nevada Secretary of State and the Utah Division of Corporations and Commercial Code, respectively, and the separate existence of PST shall thereupon cease. The Merger Sub shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "SURVIVING CORPORATION").

  1.2 Effective Time of the Merger. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof the parties shall cause the Merger to be consummated. The Merger shall become effective at such time (the "EFFECTIVE TIME") as copies of the duly completed Articles of Merger are delivered to the Nevada Secretary of State and the Utah Division of Corporations and Commercial Code for filing and the filing thereof is completed by such authorities, or at such later time as the parties may agree to specify in the Articles of Merger.

  1.3 Effects of the Merger. The Merger shall have the effects set forth in Nevada Revised Statutes Section 92A.250. The parties hereto intend that the Merger qualify as a reorganization under Code Section 368(a) and agree to treat the Merger as such for federal income tax purposes. This Agreement shall constitute a plan of reorganization pursuant to which the Code Section 368(a) reorganization shall occur.

  1.4 Articles of Incorporation, Bylaws and Directors and Officers. From and after the Effective Time: (i) the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, except that Article First thereof shall be promptly amended to read as follows: "First: The name of the corporation is PST Vans, Inc.,"; (ii) the Bylaws of Merger

Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; and (iii) the Board of Directors and officers of the Merger Sub shall be the Board of Directors and officers of the Surviving Corporation.

                                  ARTICLE II

                    Conversion Of Shares At Effective Time

  2.1 Conversion of Shares of PST Common Stock.

  (a) Subject to Section 2.1(b) below, each share of PST's Common Stock, $.001 par value (the "PST COMMON STOCK"), issued and outstanding immediately prior to the Effective Time (other than any shares of such stock held by Enterprises or PST (or by subsidiaries of either), which shall be canceled, and other than Dissenting Shares, if any, as defined in Section 6.9 hereof) shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive consideration consisting of (i) a fraction of a share of Enterprises Class A common stock, $.01 par value per share (the "ENTERPRISES COMMON STOCK") determined by dividing One Million, One Hundred Thousand (1,100,000) by a number consisting of (A) the number of issued and outstanding shares of PST Common Stock as of the date hereof PLUS (B) the number of shares subject to outstanding options to acquire PST Common Stock as of the date hereof (assuming the conversion of all options to acquire PST Common Stock) and (ii) cash in the amount determined by dividing Twelve Million, Five Hundred Thousand Dollars ($12,500,000.00) by a number consisting of (A) the number of issued and outstanding shares of PST Common Stock as of the date hereof PLUS (B) the number of shares subject to outstanding options to acquire PST Common Stock as of the date hereof (assuming the conversion of all options to acquire PST Common Stock). The Common Stock and cash to be received upon the conversion of the PST Common Stock pursuant to the Merger are collectively referred to herein as the "MERGER CONSIDERATION." No fraction of a share of Enterprises Common Stock shall be issued. Each holder of PST Common Stock who would otherwise be entitled to receive a fractional share of Enterprises Common Stock shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share multiplied by the average Closing Price of Enterprises Common Stock for the twenty (20) trading day period ending on the day prior to the Closing Date (the "20-DAY AVERAGE PRICE"). "CLOSING PRICE" shall mean, on any day, the last reported sale price of one share of Enterprises Common Stock on the NASDAQ National Market. All cash payments shall be rounded to the nearest cent. Each share of PST Common Stock, if any, held by Enterprises or held by PST in its treasury immediately prior to the Effective Time shall be canceled, and no Merger Consideration shall be payable in respect thereof.

  (b) No later than the Effective Time, Enterprises shall make available to BankBoston, NA (the "EXCHANGE AGENT") certificates evidencing sufficient shares of Enterprises Common Stock and a sufficient amount of cash to pay the Merger Consideration determined pursuant to Section 2.1(a) hereof (such amounts being hereinafter referred to as the "EXCHANGE FUND"). The Exchange Agent shall, pursuant to irrevocable instructions from Enterprises, pay the Merger Consideration out of the Exchange Fund. The Exchange Agent shall invest the cash portion of the Exchange Fund as Enterprises directs. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of PST for six (6) months after the Effective Time shall be returned to Enterprises. Subject to the effects of any applicable unclaimed property, escheat or other applicable laws, PST Shareholders shall thereafter look only to Enterprises for payment of their claim for the Merger Consideration and shall not be entitled to any interest thereon.

  2.2 Status of Securities After Effective Time.

  (a) From and after the Effective Time, and until surrendered and exchanged, each outstanding certificate formerly representing shares of PST Common Stock shall be deemed for all purposes to represent only the right conferred upon the holders of such shares in accordance with Section 2.1 above to receive the Merger Consideration. No dividends or other distributions declared or made after the Effective Time with respect to shares of Enterprises Common Stock with a record date after the Effective Time shall be paid to the holder of an unsurrendered certificate formerly representing shares of PST Common Stock with respect to the shares of

Enterprises Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the surrender of such certificate by such holder. Subject to the effects of any applicable unclaimed property, escheat or other applicable laws, upon surrender and exchange of each outstanding certificate theretofore representing shares of PST Common Stock, there shall be paid to the record holders thereof the certificate or certificates of Enterprises Common Stock issued in exchange therefor plus the amount, without interest thereon, of dividends and other distributions, if any, declared and paid, subsequent to the Effective Time and prior to the date such shares are surrendered, to shareholders of record with respect to the number of whole shares of Enterprises Common Stock represented thereby, together with the cash (without interest or dividends thereon) payable in lieu of any fractional shares of Enterprises Common Stock in accordance with Section 2.1(a).

  (b) As promptly as practicable after the Effective Time, Enterprises shall send or cause to be sent to each former shareholder of record of PST (as well as to each holder of PST Options as provided in Section 2.4 below) transmittal materials for use in exchanging his or her certificates formerly representing shares of PST Common Stock for the Merger Consideration. The letter of transmittal will contain instructions with respect to the surrender of certificates formerly representing shares of PST Common Stock (and PST Options, as applicable) and the distribution of the certificates representing Enterprises Common Stock as well as the cash portion of the Merger Consideration.

  (c) If any certificate evidencing shares of Enterprises Common Stock is to be registered in any name other than that in which the certificate formerly representing shares of PST Common Stock surrendered in exchange therefor is registered, it shall be a condition of such registration that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, as determined by the Exchange Agent or Enterprises, that any applicable securities laws are complied with, and that the person requesting such exchange either shall pay to the Exchange Agent or to Enterprises, as the case may be, any transfer or other taxes required by reason of the issuance of a certificate for shares of Enterprises Common Stock in any name other than that of the registered holder of the certificate surrendered or shall establish to the satisfaction of such Exchange Agent or of Enterprises, as the case may be, that such tax has been paid or is not payable.

  (d) From and after the Effective Time, the stock transfer books of PST shall be closed, and no transfer of shares of PST Common Stock on the books of PST shall be made.

  (e) Neither Enterprises, Merger Sub, nor PST shall be liable to any holder of PST Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat, execution, garnishment or similar law.

  (f) The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payments under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares in respect of which such deduction and withholding was made.

  2.3 Stock Dividends, etc. If Enterprises shall, at any time before the Effective Time, (i) issue a dividend in shares of Enterprises Common Stock,
(ii) combine the outstanding Enterprises Common Stock into a smaller number of shares, (iii) subdivide the outstanding Enterprises Common Stock, or (iv) reclassify the Enterprises Common Stock, then, in such event, the Merger Consideration shall be adjusted, so that each PST shareholder shall be entitled to receive such Merger Consideration as such shareholder would have been entitled to receive if the Effective Time had occurred prior to the happening of such event (or, if applicable, the record date in respect thereof), and appropriate and proportionate adjustment shall be made to the calculation of the Merger Consideration.

  2.4 Treatment of PST Stock Options. As of the date of this Agreement, directors, officers, and certain key employees of PST hold outstanding options (both vested and unvested) to acquire a total of 347,000 shares of PST Common Stock, as reflected on Schedule 4.4 hereof (the "PST OPTIONS"). As of the Effective Time, all of the PST Options (whether vested or unvested prior to the Merger) shall become immediately vested and exercisable in full. The transmittal materials described in Section 2.2(b) above shall include a means for allowing the holders of the PST Options to exercise such options in accordance with their original terms (including, to the extent applicable, payment of the option exercise price either in cash or through the surrender (or deemed surrender, as applicable) of shares of PST Common Stock already owned by the option holder or subject to the option, or any combination of the foregoing). To the extent that holders of the PST Options elect to exercise such options pursuant to the mechanism provided in the letter of transmittal, they thereby shall become entitled to receive the Merger Consideration in lieu of the shares of PST Common Stock which would have been issuable upon exercise of the PST Options prior to the Merger, with the same effect as if such options had been exercised immediately prior to the Effective Time and such shares tendered in accordance with Section 2.2(a) hereof. Any PST Options not exercised in accordance with this Section 2.4 within six (6) months of the Effective Time, as well as any outstanding options or warrants to acquire PST Common Stock other than the PST Options, shall be deemed null and void and shall not be exercisable or exchangeable in any manner for the Merger Consideration and, except as otherwise expressly provided in this Section 2.4, from and after the Effective Time, neither Enterprises nor the Surviving Corporation shall have any obligation or liability of any kind with respect to any such securities.

  2.5 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Article VIII and subject to satisfaction or waiver of the conditions to closing set forth in Article VII, the closing (the "CLOSING") of the transactions contemplated by this Agreement shall take place at the offices of Witt, Gaither & Whitaker, P.C., 1100 SunTrust Bank Building, Chattanooga, Tennessee, at 10:00 a.m., E.D.T., as promptly as practicable, (and in any event on the second business day immediately following the meeting of the shareholders of PST to be held to consider the Merger), or at such other time and place as Enterprises and PST shall agree. The date on which the Closing occurs is referred to herein as the "CLOSING DATE."

                                  ARTICLE III

         Representations and Warranties of Enterprises and Merger Sub

  In order to induce PST to enter into this Agreement and consummate the transactions contemplated hereby, Enterprises and Merger Sub represent and warrant that as of the date hereof and as of the Closing Date, the following representations and warranties are true, complete and accurate.

  3.1 Organization of Enterprises and Merger Sub. Enterprises and Merger Sub are corporations duly organized, validly existing, and in good standing under the laws of the State of Nevada and have full power and authority, corporate and other, to conduct the business in which they are engaged.

  3.2 Authorization of Transaction. Enterprises and Merger Sub have full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Enterprises and Merger Sub, enforceable in accordance with its terms and conditions, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth on
Schedule 3.2 and compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act and except for filing the Registration Statement required by Section 6.2(b) below, and except for filing the Articles of Merger as provided herein, Enterprises and Merger Sub need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

  3.3 Noncontravention. Except as set forth on Schedule 3.3, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Enterprises or Merger Sub is subject or any provision of its charter or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Enterprises or Merger Sub is a party or by which it or any of its assets is bound.

  3.4 Brokers' Fees. Enterprises and Merger Sub have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which PST could become liable or obligated, and no broker, finder, agent or other party had any involvement with this transaction on behalf of Enterprises or Merger Sub that could entitle such party to any commission or other form of remuneration for bringing about the negotiation and execution of this Agreement.

  3.5 Financial Statements and SEC Reports. Except as disclosed on Schedule 3.5, Enterprises has timely filed all required forms, reports, statements and documents with the Securities and Exchange Commission (the "COMMISSION") since May 31, 1997, all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. Enterprises heretofore has delivered to PST true and complete copies of: (i) its Annual Reports on Form 10-K (including all amendments thereto) for the fiscal years ended March 31, 1996 and March 31, 1997, and for the nine (9) month transition period ended December 31, 1997; (ii) its Quarterly Reports on Form 10-Q (including all amendments thereto) for the fiscal quarters ended June 30, 1996, September 30, 1996, December 31, 1996, June 30, 1997, September 30, 1997 and March 31, 1998; (iii) its definitive proxy statements relating to all meetings of its shareholders (whether annual or special) held since March 31, 1996; and (iv) all other reports, statements and registration statements filed or required to be filed by it with the Commission since March 31, 1996 (the documents referred to in clauses (i), (ii), (iii), and (iv) being hereinafter referred to as the "ENTERPRISES SEC REPORTS"). As of their respective dates, the Enterprises SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) of Enterprises included in the Enterprises SEC Reports were prepared in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements or, in the case of audited statements, the related report of Arthur Andersen LLP, independent public accountants for Enterprises), and present fairly in all material respects the consolidated financial position, results of operations and cash flows of Enterprises as of the dates and for the periods indicated, subject, in the case of unaudited interim consolidated financial statements, to condensation, the absence of notes not required for quarterly financial statements thereto and normal year-end audit adjustments.

  3.6 Registration Statement; Proxy Statement; Other Filings. None of the information supplied or to be supplied by Enterprises expressly for inclusion in (i) the Registration Statement (as defined in Section 6.2(b)), (ii) the Proxy Statement (as defined in Section 6.2(a)), or (iii) any other documents to be filed with the Commission or any regulatory agency in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and at all times necessary for the issuance of the shares of Enterprises Common Stock in the Merger, fail to comply with the Securities Act, or, with respect to the Proxy Statement, when mailed and at all times through the date of the Shareholders' Meeting (as defined in Section 6.3), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication with respect to the Shareholders' Meeting which has become false or misleading. All documents which Enterprises files with the Commission and any regulatory agency in connection with the Merger will comply in all material respects with the applicable provisions of the Securities Act, the Exchange Act and state securities laws and the rules and regulations thereunder. The monthly and quarterly consolidated financial statements for January 1998 through April 1998 furnished by Enterprises to PST were prepared in a manner consistent with the consolidated financial statements contained in the Enterprises SEC Reports, and present fairly in all material respects the consolidated results of its operations for the period indicated, except that such statements are subject to normal and recurring quarterly year-end adjustments, which were not or are not expected to be material in amount.

                                  ARTICLE IV

                     Representations and Warranties of PST

  In order to induce Enterprises and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, PST represents and warrants that as of the date hereof and as of the Closing Date, the following representations and warranties are true, complete and accurate, unless the context of the representation or warranty provides that it is made as of some other date, and except as set forth in the Disclosure Schedules attached hereto and made a part hereof.

  4.1 Corporate Organization and Good Standing. PST is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification and where the failure to be so qualified or licensed individually, or in the aggregate, would have a PST Material Adverse Effect. For the purposes of this Agreement, "PST MATERIAL ADVERSE EFFECT" shall mean any change, effect or circumstance that individually or when taken together with all such other changes, effects or circumstances (including such changes, events or circumstances that are reasonably likely to occur), shall have or may reasonably be anticipated to have a materially adverse effect on the business, assets, financial condition, results of operations or stockholders' equity of PST.

  4.2 Authorization; Binding Agreement.

  (a) Subject only to obtaining the approval of its shareholders as described below, PST has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by PST, and the consummation by PST of the transactions contemplated hereby, have been unanimously approved and duly authorized by PST's Board of Directors and no other corporate action or proceeding on the part of PST is necessary for the execution, delivery and performance of this Agreement by PST and the consummation of the transactions contemplated hereby, except for obtaining the requisite approval of this Agreement by the holders of at least two-thirds (2/3) of the issued and outstanding shares of PST in accordance with the URBCA and PST's charter documents and by-laws. PST's Board of Directors has unanimously determined that the Merger is advisable and that it is in the best interests of PST's shareholders for PST to enter into this Agreement and to consummate this Agreement, and shall recommend to the shareholders of PST that they approve the Merger in accordance with this Agreement. This Agreement has been duly and validly executed and delivered by PST and is a legal, valid and binding obligation of PST, enforceable against it in accordance with its terms and conditions, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  (b) Except as set forth in Schedule 4.2(b), PST is not in default and there exists no event, condition or occurrence that, with notice, lapse of time or both, would constitute a default, under any agreement to which PST is a party where such default or defaults would, individually or in the aggregate, constitute a PST Material Adverse Effect.

  4.3 No Conflict. Except as set forth on Schedule 4.3, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which PST is subject or any provision of the charter, bylaws or other organizational document of PST. Except as set forth on Schedule 4.3 (or where none of the following events, individually or in the aggregate, would constitute or be expected to result in a PST Material Adverse Effect), neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which PST is a party or by which it is bound or to which any of PST's assets are subject or (ii) result in the imposition of any lien, charge, encumbrance or other security interest upon any of PST's assets. PST is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement, other than compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act, the filing of the Proxy Statement required by Section 6.2(a) with the Commission and the filing of the Articles of Merger.

  4.4 Capital Stock and Stockholder Relations. The authorized Capital Stock of PST consists solely of Twenty Million (20,000,000) shares of common stock, $.001 par value per share, of which Four Million, Two Hundred Sixty-Nine Thousand, Four Hundred Eighty-Two (4,269,482) shares of PST Common Stock are issued and outstanding and no shares of PST Common Stock are held in treasury, and Five Million (5,000,000) shares of preferred stock no par value, of which no shares have been issued. All issued and outstanding PST Common Stock has been duly authorized, validly issued, fully paid, and is nonassessable. The PST Common Stock constitutes all of the issued and outstanding shares of PST equity securities. Except as set forth on Schedule 4.4: (i) there are no outstanding options, warrants, contracts, preemptive or subscription rights, proxies, calls, commitments, demands or understandings of any character obligating PST to issue any PST Common Stock, any options, warrants or rights with respect to PST Common Stock, or any other securities, and there are no existing or outstanding securities of any kind convertible into or exchangeable for PST Common Stock; (ii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to PST; (iii) there are no outstanding obligations of PST to repurchase, redeem or otherwise acquire any PST Common Stock; and (iv) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of PST. Except as set forth on
Schedule 4.4: (a) there are no pending or threatened claims or causes of action whatsoever against PST brought by any current or former stockholder of PST or of any corporation heretofore merged with or into PST arising out of or in any way connected with any occurrence or state of facts in existence prior to the Closing Date and (b) no director or officer of PST has any knowledge of any events having occurred which would be reasonably expected to cause any such present or former stockholder to come to have any such claim or cause of action against PST, or any officer, director or stockholder of PST, by virtue of, or in any way connected with, the transactions contemplated by this Agreement or otherwise.

  4.5 Organizational Documents. PST has delivered to Enterprises correct, complete and certified copies of the charter documents and bylaws of PST (as amended and in effect as of the date hereof), the minute books (containing complete, correct and true records of meetings of the stockholders, the Board of Directors, and any committees of the Board of Directors). Schedule 4.5 contains a true and complete list of all of the current officers and directors of PST.

  4.6 Brokers' Fees. PST has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Enterprises or Merger Sub could become liable or obligated, and no broker, finder, agent or other party had any involvement with this transaction on behalf of PST that could entitle such party to any commission or other form of remuneration for bringing about the negotiation and execution of this Agreement.

  4.7 Title to Assets. Except as set forth on Schedule 4.7, PST has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, wherever located, including those shown on the audited financial statements listed in PST's annual report on Form 10-K for the fiscal year ended December 31, 1997 (the "MOST RECENT FINANCIAL STATEMENTS"), or acquired after the date thereof, free and clear of all security interests, except for properties and assets disposed of in the ordinary course of business since the date of the aforesaid Most Recent Financial Statements.

  4.8 Subsidiaries and Affiliates. Except as set forth on Schedule 4.8, PST does not have any subsidiaries or affiliated businesses or operations, and there are no other material assets, operations, personnel, know-how or the like owned, employed or used by PST in the operation of PST's business that would not inure to the benefit of PST as a wholly-owned subsidiary of Enterprises upon consummation of the transactions contemplated by this Agreement on the same basis as owned, employed or used by PST prior to the Merger.

  4.9 Financial Statements and SEC Reports. Except as disclosed on Schedule 4.9, PST has timely filed all required forms, reports, statements and documents with the Commission since May 31, 1997, all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. PST heretofore has delivered to Enterprises true and complete copies of: (i) its Annual Reports on Form 10-K (including all amendments thereto) for the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997; (ii) its Quarterly Reports on Form 10-Q (including all amendments thereto) for the fiscal quarters ended March 31, 1995, June 30, 1995, September 30, 1995, March 31, 1996, June 30, 1996, September 30, 1996,
March 31, 1997, June 30, 1997, September 30, 1997 and March 31, 1998; (iii)
its definitive proxy statements relating to all meetings of its shareholders (whether annual or special) held since December 31, 1994; and (iv) all other reports, statements and registration statements filed or required to be filed by it with the Commission since December 31, 1994 (the documents referred to in clauses (i), (ii), (iii), and (iv) being hereinafter referred to as the "PST SEC REPORTS"). As of their respective dates, the PST SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) of PST included in the PST SEC Reports were prepared in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements or, in the case of audited statements, the related report of Arthur Andersen LLP, independent public accountants for PST), and present fairly in all material respects the financial position, results of operations and cash flows of PST as of the dates and for the periods indicated, subject, in the case of unaudited interim financial statements, to condensation, the absence of notes not required for quarterly financial statements thereto and normal year-end audit adjustments.

  4.10 Events Subsequent to Most Recent Fiscal Year End. Since December 31, 1997, and other than as set forth in Schedule 4.10, PST has conducted its business in the ordinary course, and there has not been any change in the business, financial condition, operations, results of operations, relationships with any suppliers or customers or future prospects of PST which would constitute or be expected to result in a PST Material Adverse Effect. Without limiting the generality of the foregoing, since that date and except as set forth on Schedule 4.10:

  (a) PST has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

  (b) PST has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the ordinary course of business;

  (c) no party (including PST) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses), outside the ordinary course of business, to which PST is a party or by which PST is bound;

  (d) Except as disclosed on Schedule 4.7 or Schedule 4.10 hereto, PST has not granted or allowed to be imposed any lien, claim, charge, security interest or other encumbrance upon any of its assets, other than equipment operating leases entered into in the ordinary course of business, nor has PST issued any note, bond, or other debt instrument or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

  (e) PST has not made any capital expenditure (or series of related capital expenditures) outside the ordinary course of business;

  (f) PST has not made any capital investment in, or any acquisition of the securities or assets of, any third party;

  (g) PST has not materially delayed or postponed the payment of accounts payable or other liabilities beyond the payment terms applicable to said accounts payable or liabilities, other than in the ordinary course of business consistent with past practice;

  (h) PST has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the ordinary course of business;

  (i) PST has not granted any license or sublicense of any rights under or with respect to any of its intellectual property;

  (j) there has been no change made or authorized in the charter or bylaws of PST;

  (k) PST has not issued, sold, or otherwise disposed of any of the PST Common Stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of the PST Common Stock, other than the exercise in the ordinary course of business of any previously outstanding stock options in accordance with their terms;

  (l) PST has not declared, set aside, nor paid any dividend or made any distribution with respect to the PST Common Stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of the PST Common Stock;

  (m) PST has not experienced any damage, destruction, or loss (whether or not covered by insurance) materially adversely affecting its properties or business, taken as a whole;

  (n) PST has not made any loan to, or entered into any other transaction with or on behalf of (including but not limited to guarantees of debt), any of its directors, officers, and employees other than normal salary, bonuses and employee benefits paid or granted in the ordinary course of business consistent with past practice;

  (o) PST has not granted any increase in the base compensation of, and has not granted any bonus, dividend, or other form of compensation to, any of its directors, officers, and employees outside the ordinary course of business, and has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

  (p) PST has not made any other change in employment terms for any of its directors, officers, and key employees;

  (q) PST has not made or pledged to make any charitable or other capital contribution;

  (r) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving PST (except where any such events, individually or in the aggregate, would not constitute or be expected to result in a PST Material Adverse Effect), and PST has conducted its business in the ordinary and usual course and in a reasonable business manner;

  (s) PST has not incurred any liability, contingent or otherwise, except in the ordinary and usual course of business;

  (t) PST has not made any change in any method of accounting or principle of accounting; and

  (u) PST has not committed to take any action that would result (or would reasonably be expected to result) in any of the foregoing.

  4.11 Undisclosed Liabilities. Except as set forth on Schedule 4.11, PST does not have any material liability or obligation, whether accrued, absolute, contingent or otherwise (and, to the knowledge of PST, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability), except for (i) liabilities set forth and adequately reserved against in the Most Recent Financial Statements (or disclosed in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Financial Statements in the ordinary course of business and all of which are disclosed on Schedule
4.11. When used in this Agreement, "TO THE KNOWLEDGE OF PST" or "TO THE KNOWLEDGE OF PST'S OFFICERS AND DIRECTORS" means knowledge of a particular fact or matter to the extent that either (i) any of PST's officers or directors possess actual knowledge thereof or (ii) a prudent individual in the position of any of PST's officers and directors could be expected to discover or otherwise become aware of such fact or other matter in the ordinary course of their duties as an officer or director of PST.

  4.12 Legal Compliance. Except as set forth on Schedule 4.12, PST has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to so comply would not have a PST Material Adverse Affect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, commenced or threatened against it alleging any failure so to comply.

  4.13 Tax Matters. For purposes of this Agreement, "TAX" or "TAXES" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including without limitation (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and additions to tax imposed with respect thereto; and "TAX RETURNS" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Except as disclosed in any exceptions listed on Schedule 4.13:

  (a) PST has filed all Tax Returns and reports that it was required to file. All such Tax Returns and reports were correct and complete in all material respects. All Taxes owed by PST (whether or not shown on any Tax Return) have been paid or accrued on the Most Recent Financial Statements. PST currently is not the beneficiary of any extension of time within which to file any Tax Return or report or to make any Tax payment. No claim has ever been made by an authority in a jurisdiction where PST does not file Tax Returns or reports that PST is or may be subject to taxation by that jurisdiction.

  (b) PST has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder, or other third party.

  (c) No director or officer (or employee responsible for Tax matters) of PST expects any authority to assess any additional Taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any Tax liability of PST either (i) claimed or raised by any authority in writing or
(ii) as to which any of the officers and employees of PST responsible for Tax matters has been notified or has knowledge based upon personal contact with any agent of such authority. As concerns income tax, Schedule 4.13(c) sets forth all federal, state and local Tax Returns filed with respect to PST for taxable periods ended on or after March 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit, investigation or other inquiry.

  (d) PST has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

  (e) PST has not filed a consent under Code (S)341(f) concerning collapsible corporations. PST has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code
(S)280G. PST has not been a United States real property holding corporation within the meaning of Code (S)897(c)(2) during the applicable period specified in Code (S)897(c)(1)(A)(ii). PST is not a party to any tax allocation or sharing agreement. PST (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (B) has no liability for the Taxes of any person or entity (other than PST) under Reg. (S)1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract, or otherwise.

  (f) Schedule 4.13(f) sets forth the following information with respect to PST as of the most recent practicable date: (i) the basis of PST in its assets; and (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to PST (with such amounts being estimated for purposes of preparing PST's 1997 federal tax return).

  (g) The unpaid Taxes of PST (i) did not, as of the Most Recent Financial Statements, exceed the reserve for tax liability set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PST in filing Tax Returns.

  4.14 Real Property. Schedule 4.14 lists all real property that PST leases or owns for the operation of its terminal, general offices and drop yards (the "REAL ESTATE"). For all leased Real Estate, Schedule 4.14 sets forth (i) the address of the property, (ii) the name of the landlord, to whom the rent is payable and their address, (iii) the amount of the rent per payment period,
(iv) the remaining current term of the lease, (v) any renewal options, (vi) any notice windows or other deadlines within or by which notice of applicable renewals must be given, and (vii) a description of any sub-leases of any portion of the property to a third party. A true and correct copy of each such lease is also attached as part of Schedule 4.14, together with either (A) an estoppel letter from the landlord in the form attached hereto as Exhibit 4.14 or (B) a full description of the current status of negotiations and any other relevant facts with respect to any landlord which has failed or refused to execute such estoppel letter. For all owned Real Estate, Schedule 4.14 sets forth (i) the address of the property, (ii) a description of any leases of any portion of the property to another and (iii) the amount of any liens or encumbrances on the property.

  (a) General. Except for the Real Estate, there is no real property owned, leased or occupied by PST.

  (b) Codes, Ordinances, Use and Notice of Condemnation. There are no existing, pending, or to the knowledge of PST proposed material violations of any fire or health codes, building ordinances, or rules of the Board of Fire Underwriters (or organization exercising functions similar thereto), with respect to the Real Estate, nor to the knowledge of PST is there, any defect in the Real Estate which would render all or any part thereof unsuitable for its continued use by PST in the manner historically used by PST. PST has not received any notice and has no knowledge of any condemnation, zoning or land use proceedings or deliberations in process or proposed that would affect the Real Estate. PST shall advise Enterprises forthwith of any notice concerning violations, condemnation proceeding, and tax or utility rate increases that may affect the Real Estate.

  (c) Licenses and Permits. PST holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state, local, foreign and other public authorities necessary for the conduct of its current operations, which licenses, certificates, permits, franchises and rights are specified on
Schedule 4.14(c), except where the failure to obtain any such license, certificate, permit, franchise or right would not constitute or be expected to result in a PST Material Adverse Effect.

  (d) No Notice of Violations. PST is in material compliance with all applicable laws, rules and regulations relating to its occupancy and use of the Real Estate. PST has not received any notice of violations of any federal, state, local, or foreign laws, ordinances, rules, regulations or orders relating to its occupancy and use of the Real Estate.

  (e) Utility Connections. All public utility connections located on or serving the Real Estate have been completed, installed, activated, paid for and are in operational condition and to the knowledge of PST are in compliance with all appropriate codes, rules and regulations.

  (f) Taxes and Utilities. PST is not aware of, nor has it received, any notice or information of any condition which would result in an increase in the assessments covering the Real Estate or utility rates affecting the Real Estate.

  (g) Access. PST presently has the right to use all accesses from the Real Estate to and from public thoroughfares, as such accesses are presently configured and utilized, except as disclosed on Schedule 4.14 or where any such encumbrance would not constitute or be expected to result in a PST Material Adverse Effect.

  (h) Right to Operate. PST has the legal right to operate all parts of the Real Estate in the manner in which it is currently being operated.

  (i) Good Title. Except as set forth on Schedule 4.14(i), PST has good and marketable title to each parcel of Real Estate, free and clear of any liens, mortgages, deeds to secure debt, security interests, easement, covenant, or other restriction, except for recorded easements, covenants, and other restrictions which do not materially impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

  (j) No Other Leases. Except as set forth on Schedule 4.14(j), there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties, other than PST, the right of use or occupancy of any portion of the Real Estate.

  4.15 Intellectual Property. Set forth on Schedule 4.15 is a complete and accurate list of all intellectual property rights owned by or licensed to PST, including but not limited to all rights in and to servicemarks, trademarks, tradenames (including the name "PST Vans" and all variations thereof), copyrights, patents and the like whether or not subject to registration, but excluding any licenses pertaining to the use of computer software applications (other than any such applications, or any customized variations thereof, which have been specifically designed for and licensed to PST for use in its business) (collectively the "PST INTELLECTUAL PROPERTY").

  (a) There are no other forms of intellectual property rights necessary for the operation of the businesses of PST as presently conducted other than PST Intellectual Property. Except as set forth on Schedule 4.15(a) each item of PST Intellectual Property owned or used by PST immediately prior to the Closing hereunder will be owned or available for use by the surviving corporation on identical terms and conditions immediately subsequent to the Closing hereunder.

  (b) Except as set forth on Schedule 4.15(b), to the knowledge of PST, PST has never interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and PST has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that PST must license or refrain from using any intellectual property rights of any third party). To the knowledge of PST, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the PST Intellectual Property. To the knowledge of PST, PST and the surviving corporation after giving effect to the transactions contemplated by this Agreement, will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of its businesses as presently conducted.

  (c) With regard to each item of the PST Intellectual Property:

    (i) to the knowledge of PST, PST possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction other than the licensee restrictions contained in those items of PST Intellectual Property licensed to PST;

    (ii) to the knowledge of PST, the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

    (iii) to the knowledge of PST, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

    (iv) PST has never agreed to indemnify any third party for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

  4.16 Rolling Stock and Other Tangible Assets. Other than property subject to equipment leases (which leases are in good standing, valid and effective in accordance with their terms, and as to which there is not existing any material default or event of default or, to the knowledge of PST, event which with notice or lapse of time would constitute a default), except as set forth on Schedule 4.16, PST has good, valid and marketable title to all personal and mixed, tangible and intangible properties and assets, all machinery, equipment, and other tangible assets (including but not limited to the Rolling Stock (as defined below)) used in its business as presently conducted or which it otherwise purports to own, free and clear of all liens, claims, charges and encumbrances whatsoever. The tangible assets, as a group have been maintained in accordance with PST's normal practice, in the ordinary course, as a group are in good operating condition and repair (subject to normal wear and tear and normal maintenance requirements), are suitable for the purposes for which they are presently being used and, to the knowledge of PST, are free from material defects other than defects which, in the aggregate, would not have a PST Material Adverse Effect. Schedule 4.16(a) sets forth a list (by make, model, year, license plate/registration number and vehicle identification number) of all power units and trailers owned or leased by PST (the "ROLLING STOCK"). Except as set forth on Schedule 4.16(a), the Rolling Stock is in material compliance with all applicable safety requirements (either by regulatory requirement or industry practice) and is materially road-worthy, except for any individual units of the Rolling Stock which are temporarily out of service due to customary repair and maintenance requirements or major repairs, as needed (which units do not constitute more than 3% of the total Rolling Stock as of the date hereof). Except as set forth on Schedule 4.16(a), all items of Rolling Stock are under manufacturer's warranty. Schedule 4.16(b) sets forth a list (by make, model, year, license plate/registration number and vehicle identification number) of all other motor vehicles and equipment (other than Rolling Stock) owned or leased by PST. Schedule 4.16(c) sets forth a list all other material items of personal property owned by PST. The location of all the Rolling Stock and other personal property located on
Schedule 4.16(a), Schedule 4.16(b) and Schedule 4.16(c) is known to PST except to the extent noted on such schedules.

  4.17 Contracts. Schedule 4.17 sets forth all material oral or written contracts and other agreements to which PST is a party, including but not limited to:

  (a) any agreement (or group of related agreements) for the lease of personal property providing for lease payments in excess of Fifty Thousand Dollars ($50,000) per annum;

  (b) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will involve consideration in excess of Fifty Thousand Dollars ($50,000);

  (c) any agreement concerning a partnership or joint venture;

  (d) any agreement (or group of related agreements) under which PST has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of Fifty Thousand Dollars ($50,000) or under which it has imposed a lien on any of its assets, tangible or intangible;

  (e) any agreement concerning confidentiality or noncompetition;

  (f) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of Fifty Thousand Dollars ($50,000) or providing severance benefits or other post-employment benefits of any amounts;

  (g) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

  (h) any other agreement (or group of related agreements) the performance of which involves consideration in excess of Fifty Thousand Dollars ($50,000); or

  (i) any trucking, carrier, shipper, dedicated service, broker and transport contracts.

PST has delivered to Enterprises a correct and complete copy of each written agreement set forth on Schedule 4.17 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.17. Except as set forth on Schedule 4.17, with respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, (except that (1) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights and (2) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) PST is not, and to the knowledge of PST no party thereto is, in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (iv) PST has not, and to the knowledge of PST no party thereto has, repudiated any provision of the agreement; and (v) PST is not, and to the knowledge of PST no party thereto is, the subject of bankruptcy proceedings, has had a trustee appointed on its behalf or is insolvent.

  4.18 Employee Arrangements, Union Agreements and Benefit Plans and Government Compliance.

  (a) Schedule 4.18(a) sets forth a complete and accurate list and description of all oral or written employment, consulting or collective bargaining contracts, deferred compensation, change in control agreements, golden parachute agreements, profit-sharing, bonus, option, share purchase or other benefit or compensation commitments, plans, arrangements or policies, including all welfare plans of or pertaining to the present or former employees, directors or consultants of PST or of any other entity which is a member of a controlled group including PST or which is under common control with PST. Except as set forth on Schedule 4.18(a), PST has complied in all material respects with all of its respective obligations, including the payment of all contributions, the filing of all reports, and the payment or accrual of all expenses for the period between the end of the previous plan year and the Closing Date, with respect to such contracts, commitments, arrangements and plans. The plans have been maintained in compliance with all applicable laws and regulations. The levels of insurance reserves and accrued liabilities with regard to all such plans are reasonable and are sufficient to provide for all incurred but unreported claims and any retroactive premium adjustments.

  (b) Schedule 4.18(b) sets forth the name of each salaried employee of PST and such employee's annual salary, position and hire date.

  (c) Except as disclosed on Schedule 4.18(c), PST is in material compliance with all worker compensation laws and requirements of all applicable states.

  (d) Except to the extent set forth in Schedule 4.18(d):

    (i) To PST's knowledge, PST is in material compliance with all applicable laws and collective bargaining agreements respecting employment (if any) and terms and conditions of employment and wages and hours and occupational safety and health;

    (ii) There is no unfair labor practice, charge or complaint or any other matter against or involving PST or pending or, to the knowledge of PST, threatened before the National Labor Relations Board or any court of law;

    (iii) There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of PST, threatened against PST;

    (iv) To the knowledge of PST, no certification or decertification question or organizational drive exists or has existed within the past twenty-four (24) months respecting the employees of PST;

    (v) No grievance proceeding or arbitration proceeding arising out of or under any collective bargaining agreement is pending against PST, or, to the knowledge of PST, threatened; and, to the knowledge of PST, no basis for any claim therefor exists;

    (vi) Except for general labor relation laws, no agreement (including any collective bargaining agreement), arbitration or court decision or governmental order which is binding on PST in any way limits or restricts PST from relocating or closing any of its operations;

    (vii) PST has not experienced any organized work stoppage or other labor difficulty since December 31, 1997; and

    (viii) There are no charges, or known administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of PST, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against PST. Except as disclosed in Schedule 4.18(d), there have been no governmental audits of the equal employment opportunity practices of PST.

  4.19 Employee Benefit Plans. Except as set forth on Schedule 4.19:

  (a) The only employee pension benefit plan as defined in Section 3(2) of Employee Retirement Income Security Act of 1974 ("ERISA") and including all trusts executed in connection therewith, adopted or sponsored or maintained or contributed to by PST with respect to which or as the result of which PST has or may have had or may have any liability (specifically including, but not limited to, any liability for a partial or complete withdrawal from a "MULTI-EMPLOYER PLAN" as defined in Sections 3(37) and 4001(a)(3) of ERISA and any other liability arising under Title IV of ERISA) during the last five (5) years is the "PST 401(k) Plan" (the "RETIREMENT PLAN"). The term "PST" specifically includes for the purposes of this Section 4.19 PST and any member of a controlled group with PST under Section 414(b),(c),(m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "CODE") or any organization to which PST is a successor or parent corporation within the meaning of Section 4069(b) of ERISA. Except as set forth on Schedule 4.19(a), PST has never been required to make nor has it made any contribution to any Multi-employer Plan.

  (b) The Retirement Plan is a qualified plan under Section 401(a) of the Code, the trust with respect to such plan is exempt from taxation under
Section 501(a) of the Code and is subject to a favorable determination letter which will be in effect at the Closing Date; and all amendments made to the Retirement Plan prior to the Closing Date have been considered in the determination letter. No action has been taken (or failure to take action has occurred) which would cause such determination letter to be revoked. The Retirement Plan has been administered and operated in accordance with its terms and in a manner so as to preserve such qualification, including those provisions required by all subsequent laws (including the Uniformed Services Employment and Re-employment Rights Act of 1994) whose effective date is prior to the Closing Date. All Notices of Reportable Events required to be filed with the Pension Benefit Guaranty Corporation have been timely filed. The Retirement Plan will be fully funded on a termination basis as of Closing so that if the Retirement Plan were terminated as of Closing there would be sufficient assets to pay for all liabilities accrued as of that date (assuming that all participants would be fully vested).

  (c) Schedule 4.19(c) lists any employee welfare benefit plan within the meaning of Section 3(1) of ERISA maintained or contributed to by PST during the last five (5) years and with respect to any group health plan subject to COBRA, maintained or contributed to by PST during the last five (5) years. "COBRA" means the provisions for the continuation of health care enacted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4080B of the Code (and any amendments or predecessor or successor provisions) and Sections 601 through 608 of ERISA (and any amendments or predecessor or successor provisions), including any regulations promulgated under the applicable provisions of the Code and ERISA. As of the Closing Date, each of the employee benefit plans set forth in Schedule 4.19(c) and the Retirement Plan (collectively, the "EMPLOYEE BENEFIT PLANS") are in material compliance with, and have been administered in material compliance with, the provisions of ERISA and the Code.

  (d) In connection with each Employee Benefit Plan:

    (i) PST has provided to the Buyer true, complete and correct copies of
  (A) each Employee Benefit Plan (or, in the case of any unwritten Employee Benefit Plan, a description thereof), (B) each trust agreement, group annuity contract, and any other contract relating to any Employee Benefit Plan, (C) the three (3) most recent Forms 990 and the three (3) most recent Annual Reports, including all schedules, exhibits, and audits (Form 5500) filed for each Employee Benefit Plan for which such a filing is required; and there has been no material change or amendment to any of such documents or filings relating to the Employee Benefit Plans as of the Closing Date;
  (D) the most recent Summary Plan Descriptions and all Summary of Material Modifications prepared subsequent to such Summary Plan Descriptions, (E) the three (3) most recent Summary Annual Reports prepared and distributed for each Employee Benefit Plan for which such document is required, (F) all Notices of Reportable Events filed with the Pension Benefit Guaranty Corporation.

    (ii) Neither PST nor any fiduciary as defined in Section 3(21) of ERISA has taken any action or failed to take any action which would result in any liability to PST after the Closing Date for matters prior to the Closing Date with respect to any Employee Benefit Plan, other than the payment of the specified benefits.

    (iii) There is not any contract, plan or commitment or legal requirement (other than the funding requirement of ERISA with respect to the Retirement
  Plan), that would require PST to create any additional employee benefit plan to provide or designed to provide benefits for any its employees or their dependents or beneficiaries or that would require PST to make any additional contribution to or to pay any expense of the Retirement Plan or to any Employee Benefit Plan for matters occurring prior to the Closing Date.

    (iv) There is no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets of any Employee Benefit Plan (other than routine claims for benefits made in the ordinary course of Employee Benefit Plan administration for which administrative review procedures have not been exhausted) pending, threatened or imminent against or with respect to the Employee Benefit Plan, PST or any other fiduciary (as defined in Section 3(21) of ERISA) of any Employee Benefit Plan (including any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under any Employee Benefit Plan).

    (v) Neither PST nor any other fiduciary (as defined in Section 3(21) of ERISA) has any knowledge of any facts which would give rise to or could give rise to any action, suit, grievance, arbitration or other manner of litigation, or claim with respect to any Employee Benefit Plan.

  (e) Except to the extent that the names of individual claimants or employees have been excised in order to avoid breaching any obligation of PST to protect the confidentiality of such information under any applicable legal or contractual requirement, Schedule 4.19(e) sets forth the names of claimants, the relationship to the employee and amount of all claims made under any policy or plan of health benefits sponsored by PST, whether or not insured, during the last five (5) years that aggregate Thirty-Five Thousand Dollars ($35,000) or more with respect to any claimant.

  4.20 Notes and Accounts Receivable. All notes and accounts receivable of PST are reflected properly on its books and records, subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PST. More particularly, and without limiting the preceding statement, as of the Closing Date the total of (i) the amount of such reserve for bad debts plus (ii) all notes and accounts receivable of PST which do not satisfy the definition of "Eligible Accounts" as set forth in
Section 1.6 of that certain Loan and Security Agreement by and between Congress Financial Corporation (Northwest) as Lender and PST as Borrower dated August 6, 1996 (as amended), shall not exceed Three Million, Five Hundred Thousand Dollars ($3,500,000).

  4.21 Powers of Attorney. All outstanding powers of attorney executed on behalf of PST (including copies thereof) are set forth on Schedule 4.21.

  4.22 Insurance. Schedule 4.22 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which PST has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

  (a) the name, address, and telephone number of the agent;

  (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

  (c) the policy number and the period of coverage;

  (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of deductibles and ceilings); and

  (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

  With respect to each such insurance policy, except as otherwise set forth on
Schedule 4.22: (i) the policy is (or was) legal, valid, binding, enforceable, and in full force and effect during the periods indicated; (ii) the current policies in force will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (subject to (A) the terms of the policy, (B) the payment of premiums and (C) no notice of cancellation by PST subsequent to the Closing); (iii) neither PST nor, to the knowledge of PST, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. PST has been covered during the past five (5) years by insurance in scope and amount which PST's officers and directors believe to be adequate for the businesses in which it has engaged during the aforementioned period, based upon PST's business experience. Schedule 4.22 describes any self-insurance arrangements affecting PST.

  4.23 Litigation and Claims. Schedule 4.23(a) sets forth each instance in which PST (i) is subject to any outstanding injunction, judgment, order, decree, ruling, asserted claim or charge, or (ii) is a party or is threatened to be made a party to any action, claim, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Set forth on Schedule 4.23(b) are copies of all accident registers and loss runs relating to all open matters not totally resolved and closed. Set forth on Schedule 4.23(c) are copies of the cargo loss log relating to all open matters not totally resolved and closed. Schedule 4.23(d) sets out in reasonable detail, the facts of which PST is aware involving any bodily injury, property, vehicular or cargo incident between PST and a third party occurring since January 1, 1998, where no claim has yet been made or threatened and which is not reflected on either Schedule 4.23(a), Schedule 4.23(b) or Schedule 4.23(c). Schedule 4.23(a), Schedule 4.23(b) and Schedule 4.23(c) each set forth in individual detail all liabilities recorded in the financial statements, including booked reserves and accruals relating to each entry.

  4.24 Guaranties. PST is not a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other person or entity.

  4.25 Environmental, Health, and Safety Matters; Environmental
Protection. PST has obtained all material permits, licenses and other authorizations and filed all notices and reports which are required to be obtained or filed by it for the operation of its business under federal, state, local and foreign laws relating to environmental matters, health and safety, pollution, or protection of the environment (the "HSE LAWS"). A list and copies of the foregoing, including the location of all underground storage tanks ("USTS") and all environmental surveys related to all properties, if any, are attached hereto as Exhibit 4.25. Except as disclosed on Schedule 4.25, PST is in compliance in all material respects with all terms and conditions of such required permits, licenses and authorizations. Except as disclosed on Schedule 4.25, PST is in compliance in all material respects with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the HSE Laws or contained in any law, regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. In addition to the foregoing, PST specifically warrants that all underground storage tanks presently or previously located on the Real Estate which were used by PST or which were located on the Real Estate while it was owned by PST at all times were in compliance in all material respects with the HSE Laws while used or owned by PST or that any violations have been properly corrected to the satisfaction of the appropriate governmental authority, and further represents that all USTs presently on the Real Estate are in compliance with the UST upgrade requirements through December 31, 1998. Except as disclosed on Schedule 4.25, to the knowledge of PST, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance in all material respects with, or which may give rise to any material common law or statutory liability, or otherwise form the basis of any material claim, action, suit, notice of violation, proceeding, or hearing pursuant to the HSE Laws, nor has there been any distribution, use, treatment, storage, disposal, transport, handling, emission, discharge, release or threatened release into the environment of any pollutant, contaminant, or hazardous or toxic material or waste with respect to PST or its business. Except as disclosed on Schedule 4.25, PST has received no notice of violation or the like or any complaint or other threat of any actions by any party related in any way to the HSE laws. To the knowledge of PST, the Real Estate does not contain any asbestos, urea-formaldehyde, lead-based paint, or PCBs in any form.

  4.26 Absence of Certain Payments. Other than for services legitimately and openly performed under applicable law, business discounts customarily granted in the ordinary course of business and nominal non-cash gifts (with a total per donee retail value of less than One Hundred Dollars ($100) in any year), neither PST nor any agent, employee or representative of PST has made or offered to make to any customer, supplier, government official, insurance carrier, referral source, employee or agent or any other person or entity, any payment, gratuity, gift, service or thing of material value. For purposes of this Section, "material" shall mean a fair market value of One Hundred Dollars ($100.00) or more.

  4.27 Antitrust Matters. PST is and throughout any applicable statutory period of limitation has been in compliance with all laws, regulations and/or ordinances, whether federal, state or municipal, pertaining or relating in any way to the regulation of competition or trade among or between business entities, including but not limited to, Sections 1 and 2 of the Sherman Act,
Section 3 of the Clayton Act, the Robinson-Patman Act, the Lanham Act, Section 5 of the Federal Trade Commission Act and applicable state or municipal antitrust and trade laws, regulations and/or ordinances. The business and operations of PST, or, to PST's knowledge, any predecessor, affiliate, parent or subsidiary thereof, have been conducted in full and complete compliance with any and all such laws, regulations and/or ordinances.

  4.28 Safety Rating. Except as noted in Schedule 4.28, PST holds a Satisfactory safety rating from the United States Department of Transportation and has always held same since such ratings were first issued.

  4.29 Organizations and Clubs. Set forth on Schedule 4.29 is a listing of all organizations, clubs, sporting activities and facilities, events or other perquisites or personal benefits of which PST is a member or to which it pays dues or fees on behalf of itself or otherwise provides to any person, which person shall be identified in the schedule.

  4.30 Bank Accounts. Schedule 4.30 sets forth a complete and accurate list of each bank or financial institution at which PST has an account or safe deposit box (giving the address and account numbers) and the names of the persons authorized to draw thereon or to have access thereto.

  4.31 Major Suppliers and Customers. Schedule 4.31 sets forth a list of PST's fifty (50) largest suppliers and fifty (50) largest customers for the year ended December 31, 1997, together with in each case the amount paid or billed during such period. To the knowledge of PST, PST is not engaged in any dispute with any of such suppliers or customers. None of the officers or directors of PST, or any lineal ancestor or descendant of any officer or director of PST, or any company or other organization in which any officer or director of PST (or any lineal ancestor or descendant thereof) has a direct or indirect financial interest, has any material financial interest in any supplier or customer of PST.

  4.32 Disclosure. The representations and warranties contained in this
Article IV do not contain any untrue statement of a material fact nor omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

  4.33 Registration Statement; Proxy Statement; Other Filings. None of the information related to PST whether included directly therein or incorporated by reference in (i) the Registration Statement (as defined in Section 6.2(b)),
(ii) the Proxy Statement (as defined in Section 6.2(b)), or (iii) any other documents to be filed with the Commission or any regulatory agency in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and at all times necessary for the issuance of the shares of Enterprises Common Stock in the Merger, fail to comply with the Securities Act, or, with respect to the Proxy Statement, when mailed and at all times through the date of the Shareholders' Meeting (as defined in Section 6.3), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication with respect to the Shareholders' Meeting which has become false or misleading. All documents which PST files with the Commission and any regulatory agency in connection with the Merger will comply in all material respects with the applicable provisions of the Securities Act, the Exchange Act and state securities laws and the rules and regulations thereunder. The monthly and quarterly consolidated financial statements for January 1998 through April 1998 furnished by PST to Enterprises were prepared in a manner consistent with the consolidated financial statements contained in the PST SEC Reports, and present fairly in all material respects the consolidated results of its operations for the period indicated, except that such statements are subject to normal and recurring quarterly year-end adjustments, which were not or are not expected to be material in amount.

  4.34 Statutory Provisions; Articles of Incorporation. Except for Part 13 of the URBCA and Article 2 of PST's Amended and Restated Bylaws, there are no other provisions of applicable law or of PST's corporate governance documents which apply to this Agreement, the Articles of Merger, the Merger or to the transactions contemplated hereby, to require any vote of PST's Shareholders other than as set forth in Section 4.35 below, or to require any consideration to be paid to PST's Shareholders other than the Merger Consideration as defined herein.

  4.35 Vote. The affirmative vote of two-thirds (2/3) of the votes that holders of the outstanding shares of PST Common Stock are entitled to cast, is the only vote or approval of the holders of PST's capital stock necessary to approve this Agreement and the Articles of Merger and the transactions contemplated hereby and thereby.

  4.36 Revenue Per Loaded Mile. PST has provided to Enterprises data reasonably requested by Enterprises necessary to verify the revenue per loaded mile representations heretofore provided to Enterprises, and such data is accurate in all material respects as of the date provided to Enterprises.

                                   ARTICLE V

                    Conduct of Business Pending the Merger

  Except as otherwise contemplated hereby or as set forth on Schedule 5, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless Enterprises shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement (it being agreed, however, that PST shall be solely responsible for its operations in accordance with the provisions of this Agreement), PST shall:

  (a) conduct its businesses in the ordinary and usual course of business and consistent with past practice;

  (b) not (i) amend or propose to amend its charter or by-laws, or (ii) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

  (c) not (i) authorize the issuance of, or issue, sell, grant, pledge or dispose of, or agree to issue, sell, grant, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except issuances of shares of PST Common Stock pursuant to the exercise of stock options outstanding on the date hereof; amend or agree to amend any stock option plans or agreements; sell (including, without limitation, by sale-leaseback), pledge, dispose of or encumber any material assets or interests therein, other than in the ordinary course of business and consistent with past practice; (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

  (d) use its commercially reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its present officers, employees, and independent contractors, and preserve the goodwill and business relationships with suppliers, distributors, customers, and others having business relationships with PST;

  (e) use its commercially reasonable efforts to insure compliance with all applicable statutes and regulations, and preserve and foster good relationships with governmental agencies having jurisdiction over PST;

  (f) confer on a regular basis as requested by Enterprises with one or more representatives of Enterprises to discuss operational and business matters of materiality and the general status of ongoing operations and business;

  (g) promptly notify Enterprises of any significant changes in the business, properties, assets, condition (financial or other), results of operations or prospects of PST, including but not limited to any pending or threatened claims, suits, actions or other potential liabilities;

  (h) not acquire, or publicly propose to acquire, all or any substantial part of the business and properties or capital stock of any person not a party to this Agreement, whether by Merger, purchase of assets, tender offer or otherwise;

  (i) not initiate, solicit, or encourage, and will not directly through any officer, director or employee, investment banker, attorney, accountant or other agent employed or retained by PST or any of its subsidiaries initiate, solicit or encourage, any proposal or offer to acquire all or any substantial part of the business and properties or capital stock of PST or any of its subsidiaries, whether by Merger, purchase of assets, tender offer or otherwise; provided, however, that PST may furnish information concerning its business, properties or assets to a corporation, partnership, person or other entity or group (a "THIRD PARTY") which has expressed an interest in making a bona fide offer or proposal to PST to acquire PST and which in the opinion of PST has the financial capability to consummate such an acquisition subject to receipt of appropriate information regarding PST (and when PST has not initiated the offer or proposal and has not solicited or encouraged such third party to express such offer or proposal in breach of this subsection (i) and, following receipt of such expression of interest, may negotiate and take any of the actions otherwise prohibited by this subsection (i), including without limitation, entering into appropriate agreements with such Third Party if the Board of Directors believes in good faith, after consultations with its financial advisor, that such actions may result in a superior financial transaction for shareholders and if outside counsel to PST provides a written opinion to the Board of Directors of PST to the effect that the failure to furnish such information, or to negotiate or enter into appropriate agreements with such Third Party could subject PST's directors to a substantial risk of liability for breach of their fiduciary duties or for failure to conform to the requirements of the securities laws. In the event PST shall receive an expression of interest or offer of the type referred to in this subsection
(i), it shall promptly inform Enterprises as to (and provide Enterprises with copies of) any such inquiry, offer or proposal;

  (j) not approve, accept or recommend any offer from a Third Party with respect to any Merger, consolidation, or sale of substantially all of its assets that will treat Enterprises or shares of PST Common Stock owned by Enterprises any less favorably than other shareholders of PST or their shares of common stock of PST;

  (k) not commence litigation, adopt any shareholder rights plan or comparable arrangement, or take any other action that is intended to prevent Enterprises from acquiring the PST Common Stock other than enforcing the terms of this Agreement;

  (l) not enter into or amend any employment, severance, bonus, special pay arrangement with respect to hiring, termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

  (m) with the exception of routine employee raises granted in the ordinary course of business and consistent with past practice, not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee, retiree, or terminated employee, except as required to comply with changes in applicable law;

  (n) other than in the ordinary course of business and consistent with past practice, not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or make any loans or advances;

  (o) not agree in writing, or otherwise, to take any of the foregoing actions or any other action which would make any representation or warranty contained in Article IV untrue or incorrect in any material respect as of the Closing Date; and

  (p) not authorize or resolve to adopt any plan or proposal that would grant any right to PST's shareholders to dissent from and obtain an appraisal of their shares as a consequence of the Merger or this Agreement and the transaction contemplated thereby apart from, or in addition to, the statutory rights of PST shareholders prescribed by Part 13 of the URBCA.

                                  ARTICLE VI

                             Additional Agreements

  6.1 Access to Information. PST shall afford to Enterprises and its accountants, counsel, lenders and other representatives reasonable access during normal business hours and upon reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly to Enterprises (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state tax or securities laws or the HSR Act or filed with or received by any of them from the SEC, Federal Trade Commission, Department of Justice or any Federal or state tax authority and (ii) all other information and documents concerning its businesses, properties and personnel as Enterprises may reasonably request; provided that no investigation pursuant to this Section 6.1 or otherwise shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. PST shall promptly advise Enterprises in writing of any change or occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, a PST Material Adverse Effect.

  6.2 Proxy Statement; Registration Statement; Other Filings.

  (a) PST shall cooperate with Enterprises and its counsel in the preparation and filing with the Commission as promptly as practicable, and shall use all reasonable efforts to have cleared and declared effective by the Commission, a proxy statement/prospectus with respect to the Shareholders' Meeting referred to in Section 6.3 and the issuance of the Enterprises Common Stock described in Article II. The term "PROXY STATEMENT" shall mean such proxy statement/prospectus at the time it initially is mailed to PST's shareholders and all amendments or supplements thereto duly filed and similarly mailed. PST agrees to correct promptly (but in no event later than the date of the Shareholders' Meeting referred to in
Section 6.3) any information related to PST whether included directly therein or incorporated by reference, in the Proxy Statement which contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement shall be used in the prospectus of Enterprises to be included in the Registration Statement described in Subsection (b) below. Enterprises and PST shall cooperate with each other in the preparation of such Proxy Statement and Registration Statement. The Proxy Statement shall include the recommendations of the Board of Directors of PST in favor of the Merger, unless an offer as described on Article V hereof shall have been made (and not been withdrawn) prior to such mailing.

  (b) Enterprises (with the cooperation and assistance of PST) shall prepare and shall file with the Commission, as promptly as practicable after the furnishing by PST of all information regarding PST required to be contained therein, a Registration Statement on Form S-4 under the Securities Act covering the Enterprises Common Stock to be issued in the Merger, which Registration Statement shall include the Proxy Statement referenced in Section 6.2(a) above and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. Enterprises shall also take such action as is reasonably required to be taken with respect to the issuance of Enterprises Common Stock in the Merger under state blue sky or securities laws. The term "REGISTRATION STATEMENT" shall mean such Registration Statement at the time it becomes effective and all amendments or supplements thereto duly filed. Enterprises agrees to correct promptly (but in no event later than the date of the Shareholders' Meetings referred to in Section 6.3) any information provided by it for use in the Registration Statement which contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (c) As soon as practicable after the date hereof, PST and Enterprises shall promptly prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities laws relating to the Merger and the transactions contemplated herein ("OTHER FILINGS").

  6.3 Shareholders' Approval. PST, in accordance with applicable law and the terms of this Agreement, shall promptly submit this Agreement and the transactions contemplated hereby for the approval of PST's shareholders at a special meeting of shareholders (the "SHAREHOLDERS' MEETING") to be held as soon as practicable after the Registration Statement is declared effective by the Commission and, subject to the fiduciary duties of the Board of Directors of PST under applicable law and as otherwise provided herein, shall use its commercially reasonable efforts to obtain shareholder approval of this Agreement and the transactions contemplated hereby; subject to the provisions of Article V hereof.

  6.4 Expenses; Termination Fee. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, if this Agreement is terminated pursuant to
Section 8.1(d)(ii) hereof, or if a tender or exchange offer for any shares of capital stock of PST or any business combination shall have been made or publicly proposed to be made by any person, entity or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than Enterprises, and the Board of Directors of PST shall have announced a position in favor of such tender or exchange offer or business combination, then PST shall pay to Enterprises a termination fee of Three Million Dollars ($3,000,000) plus Enterprises' actual out-of-pocket expenses relating to the transactions contemplated by this Agreement (including, but not limited to fees and expenses of counsel and accountant and financial advisors), subject to a limit on such expenses of Five Hundred Thousand Dollars ($500,000). Such payment is intended by the parties to constitute liquidated damages and not a penalty. If this Agreement is terminated pursuant to Section 8.1(c) (except for a termination under Section 8.1(c)(ii)(y) or (z) due to a breach or event, as the case may be, which occurs after the signing of this Agreement but prior to the Closing Date as a result of the actions of one or more third parties), then PST shall pay Enterprises' actual out-of-pocket expenses relating to the transactions contemplated by this Agreement (including, but not limited to fees and expenses of counsel and accountant and financial advisors), subject to a limit on such expenses of Five Hundred Thousand Dollars ($500,000). Notwithstanding any other provision of this Section, PST shall not become obligated for payment to Enterprises of any termination fee or out-of-pocket expenses if this Agreement is terminated under Section 7.2(e) or Section 8.1(d)(i) hereof. If Enterprises wrongfully refuses to close the transactions contemplated by this Agreement (which expressly shall not include any refusal pursuant to the exercise of Enterprises' rights under Sections 7.1 or 7.3 hereof), then Enterprises shall pay PST's actual out-of-pocket expenses relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of counsel, accountants, and financial advisors), subject to a limit on such expenses of Five Hundred Thousand Dollars ($500,000).

  6.5 Agreement to Cooperate. Subject to the terms and conditions herein provided, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all action to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings under the Hart-Scott-Rodino Antitrust Improvements Act and the Other Filings), to enter into negotiations, provide information or propose settlements reasonably calculated to avoid or eliminate any impediment under any antitrust law that may be asserted by any governmental authority and to prevent the commencement of proceedings to enjoin or delay consummation of the Merger by such governmental authority or, if such proceedings are commenced, to thereafter prevent the entry of any injunction or other order delaying or preventing the Merger, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to receiving the requisite vote of the shareholders of PST. Each party hereto agrees to allow the other to review each regulatory filing, including the Other Filings made by such party prior to the filing thereof during the term of this Agreement.

  6.6 Public Statements. The parties shall consult with each other prior to issuing any public announcement or statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law or either party's listing agreement with the NASDAQ/NMS.

  6.7 Accountants' Letters. Each of Enterprises and PST agrees to use its commercially reasonable efforts to cause to be delivered to the other letters of Arthur Andersen LLP, independent auditors for PST and Arthur Andersen LLP, independent auditors for Enterprises, respectively, dated the date of the Proxy Statement/Prospectus, the effective date of the Registration Statement and the Closing Date (or such other dates reasonably acceptable to the parties) with respect to certain financial statements and other financial information included in the Registration Statement, which letters shall be in form and substance reasonably satisfactory to the addressee.

  6.8 Stock Options. As of the Effective Time, all options to purchase PST Common Stock outstanding as of the date hereof under any employee benefit plan of PST, whether vested or unvested, shall be deemed immediately vested and exercisable in full. The letter of transmittal for use by PST shareholders in obtaining the Merger Consideration shall provide a mechanism for allowing holders of such options to exercise their options and thereby obtain the Merger Consideration issuable with respect to the number of shares of PST Common Stock for which the option is exercised. Any such options to purchase shares of PST Common Stock which are not so exercised by the holders thereof in accordance with the procedures set forth in the letter of transmittal shall thereafter be deemed null and void.

  6.9 Dissenting Shareholders. PST shall give Enterprises prompt notice of any demands received by PST for appraisal of shares pursuant to Section 16-10a-1302 of the Utah Code Annotated, and Enterprises shall have the right to direct all negotiations and proceedings with respect to such demands.

  6.10 Directors' and Officers' Insurance. Enterprises shall cause to be maintained, for a period of not less than six (6) years after the Closing Date, directors' and officers' insurance and indemnification policies in such coverage and amounts as is substantially equivalent to the coverage maintained by PST as of the date hereof, to the extent that such policies provide coverage for events occurring prior to the Closing Date (collectively, the "D & O INSURANCE") for all persons who are directors of or officers of PST on the date hereof. To the extent that the D & O Insurance provides such coverage subject to deductible amounts, Enterprises shall indemnify such directors and officers for the amount of any such deductible with respect to liability incurred by them for events occurring prior to the Closing Date otherwise covered by such insurance.

                                  ARTICLE VII

                                  Conditions

  7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

  (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of PST under applicable law;

  (b) Each of Enterprises, Merger Sub, and PST shall have delivered or caused to be delivered to the other resolutions of their respective Boards of Directors duly adopted by unanimous vote or consent, certified by the Secretary of such party as of the Closing Date, authorizing and approving the execution and delivery of this Agreement on behalf of such party and the consummation of the transactions contemplated herein and authorizing and approving all other necessary and desirable corporate actions to enable the parties to comply with the terms hereof;

  (c) The waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act shall have expired or been terminated;

  (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceedings for that purpose in respect of the Registration Statement shall have been initiated or threatened;

  (e) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use all commercially reasonable efforts to have any such injunction, order or decree lifted); and

  (f) There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint (i) preventing or seeking to prevent consummation of the Merger, (ii) prohibiting or seeking to prohibit or limiting or seeking to limit, Enterprises from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or ownership or operation by Enterprises or any of its subsidiaries of all or a material portion of the business assets of Enterprises or any of its subsidiaries, or (iii) compelling or seeking to compel Enterprises or any of its subsidiaries to dispose or hold separate all or any material portion of the business or assets of Enterprises or any of its subsidiaries, as a result of the Merger or the transactions contemplated by this Agreement.

  7.2 Conditions to Obligation of PST to Effect the Merger. The obligation of PST to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

  (a) Enterprises shall have performed in all material respects its agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of Enterprises contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Effective Time as if made on and as of such date or time, except as otherwise contemplated or permitted by this Agreement, and PST shall have received a certificate of the President or any Executive Vice-President of Enterprises to that effect;

  (b) PST shall have received an opinion addressed to PST from Witt, Gaither & Whitaker, P.C., counsel to Enterprises, dated the date on which the Effective Time shall occur, substantially to the effect set forth in Exhibit 7.2(b) hereto;

  (c) PST shall have received the letter of Arthur Andersen LLP contemplated by Section 6.7 hereof;

  (d) The Board of Directors of PST on or prior to the date hereof has been advised by Morgan Keegan to the effect that the Merger Consideration is fair from a financial standpoint to PST's shareholders. Morgan Keegan has consented to the inclusion of their opinion in the Proxy Statement. Morgan Keegan's fairness opinion shall be confirmed in writing prior to the mailing of the Proxy Statement to PST's Shareholders and shall be further confirmed in writing immediately prior to the Closing.

  (e) Since the date hereof, no change, effect, or circumstance that individually or when taken together with all other changes, effects or circumstances has occurred (including such changes, events, or circumstances that are reasonably likely to occur), which has or may be reasonably expected to have a material adverse effect on the business, assets, financial condition, results of operations or stockholders equity of Enterprises taken as a whole.

  7.3 Conditions to Obligation of Enterprises to Effect the Merger. The obligation of Enterprises and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

  (a) PST shall have performed in all material respects its agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of PST contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Effective Time as if made on and as of such date or time, except as otherwise contemplated or permitted by this Agreement and Enterprises shall have received a Certificate of the Chairman of the Board and Chief Executive Officer, or President and Chief Operating Officer of PST to that effect;

  (b) Enterprises shall have received an opinion from Parr, Waddoups, Brown, Gee & Loveless, counsel to PST, dated as of the date on which the Effective Time shall occur, substantially to the effect set forth in Exhibit 7.3(b) hereto;

  (c) Enterprises shall have received the estoppel letters specified in
Section 4.14 hereof and the letter of Arthur Andersen LLP contemplated by
Section 6.7 hereof;

  (d) Since the date hereof, no PST Material Adverse Effect shall have occurred;

  (e) As of the date hereof, and as of the Effective Time there shall have occurred no default or condition which, with the passage of time, would constitute a default under any loan agreement to which PST or any subsidiary is a party which would permit the acceleration of any amounts due thereunder;

  (f) PST's Board of Directors shall have unanimously approved and recommended to PST's shareholders, the Merger and the transactions contemplated thereby (in addition to the approval of shareholders required by Section 7.1(a) hereof) and persons holding more than ten percent (10%) of the outstanding PST Common Stock as of the Effective Time shall not have perfected their right to dissent from the Merger and receive payment for their shares under Section 16-10a-1302 of the Utah Code Annotated;

  (g) Each of the officers and directors of PST as set forth on Schedule 4.5 shall have delivered to Enterprises by the Closing Date a release in the form attached hereto as Exhibit 7.3(g);

  (h) By the Closing Date, Kenneth R. Norton ("NORTON") and Enterprises shall have entered into an agreement of non-competition in a form substantially equivalent to that attached hereto as Exhibit 7.3(h);

  (i) The Agreement for Outsourcing Services between PST Vans, Inc. and The Sabre Group Inc. will be discussed among the parties prior to closing and if such service is to be terminated it shall be done at a cost to PST of not more than One Million One Hundred Thirty-Seven Thousand Dollars ($1,137,000). If the cost of such termination exceeds, or would exceed such amount, notwithstanding PST's efforts to negotiate a lower amount, then this condition will be deemed not to have been met, and Enterprises and Merger Sub will not be obligated to effect the Merger. PST will use commercially reasonable efforts to negotiate and execute a definitive termination agreement with the Sabre Group, Inc. prior to closing; and

  (j) Prior to the Closing Date, PST shall identify all persons or entities who were, at the time of the PST Shareholders' Meeting held in accordance with
Section 6.3 hereof, "affiliates" of PST for purposes of Rule 145 under the Securities Act (the "Affiliates"). PST shall use its commercially reasonable efforts to cause each person or entity identified as an Affiliate to deliver to Enterprises, on or prior to the Closing Date, a written agreement (substantially in the form attached hereto as Exhibit 7.3(j)) stating that such affiliate will not offer to sell, sell, transfer, or otherwise dispose of any shares of Enterprises Common Stock received in the Merger except: (i) pursuant to an effective registration statement; (ii) in compliance with Securities Act Rule 145; or (iii) if, in the opinion of counsel reasonably acceptable to Enterprises or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such offer to sell, sale, transfer or other disposition is otherwise exempt from registration under the Act. Receipt of such signed agreements from each such potential Affiliate shall be a condition precedent to the obligations of Enterprises and Merger Sub to effect the Merger.

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

  8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of PST:

  (a) by mutual consent of Enterprises and PST; or

  (b) by either Enterprises or PST if (i) the Merger shall not have been consummated on or before October 31, 1998 (the "TERMINATION DATE"), (ii) the requisite vote of the shareholders of PST to approve this Agreement and the transactions contemplated hereby shall not be obtained at the Shareholders' Meeting, or any adjournment thereof, called therefor, or (iii) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; or

  (c) by Enterprises (i) if the Board of Directors of PST shall have withdrawn or modified in a manner adverse to Enterprises its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, or shall have resolved to do any of the foregoing, or (ii) there has been (x) a material breach of any covenant or agreement herein on the part of PST which has not been cured or adequate assurance (acceptable to Enterprises in its sole discretion) of cure given, in either case within fifteen (15) business days following receipt of notice of such breach, or (y) a breach of a representation or warranty of PST herein which by its nature cannot be cured prior to the Termination Date other than such breach that has not had or would not reasonably be expected to have a PST Material Adverse Effect; or (z) a PST Material Adverse Effect has occurred; or

  (d) by PST if (i) there has been (x) a material breach of any covenant or agreement herein on the part of Enterprises which has not been cured or adequate assurance (acceptable to PST in its reasonable discretion) of cure given, in either case within fifteen (15) business days following receipt of notice of such breach, or (y) a breach of a representation or warranty of Enterprises herein which by its nature cannot be cured prior to the Termination Date other than such breach that has not had or would not reasonably be expected to have a material adverse effect on the business of Enterprises taken as a whole, or (ii) the Board of Directors of PST, pursuant to the actions permitted by the proviso of Article V subsection (i), shall have authorized PST to enter into an agreement with any Third Party with respect to a Merger of PST or the sale of all or substantially all of the assets of PST or recommended approval of a tender offer or any other form of business combination.

  8.2 Effect of Termination. In the event of termination of this Agreement by either Enterprises or PST, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of either PST or Enterprises or their respective officers or directors, except as set forth in Section 6.4 which shall survive the termination and except for the confidentiality provisions incorporated in Section 11.3, which shall survive termination. Nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

  8.3 Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval hereof by the shareholders of PST, but, after any such approval, no amendment shall be made which reduces the Merger Consideration or alters the form thereof or in any way materially adversely affects the rights of the shareholders of PST without the further approval of such shareholders, but the parties may agree to increase the Merger Consideration without the approval of the PST shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  8.4 Waiver. At any time prior to the Effective Time, the parties hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto (made by the other parties hereto) and (c) waive compliance with any of the agreements or conditions contained herein (required of the other parties hereto); provided, however, that waiver of compliance with any agreements or conditions herein shall not limit the parties' obligations to comply with all other agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                                   Survival

  All representations, warranties and agreements in this Agreement shall expire as of the Effective Time.

                                   ARTICLE X

                      Definitions, Schedules, and Exhibits

  10.1 Definitions.

      DEFINED TERM                                        SECTION WHERE DEFINED
      ------------                                        ---------------------
      20-Day Average Price..............................  Section 2.1(a)
      Agreement.........................................  Preamble
      Articles of Merger................................  Section 1.1
      Closing...........................................  Section 2.5
      Closing Date......................................  Section 2.5
      Closing Price.....................................  Section 2.1(a)
      COBRA.............................................  Section 4.19(c)
      Commission........................................  Section 3.5
      Code..............................................  Section 4.19(a)
      D&O Insurance.....................................  Section 6.10
      Effective Time....................................  Section 1.2
      Employee Benefits Plans...........................  Section 4.19(c)
      Enterprises.......................................  Preamble
      Enterprises Common Stock..........................  Section 2.1(a)
      Enterprises SEC Reports...........................  Section 3.5
      ERISA.............................................  Section 4.19(a)
      Exchange Agent....................................  Section 2.1(c)
      Exchange Fund.....................................  Section 2.1(c)
      HSE Laws..........................................  Section 4.25
      Merger............................................  Preamble
      Merger Consideration..............................  Section 2.1(a)
      Merger Sub........................................  Preamble
      Most Recent Financial Statements..................  Section 4.7
      Multi-employer Plan...............................  Section 4.19(a)
      Norton............................................  Section 7.3(h)
      Other Filings.....................................  Section 6.2(c)
      Proxy Statement...................................  Section 6.2(a)
      PST...............................................  Preamble
      PST Common Stock..................................  Section 2.1(a)
      PST Intellectual Property.........................  Section 4.15
      PST Material Adverse Effect.......................  Section 4.1
      PST Options.......................................  Section 2.4
      PST SEC Reports...................................  Section 4.9
      Real Estate.......................................  Section 4.14
      Registration Statement............................  Section 6.2(b)
      Retirement Plan...................................  Section 4.19(a)
      Rolling Stock.....................................  Section 4.16
      Shareholders' Meeting.............................  Section 6.3
      Surviving Corporation.............................  Section 1.1
      Tax, Taxes........................................  Section 4.13
      Tax Returns.......................................  Section 4.13
      Termination Date..................................  Section 8.1(b)
      Third Party.......................................  Section 5(i)
      To the knowledge of PST, to the knowledge of PST's
       officers and directors...........................  Section 4.11
      URBCA.............................................  Section 1.1
      USTs..............................................  Section 4.25

  10.2 List of Schedules and Exhibits.

   SCHEDULES                DESCRIPTION
   ---------                -----------
   Schedule 3.2............ Authorization of Transaction
   Schedule 3.3............ Noncontravention
   Schedule 3.5............ Enterprises Financial Statements and SEC Reports
   Schedule 4.2(b)......... Defaults
   Schedule 4.3............ No Conflict
   Schedule 4.4............ Capital Stock and Stockholder Relations
   Schedule 4.5............ Officers and Directors
   Schedule 4.7............ Title to Assets
   Schedule 4.8............ Subsidiaries and Affiliates
   Schedule 4.9............ PST Financial Statements and SEC Reports
   Schedule 4.10........... Events Subsequent to Most Recent Fiscal Year End
   Schedule 4.11........... Undisclosed Liabilities
   Schedule 4.12........... Legal Compliance
   Schedule 4.13........... Tax Matters--Exceptions
   Schedule 4.13(c)........ Filed Tax Returns
   Schedule 4.13(f)........ Asset Basis, etc.
   Schedule 4.14........... Real Property
   Schedule 4.14(c)........ Licenses & Permits
   Schedule 4.14(i)........ Good Title
   Schedule 4.14(j)........ Other Leases
   Schedule 4.15........... Intellectual Property
                            Availability of Intellectual Property to Surviving
   Schedule 4.15(a)........ Corporation
   Schedule 4.15(b)........ Infringement of Intellectual Property Rights
   Schedule 4.16........... Rolling Stock and other Tangible Assets
   Schedule 4.16(a)........ List of Tractors and Trailers
   Schedule 4.16(b)........ Other Motor Vehicles and Equipment
   Schedule 4.16(c)........ Other Personal Property
   Schedule 4.17........... Contracts
   Schedule 4.18(a)........ Employment Agreements
   Schedule 4.18(b)........ List of Salaried Employees
   Schedule 4.18(c)........ Worker Compensation
   Schedule 4.18(d)........ Labor Compliance
   Schedule 4.19........... Employee Benefit Plans
   Schedule 4.19(a)........ Multi-employer Plan Contribution
   Schedule 4.19(c)........ Welfare Benefit Plans
   Schedule 4.19(e)........ Health Benefit Claimants
   Schedule 4.21........... Outstanding Powers of Attorney
   Schedule 4.22........... Insurance Policies
   Schedule 4.23(a)........ List of Litigation Matters
   Schedule 4.23(b)........ Accident Registers and Loss Runs
   Schedule 4.23(c)........ Cargo Loss
   Schedule 4.23(d)........ Personal and Property Damage
   Schedule 4.25........... Environmental, Health, and Safety Matters
   Schedule 4.28........... Safety Rating
   Schedule 4.29........... Organizations and Clubs
   Schedule 4.30........... Bank Accounts
   Schedule 4.31........... Major Suppliers and Customers
   Schedule 5.............. Conduct of Business Pending Merger

   EXHIBITS                 DESCRIPTION
   --------                 -----------
   Exhibit 1.1(a), (b)..... Articles of Merger
   Exhibit 4.14............ Form of Landlord Estoppel Letter
   Exhibit 4.25............ Environmental, Health, and Safety Matters
   Exhibit 7.2(b).......... Opinion of Witt, Gaither & Whitaker, P.C.
   Exhibit 7.3(b).......... Opinion of PST Counsel
   Exhibit 7.3(g).......... Form of Resignation
   Exhibit 7.3(h).......... Form of Agreement of Non-Competition
   Exhibit 7.3(j).......... Affiliates

                                  ARTICLE XI

                              General Provisions

  11.1 Notices. Any notice, demand, request, consent, approval or other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally or sent either by facsimile transmission, or nationally recognized overnight courier (utilizing guaranteed next business morning or day delivery), addressed to the party to be notified at the following address, or to such other address as such party shall specify by like notice:

  (a) If to Enterprises, to:

      U.S. Xpress Enterprises, Inc.
      2931 South Market Street
      Chattanooga, TN 37410
      Fax: (423)265-5715
      Attention: Patrick E. Quinn and Max L. Fuller

    with copies to:

      Witt, Gaither & Whitaker, P.C.
      1100 SunTrust Bank Building
      Chattanooga, TN 37402
      Fax: (423)266-4138
      Attention: Carter J. Lynch, III, Esq.

  (b) If to Merger Sub, to:

      PST Acquisition Corporation
      2931 South Market Street
      Chattanooga, TN 37410
      Fax: (423)265-5715
      Attention: Patrick E. Quinn and Max L. Fuller

    with copies to:

      Witt, Gaither & Whitaker, P.C.
      1100 SunTrust Bank Building
      Chattanooga, TN 37402
      Fax: (423)266-4138
      Attention: Carter J. Lynch, III, Esq.

  (c) If to PST, to:

      PST Vans, Inc.
      1901 West 2100 South
      Salt Lake City, UT 84119
      Fax: (801) 975-2515
      Attention: Kenneth R. Norton

    with a copy to:

      Parr, Waddoups, Brown, Gee & Loveless, P.C.
      185 South State Street, Suite 1300
      Salt Lake City, UT 84147
      Fax: (801) 532-7750
      Attention: Richard G. Brown, Esq.

  11.2 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. Any matter disclosed in a Schedule shall not be deemed disclosed in any other Schedule absent a specific cross-reference.

  11.3 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than the confidentiality provisions of Paragraph 9 of that certain Letter of Intent among the parties hereto dated June 1, 1998, which provisions are hereby deemed incorporated into this Agreement as of the date hereof); (b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Tennessee (without giving effect to the provisions thereof relating to conflicts of law).

  11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement may be executed by delivery of faxed signature pages, promptly followed by exchange of originals.

  11.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party.

  11.6 Partial Invalidity and Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or a part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or a part thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision so that the parties will each enjoy the benefit of their bargain hereunder.

  In Witness Whereof, Enterprises, Merger Sub and PST have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          U.S. Xpress Enterprises, Inc.

                                                   /s/ Patrick E. Quinn
                                          By___________________________________
                                                Patrick E. Quinn, President

                                          _____________________________________

                                                     /s/ Ray M. Harlin
                                          Attest:______________________________
                                            Ray M. Harlin, Assistant Secretary

                                          PST Acquisition Corporation

                                                   /s/ Patrick E. Quinn
                                          By___________________________________
                                                Patrick E. Quinn, President

                                          _____________________________________

                                                     /s/ Ray M. Harlin
                                          Attest:______________________________
                                            Ray M. Harlin, Assistant Secretary

                                          PST Vans, Inc.

                                                /s/ Kenneth R. Norton
                                          By___________________________________
                                                            CEO

                                                      /s/ Neil R. Vos
                                          Attest:______________________________
                                                  Neil R. Vos, Secretary

                                 ANNEX II


                             VOTING AGREEMENTS

                                                                  ANNEX II

                               VOTING AGREEMENT

  This Voting Agreement (this "Agreement"), is made and entered into as of this 7th day of July, 1998, by and among U.S. XPRESS ENTERPRISES, INC., a Nevada corporation ("Enterprises"), and Kenneth R. Norton, a Nevada resident
with his principal residence at             (the "Shareholder"), a shareholder
of PST VANS, INC., a Utah corporation (the "Company"), pursuant to the provisions of Section 16-10a-731 of the Utah Revised Business Corporation Act.

  Whereas, Enterprises and the Company intend to enter into an agreement and plan of merger, substantially in the form attached hereto as Exhibit A (such agreement and plan of merger and any amendments thereto being hereinafter referred to as the "Merger Agreement"), pursuant to which PST will be merged with and into a wholly-owned subsidiary of Enterprises (the "Merger");

  Whereas, Enterprises and Shareholder desire to make certain agreements with respect to voting the Common Stock owned by Shareholder.

  Now, Therefore, in consideration of the premises and the mutual representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                             The Voting Agreement

  1.1 Voting Agreement and Grant of Proxy. Shareholder agrees that during the term of this Agreement: (a) all of the Shares shall be voted by Shareholder in favor of the Merger or any other business combination agreed upon between the Company and Enterprises; and (b) if so requested by Enterprises, Shareholder shall grant an irrevocable proxy in favor of such individuals as Enterprises may designate so as to enable such designees to vote in favor of the Merger or such other business combination and upon any other matter relating thereto which may be presented to shareholders of the Company and, at such time, Shareholder shall execute the form of proxy set forth in Exhibit B hereto.

  1.2 Independent Contract Consideration. Upon the execution of this Agreement by the parties hereto, Enterprises will deliver to Shareholder the amount of One Hundred and No/100 Dollars ($100.00) (the "Independent Contract Consideration") which amount has been bargained for and agreed to as consideration for Shareholder's execution of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

  1.3 Term of Agreement. The term of this Agreement shall be from the effective date hereof until October 31, 1999 or the date of termination of the Merger Agreement, whichever occurs later.

                                  ARTICLE II

                        Representations and Warranties

  2.1 Representations and Warranties of Shareholder. Shareholder, hereby represents and warrants to, and agrees with, Enterprises that:

  (a) Shareholder owns, of record and beneficially, good and valid title to the shares of common stock of the Company as set forth on Exhibit C (the "Shares") and has full right, power and authority to grant an option upon, and grant a proxy with respect to, the Shares;

  (b) The Shares are now, and will be at all times during the term of this Agreement, held by Shareholder free and clear of all liens, pledges, security interests, claims or other encumbrances and will not be sold, transferred, pledged or assigned, except pursuant to the Merger Agreement;

  (d) This Agreement constitutes a legal, valid and binding agreement of Shareholder and neither the execution of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will constitute a violation of or default under, or conflict with, any judgment, decree, statute or regulation of any governmental authority applicable to Shareholder or any contract, commitment, agreement, or restriction of any kind to which any Shareholder is a party or by which Shareholder is bound.

                                  ARTICLE III

                      Additional Covenants and Agreements

  3.1 Filings. Shareholder and Enterprises each agree to cooperate with one another in assisting the Company to make, any and all filings required by the Securities Exchange Act of 1934, as amended, or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in respect of this Agreement and the transactions contemplated hereby.

  3.2 No Negotiations. During the term of this Agreement, neither Shareholder nor any affiliates or agents of Shareholder shall, directly or indirectly, take any action to seek, encourage or support, or participate in any way in discussions or negotiations with, or provide any information, data or assistance to any party (other than Enterprises) concerning any acquisition of
(a) the Shares, and (b) other securities of the Company or any right, option or warrant to purchase any such securities or all or any significant portion of the assets of the Company or its Subsidiaries; provided, however, that the foregoing clause (b) shall not be construed to prohibit Shareholder acting in his capacity as a member of the Board of Directors of the Company from obtaining from any person which makes an unsolicited offer to the Company with respect to any such acquisition or similar transaction, any information which he in good faith believes is relevant to his analysis of such offer or from considering such offer if, in the opinion of his or the Company's counsel, the exercise of his fiduciary duties requires him to do so.

  3.3 Negative Covenants. During the term of this Agreement, neither Shareholder nor any affiliates or agents of Shareholder shall (a) grant any proxy with respect to any of the Shares to any corporation, partnership, person or other entity or group (other than to Enterprises or its designees),
(b) vote any of the Shares in favor of a proposal for the dissolution of, or a merger, consolidation, sale of assets or other similar transaction involving, the Company other than as contemplated by Section 1.1 above, (c) provide to any corporation, partnership, person or other entity or group (other than Enterprises or its designees) any information (other than publicly available information or information required to be disclosed by law) concerning the Company, its business, operations or assets, or (d) take any other action which is intended to frustrate the Merger.

  3.4 Waiver of Dissenters' Rights. Shareholder hereby waives any right to dissent from and obtain payment of the fair value of the Shares as a result of the Merger.

                                  ARTICLE IV

                              General Agreements

  4.1 Agreement as Shareholder. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that none of the provisions herein set forth shall be deemed to restrict or limit any fiduciary duty the Shareholder may have as a member of the Board of Directors of the Company, provided that no such duty shall excuse the Shareholder from his obligation as a shareholder of the Company to vote the Shares as herein provided and to otherwise comply with each of the terms and conditions of this Agreement.

  4.2 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

  4.3 Remedy for Breach. Shareholder and Enterprises each acknowledge and agree that any remedy at law would be inadequate compensation for any breach or threatened breach of the provisions of this Agreement, including without limitation the provisions of Sections 1.1. Accordingly, the parties specifically agree that the non-breaching party shall be entitled to specific performance of all of the other party's obligations hereunder. This provision shall not be interpreted to diminish or limit the right of either party to claim all other available remedies.

  4.4 Benefit. The authority conferred or agreed to be conferred by Shareholder in this Agreement shall not be terminated by operation of law and shall survive the death or incapacity of Shareholder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and his successors, personal representatives, heirs and assigns. This Agreement may not be assigned, except by Enterprises to an entity controlling, controlled by or under common control with Enterprises.

  4.5 Further Assurance. Shareholder shall take such actions, furnish such information, and prepare, cooperate in preparing, and execute and deliver to Enterprises such additional documents, instruments or certificates as Enterprises may reasonably request to enable Enterprises to obtain all rights and benefits provided it hereunder.

  4.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to the other shall be in writing and delivered personally or sent by registered or certified mail (including by overnight courier or express mail service), postage or fees prepaid, or sent by facsimile with original sent by overnight courier to the address set forth below the signatures of the undersigned or such other address as shall be specified in writing. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business on the third business day after the day it is so placed in the mail, or if earlier, the time of actual receipt.

  4.7 Expenses. Each party shall pay its expenses in connection with the execution and performance of this Agreement.

  4.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  4.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed an original, and which shall constitute the same instrument.

  4.10 Governing Law. This Agreement is executed by the parties hereto in and shall be construed in accordance with and governed by the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof.

  4.11 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement and understanding and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                       [SIGNATURES APPEAR ON NEXT PAGE]

  In witness Whereof, Enterprises and Shareholder have caused this Voting Agreement to be executed, all as of the date first above written.

Address:

                                          "SHAREHOLDER"
Kenneth R. Norton

---------------------
                                               /s/ Kenneth R. Norton
---------------------                     _____________________________________
                                                    Kenneth R. Norton

                                          "ENTERPRISES"

U.S. Xpress Enterprises, Inc.             U.S. Xpress Enterprises, Inc.
2931 S. Market Street

Chattanooga, TN 37410
                                                  /s/ Ray M. Harlin
                                          By:__________________________________

                                               Chief Financial Officer

                               VOTING AGREEMENT

  This Voting Agreement (this "Agreement"), is made and entered into as of this 7th day of July, 1998, by and among U.S. XPRESS ENTERPRISES, INC., a Nevada corporation ("Enterprises"), and The Bank of New York (the "Shareholder"), a shareholder of PST VANS, INC., a Utah corporation ("PST" or the "Company"), pursuant to the provisions of Section 16-10a-731 of the Utah Revised Business Corporation Act.

  Whereas, Enterprises and the Company intend to enter into an agreement and plan of merger, substantially in the form attached hereto as Exhibit A (such agreement and plan of merger and any amendments thereto being hereinafter referred to as the "Merger Agreement"), pursuant to which PST will be merged with and into a wholly-owned subsidiary of Enterprises (the "Merger");

  Whereas, Shareholder owns 774,000 shares of the issued and outstanding shares of PST's common stock, $.001 par value; and

  Whereas, Enterprises and Shareholder desire to make certain agreements with respect to voting the common stock of PST owned by Shareholder.

  Now, Therefore, in consideration of the premises and the mutual representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                             The Voting Agreement

  1.1 Voting Agreement and Grant of Proxy. Shareholder agrees that during the term of this Agreement: (a) all of the Shares shall be voted by Shareholder in favor of the Merger or any other business combination agreed upon between the Company and Enterprises; and (b) if so requested by Enterprises, Shareholder shall grant an irrevocable proxy in favor of such individuals as Enterprises may designate so as to enable such designees to vote in favor of the Merger or such other business combination and upon any other matter relating thereto which may be presented to shareholders of PST and, at such time, Shareholder shall execute the form of proxy set forth in Exhibit B hereto.

  1.2 Independent Contract Consideration. Upon the execution of this Agreement by the parties hereto, Enterprises will deliver to Shareholder the amount of One Hundred and No/100 Dollars ($100.00) (the "Independent Contract Consideration") which amount has been bargained for and agreed to as consideration for Shareholder's execution of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

  1.3 Term of Agreement. The term of this Agreement shall be from the effective date hereof until October 31, 1999 or the date of termination of the Merger Agreement, whichever occurs later.

                                  ARTICLE II

                        Representations and Warranties

  2.1 Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to, and agrees with, Enterprises that:

  (a) Shareholder owns, of record and beneficially, good and valid title to the shares of common stock of the Company as set forth on Exhibit C (the "Shares") and has full right, power and authority to grant an option upon, and grant a proxy with respect to, the Shares;

  (b) The Shares are now, and will be at all times during the term of this Agreement, held by Shareholder free and clear of all liens, pledges, security interests, claims or other encumbrances and will not be sold, transferred, pledged or assigned, except pursuant to the Merger Agreement; and

  (d) This Agreement constitutes a legal, valid and binding agreement of Shareholder and neither the execution of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will constitute a violation of or default under, or conflict with, any judgment, decree, statute or regulation of any governmental authority applicable to Shareholder or any contract, commitment, agreement, or restriction of any kind to which any Shareholder is a party or by which Shareholder is bound.

                                  ARTICLE III

                      Additional Covenants and Agreements

  3.1 Filings. Shareholder and Enterprises each agree to cooperate with one another in assisting the Company to make any and all filings required by the Securities Exchange Act of 1934, as amended, or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in respect of this Agreement and the transactions contemplated hereby.

  3.2 No Negotiations. During the term of this Agreement, neither Shareholder nor any affiliates or agents of Shareholder shall, directly or indirectly, take any action to seek, encourage or support, or participate in any way in discussions or negotiations with, or provide any information, data or assistance to any party (other than Enterprises or a wholly owned subsidiary thereof) concerning any acquisition of (a) the Shares, and (b) other securities of the Company or any right, option or warrant to purchase any such securities or all or any significant portion of the assets of the Company or its Subsidiaries.

  3.3 Negative Covenants. During the term of this Agreement, neither Shareholder nor any affiliates or agents of Shareholder shall (a) grant any proxy with respect to any of the Shares to any corporation, partnership, person or other entity or group (other than to Enterprises or its designees),
(b) vote any of the Shares in favor of a proposal for the dissolution of, or a Merger, consolidation, sale of assets or other similar transaction involving, the Company other than as contemplated by Section 1.1 above, (c) provide to any corporation, partnership, person or other entity or group (other than Enterprises or its designees) any information (other than publicly available information or information required to be disclosed by law) concerning the Company, its business, operations or assets, or (d) take any other action which is intended to frustrate the Merger.

  3.4 Waiver of Dissenters' Rights. Shareholder hereby waives any right to dissent from and obtain payment of the fair value of the Shares as a result of the Merger.

                                  ARTICLE IV

                              General Agreements

  4.1 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

  4.2 Remedy for Breach. Shareholder and Enterprises each acknowledge and agree that any remedy at law would be inadequate compensation for any breach or threatened breach of the provisions of this Agreement, including without limitation the provisions of Sections 1.1. Accordingly, the parties specifically agree that the non-breaching party shall be entitled to specific performance of all of the other party's obligations hereunder. This provision shall not be interpreted to diminish or limit the right of either party to claim all other available remedies.

  4.3 Benefit. The authority conferred or agreed to be conferred by Shareholder in this Agreement shall not be terminated by operation of law and shall survive the death or incapacity of Shareholder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, personal representatives, heirs and assigns. This Agreement may not be assigned, except by Enterprises to an entity controlling, controlled by or under common control with Enterprises.

  4.4 Further Assurance. Shareholder shall take such actions, furnish such information, and prepare, cooperate in preparing, and execute and deliver to Enterprises such additional documents, instruments or certificates as Enterprises may reasonably request to enable Enterprises to obtain all rights and benefits provided it hereunder.

  4.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to the other shall be in writing and delivered personally or sent by registered or certified mail (including by overnight courier or express mail service), postage or fees prepaid, or sent by facsimile with original sent by overnight courier to the address set forth below the signatures of the undersigned or such other address as shall be specified in writing. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business on the third business day after the day it is so placed in the mail, or if earlier, the time of actual receipt.

  4.6 Expenses. Each party shall pay its expenses in connection with the execution and performance of this Agreement.

  4.7 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  4.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed an original, and which shall constitute the same instrument.

  4.9 Governing Law. This Agreement is executed by the parties hereto in and shall be construed in accordance with and governed by the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof.

  4.10 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement and understanding and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                       [SIGNATURES APPEAR ON NEXT PAGE]

  In Witness Whereof, Enterprises and Shareholder have caused this Voting Agreement to be executed, all as of the date first above written.

                                          "SHAREHOLDER"

Address:

                                          The Bank of New York
The Bank of New York

One Wall Street
                                                /s/ Richard C. Pouch
New York, NY                              By:__________________________________

                                                    Vice President

                                          "ENTERPRISES"

U.S. Xpress Enterprises, Inc.             U.S. Xpress Enterprises, Inc.
2931 S. Market Street

Chattanooga, TN 37410
                                                  /s/ Ray M. Harlin
                                          By:__________________________________

                                               Chief Financial Officer

                                 ANNEX III

                 OPINION OF MORGAN KEEGAN & COMPANY, INC.

                                                             MORGAN KEEGAN
-------------------------------------------------------------------------------

Morgan Keegan & Company, Inc.

Morgan Keegan Tower

Fifty Front Street

Memphis, Tennessee 38103

901/524-4100 Telex 69-74324

WATS 800/366-7426

Members New York Stock Exchange, Inc.

July 27, 1998

Board of Directors

PST Vans, Inc.

1901 West 2100 South

Salt Lake City, UT 84119

Gentlemen:

  We have acted as financial advisor to the Board of Directors of PST Vans, Inc. (the "Company") in connection with the proposed acquisition by US Xpress Enterprises, Inc. (the "Transaction"). The Transaction is described more fully in the Agreement and Plan of Merger. You have requested our opinion as to whether the consideration to be received by the Company's shareholders in connection with the Transaction is fair to such shareholders from a financial point of view. We are not expressing any opinion as to the price at which the US Xpress Enterprises, Inc. Common Stock will trade subsequent to the Transaction. Further, our opinion does not address the relative merits of the Transaction and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Transaction.

  In connection with our review of the Transaction, and in arriving at our opinion, we have, among other things:

  (1) reviewed certain publicly available consolidated financial statements of the Company and US Xpress Enterprises, Inc. and certain other relevant financial and operating data of the Company made available to us from published sources and by officers of the Company;

  (2) reviewed certain internal financial and operating information, including certain projections, relating to the Company prepared by the management of the Company;

  (3) discussed the business, financial condition and prospects of the Company with certain officers of the Company;

  (4) reviewed the financial terms of the Transaction;

  (5) reviewed the financial terms, to the extent publicly available, of certain similar transactions we deemed relevant;

  (6) reviewed certain publicly available information relating to certain companies we deemed appropriate in analyzing the Company;

  (7) reviewed the trading history of the Company's Common Stock;

  (8) reviewed a draft of the Agreement and Plan of Merger;

  (9) performed such other analyses and examinations and considered such other information, financial studies, analysis and investigations and financial, economic and market data as we deemed relevant.

BOARD OF DIRECTORS, PST VANS, INC.

JULY 27, 1998

PAGE 2

  We have not independently verified any of the information concerning the Company or US Xpress Enterprises, Inc. considered by us in connection with our review of the Transaction and, for purposes of the opinion set forth herein, we have assumed and relied upon the accuracy and completeness of all such information. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the expected future financial performance of the Company. We have not been engaged to assess the achievability of such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties, or facilities of either the Company or US Xpress Enterprises, Inc. nor have we been furnished with any such evaluation or appraisal. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist on, and can be evaluated as of, the date of this letter. Any change in such conditions would require a reevaluation of this opinion.

  In connection with our opinion, we have assumed that the Transaction will be consummated on the terms and subject to the conditions described in the Agreement and Plan of Merger. We also have assumed that all necessary governmental and regulatory approvals and third-party consents will be obtained on terms and conditions that will not have a material adverse effect on the Company or US Xpress Enterprises, Inc.

  Morgan Keegan & Company, Inc., as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we may trade in the debt and equity securities of the Company and US Xpress Enterprises, Inc. for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Moreover, we have in the past rendered, and may in the future render, investment banking services for US Xpress Enterprises, Inc.

  This letter and the opinion stated herein are solely for the use of the Company's Board of Directors and may not be reproduced, summarized, excerpted from or otherwise publicly referred to in any manner without our prior written consent.

  Based upon and subject to the foregoing and such other matters as we deem relevant, we are of the opinion that as of the date hereof, the purchase price as set forth in the Agreement and Plan of Merger is fair to the Company's shareholders from a financial point of view.

  We hereby consent to the inclusion of the full text of our opinion and summary thereof in any disclosure document or proxy statement relating to the Transaction that the Company must file under the federal securities laws and distribute to its shareholders. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction.

                                          Sincerely,

                                          /s/ MORGAN KEEGAN & COMPANY, INC.

                                 ANNEX IV

                                    PART 13

                     UTAH REVISED BUSINESS CORPORATION ACT

                               DISSENTERS' RIGHTS

16-10A-1301. DEFINITIONS. For purposes of Part 13:

  (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

  (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

  (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 16-10A-1302 and who exercises that right when and in the manner required by Sections 16-10A-1320 through 16-10A-1328.

  (4) "Fair value" with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

  (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.

  (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in
Section 16-10A-723.

  (7) "Shareholder" means the record shareholder or the beneficial shareholder.

16-10A-1302. RIGHT TO DISSENT. (1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

    (a) consummation of a plan of merger to which the corporation is a party if:

      (i) shareholder approval is required for the merger by Section 16-10A-1103 or the articles of incorporation; or

      (ii) the corporation is a subsidiary that is merged with its parent under Section 16-10A-1104;

    (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

    (c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10A-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

    (d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10A-1202(2).

  (2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

  (3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

    (a) the record date fixed under Section 16-10A-707 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

    (b) the record date fixed under Section 16-10A-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

    (c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

  (4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

    (a) shares of the corporation surviving the consummation of the plan of merger or share exchange;

    (b) shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;

    (c) cash in lieu of fractional shares; or

    (d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

  (5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

16-10A-1320. NOTICE OF DISSENTERS' RIGHTS. (1) If a proposed corporate action creating dissenters' rights under Section 16-10A-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this part. The notice must be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders' meeting for which the notice was to have been given.

  (2) If a proposed corporate action creating dissenters' rights under Section 16-10A-1302 is authorized without a meeting of shareholders pursuant to
Section 16-10A-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10A-704 must be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10A-704 for which the notice was to have been given.

16-10A-1321. DEMAND FOR PAYMENT--ELIGIBILITY AND NOTICE OF INTENT. (1) If a proposed corporate action creating dissenters' rights under Section 16-10A-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

    (a) must cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

    (b) may not vote any of his shares in favor of the proposed action.

  (2) If a proposed corporate action creating dissenters' rights under Section 16-10A-1302 is authorized without a meeting of shareholders pursuant to
Section 16-10A-704, a shareholder who wishes to assert dissenters' rights may not execute a writing consenting to the proposed corporate action.

  (3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder must have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters' rights under Section 16-10A-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

  (4) A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

16-10A-1322. DISSENTERS' NOTICE. (1) If proposed corporate action creating dissenters' rights under Section 16-10A-1302 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this part.

  (2) The dissenters' notice required by Subsection (1) must be sent no later than ten days after the effective date of the corporate action creating dissenters' rights under Section 16-10A-1302, and shall:

    (a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

    (b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares must be deposited;

    (c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

    (e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters' notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters' notice required by Subsection (1) is given;

    (f) state the requirement contemplated by Subsection 16-10A-1303(3), if the requirement is imposed; and

    (g) be accompanied by a copy of this part.

16-10A-1323. PROCEDURE TO DEMAND PAYMENT. (1) A shareholder who is given a dissenters' notice described in Section 16-10A-1322, who meets the requirements of Section 16-10A-1321, and wishes to assert dissenters' rights must, in accordance with the terms of the dissenters' notice:

    (a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10A-1322(2)(d), duly completed, or may be stated in another writing;

    (b) deposit certificates for his certificated shares in accordance with the terms of the dissenters' notice; and

    (c) if required by the corporation in the dissenters' notice described in
  Section 16-10A-1322, as contemplated by Section 16-10A-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10A-1302.

  (2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of the corporate action.

  (3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters' notice, is not entitled to payment for shares under this part.

16-10A-1324. UNCERTIFICATED SHARES. (1) Upon receipt of a demand for payment under Section 16-10A-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10A-1326.

  (2) In all other respects, the provisions of Section 16-10A-1323 apply to shareholders who own uncertificated shares.

16-10A-1325. PAYMENT. (1) Except as provided in Section 16-10A-1327, upon the later of the effective date of the corporate action creating dissenters' rights under Section 16-10A-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10A-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter's shares, plus interest to each dissenter who has complied with Section 16-10A-1323, and who meets the requirements of Section 16-10A-1321, and who has not yet received payment.

  (2) Each payment made pursuant to Subsection (1) must be accompanied by:

    (a)(i)(A) the corporation's balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;

    (B) an income statement for that year;

    (C) a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and

    (D) the latest available interim financial statements, if any;

    (ii) the balance sheet and statements referred to in Subsection (i) must be audited if the corporation customarily provides audited financial statements to shareholders;

    (b) a statement of the corporation's estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

    (c) a statement of the dissenter's right to demand payment under Section 16-10A-1328; and

    (d) a copy of this part.

16-10A-1326. FAILURE TO TAKE ACTION. (1) If the effective date of the corporate action creating dissenters' rights under Section 16-10A-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10A-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section 16-10A-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.

  (2) If the effective date of the corporate action creating dissenters' rights under Section 16-10A-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10A-1322, then the corporation shall send a new dissenters' notice, as provided in Section 16-10A-1322, and the provisions of Sections 16-10A-1323 through 16-10A-1328 shall again be applicable.

16-10A-1327. SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF PROPOSED CORPORATE ACTION. (1) A corporation may, with the dissenters' notice given pursuant to Section 16-10A-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10A-1302 and state that a shareholder who asserts dissenters' rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters' rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10A-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

  (2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10A-1325(2).

16-10A-1328. PROCEDURE FOR SHAREHOLDER DISSATISFIED WITH PAYMENT OR
OFFER. (1) A dissenter who has not accepted an offer made by a corporation under Section 16-10A-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10A-1325, if:

    (a) the dissenter believes that the amount paid under Section 16-10A-1325 or offered under Section 16-10A-1327 is less than the fair value of the shares;

    (b) the corporation fails to make payment under Section 16-10A-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

    (c) the corporation, having failed to take the proposed corporate action creating dissenters' rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10A-1326.

  (2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

16-10A-1330. JUDICIAL APPRAISAL OF SHARES--COURT ACTION. (1) If a demand for payment under Section 16-10A-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10A-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

  (2) The corporation shall commence the proceeding described in Subsection
(1) in the district court of the county in this state where the corporation's principal office, or if it has no principal office in this state, the county where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located.

  (3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10A-1321, 16-10A-1323, and 16-10A-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties must be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to
Section 16-10A-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to
Section 16-10A-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares. Service may also be made otherwise as provided by law.

  (4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  (5) Each dissenter made a party to the proceeding commenced under Subsection
(2) is entitled to judgment:

    (a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10A-1325; or

    (b) for the fair value, plus interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under Section 16-10A-1327.

16-10A-1331. COURT COSTS AND COUNSEL FEES. (1) The court in an appraisal proceeding commenced under Section 16-10A-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10A-1328.

  (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10A-1320 through 16-10A-1328; or

    (b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

  (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                  ANNEX V

                   TAX OPINION OF PARR, WADDOUPS, BROWN,

                           GEE & LOVELESS, P.C.

                                                                   ANNEX V
                 PARR WADDOUPS BROWN GEE & LOVELESS, P.C.

                           185 S. STATE STREET

                                SUITE 1300

                         SALT LAKE CITY , UT 84147


                                                             July 17, 1998

PST Vans, Inc.
1901 West 2100 S.
Salt Lake City, UT 84119

Re: Agreement and Plan of Merger by and among U.S.Xpress Enterprises, Inc.,
    PST Acquisition Corp., and PST Vans, Inc.

Ladies and Gentlemen:

  We have acted as counsel to PST Vans, Inc., a Utah corporation ("PST"), in connection with the proposed merger (the "Merger") of PST with and into PST Acquisition Corp., a Nevada corporation ("Merger Sub"), pursuant to the terms of the Agreement and Plan of Merger dated as of July 7, 1998 (the "Merger Agreement") by and among U.S.Xpress, Enterprises, Inc., a Nevada corporation ("Enterprises"), Merger Sub, and PST as described in the Registration Statement on Form S-4 to be filed by Enterprises with the Securities and Exchange Commission today (the "Registration Statement"). All capitalized terms, unless otherwise specified, have the meanings assigned to them in the Registration Statement.

  You have requested our opinion as to whether the Merger should constitute a reorganization within the meaning of section 368(a)/1/ and as to the material Federal income tax consequences of the Merger applicable to holders of PST Common Stock. This opinion is being rendered pursuant to the requirements of
Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

                           ASSUMPTIONS AND RELIANCE

  In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain representations of PST and Enterprises, which are made in letters to us dated July 17, 1998 from PST and Enterprises, respectively.

  In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.

                               SUMMARY OF FACTS

  The terms of the proposed Merger are contained in the Merger Agreement and in the Registration Statement. The following factual summary is derived from our examination of those documents.

  U.S.Xpress Enterprises, Inc. ("Enterprises") is a Nevada corporation that is the parent corporation of Merger Sub as well as other subsidiaries. Enterprises and its subsidiaries provide transportation and logistics
--------
/1Unless/otherwise specifically indicated, all section references are to the Internal Revenue Code of 1986, as amended (the "Code").

services in the United States, Canada, and Mexico. Merger Sub, a wholly owned subsidiary of Enterprises, is a Nevada corporation that was incorporated solely for the purpose of facilitating the Merger.

  PST is a Utah corporation. PST is a truckload carrier engaged in the business of operating exclusively a fleet of standardized, modern tractors and 53-foot dry van trailers for its customers throughout three United States markets: transcontinental, intrawest, and midwest-southwest.

  The Merger Agreement provides that PST will be merged with and into Merger Sub in accordance with the applicable provisions of the General Corporation Law of Nevada and the Utah Revised Business Corporation Act The Merger is subject to the approval of PST's shareholders at a special meeting of shareholders to be held as soon as practicable after the Registration Statement is declared effective by the Securities and Exchange Commission. Holders of PST stock may be entitled to exercise dissenters' rights with respect to the Merger. If, however, persons holding more than ten percent of the outstanding PST Common Stock as of the Effective Time shall have perfected their right to dissent from the Merger and receive cash payment for their shares, Enterprises and Merger Sub may elect to terminate the Merger.

  At the Effective Time, all assets and liabilities of PST will be transferred by operation of law to Merger Sub, the separate corporate existence of PST will cease and the shares of PST Common Stock then outstanding (other than shares of PST Common Stock held by Enterprises, PST, or subsidiaries of either and other than shares for which dissenters rights are perfected) will be converted into the right to receive, in the aggregate for all such shares and for all shares that would have been issued upon the full exercise of all the options described below, consideration consisting of (i) 1,100,000 shares of Enterprises Class A common stock, $.01 par value per share (the "Enterprises Common Stock"), and (ii) cash in the amount of $12,500,000 plus any cash paid for fractional shares as described below, (collectively, the "Merger Consideration") .

  No shares of PST Common Stock are held in PST's treasury, but Enterprises currently owns approximately 206,800 shares of PST Common Stock purchased in contemplation of the Merger, representing about 4.8% of the shares outstanding. Each such share of PST Common Stock held by Enterprises or held by PST in its treasury immediately prior to the Effective Time will be canceled, and no Merger Consideration will be payable for those shares. Merger Sub will be the surviving entity (sometimes referred to as the "Surviving Corporation") following the Merger and its name will be changed to "PST Vans, Inc."

  No fractional shares of Enterprises Common Stock will be issued in the Merger. Each holder of PST Common Stock who otherwise would be entitled to receive a fraction of a share of Enterprises Common Stock will receive, instead, cash in an amount equal to such fraction multiplied by the average Closing Price as reported on the NASDAQ National Market of one share of Enterprises Common Stock for the twenty trading days immediately prior to the Closing Date.

  Enterprises will transfer the Merger Consideration to BankBoston, NA (the "Exchange Agent") no later than the Effective Time together with irrevocable instructions to pay the Merger Consideration to the surrendering holders of the outstanding certificates formerly representing the shares of PST Common Stock. Enterprises will promptly after the Effective Time send written instructions to all such certificate holders regarding the surrender of their shares. Any portion of the Merger Consideration not claimed by such holders after six months will be returned to Enterprises, who will thereafter disburse such Merger Consideration, without interest, in exchange for such certificates as and when presented.

  No options to purchase PST Common Stock and no securities or other instruments convertible into PST Common Stock will be outstanding at the Effective Time except for options held by certain directors, officers, and key employees of PST for approximately 351,000 shares of PST Common Stock (the "PST Options"). As of the Effective Time, all the PST Options will become immediately vested and exercisable in full. The rights to PST Common Stock acquired by the exercise of the PST Options shall automatically be converted into the right to receive the portion of the Merger Consideration that would have been issued for such stock had the PST Options been exercised immediately prior to the Effective Time. Any PST Options not exercised within six months of the Effective Time will be null and void.

                                    OPINION

  Based upon and subject to the foregoing, we are of the opinion that for federal income tax purposes the Merger will, under current law, constitute a "reorganization" within the meaning of section 368(a)(1)(A) (by virtue of section 368(a)(2)(D)) and Enterprises, Merger Sub, and PST will each be a party to the reorganization within the meaning of section 368(b).

  As a reorganization under section 368(a), the Merger will have the following Federal income tax consequences for PST shareholders, PST, and Enterprises:

  1. No gain or loss will be recognized by holders of PST Common Stock as a result of the exchange of such shares for the Merger Consideration pursuant to the Merger, EXCEPT that:

    a. Gain, but not loss, will be recognized on the receipt of the cash portion of the Merger Consideration in an amount equal to the lesser of the cash received or the gain realized on the exchange of the PST Common Stock;

    b. Gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares; and

    c. Income may be recognized upon the exercise of the PST Options by virtue of the tax consequences of exercising such options, but, except as provided above with respect to the receipt of cash, not by reason of the conversion pursuant to the merger of the PST Common Stock so acquired.

  Please refer to the proxy statement/prospectus included as part of the Registration Statement (the "Proxy Statement") for a more complete description of the potential tax consequences to the holders of PST Common Stock that will result from the above tax treatment, including the possibility for some such shareholders that all or a part of the cash received may be treated as a dividend.

  2. The tax basis of the shares of Enterprises Common Stock received by each shareholder of PST will equal the tax basis of such shareholder's shares of PST Common Stock decreased by the amount of cash received for such shares and increased by the amount of gain recognized in respect of such shares.

  3. The holding period for the shares of Enterprises Common Stock received by each shareholder of PST will include the holding period for the shares of PST Common Stock of such shareholder exchanged in the Merger.

  4. Enterprises will not recognize gain or loss as a result of the Merger.

  5. PST will not recognize gain or loss as a result of the Merger.

  Based upon and subject to the foregoing, the discussion contained in the Proxy Statement under the caption "Certain Federal Income Tax Considerations" expresses our opinion as to the material Federal income tax consequences applicable to holders of PST Common Stock, subject to the qualifications included in that discussion.

  Our opinion is limited to the foregoing federal income tax consequence of the Merger, which is the only matter as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or of any transaction related to the Merger or contemplated by the Merger Agreement or the Registration Statement or other matters of federal law and have not considered matters (including state or local tax consequence) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

  Our opinion is based on the understanding that the relevant facts are, and will be at the Effective Time, as set forth or referred to in this letter and the supporting representation letters from PST and Enterprises. If this understanding is incorrect or incomplete in any respect, our opinion could be affected.

  Our opinion is also based on the Code, Treasury Regulations, case law, and Internal Revenue Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would not be different. Moreover, our opinion will not be binding on the IRS or the courts.

  We undertake no responsibility to update or supplement our opinion except that we will reaffirm our opinion as of the Effective Time and as of the time of the Merger if no charge in law or circumstance renders us unable to do so. This opinion is being furnished to you in connection with the Merger and solely for your use in connection therewith, including for use in connection with the Registration Statement, and may not be used or relied upon for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Parr, Waddoups, Brown, Gee & Loveless, P.C. under the heading "Certain Federal Income Tax Considerations" in the Registration Statement and the Proxy Statement.

                                 Very truly yours,

                                 /s/ Parr Waddoups Brown Gee & Loveless, P.C.

                                 Parr Waddoups Brown Gee & Loveless, P.C.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The bylaws of the Registrant, in Article Eleven, provide the following:

    Any director or officer, or the executor or administrator of any director of officer, is entitled to indemnification to the fullest extent permitted under the laws of this state.

  The Restated Articles of Incorporation of the Registrant, in Article Twelve, provides the following:

    To the fullest extent permitted by the Nevada General Corporation Law, as the same exists or may hereafter be amended, a director or officer of this corporation shall not be personably liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director of officer.

    To the fullest extent permitted by the Nevada General Corporation Law, as the same exists or may hereafter be amended, the corporation shall indemnify any person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, by reason of the fact that such person is or was a director or officer of the corporation or of any of its subsidiaries, or is or was serving at the direction of the corporation in any such capacity with any other entity whatsoever.

    The requirement that the corporation shall provide indemnification pursuant to this Article Twelve shall not preclude any other or additional provision of indemnification, provided by law, by insurance, by agreement between this corporation and the parties to be indemnified or otherwise. In addition to the rights of indemnification granted herein, this corporation shall, to the fullest extent now or hereafter permitted by the Nevada General Corporation Law, provide for the advancement of expenses as they are incurred by any director or officer of the corporation in the defense of any proceeding of the type described above, in advance of the final disposition of such proceeding.

  With certain limitations, Section 78.7502 of the Nevada General Corporation Law permit a corporation to indemnify a director or officer who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  In addition, the Registrant maintains directors' and officers' liability insurance policies.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   EXHIBIT NO.                             DESCRIPTION
 ---------------- -------------------------------------------------------------
            *3.1  Restated Articles of Incorporation of Enterprises.
            *3.2  By-Laws of Enterprises.
            *4.1  Restated Articles of Incorporation of Enterprises filed as
                  Exhibit 3.1 and incorporated herein by reference.
            *4.2  By-Laws of Enterprises filed as Exhibit 3.2 and incorporated herein by reference.
            *4.3  Stock Purchase Agreement dated June 10, 1993 by and among Max
                  L. Fuller, Patrick E. Quinn and Enterprises.
            *4.4  Agreement of Right of First Refusal with regard to Class B
                  Shares of Enterprises dated May 11, 1994 by and between Max
                  L. Fuller and Patrick E. Quinn.
 ************5.1  Opinion of Miller & Martin LLP re: legality.
             8.1  Opinion of Parr, Waddoups, Brown, Gee & Loveless re: certain tax matters (included as Annex V to the Proxy
                  Statement/Prospectus).
           *10.1  Accounts Financing Agreement (Security Agreement) dated
                  February 2, 1988, as amended, between Congress Financial
                  Corp. (Southern) and Southwest Motor Freight, Inc
           *10.2  Security Agreement dated December 18, 1985, as amended, by and between Exchange National Bank of Chicago and U.S.
                  Xpress, Inc.
           *10.3  Security Agreement dated September 17, 1987, as amended, by and between Exchange National Bank of Chicago and Crown
                  Transport Systems, Inc.
           *10.4  1993 Incentive Stock Plan of Enterprises.
           *10.5  Stock Option Agreement Under 1993 Incentive Stock Plan.
           *10.6  Stock Rights and Restrictions Agreement for Restricted Stock
                  Award Under 1993 Incentive Stock Plan.
           *10.7  Self-Funded Employee Benefits Plan Document of Enterprises.
           *10.8  Service Agreement dated May 2, 1994 by and between TTC,
                  Illinois, Inc. and PST for the provision of leased personnel to Enterprises.
           *10.9  Salary Continuation Agreement dated June 10, 1993 by and between Enterprises and Max L. Fuller.
           *10.10 Salary Continuation Agreement dated June 10, 1993 by and between Enterprises and Patrick E. Quinn.
           *10.11 Stock Purchase Agreement dated November 28, 1990 by and between Enterprises and Clyde Fuller for the acquisition by
                  Enterprises of the capital stock of Southwest Motor Freight,
                  Inc. held by Mr. Fuller, such stock constituting all of the issued and outstanding capital stock of Southwest Motor
                  Freight, Inc.
           *10.12 Stock Purchase Agreement dated September 30, 1992 by and between Enterprises and Clyde Fuller for the acquisition by
                  Enterprises of the capital stock of Chattanooga Leasing, Inc.
                  held by Mr. Fuller, such stock constituting all of the issued and outstanding capital stock of Chattanooga Leasing, Inc.
           *10.13 Articles of Merger and Plan of Merger filed February 24,
                  1993, pursuant to which Chattanooga Leasing, Inc. was merged with and into Southwest Motor Freight, Inc.
           *10.14 Stock Purchase Agreement dated January 1, 1993 by and among
                  Max L. Fuller, Patrick E. Quinn and Enterprises for the
                  acquisition by Enterprises of the capital stock of U.S.
                  Xpress, Inc. held by Messrs. Fuller and Quinn, such stock
                  constituting all of the issued and outstanding capital stock of U.S. Xpress, Inc.

   EXHIBIT NO.                             DESCRIPTION
 ---------------- -------------------------------------------------------------
           *10.15 Stock Purchase Agreement dated January 1, 1993 by and among
                  Max L. Fuller, Patrick E. Quinn and Enterprises for the
                  acquisition by Enterprises of the capital stock of U.S.
                  Xpress Leasing, Inc. held by Messrs. Fuller and Quinn, such stock constituting all of the issued and outstanding capital stock of U.S. Xpress Leasing, Inc.
           *10.16 Stock Purchase Agreement dated March 10, 1994 by and between
                  Enterprises and L. D. Miller, III for the acquisition by
                  Enterprises of the capital stock of Crown Transport Systems,
                  Inc. held by Mr. Miller, such stock constituting 40% of the issued and outstanding capital stock of Crown Transport
                  Systems, Inc.
           *10.17 Stock Purchase Agreement dated March 17, 1994 by and between
                  Enterprises, Patrick E. Quinn and Max L. Fuller for the
                  acquisition by Enterprises of the capital stock of Crown
                  Transport Systems, Inc. held by Messrs. Quinn and Fuller,
                  such stock constituting 60% of the issued and outstanding
                  capital stock of Crown Transport Systems, Inc.
           *10.18 Stock Purchase Agreement dated March 18, 1994 by and between
                  Enterprises and Ken Adams for the acquisition by Enterprises of 50% of the capital stock of Hall Systems, Inc. held by Mr.
                  Adams and the grant of an option to Enterprises to purchase the remaining 50% of the capital stock of Hal I Systems, Inc.
                  from Mr. Adams, exercisable beginning April 1, 1997.
         ***10.19 Software Acquisition Agreement dated September 15, 1994 by and among Qualcomm Incorporated, Xpress Data Services, Inc.,
                  U.S. Xpress Enterprises, Inc., Patrick E. Quinn, Max L.
                  Fuller, Information anagement Solutions, Inc. and James
                  Coppinger.
        ****10.20 Stock Purchase Agreement dated October 31, 1994 by and between Enterprises and Ken Frohlich for the acquisition by
                  Enterprises of the capital stock of National Freight Systems,
                  Inc. held by Mr. Frohlich, such stock constituting all of the issued and outstanding capital stock of National Freight
                  Systems, Inc.
       *****10.21 Asset Purchase Agreement with respect to acquisition of
                  CSI/Reeves, Inc.
      ******10.22 Stock Purchase Agreement with respect to Hall Systems, Inc.
      ******10.23 Credit Agreement with NationsBank.
     *******10.24 Amendment No. 1 to Credit Agreement with NationsBank.
    ********10.25 Asset Purchase Agreement dated June 18, 1996 with respect to acquisition of Michael Lima Transportation, Inc.
    ********10.26 Asset Purchase Agreement dated April 1, 1997 with respect to acquisition of assets from Rosedale Transport, Inc. and
                  Rosedale Transport, Ltd.
    ********10.27 Asset Purchase Agreement dated April 25, 1997 with respect to acquisition of JTI, Inc.
   *********10.28 Loan and Security Agreement dated June 24, 1997 by and between Wachovia Bank, N.A. and U.S. Xpress Leasing.
  **********10.29 Stock Purchase Agreement dated as of December 24, 1997 by and between U.S. Xpress Enterprises, Inc. and Richard H.
                  Schaffer, Richard H. Schaffer Irrevocable Trust dated
                  December 24, 1991 and Richard H. Schaffer Irrevocable Non-
                  Withdrawal Trust dated December 24, 1991.
  **********10.30 Credit Agreement dated as of January 15, 1998 among U.S.
                  Xpress Enterprises, Inc., Wachovia Bank, N.A., NationsBank,
                  N.A., BankBoston, N.A., SunTrust Bank, Chattanooga, N.A. and
                  the banks listed therein.
 ***********10.31 Investment and Participation Agreement dated as of March  ,
                  1998 among U.S. Xpress Enterprises, Inc., Wachovia Capital
                  Markets, Inc. and the lease participants listed therein.

    EXHIBIT NO.                             DESCRIPTION
 ----------------- ------------------------------------------------------------
  ***********10.32 Acquisition, Agency, Indemnity and Support Agreement dated as of February 29, 1998 by and between U.S. Xpress
                   Enterprises, Inc. and Wachovia Capital Markets, Inc.
  ***********10.33 Lease Agreement dated as of February 29, 1998 by and between
                   Wachovia Capital Markets, Inc. and U.S. Xpress Enterprises,
                   Inc.
             23.1  Consent of Arthur Andersen LLP--Chattanooga, Tennessee.
             23.2  Consent of Arthur Andersen LLP--Salt Lake City, Utah.
 ************23.3  Consent of Miller & Martin LLP (contained in legal opinion at Exhibit 5.1).
 ************23.4  Consent of Parr, Waddoups, Brown, Gee & Loveless, P.C.
                   (contained in legal opinion at Exhibit 8.1).
 ************99.1  Form of Proxy for Annual Meeting of Stockholders of PST
                   Vans, Inc.

--------
* Filed in Registration Statement on Form S-1 dated May 20, 1994. (SEC File No. 33-79208)
*** Filed in Pre-Effective Amendment No. 2 to Registration Statement on Form S-1 dated October 4, 1994. (SEC File No.33-79208)
****      Filed in Form 10-Q dated November 17, 1994
*****     Filed in Form 10-Q dated November 10, 1995
******    Filed in Form 10-Q dated February 13, 1996
*******   Filed in Form 10-Q dated November 14, 1996
********  Filed in Form 10-K dated March 31, 1997
********* Filed in Registration Statement Form S-1 dated August 19, 1997 ********** Filed in Form 8-K dated January 29, 1998
*********** Filed in Form 10-Q for the Quarter Ended March 31, 1998

************Filed in Registration Statement on Form S-4 dated July 17, 1998
          (SEC File No. 333-59377)

ITEM 22. UNDERTAKINGS

  1. The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  2. The Registrant undertakes that every prospectus (i) that is filed pursuant to Paragraph (1) immediately proceeding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  4. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and PST being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHATTANOOGA, STATE OF TENNESSEE, ON THE 30TH DAY OF JULY, 1998.

                                          U.S. XPress Enterprises, Inc.
                                           (Registrant)

                                                 /s/ Patrick E. Quinn
                                          By: _________________________________
                                              PATRICK E. QUINN CO-CHAIRMAN OF
                                                  THE BOARD AND PRESIDENT

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                 TITLE

                                       Co-Chairman of the Board; Vice
     /s/ Max L. Fuller*                 President; Director (principal
-------------------------------------   executive officer)
           MAX L. FULLER

                                       Co-Chairman of the Board; President;
     /s/ Patrick E. Quinn*              Director (principal executive
-------------------------------------   officer)
           PATRICK E. QUINN

                                       Chief Financial Officer; Director
     /s/ Ray M. Harlin                  (principal financial and accounting
-------------------------------------   officer)
           RAY M. HARLIN

                                       Executive Vice President of Marketing;
     /s/ E. William Lusk, Jr.*          Director
-------------------------------------
           E. WILLIAM LUSK, JR.

                                       Executive Vice President of
     /s/ William K. Farris*             Operations; Director
-------------------------------------
           WILLIAM K. FARRIS

                                       Director
     /s/ James B. Baker*
-------------------------------------
           JAMES B. BAKER

                                       Director
     /s/ A. Alexander Taylor, II*
-------------------------------------
           A. ALEXANDER TAYLOR, II

                                       Director
     /s/ Robert P. Corker*
-------------------------------------
           ROBERT P. CORKER, JR.

                                       Director
     /s/ Robert J. Sudderth*
-------------------------------------
           ROBERT J. SUDDERTH, JR.

         Ray M. Harlin

*By: ___________________________

      AS ATTORNEY-IN-FACT.